                                              Filed Pursuant to Rule 424(b)(3)
                                                            File No. 333-99737

PROSPECTUS

                       FIRST NIAGARA FINANCIAL GROUP, INC.
                    (HOLDING COMPANY FOR FIRST NIAGARA BANK)
                     UP TO 47,150,000 SHARES OF COMMON STOCK

          First Niagara Financial Group, Inc. is offering common stock for sale in connection with the conversion of First Niagara Financial Group, MHC from the mutual to the stock form of organization. The shares of common stock we are offering represent the ownership interest in First Niagara Financial Group now owned by First Niagara Financial Group, MHC. The existing publicly held shares of First Niagara Financial Group common stock will be exchanged for new shares of common stock. All shares of common stock offered for sale are offered at a price of $10.00 per share. Our shares of common stock will continue to trade on the Nasdaq National Market under the symbol "FNFG."

     If you are or were a depositor of First Niagara Bank:
     .    You may have priority rights to purchase shares of common stock.
     If you are currently a stockholder of First Niagara Financial Group:
     .    Each of your shares of common stock will be exchanged for between
          2.1988 and 3.4211 new shares of First Niagara Financial Group common stock.
     . Your percentage ownership will remain essentially equivalent to your current percentage ownership interest in First Niagara Financial Group.
     . You may also purchase additional shares in the offering after priority orders are filled.
     If you are a participant in the First Niagara Bank 401(k) Plan:
     . You may direct that all or part of your current account balances in this plan be invested in shares of common stock.
     .    A supplement to this prospectus describes your rights under the plan.
     If you do not fit any of the categories above, but you are interested in purchasing shares of our common stock:
     . You may purchase shares of common stock after orders in the preceding categories are filled.

          We are offering up to 47,150,000 shares of common stock for sale on a best efforts basis, subject to certain conditions. We must issue a minimum of 34,850,000 shares in order to complete the offering and the exchange of existing shares. We may include, under certain circumstances, shares issued in connection with a pending acquisition described in this document in order to meet this minimum requirement. The minimum purchase is 25 shares. The offering is expected to terminate at 11:00 a.m., New York Time, December 23, 2002. We may extend this termination date without notice to you until February 6, 2003, unless the Office of Thrift Supervision approves a later date, which may not be beyond January 9, 2005. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond February 6, 2003. If the offering is extended beyond February 6, 2003, subscribers will have the right to modify or rescind their purchase orders. Funds received prior to completion of the offering will be held in an escrow account at First Niagara Bank and will earn interest at our passbook rate.

          Ryan Beck & Co., Inc. will assist us in our selling efforts on a best efforts basis. Ryan Beck & Co., Inc., is not required to purchase any shares of the common stock that are being offered for sale. Purchasers will not pay a commission to purchase shares of common stock in the offering.

                                OFFERING SUMMARY
                             PRICE: $10.00 PER SHARE

                                           MINIMUM         MAXIMUM
                                        -------------   -------------
     Number of shares:                     34,850,000      47,150,000
     Gross offering proceeds:           $ 348,500,000   $ 471,500,000
     Estimated offering expenses:       $   5,542,000   $   6,711,000
     Estimated net proceeds:            $ 342,958,000   $ 464,789,000
     Estimated net proceeds per share:  $        9.84   $        9.86

          We may sell up to 54,222,500 shares of common stock because of regulatory considerations, demand for the shares or changes in market conditions, without resoliciting subscribers.

     This investment involves a degree of risk, including the possible loss of principal.

                Please read "Risk Factors" beginning on page 23.

          These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Neither the Securities and Exchange Commission, the Office of Thrift Supervision, nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                              RYAN BECK & CO., INC.
                The date of this prospectus is November 14, 2002

                [MAP SHOWING FIRST NIAGARA'S MARKET AREA]

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

SUMMARY..................................................................     2
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA...........................    15
RECENT DEVELOPMENTS......................................................    17
RISK FACTORS.............................................................    23
FORWARD-LOOKING STATEMENTS...............................................    28
HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING......................    29
OUR DIVIDEND POLICY......................................................    30
MARKET FOR THE COMMON STOCK..............................................    31
HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE...................    33
CAPITALIZATION...........................................................    34
PRO FORMA CONVERSION DATA................................................    35
FINGER LAKES BANCORP ACQUISITION AND RELATED PRO FORMA DATA..............    41
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS...................................................    46
BUSINESS OF FIRST NIAGARA FINANCIAL GROUP AND FIRST NIAGARA BANK.........    74
SUPERVISION AND REGULATION...............................................    99
TAXATION.................................................................   107
MANAGEMENT OF FIRST NIAGARA FINANCIAL GROUP..............................   108
BENEFICIAL OWNERSHIP OF COMMON STOCK.....................................   119
SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS........................   119
THE CONVERSION...........................................................   120
RESTRICTIONS ON ACQUISITION OF FIRST NIAGARA FINANCIAL GROUP.............   142
DESCRIPTION OF CAPITAL STOCK OF FIRST NIAGARA FINANCIAL GROUP
 FOLLOWING THE CONVERSION................................................   145
TRANSFER AGENT...........................................................   146
EXPERTS..................................................................   147
LEGAL MATTERS............................................................   147
ADDITIONAL INFORMATION...................................................   147
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS...............................   F-1

                                     SUMMARY

          The following summary explains the significant aspects of the conversion, the offering and the exchange of existing shares of First Niagara Financial Group common stock for new shares of First Niagara Financial Group common stock. It may not contain all the information that is important to you. For additional information, you should read this entire document carefully, including the consolidated financial statements and the notes to the consolidated financial statements.

THE COMPANIES

          FIRST NIAGARA FINANCIAL GROUP, MHC

          First Niagara Financial Group, MHC is the federally chartered mutual holding company of First Niagara Financial Group. First Niagara Financial Group, MHC's principal business activity is the ownership of 15,849,650 shares of common stock of First Niagara Financial Group, or 61.01% of the issued and outstanding shares. At the conclusion of the mutual-to-stock conversion, First Niagara Financial Group, MHC will no longer exist.

          First Niagara Financial Group, MHC's executive office is located at 6950 South Transit Road, P.O. Box 514, Lockport, New York 14095-0514. Our telephone number at this address is (716) 625-7500.

          FIRST NIAGARA FINANCIAL GROUP

          First Niagara Financial Group, Inc. is a Delaware holding company that owns all of the outstanding common stock of First Niagara Bank. At June 30, 2002, First Niagara Financial Group had consolidated assets of $2.9 billion, deposits of $2.1 billion and stockholders' equity of $272.3 million. Following the conversion, First Niagara Financial Group will cease to exist, but will be succeeded by a new Delaware corporation with the name First Niagara Financial Group, Inc. As of June 30, 2002, First Niagara Financial Group had 25,978,553 shares of common stock issued and outstanding. First Niagara Financial Group, MHC owned 15,849,650 shares of common stock of First Niagara Financial Group, representing 61.01% of the issued and outstanding shares of common stock. The remaining 10,128,903 shares are held by the public.

          Our executive office is located at 6950 South Transit Road, P.O. Box 514, Lockport, New York 14095-0514. Our telephone number at this address is
(716) 625-7500.

          FIRST NIAGARA BANK

          First Niagara Bank is a full-service, community-oriented savings bank that provides financial services to individuals, families and businesses through 38 banking centers, two loan production offices, several financial services subsidiaries, and 75 ATMs throughout Western and Central New York.

          Originally organized in 1870 as a New York State chartered mutual savings bank, in April 1998 First Niagara Bank reorganized into the mutual holding company structure as the wholly-owned subsidiary of First Niagara Financial Group, which simultaneously conducted an initial public offering. In April 1998 we operated 15 banking centers serving four Western New York counties. Subsequent to the initial reorganization and stock offering, we have broadened our market share and geographic footprint through acquisitions and de novo branching.

          Our banking acquisitions have extended First Niagara Bank's market reach from our Western New York base to include Central New York. In March 2000 First Niagara Financial Group acquired Albion Federal Savings and Loan Association, which had two branches, assets of $78.7 million and deposits of $61.7 million. In July 2000, First Niagara Financial Group acquired Cortland Savings Bank, which had three branches, assets of $292.7 million and deposits of $196.2 million. In November 2000, First Niagara Financial Group acquired Cayuga Bank, which had 11 branches, assets of $596.2 million and deposits of $474.8 million. Cortland Savings Bank and Cayuga Bank were operated as wholly-owned subsidiaries of First Niagara Financial Group until November 2002, when First Niagara Bank converted to a federal charter, and Cortland Savings Bank and Cayuga Bank merged into First Niagara Bank. We have also established eight new banking centers through de novo branching since January 1, 1998. Our 38 banking centers are located in nine counties in Western and Central New York.

          We have entered into an agreement to acquire Finger Lakes Bancorp, which through its subsidiary, the Savings Bank of the Finger Lakes, operated seven branches and had assets of $387.8 million, deposits of $265.1 million at June 30, 2002. The Finger Lakes Bancorp acquisition will increase our presence in Cayuga and Tompkins Counties, bridge our Western and Central New York markets and provide an initial branch presence in two additional Central New York counties, Ontario and Seneca. At the conclusion of the acquisition, we will have banking centers in 11 counties in Western and Central New York.

          First Niagara Bank's business consists primarily of accepting deposits from customers and investing those deposits, together with funds generated from operations and borrowings, in one- to four-family residential, multi-family residential and commercial real estate loans, commercial business loans and leases, consumer loans, and investment and mortgage-backed securities. Additionally, through our financial services subsidiaries, First Niagara Bank has expanded its product offerings to include insurance, trust and investment products and services. Giving effect to the merger of Cortland Savings and Cayuga Bank into First Niagara Bank, as of June 30, 2002, First Niagara Bank had assets of $2.9 billion and deposits of $2.1 billion.

          First Niagara Bank's executive office is located at 6950 South Transit Road, P.O. Box 514, Lockport, New York 14095-0514. Our telephone number at this address is (716) 625-7500.

OUR ORGANIZATIONAL STRUCTURE

          In 1998, First Niagara Bank's mutual predecessor reorganized into the mutual holding company form of organization. As a part of the mutual holding company reorganization, First Niagara Financial Group sold a minority of its shares of common stock to depositors in a subscription offering. The majority of the outstanding shares were retained by First Niagara Financial Group, MHC. First Niagara Financial Group, MHC is a mutual holding company that has no stockholders. First Niagara Financial Group owns 100% of the outstanding shares of First Niagara Bank.

          Pursuant to the terms of our plan of conversion and reorganization, we will convert from the mutual holding company to the fully public form of corporate structure. As part of the conversion, we are offering for sale in a subscription offering and a community offering the majority ownership interest of First Niagara Financial Group that is currently held by First Niagara Financial Group, MHC. Upon the completion of the conversion and offering, First Niagara Financial Group, MHC will cease to exist, and we will complete the transition from partial to full public stock ownership. Existing public stockholders of First Niagara Financial Group will receive new shares of common stock in First Niagara Financial Group (our newly-formed Delaware corporation and the successor to the current First Niagara Financial Group) in exchange for their existing shares of First Niagara Financial Group at the conclusion of the conversion. Additional shares of common stock will be issued to purchasers in the offering.

          The following chart shows our current ownership structure, which is commonly referred to as the "two-tier" mutual holding company structure:

[GRAPHIC APPEARS HERE]

After the conversion and offering are completed, our ownership structure will be as follows:

[GRAPHIC APPEARS HERE]

BUSINESS STRATEGY

          Our business strategy is to enhance profitability and strengthen our position as the dominant, independent community bank in Western and Central New York State by:

          . expanding our retail banking franchise through acquisitions and de novo branching;

          . expanding and strengthening our customer base by offering new products and services;

          . increasing our loan portfolio and, in particular, multi-family, commercial real estate, commercial business and home equity loans;

          . reducing our reliance on net interest income by increasing fee income from a variety of products and services, such as insurance products and services and trust and investment advisory services;

          .    maintaining high asset quality;

          .    managing our exposure to interest rate risk; and

          .    continuing to emphasize operating efficiencies and cost control.

REASONS FOR THE CONVERSION

          The primary reasons for converting and raising additional capital are to facilitate growth through acquisitions and de novo branching as opportunities arise, to support internal growth through lending in communities we serve, to support the development of new products and services, to improve our overall competitive position and to enhance stockholder returns through higher earnings and enhanced capital management strategies.

          As a fully converted stock holding company, we will have greater flexibility in structuring mergers and acquisitions, including the form of consideration paid in a transaction. Our current mutual holding company structure, by its nature, limits our ability to offer shares of our common stock as consideration in a merger or acquisition. Potential sellers often want stock for at least part of the purchase price. Our new stock holding company structure will enhance our ability to compete with other bidders when acquisition opportunities arise by enabling us to offer stock or cash consideration, or a combination thereof. Other than our agreement to acquire Finger Lakes Bancorp, we currently have no arrangements or understandings regarding any specific acquisition.

FINGER LAKES BANCORP ACQUISITION

          At the time we adopted our plan of conversion and reorganization, we entered into an agreement to acquire Finger Lakes Bancorp, Inc. Finger Lakes Bancorp, Inc. is the holding company of the Savings Bank of the Finger Lakes, a federal savings bank headquartered in Geneva, New York. The Savings Bank of the Finger Lakes operates seven branch offices and nine ATMs in Geneva, Seneca Falls, Ithaca, Canandaigua and Auburn, New York. As of June 30, 2002, Finger Lakes Bancorp had assets of $387.8 million, deposits of $265.1 million, and stockholders' equity of $37.1 million. Finger Lakes Bancorp reported net income of $1.9 million for the year ended December 31, 2001 and $1.3 million for the six months ended June 30, 2002. The Savings Bank of the Finger Lakes will be merged into First Niagara Bank, and following the consolidation of one branch, First Niagara Bank will operate 45 banking centers. The Finger Lakes Bancorp acquisition will bridge our Western and Central New York markets and provide an entrance into new Central New York markets. Stockholders of Finger Lakes Bancorp, Inc. will receive merger consideration of $20.00 per share, in the form of cash or First Niagara Financial Group common stock, or a combination thereof, provided that in the aggregate, the consideration shall be 50% cash and 50% common stock. We expect to issue 3,317,900 shares of common stock to Finger Lakes Bancorp stockholders. The acquisition of Finger Lakes Bancorp is not contingent on completion of the conversion and the related stock offering. The merger agreement provides that if the conversion and stock offering are not completed by March 31, 2003, First Niagara Financial Group will proceed with the merger transaction and Finger Lakes Bancorp stockholders will receive the merger consideration of

$20.00 per share in cash. The merger is subject to approval by the stockholders of Finger Lakes Bancorp and by the Office of Thrift Supervision. We anticipate simultaneously completing the conversion, stock offering and merger in January 2003, although no assurance can be given that we will be able to complete these transactions by that date.

TERMS OF THE CONVERSION AND OFFERING

          Pursuant to our plan of conversion and reorganization, our organization will convert from a partially public to a fully public form of holding company structure. In connection with the conversion, we are selling the ownership interest in First Niagara Financial Group now held by First Niagara Financial Group, MHC. We are offering between 34,850,000 and 47,150,000 shares of common stock to qualifying depositors of First Niagara Bank, our employee benefit plans, our existing public stockholders, and the general public, to the extent shares remain available. The number of shares to be sold may be increased up to 54,222,500 as a result of demand for the shares, changes in the market for financial institution stocks, or regulatory considerations. Unless the number of shares to be sold is increased to more than 54,222,500 or decreased to less than 34,850,000, you will not have the opportunity to change or cancel your stock order. If we do not receive orders for at least 34,850,000 shares of common stock, then we may issue up to 3,317,900 unsubscribed shares to Finger Lakes Bancorp stockholders, as merger consideration. If 3,317,900 offering shares are so issued, the minimum number of shares that must be sold in the offering is 31,532,100. If none of the offering shares are so issued, then the 3,317,900 shares of common stock to be issued to Finger Lakes Bancorp stockholders will be in addition to the total shares issued in the conversion and offering. The offering price is $10.00 per share. All investors will pay the same purchase price per share. Ryan Beck & Co., Inc., our marketing advisor in the offering, will use its best efforts to assist us in selling our common stock. Ryan Beck & Co., Inc. is not obligated to purchase any shares of common stock in the offering.

PERSONS WHO MAY ORDER STOCK IN THE OFFERING

          We are offering the shares of common stock of First Niagara Financial Group in a "subscription offering" in the following descending order of priority:

          (1) First, to depositors with accounts at First Niagara Bank with aggregate balances of at least $50 on June 30, 2001.

          (2) Second, to First Niagara Financial Group's tax-qualified plans, including our employee stock ownership plan and 401(k) Plan.

          (3) Third, to depositors with accounts at First Niagara Bank with aggregate balances of at least $50 on September 30, 2002.

          (4)  Fourth, to depositors of First Niagara Bank as of November 10,
               2002.

          Depositors of Cortland Savings Bank and Cayuga Bank who were depositors prior to the merger of these banks into First Niagara Bank will be treated as having established a deposit account at First Niagara Bank at the dates such accounts were originally opened at Cortland Savings Bank and Cayuga Bank, respectively. Shares of common stock not issued in the subscription offering will be offered in a "community offering," with a preference given first to First Niagara Financial Group public stockholders as of November 15, 2002, and then to natural persons residing in the New York counties of Erie, Cayuga, Cortland, Genesee, Monroe, Niagara, Oneida, Ontario, Orleans, Seneca and Tompkins. The community offering may begin concurrently with, during or promptly after the subscription offering. We also may offer shares of common stock not purchased in the subscription offering or community offering through a

"syndicated community offering" managed by Ryan Beck & Co., Inc. We have the right to accept or reject, in our sole discretion, orders received in the community offering or syndicated community offering.

HOW WE DETERMINED THE OFFERING RANGE AND THE $10.00 PER SHARE STOCK PRICE

          The amount of common stock we are offering is based on an independent appraisal of the estimated market value of First Niagara Financial Group, assuming the conversion and offering are completed. RP Financial, LC, our independent appraiser, has estimated that, as of November 1, 2002, this market value ranged from $571,212,970 to $772,817,550, with a midpoint of $672,015,260.
Based on this valuation, the ownership interest of First Niagara Financial Group, MHC being sold in the offering and the $10.00 per share price, the number of shares of common stock being offered for sale by First Niagara Financial Group will range from 34,850,000 shares to 47,150,000 shares. The $10.00 per share price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions. The appraisal was based in part on First Niagara Financial Group's financial condition and results of operations, the effect of the additional capital raised by the sale of shares of common stock in the offering, and an analysis of a peer group of 10 publicly traded savings bank and thrift holding companies that RP Financial considered comparable to First Niagara Financial Group.

          The following table presents a summary of selected pricing ratios for the peer group companies and the pricing ratios for First Niagara Financial Group. Compared to the average pricing of the peer group, First Niagara Financial Group's pro forma pricing ratios at the maximum of the offering range indicated a premium of 17.3% on a price-to-earnings basis and a discount of 28.5% on a price to book basis. The estimated appraised value and the resulting premium/discount took into consideration the potential financial impact of the conversion.

          The pro forma price/earnings multiples and pro forma price/book ratios for First Niagara Financial Group presented in the following table are based on earnings and book value for the 12-month period ending on September 30, 2002. Therefore, these ratios differ from the ratios presented in the tables under "Pro Forma Conversion Data" on page 35.

                                                         PRO FORMA                    PRO FORMA
                                                 PRICE-TO-EARNINGS MULTIPLE   PRICE-TO-BOOK VALUE RATIO
                                                 --------------------------   -------------------------
  FIRST NIAGARA FINANCIAL GROUP
    Maximum...................................             21.00x                      107.72%
    Minimum...................................             16.49                        94.15

  VALUATION OF PEER GROUP COMPANIES AS OF
   NOVEMBER 1, 2002
    Averages..................................             17.91x                      150.60%
    Medians...................................             17.09                       156.36

          The independent appraisal does not indicate market value. Do not assume or expect that the valuation of First Niagara Financial Group as indicated above means that the common stock will trade at or above the $10.00 purchase price after the conversion.

          The independent appraisal will be updated prior to the completion of the conversion. If the appraised value changes to either below $571,212,970 or above $888,740,180, we will resolicit persons who had submitted stock orders, providing them an opportunity to modify or cancel their orders.

THE EXCHANGE OF EXISTING SHARES OF FIRST NIAGARA FINANCIAL GROUP COMMON STOCK

          If you are currently a stockholder of First Niagara Financial Group, your existing shares will be cancelled and exchanged for shares of common stock of First Niagara Financial Group (our newly-formed Delaware corporation) at the conclusion of the conversion. The number of shares of common stock you receive will be based on an exchange ratio determined as of the closing of the conversion, which will depend upon the final appraised value of First Niagara Financial Group. In addition, if options to purchase shares of First Niagara Financial Group are exercised before consummation of the conversion, then there will be an increase in the percentage of shares of First Niagara Financial Group held by public stockholders, an increase in the number of shares issued to public stockholders in the share exchange and a decrease in the exchange ratio and the offering range. The following table shows how the exchange ratio will adjust, based on the number of shares of common stock issued in our offering. The table also shows how many shares a hypothetical owner of First Niagara Financial Group common stock would receive in the exchange, depending on the number of shares of common stock issued in the offering.

                                                NEW SHARES TO BE EXCHANGED     TOTAL SHARES OF
                 NEW SHARES TO BE ISSUED       FOR EXISTING SHARES OF FIRST    COMMON STOCK TO                  NEW SHARES TO
                     IN THIS OFFERING            NIAGARA FINANCIAL GROUP        BE ISSUED IN                     BE RECEIVED
              ------------------------------   ----------------------------    CONVERSION AND      EXCHANGE      100 EXISTING
                 AMOUNT           PERCENT         AMOUNT         PERCENT          OFFERING          RATIO           SHARES
              ------------      ------------   -------------   ------------    ---------------   ------------   ---------------
Minimum ...     34,850,000/(1)/        61.01%     22,271,297          38.99%        57,121,297        2.19879               220
Midpoint ..     41,000,000             61.01      26,201,526          38.99         67,201,526        2.58681               259
Maximum ...     47,150,000             61.01      30,131,755          38.99         77,281,755        2.97483               297
15% above
 Maximum ..     54,222,500             61.01      34,651,518          38.99         88,874,018        3.42105               342

----------

/(1)/ If we do not receive orders for at least 34,850,000 shares of common stock in the subscription and community offering, then we may issue up to 3,317,900 shares to Finger Lakes Bancorp stockholders, as merger consideration. If 3,317,900 offering shares are so issued, the minimum number of shares of shares that must be sold in offering is 31,532,100. If none of the offering shares are so issued, the 3,317,900 shares of common stock to be issued to Finger Lakes Bancorp stockholders will be in addition to the total shares issued in the conversion and offering.

          If you hold shares of First Niagara Financial Group common stock in a brokerage account in "street name," you do not need to take any action to exchange the shares. If you hold First Niagara Financial Group stock certificates after the conversion and offering are completed, you will receive a transmittal form with instructions to surrender stock certificates. New certificates of First Niagara Financial Group common stock will be mailed within five business days after the exchange agent receives properly executed transmittal forms and certificates.

          No fractional shares of First Niagara Financial Group common stock will be issued to any public stockholder of First Niagara Financial Group upon consummation of the conversion. For each fractional share that would otherwise be issued, First Niagara Financial Group will pay in cash an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the $10.00 per share subscription price. Current stockholders of First Niagara Financial Group do not have dissenters' rights or appraisal rights in connection with the conversion.

LIMITS ON HOW MUCH COMMON STOCK YOU MAY PURCHASE

          The minimum number of shares of common stock that may be purchased is 25.

          If you are not now a First Niagara Financial Group stockholder -

          No individual may purchase more than 100,000 shares of common stock. If any of the following persons purchase shares of common stock, their purchases when combined with your purchases cannot exceed 250,000 shares:

          . your spouse or relatives of you or your spouse living in your house;

          . companies, trusts or other entities in which you have a financial interest or hold a position; or

          .    other persons who may be acting in concert with you.

          If you are now a First Niagara Financial Group stockholder -

          In addition to the above purchase limitations, there is an ownership limitation. Shares of common stock that you purchase in the offering individually and together with persons acting in concert with you as described above, plus new shares you and they receive in the exchange for existing First Niagara Financial Group common stock, may not exceed 5% of the total shares to be issued in the conversion. Subject to Office of Thrift Supervision approval, we may increase or decrease the purchase and ownership limitations at any time.

HOW YOU MAY PURCHASE COMMON STOCK

          In the subscription offering and direct community offering, you may pay for your shares only by:

          (1)  personal check, bank check or money order; or

          (2) authorizing us to withdraw funds from the types of First Niagara Bank deposit accounts designated on the stock order form.

          First Niagara Bank is not permitted to lend funds to anyone for the purpose of purchasing shares of common stock in the offering. Additionally, you may not use a First Niagara Bank line of credit to pay for shares of common stock.

          You can subscribe for shares of common stock in the offering by delivering a signed and completed original stock order form, together with full payment, provided that we receive the stock order form before the end of the offering. We will pay interest at First Niagara Bank's passbook savings rate from the date funds are received until completion or termination of the conversion. Withdrawals from certificates of deposit may be made without incurring an early withdrawal penalty. All funds authorized for withdrawal from deposit accounts with First Niagara Bank must be in the accounts at the time the stock order is received. However, funds will not be withdrawn from the accounts until the completion of the offering and will earn interest at the applicable deposit account rate until then. A hold will be placed on those funds when your stock order is received, making the designated funds unavailable to you. After we receive an order, the order cannot be withdrawn or changed, except with our consent.

          You may subscribe for shares using funds in your Individual Retirement Account, or IRA, at First Niagara Bank or elsewhere. However, common stock must be held in a self-directed retirement account.

By regulation, First Niagara Bank's IRAs are not self-directed, so they cannot be invested in stock. If you wish to use some or all of the funds in your First Niagara Bank IRA, the applicable funds must be transferred to a self-directed account maintained by an independent trustee, such as a brokerage firm. If you do not have such an account, you will need to establish one before placing your stock order. An annual administrative fee may be payable to the independent trustee. Because individual circumstances differ and processing of retirement fund orders takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the end of the offering period, for assistance with purchases using your IRA or other retirement account that you may have. Whether you may use such funds for the purchase of shares in the stock offering may depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

DELIVERY OF STOCK CERTIFICATES

          Certificates representing shares of common stock issued in the offering will be mailed to the persons entitled thereto at the certificate registration address noted on the order form, as soon as practicable following consummation of the offering and receipt of all necessary regulatory approvals. It is possible that, until certificates for the common stock are available and delivered to purchasers, purchasers might not be able to sell the shares of common stock which they ordered, even though the common stock will have begun trading.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

          We estimate net proceeds will be between $342,958,000 and $464,789,000, or $534,902,000 if the offering range is increased by 15%. First Niagara Financial Group intends to retain approximately 50% of the net proceeds (between $171,479,000 and $232,394,500, or $267,451,000 if the offering range is increased by 15%). Approximately $171,479,000 to $232,394,500 of the net proceeds (or $267,451,000 if the offering range is increased by 15%) will be invested in First Niagara Bank.

          The net proceeds will be used for the cash merger consideration portion of the acquisition of Finger Lakes Bancorp (approximately $33.2 million), for the loan to the employee stock ownership plan to fund its purchase of shares of common stock (between $17.4 million and $23.6 million, or $27.1 million if the offering is increased by 15%) and for general corporate purposes. First Niagara Financial Group may use the funds to pay cash dividends and repurchase shares of common stock. Funds invested in First Niagara Bank will be used to support increased lending and to offer new products and services. The net proceeds retained by First Niagara Financial Group and First Niagara Bank also may be used for future business expansion through acquisitions of banking or financial services companies or by establishing new branches. Initially, the net proceeds will be invested in short-term investments, investment-grade debt obligations, and mortgage-backed securities.

YOU MAY NOT SELL OR TRANSFER YOUR SUBSCRIPTION RIGHTS

          If you order stock in the subscription offering, you will be required to state that you are purchasing the stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe sells or gives away their subscription rights. We will not accept your order if we have reason to believe that you sold or transferred your subscription rights. In addition, you may not add the names of others for joint stock registration unless they were eligible to purchase shares of common stock in the subscription offering at your date of eligibility.

DEADLINES FOR ORDERS OF COMMON STOCK

          If you wish to purchase shares, a properly completed original stock order form, together with payment for the shares of common stock, must be received by First Niagara Financial Group no later than 11:00 a.m., New York Time, on December 23, 2002, unless we extend this deadline. You may submit your order form by mail using the return envelope provided, by overnight courier to the indicated address on the order form, or by delivery to our Stock Information Center. Stock order forms may not be delivered to our banking centers. Once submitted, your order is irrevocable unless the offering is terminated or extended beyond February 6, 2003.

TERMINATION OF THE OFFERING

          The subscription offering will terminate at 11:00 a.m., New York Time, on December 23, 2002. We expect that the community offering will terminate at the same time. We may extend this expiration date without notice to you, until February 6, 2003, unless the Office of Thrift Supervision approves a later date. If the subscription offering and/or community offering extend beyond February 6, 2003 we will be required to resolicit subscriptions before proceeding with the offering.

STEPS WE MAY TAKE IF WE DO NOT RECEIVE ORDERS FOR THE MINIMUM NUMBER OF SHARES

          If we do not receive orders for at least 34,850,000 shares of common stock, we may take several steps in order to issue the minimum number of shares of common stock in the offering range. Specifically, we may issue up to 3,317,900 unsubscribed shares to stockholders of Finger Lakes Bancorp as merger consideration, we may increase the purchase limitations and we may seek regulatory approval to extend the offering beyond the February 6, 2003 expiration date, provided that any such extension will require us to resolicit subscriptions received in the offering.

PURCHASES BY OFFICERS AND DIRECTORS

          We expect our directors and executive officers, together with their associates, to subscribe for 112,250 shares of common stock. The purchase price paid by them will be the same $10.00 per share price paid by all other persons who purchase shares of common stock in the offering. Following the conversion, our directors and executive officers, together with their associates, are expected to own 3,056,422 shares of common stock, or 4.46% of our shares at the midpoint of the offering range.

BENEFITS TO MANAGEMENT AND POTENTIAL DILUTION TO STOCKHOLDERS RESULTING FROM THE CONVERSION

          Our tax-qualified employee stock ownership plan expects to purchase 5% of the shares of common stock we sell in the offering, or 2,357,500 shares of common stock, assuming we sell the maximum of the shares proposed to be sold. If we receive orders for more shares of common stock than the maximum of the offering range, the employee stock ownership plan will have first priority to purchase shares over this maximum, up to the total of 5% of shares sold. We reserve the right to purchase shares of common stock in the open market following the offering in order to fund the employee stock ownership plan. This plan is a tax-qualified retirement plan for the benefit of all employees. Assuming the plan purchases 2,357,500 shares in the offering, we will recognize additional compensation expense of $23.6 million over a 30 year period, assuming the shares of common stock have a fair market value of $10.00 per share for the full 30-year period. If, in the future, the shares of common stock have a fair market value greater or less than $10.00, the compensation expense will increase or decrease accordingly.

          We also intend to consider the implementation of two stock-based incentive plans no earlier than six months after the conversion, and stockholder approval of such plans would be required. The stock recognition and retention plan is a restricted stock plan that would reserve an amount up to 4% of the shares sold in the offering, or up to 1,886,000 shares of common stock at the maximum of the offering range, for awards to key employees and directors, at no cost to the recipients. If the shares of common stock awarded under the stock recognition and retention plan come from authorized but unissued shares of common stock, stockholders would experience dilution of up to approximately 2.38% in their ownership interest in First Niagara Financial Group. The second plan would be a stock option plan, and would reserve an amount equal to 10% of the shares of common stock sold in the offering, or up to 4,715,000 shares of common stock at the maximum of the offering range, for key employees and directors upon their exercise. If the shares of common stock issued upon the exercise of options come from authorized but unissued shares of common stock, stockholders would experience dilution of approximately 5.75% in their ownership interest in First Niagara Financial Group. Awards made under these plans would be subject to vesting over a period of years.

          We also will convert options previously awarded under our current stock option plan into options to purchase First Niagara Financial Group common stock, with the number and exercise price to be adjusted, based on the exchange ratio. The term and vesting period of the previously awarded options will remain unchanged.

          The following table summarizes the number of shares and aggregate dollar value of grants that are expected under the new stock recognition and retention plan and the new stock option plan as a result of the conversion. A portion of the stock grants shown in the table below may be made to non-management employees.

                                   NUMBER OF SHARES TO BE GRANTED OR PURCHASED
                                   -------------------------------------------
                                                                                   DILUTION
                                                                     AS A          RESULTING          VALUE OF GRANTS (1)
                                                                  PERCENTAGE         FROM         ---------------------------
                                        AT             AT          OF COMMON     ISSUANCE OF          AT             AT
                                      MINIMUM        MAXIMUM      STOCK TO BE     SHARES FOR        MINIMUM        MAXIMUM
                                    OF OFFERING    OF OFFERING   ISSUED IN THE   STOCK BENEFIT    OF OFFERING    OF OFFERING
                                       RANGE          RANGE         OFFERING         PLANS           RANGE          RANGE
                                   -------------   ------------  -------------   -------------    ------------   ------------
Employee stock ownership plan ...      1,742,500      2,357,500            5.0%             --    $ 17,425,000   $ 23,575,000
Recognition and retention plan ..      1,394,000      1,886,000            4.0            2.38      13,940,000     18,860,000
Stock option plan ...............      3,485,000      4,715,000           10.0            5.75              --             --
                                   -------------   ------------  -------------                    ------------   ------------
   Total ........................      6,621,500      8,958,500           19.0%           7.87%   $ 31,365,000   $ 42,435,000
                                   =============   ============  =============                    ============   ============

----------
(1) The actual value of restricted stock grants will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share. No value is given for options because their exercise price will be equal to the fair market value of the common stock on the day the options are granted. As a result, value can be realized under an option only if the market price of the common stock increases after the option grant.

MARKET FOR COMMON STOCK

          Existing publicly held shares of our common stock trade on the Nasdaq National Market under the symbol "FNFG." Upon completion of the conversion, the new shares of common stock of First Niagara Financial Group will replace existing shares and will be traded on the Nasdaq National Market. For a period of 20 trading days following completion of our offering, our symbol will be "FNFGD." Thereafter it will be "FNFG." Ryan Beck & Co., Inc. currently intends to remain a market maker in the common stock and will assist us in obtaining additional market makers.

OUR DIVIDEND POLICY

          First Niagara Financial Group currently pays an annual cash dividend of $0.44 per share, payable quarterly. After the conversion, we intend to continue to pay cash dividends on a quarterly basis. We expect the annual dividends to equal $0.20, $0.17, $0.15 and $0.13 per share at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, which represents an annual dividend yield of 2.0%, 1.7%, 1.5% and 1.3%, at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, based upon a price of $10.00 per share. The amount of dividends that we intend to pay after the conversion will preserve the dividend amount that First Niagara Financial Group stockholders currently receive adjusted to reflect the exchange ratio. The dividend rate and the continued payment of dividends will depend on a number of factors, including our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. No assurance can be given that we will continue to pay dividends or that they will not be reduced in the future.

          See "Selected Consolidated Financial and Other Data" and "Market for the Common Stock" for information regarding our historical dividend payments.

TAX CONSEQUENCES

          As a general matter, the conversion will not be a taxable transaction, for purposes of federal or state income taxes, to First Niagara Financial Group, MHC, First Niagara Financial Group, First Niagara Bank, persons eligible to subscribe in the subscription offering, or existing stockholders of First Niagara Financial Group. Existing stockholders of First Niagara Financial Group who receive cash in lieu of fractional share interests in new shares of First Niagara Financial Group will recognize a gain or loss equal to the difference between the cash received and the tax basis of the fractional share.

CONDITIONS TO COMPLETION OF THE CONVERSION

          We cannot complete our conversion and related offering unless:

          . The plan of conversion and reorganization is approved by at least a majority of votes eligible to be cast by members of First Niagara Financial Group, MHC (depositors of First Niagara Bank);

          . The plan of conversion and reorganization is approved by at least two-thirds of the votes eligible to be cast by stockholders of First Niagara Financial Group common stock;

          . The plan of conversion and reorganization is approved by at least a majority of the votes cast by stockholders of First Niagara Financial Group common stock, excluding those shares held by First Niagara Financial Group, MHC;

          . We issue at least the minimum number of shares of common stock offered, which may include shares of common stock of First Niagara issued to the stockholders of Finger Lakes Bancorp as merger consideration; and

          . We receive the final approval of the Office of Thrift Supervision to complete the conversion and offering.

          First Niagara Financial Group, MHC intends to vote its ownership interest in favor of the conversion. At June 30, 2002, First Niagara Financial Group, MHC owned 61.01% of the outstanding common stock of First Niagara Financial Group. The directors and executive officers of First Niagara Financial Group and their associates owned approximately 1,138,000 shares of First Niagara Financial Group, or 4.3% of the outstanding shares of common stock. They intend to vote those shares in favor of the plan of conversion and reorganization.

ADDITIONAL INFORMATION

          Our banking center personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion or stock offering, please call our Stock Information Center, toll free, at (866) 293-3776, Monday through Friday between 9 a.m. and 4 p.m., New York Time.

          TO ENSURE THAT EACH PERSON RECEIVES A PROSPECTUS AT LEAST 48 HOURS PRIOR TO THE EXPIRATION DATE OF DECEMBER 23, 2002 IN ACCORDANCE WITH FEDERAL LAW, NO PROSPECTUS WILL BE MAILED ANY LATER THAN FIVE DAYS PRIOR TO DECEMBER 23, 2002 OR HAND-DELIVERED ANY LATER THAN TWO DAYS PRIOR TO DECEMBER 23, 2002.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

          The following tables set forth selected consolidated historical financial and other data of First Niagara Financial Group for the years and at the dates indicated. In April 1998, First Niagara Bank was reorganized from a mutual savings bank into a mutual holding company structure. Prior to that date, First Niagara Financial Group had no significant assets, liabilities or operations and, accordingly, the financial and other data prior to that date represents the consolidated financial condition and results of operations of First Niagara Bank. The information at December 31, 2001 and 2000 and for the years ended December 31, 2001, 2000 and 1999 is derived in part from and should be read together with the audited consolidated financial statements and notes thereto of First Niagara Financial Group beginning at page F-2 of this prospectus. The information at and for the years ended December 31, 1999, 1998 and 1997 was derived in part from audited consolidated financial statements which are not included in this prospectus. The information at and for the six months ended June 30, 2002 and 2001 is unaudited. However, in the opinion of management of First Niagara Financial Group, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. The selected operating data presented below for the six months ended June 30, 2002, are not necessarily indicative of the results that may be expected for future periods.

                                                 AT OR FOR THE SIX MONTHS             AT OR FOR THE YEAR ENDED
                                                      ENDED JUNE 30,                        DECEMBER 31,
                                           ------------------------------------   ---------------------------------
                                             2002 /(7)/           2001 /(7)/           2001              2000
                                           ---------------      ---------------   ---------------   ---------------
                                               (DOLLARS AND SHARE AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED FINANCIAL CONDITION DATA:
 Total assets ..........................   $     2,872,223      $     2,656,056   $     2,857,946   $     2,624,686
 Loans, net ............................         1,910,645            1,835,425         1,853,141         1,823,174
 Securities available for sale:
   Mortgage-backed .....................           334,751              302,887           339,881           302,334
   Other ...............................           221,477              210,537           354,016           199,500
 Securities held to maturity ...........                --                   --                --                --
 Deposits ..............................         2,148,274            1,955,384         1,990,830         1,906,351
 Borrowings ............................           406,856              404,172           559,040           429,567
 Stockholders' equity (1) ..............   $       272,303      $       252,157   $       260,617   $       244,540
 Common shares outstanding .............            24,925               24,732            24,802            24,667

SELECTED OPERATIONS DATA:
 Interest income .......................   $        85,069      $        89,714   $       178,368   $       137,040
 Interest expense ......................            40,147               51,879            99,352            76,862
                                           ---------------      ---------------   ---------------   ---------------
   Net interest income .................            44,922               37,835            79,016            60,178
 Provision for credit losses ...........             3,260                1,900             4,160             2,258
                                           ---------------      ---------------   ---------------   ---------------
 Net interest income after provision for
  credit losses ........................            41,662               35,935            74,856            57,920
 Noninterest income ....................            23,775               20,789            42,072            34,090
 Noninterest expense ...................            40,811               41,218            83,005            61,518
                                           ---------------      ---------------   ---------------   ---------------
 Income before income taxes ............            24,626               15,506            33,923            30,492
 Income taxes ..........................            10,169/(2)/           5,831            12,703            10,973
                                           ---------------      ---------------   ---------------   ---------------
   Net income ..........................   $        14,457      $         9,675   $        21,220   $        19,519
                                           ===============      ===============   ===============   ===============
   Adjusted net income (3) .............   $        14,457      $        12,043   $        25,962   $        21,633
                                           ===============      ===============   ===============   ===============

STOCK AND RELATED PER SHARE DATA:
 Earnings per common share:
   Basic ...............................   $          0.58      $          0.39   $          0.86   $          0.79
   Diluted .............................              0.57                 0.39              0.85              0.79
 Adjusted earnings per common share (3):
   Basic ...............................              0.58                 0.49              1.05              0.87
   Diluted .............................              0.57                 0.48              1.04              0.87
 Cash dividends ........................              0.21                 0.17              0.36              0.28
 Book value ............................   $         10.92      $         10.20   $         10.51   $          9.91
 Market Price (NASDAQ: FNFG):
   High ................................   $         29.99      $         15.99   $         17.90   $         11.06
   Low .................................             15.70                10.75             10.75              8.25
   Close ...............................             27.76                15.53             16.83             10.81

                                                   AT OR FOR THE YEAR ENDED DECEMBER 31,
                                           ------------------------------------------------------
                                                1999              1998                 1997
                                           ---------------   ---------------      ---------------
                                       (DOLLARS AND SHARE AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED FINANCIAL CONDITION DATA:
 Total assets ..........................   $     1,711,712   $     1,508,734      $     1,179,026
 Loans, net ............................           985,628           744,739              635,396
 Securities available for sale:
   Mortgage-backed .....................           384,329           392,975              272,955
   Other ...............................           179,144           187,776              176,326
 Securities held to maturity ...........                --                --               17,000
 Deposits ..............................         1,113,302         1,060,897              995,621
 Borrowings ............................           335,645           142,597               33,717
 Stockholders' equity (1) ..............   $       232,616   $       263,825      $       130,471
 Common shares outstanding .............            25,658            28,716                   --

SELECTED OPERATIONS DATA:
 Interest income .......................   $       107,814   $        92,102      $        82,363
 Interest expense ......................            57,060            47,966               44,978
                                           ---------------   ---------------      ---------------
   Net interest income .................            50,754            44,136               37,385
 Provision for credit losses ...........             2,466             2,084                1,493
                                           ---------------   ---------------      ---------------
 Net interest income after provision for
  credit losses ........................            48,288            42,052               35,892
 Noninterest income ....................            27,688             9,182                6,796
 Noninterest expense ...................            47,643            35,946/(4)/          25,178
                                           ---------------   ---------------      ---------------
 Income before income taxes ............            28,333            15,288               17,510
 Income taxes ..........................             9,893             4,906                6,259
                                           ---------------   ---------------      ---------------
   Net income ..........................   $        18,440   $        10,382/(4)/ $        11,251
                                           ===============   ===============      ===============
   Adjusted net income (3) .............   $        18,992   $        10,382      $        11,251
                                           ===============   ===============      ===============

STOCK AND RELATED PER SHARE DATA:
 Earnings per common share:
   Basic ...............................   $          0.69   $            --      $            --
   Diluted .............................              0.69                --                   --
 Adjusted earnings per common share (3):
   Basic ...............................              0.71                --                   --
   Diluted .............................              0.71                --                   --
 Cash dividends ........................              0.14              0.06                   --
 Book value ............................   $          9.07   $          9.19      $            --
 Market Price (NASDAQ: FNFG):
   High ................................   $         11.13   $         17.06      $            --
   Low .................................              9.00              8.38                   --
   Close ...............................             10.25             10.50                   --

                                                   (footnotes on following page)

                                                    AT OR FOR THE SIX MONTHS            AT OR FOR THE YEAR ENDED
                                                         ENDED JUNE 30,                       DECEMBER 31,
                                                --------------------------------    --------------------------------
                                                  2002 /(7)/        2001 /(7)/           2001              2000
                                                --------------    --------------    --------------    --------------
                                                           (DOLLARS AND SHARE AMOUNTS IN THOUSANDS,
                                                                     EXCEPT PER SHARE DATA)
SELECTED FINANCIAL RATIOS AND OTHER DATA:
PERFORMANCE RATIOS (5):
  Return on average assets ..................             1.03%             0.74%             0.79%             0.98%
  Adjusted return on average assets (3) .....             1.03              0.92              0.97              1.09
  Return on average equity ..................            10.86              7.79              8.30              8.38
  Adjusted return on average equity (3) .....            10.86              9.69             10.16              9.29
  Net interest rate spread ..................             3.27              2.88              2.99              2.82
  Net interest margin .......................             3.49              3.15              3.25              3.26
  As a percentage of average assets:
    Noninterest income (6) ..................             1.69              1.60              1.57              1.73
    Noninterest expense (3) .................             2.92              2.97              2.92              2.98
                                                --------------    --------------    --------------    --------------
       Net overhead .........................             1.23              1.37              1.35              1.25
  Efficiency ratio (3)(6) ...................            59.47             66.03             64.59             62.79
  Dividend payout ratio .....................            36.21%            43.59%            41.86%            35.44%

CAPITAL RATIOS:
  Total risk-based capital ..................            11.25%            11.23%            11.36%            11.13%
  Tier 1 risk-based capital .................            10.18             10.10             10.27              9.96
  Leverage capital ..........................             6.73              6.50              6.71              6.78
  Ratio of stockholders' equity to total
   assets ...................................             9.48%             9.49%             9.12%             9.32%

ASSET QUALITY RATIOS:
  Total non-accruing loans ..................   $       11,733    $        7,056    $       11,480    $        6,483
  Other non-performing assets ...............              310               651               665               757
  Allowance for credit losses ...............           19,694            18,573            18,727            17,746
  Net loan charge-offs ......................   $        2,293    $        1,073    $        3,179    $          735
  Total non-accruing loans to total loans ...             0.61%             0.38%             0.61%             0.35%
  Total non-performing assets as a
   percentage of total assets ...............             0.42              0.29              0.42              0.28
  Allowance for credit losses to
   non-accruing loans .......................           167.85            263.22            163.13            273.73
  Allowance for credit losses to total
   loans ....................................             1.02              1.00              1.00              0.96
  Net charge-offs to average loans ..........             0.24%             0.12%             0.17%             0.06%

OTHER DATA:
  Number of banking centers .................               38                36                37                36
  Full time equivalent employees ............              941               918               919               930

                                                      AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                --------------------------------------------------
                                                     1999              1998               1997
                                                --------------    --------------       -----------
                                                     (DOLLARS AND SHARE AMOUNTS IN THOUSANDS,
                                                             EXCEPT PER SHARE DATA)
SELECTED FINANCIAL RATIOS AND OTHER DATA:
PERFORMANCE RATIOS (5):
  Return on average assets ..................             1.13%             0.77%/(4)/        0.98%
  Adjusted return on average assets (3) .....             1.17              0.77/(4)/         0.98
  Return on average equity ..................             7.52              4.65/(4)/         9.16
  Adjusted return on average equity (3) .....             7.75              4.65/(4)/         9.16
  Net interest rate spread ..................             2.72              2.75              2.86
  Net interest margin .......................             3.33              3.48              3.39
  As a percentage of average assets:
    Noninterest income (6) ..................             1.67              0.67              0.51
    Noninterest expense (3) .................             2.89              2.68/(4)/         2.20
                                                --------------    --------------       -----------
       Net overhead .........................             1.22              2.01/(4)/         1.69
  Efficiency ratio (3)(6) ...................            60.40             67.59/(4)/        58.19
  Dividend payout ratio .....................            20.30%            16.60%               --

CAPITAL RATIOS:
  Total risk-based capital ..................            23.56%            32.88%            21.81%
  Tier 1 risk-based capital .................            22.40             31.67             20.69
  Leverage capital ..........................            13.51             18.05             10.96
  Ratio of stockholders' equity to total
   assets ...................................            13.59%            17.49%            11.07%

ASSET QUALITY RATIOS:
  Total non-accruing loans ..................   $        1,929    $        3,296       $     3,047
  Other non-performing assets ...............            1,073               589               223
  Allowance for credit losses ...............            9,862             8,010             6,921
  Net loan charge-offs ......................   $          614    $          995       $     1,111
  Total non-accruing loans to total loans ...             0.19%             0.44%             0.47%
  Total non-performing assets as a
   percentage of total assets ...............             0.18              0.26              0.28
  Allowance for credit losses to
   non-accruing loans .......................           511.25            243.02            227.14
  Allowance for credit losses to total
   loans ....................................             0.99              1.06              1.08
  Net charge-offs to average loans ..........             0.07%             0.15%             0.18%

OTHER DATA:
  Number of banking centers .................               18                18                15
  Full time equivalent employees ............              625               402               357

----------
       (1) Amounts prior to 1998 represent retained earnings and unrealized gains/losses on securities available for sale only.
      /(2)/ First Niagara Bank is subject to special provisions in New York State tax law that allows it to deduct on its tax return bad debt expenses in excess of those actually incurred based on a specified formula ("excess reserve"). First Niagara Bank is required to repay this excess reserve if it does not maintain a certain percentage of qualified assets (primarily residential mortgages and mortgage-backed securities) to total assets, as prescribed by the tax law. For accounting purposes, First Niagara Bank is required to record a tax liability for the recapture of this excess reserve when it can no longer assert that the test will continue to be passed for the "foreseeable future." As a result of the decision in June 2002 to combine the three subsidiary banks, First Niagara Bank could no longer make this assertion and accordingly, recorded a $1.8 million tax liability in the second quarter. It is anticipated that this tax liability will be repaid over the next 10-15 years.
       (3) With the adoption of SFAS No. 142 "Goodwill and Other Intangibles" on January 1, 2002, First Niagara Financial Group is no longer required to amortize goodwill. Accordingly, for the prior periods presented, goodwill amortization has been excluded from adjusted amounts as well as from the calculation of noninterest expense as a percentage of average assets and our efficiency ratio for consistency purposes. The remaining amortization relates to identifiable intangible assets.
      /(4)/ First Niagara Financial Group completed its initial public offering on April 17, 1998. In connection with the completion of the conversion, First Niagara Financial Group contributed $4.0 million, net of applicable income taxes to the First Niagara Foundation. Noninterest expense includes $6.8 million for the one-time contribution of cash and common stock. The following presentation excludes the effect of the contribution, and the earnings per share calculation includes pro forma earnings of $0.10 per share for the period January 1, 1998 through April 17, 1998. (Dollars in thousands except per share amounts):

                                                     As of December 31, 1998
                                                     -----------------------
                   Net income.....................          $ 14,366
                   Net income per share:
                      Basic.......................          $   0.50
                      Diluted.....................          $   0.50
                   Return on average assets.......              1.07%
                   Return on average equity.......              6.43%
                   As a percentage of average
                    assets:
                      Noninterest expense.........              2.18%
                      Net overhead................              1.50%
                   Efficiency ratio...............             54.90%

       (5)   Computed using daily averages.
       (6) Excluded net gain/loss on sale of securities available for sale. /(7)/ Annualized where appropriate.

                               RECENT DEVELOPMENTS

          The following tables set forth selected consolidated historical financial and other data of First Niagara Financial Group for the periods and at the dates indicated. The information is derived in part from and should be read together with the audited consolidated financial statements and notes thereto of First Niagara Financial Group beginning on page F-2 of this document. The information at and for the three and nine months ended September 30, 2002 and 2001 is unaudited. However, in the opinion of management of First Niagara Financial Group, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. The selected operating data presented below for the three and nine months ended September 30, 2002 are not necessarily indicative of the results that may be expected for the entire year.

                                            AT SEPTEMBER 30, 2002       AT JUNE 30, 2002        AT DECEMBER 31, 2001
                                           -----------------------   -----------------------   -----------------------
                                                 (UNAUDITED)               (UNAUDITED)
                                                                     (DOLLARS IN THOUSANDS)
     SELECTED FINANCIAL CONDITION DATA:
      Total assets ....................    $             2,882,867   $             2,872,223   $             2,857,946
      Loans, net ......................                  1,939,859                 1,910,645                 1,853,141
      Securities available for sale:
        Mortgage-backed ...............                    287,781                   334,751                   339,881
        Other .........................                    150,145                   221,477                   354,016
      Deposits ........................                  2,139,532                 2,148,274                 1,990,830
      Borrowings ......................                    413,695                   406,856                   559,040
      Stockholders' equity ............    $               279,173   $               272,303   $               260,617
      Common shares outstanding .......                     24,988                    24,925                    24,802

                                                             FOR THE THREE MONTHS ENDED            FOR THE NINE MONTHS ENDED
                                                                    SEPTEMBER 30,                       SEPTEMBER 30,
                                                          ------------------------------------------------------------------------
                                                               2002              2001              2002                 2001
                                                          ---------------   ---------------   ---------------      ---------------
                                                                     (UNAUDITED)                         (UNAUDITED)
                                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
          SELECTED OPERATIONS DATA:
           Interest income ............................   $        41,914   $        44,880   $       126,983      $       134,594
           Interest expense ...........................            18,857            24,787            59,004               76,666
                                                          ---------------   ---------------   ---------------      ---------------
             Net interest income ......................            23,057            20,093            67,979               57,928
           Provision for credit losses ................             1,729             1,110             4,989                3,010
                                                          ---------------   ---------------   ---------------      ---------------
           Net interest income after provision for
            credit losses .............................            21,328            18,983            62,990               54,918
           Noninterest income .........................            11,980            10,171            35,755               30,960
           Noninterest expense ........................            21,246            19,973            62,057               61,191
                                                          ---------------   ---------------   ---------------      ---------------
           Income before income taxes .................            12,062             9,181            36,688               24,687
           Income taxes ...............................             4,126             3,432            14,295/(1)/           9,263
                                                          ---------------   ---------------   ---------------      ---------------
             Net income ...............................   $         7,936   $         5,749   $        22,393      $        15,424
                                                          ===============   ===============   ===============      ===============
             Adjusted net income (2) ..................   $         7,936   $         6,936   $        22,393      $        18,979
                                                          ===============   ===============   ===============      ===============
          STOCK AND RELATED PER SHARE DATA (3):
           Earnings per common share:
             Basic ....................................   $          0.32   $          0.23   $          0.90      $          0.62
             Diluted ..................................              0.31              0.23              0.88                 0.62
           Adjusted earnings per common share (2):
             Basic ....................................              0.32              0.28              0.90                 0.77
             Diluted ..................................              0.31              0.28              0.88                 0.76
           Cash dividends .............................              0.11              0.09              0.32                 0.26
           Book value .................................             11.17             10.45             11.17                10.45
           Market Price (NASDAQ: FNFG):
             High .....................................   $         32.10   $         17.90   $         32.10      $         17.90
             Low ......................................             26.66             12.76             15.70                10.75
             Close ....................................             31.59             15.87             31.59                15.87

                                                   (footnotes on following page)

                                                              AT OR FOR THE THREE MONTHS            AT OR FOR THE NINE MONTHS
                                                                 ENDED SEPTEMBER 30,                   ENDED SEPTEMBER 30,
                                                          ----------------------------------    ----------------------------------
                                                             2002/(5)/          2001/(5)/          2002/(5)/          2001/(5)/
                                                          ---------------    ---------------    ---------------    ---------------
                                                                      (UNAUDITED)                           (UNAUDITED)
                                                                                   (DOLLARS IN THOUSANDS)
          PERFORMANCE RATIOS (3):
           Return on average assets ...................              1.09%              0.84%              1.05%              0.77%
           Adjusted return on average assets (2)  .....              1.09               1.01               1.05               0.95
           Return on average equity ...................             11.32               8.84              11.02               8.15
           Adjusted return on average equity (2)  .....             11.32              10.67              11.02              10.03
           Net interest rate spread ...................              3.27               3.03               3.27               2.94
           Net interest margin ........................              3.50               3.28               3.50               3.19
           As a percentage of average assets:
             Noninterest income (4) ...................              1.68               1.47               1.69               1.56
             Noninterest expense (2) ..................              2.91               2.74               2.92               2.89
                                                          ---------------    ---------------    ---------------    ---------------
               Net overhead ...........................              1.23               1.27               1.23               1.33
           Efficiency ratio (2)(4) ....................             60.11              62.28              59.68              64.76
           Dividend payout ratio ......................             34.38%             39.13%             35.56%             41.94%
           CAPITAL RATIOS:
            Total risk-based capital ..................             11.81%             11.05%             11.81%             11.05%
            Tier 1 risk-based capital .................             10.69               9.96              10.69               9.96
            Leverage capital ..........................              6.90               6.47               6.90               6.47
            Ratio of stockholders' equity to total
             assets ...................................              9.68%              9.42%              9.68%              9.42%
          ASSET QUALITY RATIOS:
           Total non-accruing loans ...................   $        10,921    $         8,526    $        10,921    $         8,526
           Other non-performing assets ................               151                693                151                693
           Allowance for credit losses ................            20,299             18,651             20,299             18,651
           Net loan charge-offs .......................   $         1,124    $         1,032    $         3,417    $         2,105
           Total non-accruing loans to total loans ....              0.56%              0.45%              0.56%              0.45%
           Total non-performing assets as a
            percentage of total assets ................              0.38               0.34               0.38               0.34
           Allowance for credit losses to
            non-accruing loans ........................            185.87             218.75             185.87             218.75
           Allowance for credit losses to total
            loans .....................................              1.04               0.99               1.04               0.99
           Net charge-offs to average loans ...........              0.23%              0.22%              0.24%              0.15%
          OTHER DATA:
           Number of banking centers ..................                39                 37                 39                 37
           Full time equivalent employees .............               937                911                937                911

----------

 (1) First Niagara Bank is subject to special provisions in New York State tax law that allows it to deduct on its tax return bad debt expenses in excess of those actually incurred based on a specified formula ("excess reserve"). First Niagara Bank is required to repay this excess reserve if it does not maintain a certain percentage of qualified assets (primarily residential mortgages and mortgage-backed securities) to total assets, as prescribed by the tax law. For accounting purposes, First Niagara Bank is required to record a tax liability for the recapture of this excess reserve when it can no longer assert that the test will continue to be passed for the "foreseeable future." As a result of the decision to combine its three banks, First Niagara Bank can no longer make this assertion and accordingly, recorded a $1.8 million tax liability in the second quarter. It is anticipated that this tax liability will be repaid over the next 10-15 years.
 (2) With the adoption of SFAS No. 142 "Goodwill and Other Intangibles" on January 1, 2002, First Niagara Financial Group is no longer required to amortize goodwill. Accordingly, for the prior periods presented, goodwill amortization has been excluded from adjusted amounts as well as from the calculation of noninterest expense as a percentage of average assets and our efficiency ratio for consistency purposes. The remaining amortization relates to identifiable intangible assets.
 (3)  Computed using daily averages.
 (4)  Excluded net gain/loss on sale of securities available for sale.
/(5)/ Annualized where appropriate.

COMPARISON OF FINANCIAL CONDITION DATA AT SEPTEMBER 30, 2002 AND DECEMBER 31,
2001

          Total assets increased to $2.88 billion at September 30, 2002 from $2.86 billion at December 31, 2001. This $24.9 million increase was primarily a result of a $193.0 million and $88.3 million increase in cash and cash equivalents and loans, respectively, partially offset by a $256.0 million decrease in securities available for sale. The increase in cash and cash equivalents is mainly attributable to a $148.7 million increase in deposits and the decrease in securities available for sale mentioned above.

          Total loans outstanding at September 30, 2002 increased to $1.96 billion from the year-end December 31, 2001 balance of $1.87 billion. During the first nine months of 2002, we continued to shift our portfolio mix from one-to four-family real estate loans to higher yielding commercial real estate and commercial business loans ("commercial loans"). As a result, commercial loans increased $133.9 million or 23% from December 31, 2001 to September 30, 2002, while one-to four-family real estate loans decreased $54.5 million or 6% during the same period. In addition to our commercial loan growth, our home equity loans increased $20.2 million or 18% from December 31, 2001 to September 30, 2002, due to an increased emphasis on originations and the popularity of our bi-weekly home equity loan product.

          Even with our significant increase in higher risk commercial loans, our credit quality has remained strong. Non-accruing loans improved to $10.9 million, or 0.56% of total loans at September 30, 2002 from $11.5 million, or 0.61% of total loans at December 31, 2001. This decrease can be attributed to our continued emphasis on credit quality and resolving classified credits. The allowance for credit losses amounted to 185.87% of non-accruing loans and 1.04% of total loans at September 30, 2002.

          Our securities available for sale decreased from $693.9 million at December 31, 2001 to $437.9 million at September 30, 2002. This decrease was primarily a result of the maturity of $155.0 million of U.S. Treasury securities in the first quarter of 2002, the proceeds from which were used to pay down borrowings. Additionally, during the first three quarters of 2002, we restructured a portion of our investment portfolio by reinvesting the proceeds from the sales and accelerated principal prepayments received on long-term mortgage backed securities in short-term investments, in order to better match the maturity of our short-term liabilities.

          As of September 30, 2002, equity securities available for sale for First Niagara Financial Group, Inc. totaled $4.1 million which included gross unrealized gains of $479,000 and gross unrealized losses of $2.0 million. Under current OTS guidelines, First Niagara Bank will no longer be permitted to hold equity securities beyond November 8, 2003. As a result, management will need to make the determination prior to that date whether to sell the securities or transfer them to First Niagara Financial Group, Inc. in order to comply with OTS guidelines.

          Total deposits increased $148.7 million from $1.99 billion at December 31, 2001 to $2.14 billion at September 30, 2002. This increase was a result of our focus on increasing our customer base, which included the opening of our 38th and 39th banking centers and the introduction of money market savings and "totally free" checking products.

          Borrowed funds decreased $145.3 million to $413.7 million at September 30, 2002 from $559.0 million at December 31, 2001. This decrease was a result of the maturity of $140.0 million of FHLB advances and reverse repurchase agreements during the first quarter of 2002 that were utilized to purchase U.S. Treasury securities during the fourth quarter of 2001.

          Stockholders' equity increased to $279.2 million at September 30, 2002 compared to $260.6 million at December 31, 2001. This increase was primarily attributable to net income during the first three quarters of 2002 of $22.4 million, partially offset by common stock dividends of $0.32 per share, which reduced stockholders' equity by $8.0 million. Additionally, stockholders' equity increased by $3.1 million due to the exercise of stock options and vesting of restricted stock and ESOP shares.

COMPARISON OF OPERATING RESULTS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2002 AND SEPTEMBER 30, 2001

          Net Income. Net income for the quarter ended September 30, 2002 increased 38% to $7.9 million, or $0.31 per diluted share from $5.7 million, or $0.23 per diluted share for the third quarter of 2001. On January 1, 2002, we adopted SFAS No. 142, which no longer permits goodwill to be amortized. After adjusting the third quarter of 2001 results to exclude goodwill amortization, net income for the current quarter increased $1.0 million or 14% from the third quarter of 2001. Net income for the third quarter of 2002 represented an annualized return on average stockholders' equity of 11.32% as compared to 10.67% for the same period of 2001, adjusted for goodwill amortization.

          Net Interest Income. Net interest income rose 15% to $23.1 million for the quarter ended September 30, 2002 from $20.1 million for the same period in 2001. Additionally, our net interest margin increased to 3.50% for the third quarter of 2002 from 3.28% for the third quarter of 2001. The increase in net interest income and margin resulted primarily from a 24 basis point increase in net interest rate spread, as our interest-bearing liabilities repriced faster than our interest-earning assets during the declining rate environment in 2001 and the first three quarters of 2002.

          Interest income decreased $3.0 million for the quarter ended September 30, 2002 compared to the same period in 2001. This decrease reflects a 95 basis point decrease in the overall yield on interest-earning assets from 7.28% for the three months ended September 30, 2001 to 6.33% for the same period in 2002. This decrease primarily resulted from the lower interest rate environment, which caused our variable rate interest-earning assets to reprice at lower rates and fixed rate interest earning assets to prepay faster, the funds from which were placed in lower yielding short-term investments with minimal extension risk or potential market value fluctuations in case of rising interest rates.

          Interest expense decreased $5.9 million from the third quarter of 2001 to the third quarter of 2002, primarily due to the 119 basis point decrease in the rate paid on interest-bearing liabilities from 4.25% to 3.06% for the same period, due to the lower interest rate environment. This decrease in rate paid on interest-bearing liabilities was partially offset by an increase in average interest-bearing liabilities to $2.4 billion for the third quarter of 2002 from $2.3 billion for the same period in 2001.

          Provision for Credit Losses. Net charge-offs for the third quarter of 2002 amounted to $1.1 million, or 0.23% of average loans outstanding, slightly higher than the $1.0 million, or 0.22% of average loans outstanding for the same period in 2001. Given the increase in non-accrual loans, compared to those outstanding at September 30, 2001, and the higher concentration of commercial loans, we increased the provision for credit losses to $1.7 million for the quarter ending September 30, 2002, from $1.1 million for the same quarter in 2001.

          Noninterest Income. For the third quarter of 2002, we had $12.0 million in noninterest income, an increase of 18% over the $10.2 million for the same period in 2001. This increase primarily resulted from the addition of new commercial and retail banking products and services, a strong refinance market, as well as our continued emphasis on our mutual fund, annuity and insurance businesses. These increases were partially offset by our decision to eliminate our covered call option program in 2002 and lower investment advisory and fiduciary services income, due to weak equity markets. Noninterest income was negatively impacted during the quarter ended September 30, 2002 by pretax losses (net of gains) incurred on the sale of investment securities of $311,000, primarily due to the sale of a corporate bond, which fell below our investment grade limit, and losses on three equity securities which management deemed to be other than temporarily impaired during the quarter. These losses were partially offset by gains realized from the sale of mortgage-backed securities. Further, in the fourth quarter the Company sold two additional equity securities that management deemed to be other than temporarily impaired which resulted in a pretax loss of $221,000. Management has determined as of November 8, 2002, that there were no other equity securities in the available for sale portfolio deemed to be other than temporarily impaired, which would require the recognition of additional realized losses in accordance with generally accepted accounting principles.

          Noninterest Expense. Noninterest expense for the three months ended September 30, 2002 was $21.2 million as compared to $20.0 million for the comparable period of 2001. Adjusting the third quarter of 2001 amounts to exclude goodwill amortization, noninterest expense for the third quarter of 2002 increased $2.5 million primarily due to a $1.7 million increase in salaries and benefits and a $444,000 increase in technology and communications expenses. These increases were mainly a result of internal growth, which included the opening of two banking centers, and an upgrading of systems to prepare for future planned expansion. Additionally, salaries and benefits expense increased as a result of our higher stock price during 2002, which caused ESOP and restricted stock expenses to increase. Our efficiency ratio improved to 60.1% for the quarter ended September 30, 2002 from 62.3% for the same quarter in 2001, adjusted for the new accounting for goodwill.

          Income Taxes. The effective tax rate increased to 34.2% for the third quarter of 2002 compared to 33.1% for the third quarter of 2001, adjusted for goodwill amortization. This increase in the effective tax rate is mainly a result of First Niagara Bank no longer being able to take advantage of special provisions in the New York State tax law that allowed it to deduct bad debt expenses in excess of those actually incurred in previous years.

          COMPARISON OF OPERATING RESULTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002 AND SEPTEMBER 30, 2001

          Net Income. Net income for the nine month period ended September 30, 2002 increased 45% to $22.4 million, or $0.88 per diluted share from $15.4 million, or $0.62 per diluted share for the same period of 2001. Adjusting the first three quarters of 2001 results to exclude goodwill amortization, net income for the current nine month period increased $3.4 million or 18% from the first three quarters of 2001. Net income for the first nine months of 2002 represented an annualized return on average stockholders' equity of 11.02% as compared to 10.03% for the same period of 2001, adjusted for goodwill amortization.

          Net Interest Income. Net interest income rose 17% to $68.0 million for the nine month period ended September 30, 2002 from $57.9 million for the same period in 2001. Additionally, our net interest margin increased to 3.50% for the first three quarters of 2002 from 3.19% for the first three quarters of 2001. The increase in net interest income and margin resulted primarily from a 33 basis point increase in net interest rate spread, as our interest-bearing liabilities repriced faster than our interest-earning assets during the declining rate environment in 2001 and the first nine months of 2002.

          Interest income decreased $7.6 million for the nine month period ended September 30, 2002 compared to the same period in 2001. This decrease reflects a 90 basis point decrease in the overall yield on interest-earning assets from 7.44% for the nine months ended September 30, 2001 to 6.54% for the same period in 2002. This decrease primarily resulted from the lower interest rate environment, which caused our variable rate interest-earning assets to reprice at lower rates and our fixed rate interest earning assets to prepay faster, the funds from which were placed in lower yielding short-term investments with minimal extension risk or potential market value fluctuations in case of rising interest rates.

          Interest expense decreased $17.7 million from the first three quarters of 2001 to the first three quarters of 2002, primarily due to the 123 basis point decrease in the rate paid on interest bearing liabilities from 4.50% to 3.27% for the same period due to the lower interest rate environment. This decrease in rate paid on interest-bearing liabilities was partially offset by an increase in average interest-bearing liabilities to $2.4 billion for the nine month period ended September 30, 2002 from $2.3 billion for the same period in 2001.

          Provision for Credit Losses. Net charge-offs for the first nine months of 2002 amounted to $3.4 million compared to $2.1 million for the same period in 2001. This increase was primarily a result of an increase in the amount of commercial loans outstanding and the weaker economy. As a percentage of average loans outstanding, annualized net charge-offs increased to 0.24% for the nine months ended

September 30, 2002 from 0.15% for the same period in 2001. Given the $2.4 million increase in non-accrual loans from September 30, 2001 to September 30, 2002 and the higher concentration of commercial loans, we increased the provision for credit losses to $5.0 million for the first three quarters of 2002, from $3.0 million for the same three quarters in 2001.

          Noninterest Income. For the first three quarters of 2002 we had $35.8 million in noninterest income, an increase of 15% over the $31.0 million for the same period in 2001. This increase primarily resulted from internal growth, which included the addition of new commercial and retail banking products and services, as well as our continued emphasis on our mutual fund, annuity and insurance businesses. Additionally, during the second quarter of 2002, our insurance agency realized an additional $383,000 from the receipt of prior year contingent profit sharing, as actual loss experience was better than originally projected. These increases were partially offset by our decision to eliminate our covered call option program in 2002 and to hold more direct finance leases we originate versus selling them service released to third parties and recognizing commission income. Additionally, noninterest income was negatively impacted by the weak equity markets, which caused investment and fiduciary services income to decline $259,000 when comparing the first nine months of 2002 to the same period of 2001.

          Noninterest Expense. Noninterest expense for the nine months ended September 30, 2002 was $62.1 million as compared to $61.2 million for the comparable period of 2001. Adjusting 2001 amounts to exclude goodwill amortization, noninterest expense for the first three quarters of 2002 increased $4.4 million primarily due to a $3.3 million increase in salaries and benefits and a $1.1 million increase in technology and communications expenses. The increase in salaries and benefits was a result of internal growth, which included the opening of two new banking centers, $474,000 of severance costs, incurred as a result of our decision to consolidate our three banks, and the increase in our stock price, which caused ESOP and restricted stock expense to increase. These increases in salaries and benefits were partially offset by $1.0 million in pension plan curtailment gains realized in 2002. The increase in technology and communications expense was a result of the opening of the two new banking centers and an upgrading of systems to prepare for future planned expansion. Our efficiency ratio improved to 59.7% for the nine months ended September 30, 2002 from 64.8% for the same period in 2001, adjusted for the new accounting for goodwill.

          Income Taxes. The effective tax rate increased to 39.0% for the first three quarters of 2002 compared to 32.8% for the same period in 2001, adjusted for goodwill amortization. Excluding the New York State bad debt tax recapture charge, the effective tax rate for the nine months ended September 30, 2002 increased to 34.1% as First Niagara Bank was no longer able to take advantage of special provisions in the New York State tax law that allowed it to deduct bad debt expenses in excess of those actually incurred in previous years.

SUBSEQUENT EVENTS

          On October 25, 2002, First Niagara Bank sold its Lacona Banking Center to Pathfinder Bank. In connection with this transaction, approximately $2.6 million of assets and $26.4 million of deposits were sold, which resulted in a pretax gain of approximately $2.4 million. In November 2002, First Niagara Financial Bank's non-banking subsidiaries began undergoing a name change to more clearly link them to the First Niagara brand name. First Niagara Bank's wholly-owned investment advisory subsidiary, Niagara Investment Advisors, Inc., is being renamed First Niagara Investment Advisors, Inc. and its wholly-owned insurance subsidiary, Warren-Hoffman & Associates, Inc., is being renamed First Niagara Risk Management, Inc. Allied Claim Services, Inc., a wholly-owned subsidiary of Warren-Hoffman & Associates, Inc., will merge into First Niagara Risk Management, Inc. in the fourth quarter of this year. First Niagara Bank's retail investment and insurance subsidiary First Niagara Financial Services, Inc., whose products are sold through financial consultants at First Niagara's banking centers statewide, is changing its name to First Niagara Securities, Inc.

                                  RISK FACTORS

You should consider carefully the following risk factors in evaluating an investment in the common stock.

Our Commercial Real Estate, Commercial Business and Multi-Family Loans Expose Us to Increased Credit Risks.

          At June 30, 2002, our portfolio of commercial real estate loans totaled $291.8 million, or 15.1% of total gross loans, our portfolio of commercial business loans totaled $154.8 million, or 8.0% of total gross loans, and our portfolio of multi-family loans totaled $145.7 million, or 7.6% of total gross loans. We plan to continue our emphasis on the origination of these types of loans. These types of loans generally expose a lender to greater risk of non-payment and loss than one- to four-family residential mortgage loans because repayment of the loans often depends on the successful operations and the income stream of the borrowers. Such loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential mortgage loans. Also, many of our borrowers have more than one commercial real estate, commercial business or multi-family loan outstanding with us. Consequently, an adverse development with respect to one loan or one credit relationship can expose us to a significantly greater risk of loss compared to an adverse development with respect to a one- to four-family residential mortgage loan.

If Our Allowance for Credit Losses is Not Sufficient to Cover Actual Loan Losses, Our Earnings Could Decrease.

          Our loan customers may not repay their loans according to the terms of the loans, and the collateral securing the payment of these loans may be insufficient to pay any remaining loan balance. We may experience significant loan losses, which could have a material adverse effect on our operating results. We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for credit losses, we rely on our loan quality reviews, our experience and our evaluation of economic conditions, among other factors. If our assumptions prove to be incorrect, our allowance for credit losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in additions to our allowance. Material additions to our allowance would materially decrease our net income.

          Our emphasis on continued diversification of our loan portfolio through the origination of commercial real estate, multi-family and commercial business loans is one of the more significant factors we take into account in evaluating our allowance for credit losses and provision for credit losses. As we further increase the amount of such types of loans in our portfolio, we may determine to make additional or increased provisions for credit losses, which could adversely affect our earnings.

          In addition, bank regulators periodically review our allowance for credit losses and may require us to increase our provision for credit losses or recognize further loan charge-offs. Any increase in our allowance for credit losses or loan charge-offs as required by these regulatory authorities could have a material adverse effect on our results of operations and financial condition.

Our Continuing Concentration of Loans in Our Primary Market Area May Increase Our Risk.

          Our success depends primarily on the general economic conditions in Western and Central New York State. Unlike larger banks that are more geographically diversified, we provide banking and financial services to customers primarily in Western and Central New York State. The local economic conditions in Western and Central New York State have a significant impact on our loans, the ability of the borrowers to repay these loans and the value of the collateral securing these loans. A significant decline in general economic conditions caused by inflation, recession, unemployment or other factors beyond our control would impact these local economic conditions and could negatively affect the financial results of our banking operations. Additionally, because we have a significant amount of commercial real estate loans, decreases in tenant occupancy may also have a negative effect on the ability of many of our borrowers to make timely repayments of their loans, which would have an adverse impact on our earnings.

          We target our business lending and marketing strategy for loans to serve primarily the banking and financial services needs of small- to medium-sized businesses in Western and Central New York State. These small to medium-sized businesses generally have fewer financial resources in terms of capital or borrowing capacity than larger entities. If general economic conditions negatively impact these businesses, our results of operations and financial condition may be adversely affected.

Changes in Interest Rates Could Adversely Affect Our Results of Operations and Financial Condition.

          Our results of operations and financial condition are significantly affected by changes in interest rates. Our results of operations depend substantially on our net interest income, which is the difference between the interest income earned on our interest-earning assets and the interest expense paid on our interest-bearing liabilities. Because our interest-bearing liabilities generally reprice or mature more quickly than our interest-earning assets, an increase in interest rates generally would tend to result in a decrease in our net interest income. We have taken steps to mitigate this risk such as holding fewer longer-term residential mortgages as well as investing excess funds in short-term investments.

          Changes in interest rates also affect the value of our interest-earning assets, and in particular our securities portfolio. Generally, the value of securities fluctuates inversely with changes in interest rates. At June 30, 2002, our investment and mortgage-backed securities available for sale totaled $556.2 million. Unrealized gains on securities available for sale, net of tax, amounted to $3.3 million and are reported as a separate component of stockholders' equity. Decreases in the fair value of securities available for sale, therefore, could have an adverse effect on stockholders' equity.

          We also are subject to reinvestment risk associated with changes in interest rates. Changes in interest rates may affect the average life of loans and mortgage-related securities. Decreases in interest rates can result in increased prepayments of loans and mortgage-related securities, as borrowers refinance to reduce borrowing costs. Under these circumstances, we are subject to reinvestment risk to the extent that we are unable to reinvest the cash received from such prepayments at rates that are comparable to the rates on existing loans and securities. Additionally, increases in interest rates may decrease loan demand and make it more difficult for borrowers to repay adjustable rate loans.

Our Ability to Grow May Be Limited if We Cannot Make Acquisitions.

          In an effort to fully deploy the additional capital we raise in the offering, and to increase our loan and deposit growth, we will continue to seek to expand our banking franchise by acquiring other financial institutions or branches primarily in our market area. Our ability to grow through selective acquisitions of other financial institutions or branches will depend on successfully identifying, acquiring and integrating them. We compete with other financial institutions with respect to proposed acquisitions. We cannot assure you that we will be able to identify attractive acquisition candidates or make acquisitions on favorable terms. In addition, we cannot assure you that we can successfully integrate any acquired institutions or branches into our banking organization in a timely or efficient manner, that we will be successful in retaining existing customer relationships or that we can achieve anticipated operating efficiencies.

We May Have Difficulty Managing Our Growth Which May Divert Resources and Limit Our Ability to Successfully Expand Our Operations.

          We have grown substantially from $1.51 billion of total assets and $1.06 billion of total deposits at December 31, 1998 to $2.87 billion of total assets and $2.15 billion of total deposits at June 30, 2002. We expect to continue to experience significant growth in the amount of our assets, the level of our deposits, the number of our customers and the scale of our operations.

          Since 1998, we have expanded our branch network by both acquiring financial institutions and establishing de novo branches. At December 31, 1998, we had 18 banking centers, compared with 38 at June 30, 2002. In addition, during the next four years, we expect to open two to four new banking centers per year. There can be no assurance that our ongoing branch expansion strategy will be accretive to our earnings, or that it will be accretive to earnings within a reasonable period of time. Numerous factors contribute to the performance of a new branch, such as a suitable location, qualified personnel and an effective marketing strategy. Additionally, it takes time for a new branch to gather significant loans and deposits to generate enough income to offset its expenses, some of which, like salaries and occupancy expense, are relatively fixed costs.

          We have incurred substantial expenses to build our management team and personnel, develop our delivery systems and establish our infrastructure to support future growth. Our future success will depend on the ability of our officers and key employees to continue to implement and improve our operational, financial and management controls, reporting systems and procedures, and to manage a growing number of client relationships. We may not be able to successfully implement improvements to our management information and control systems in an efficient or timely manner and may discover deficiencies in existing systems and controls. Thus, we cannot give assurances that our growth strategy will not place a strain on our administrative and operational infrastructure or require us to incur additional expenditures beyond current projections to support our future growth. Our future profitability will depend in part on our continued ability to grow and we can give no assurance that we will be able to sustain our historical growth rate or even be able to grow at all.

Strong Competition Within Our Market Area May Limit Our Growth and
Profitability.

          Competition in the banking and financial services industry is intense. In our market area, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Many of these competitors (whether regional or national institutions) have substantially greater resources and lending limits than we do and may offer certain services that we do not or cannot provide. Our profitability depends upon our continued ability to successfully compete in our market area.

We Operate in a Highly Regulated Environment and May Be Adversely Affected by Changes in Laws and Regulations.

          We are subject to extensive regulation, supervision and examination by the Office of Thrift Supervision, our chartering authority, and by the Federal Deposit Insurance Corporation, as insurer of our deposits. As a savings and loan holding company, First Niagara Financial Group is subject to regulation and supervision by the Office of Thrift Supervision. Such regulation and supervision govern the activities in which a savings bank and its holding company may engage and are intended primarily for the protection of the insurance fund and depositors. These regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operation of a bank, the classification of assets by a bank and the adequacy of a bank's allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, or legislation, could have a material impact on First Niagara Bank, First Niagara Financial Group and our operations.

          Our operations are also subject to extensive regulation by other federal, state and local governmental authorities and are subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of our operations. We believe that we are in substantial compliance in all material respects with applicable federal, state and local laws, rules and regulations. Because our business is highly regulated, the laws, rules and regulations applicable to us are subject to regular modification and change. There are currently proposed various laws, rules and regulations that, if adopted, would impact our operations, including, among other things, matters pertaining to corporate governance, requirements for listing and maintenance on national securities exchanges and over the counter markets, and Securities and Exchange Commission, or SEC, rules pertaining to public reporting disclosures. In addition, the Financial Accounting Standards Board, or FASB, is considering changes which may require, among other things, expensing the costs relating to the issuance of stock options. There can be no assurance that these proposed laws, rules and regulations, or any other laws, rules or regulations, will not be adopted in the future, which could make compliance more difficult or expensive or otherwise adversely affect our business, financial condition or prospects.

Our Return on Stockholders' Equity Will Be Reduced as a Result of the Offering.

          Net income divided by average stockholders' equity, known as "return on equity," is a ratio many investors use to compare the performance of a financial institution to its peers. We expect our return on equity to decrease as compared to our performance in recent years until we are able to leverage the additional capital raised in the offering. Until we can increase our net interest income and non-interest income, we expect our return on equity to be below the industry average, which may negatively impact the value of our common stock.

The Implementation of Stock-Based Benefit Plans May Dilute Your Ownership Interest.

          We will consider adopting a stock option plan and a recognition and retention plan following the offering, subject to receipt of stockholder approval. These stock-based benefit plans will be funded either through open market purchases, if permitted, or from the issuance of authorized but unissued shares. While our intention is to fund these plans through open market purchases, stockholders will experience a reduction or dilution in ownership interest of approximately 7.9% (approximately 5.75% dilution for the stock option plan and approximately 2.38% dilution for the recognition and retention plan) in the event newly issued shares are used to fund stock options and stock awards made under these plans.

Our Recognition and Retention Plan Will Increase Our Costs, Which Will Reduce Our Profitability and Stockholders' Equity.

          We will consider the implementation of a recognition and retention plan after the offering, subject to the receipt of stockholder approval. Under this plan, our officers and directors may be awarded, at no cost to them, shares of common stock in an aggregate amount equal to 4% of the shares of common stock sold in the offering. We must recognize expense for shares of common stock awarded over their vesting period at the fair market value of the shares on the date they are awarded. The recognition and retention plan may not be implemented until at least six months after the offering. If the plan is adopted within twelve months after the offering, it is subject to Office of Thrift Supervision regulations. Assuming the shares of common stock to be awarded under the plan are repurchased in the open market and cost the same as the purchase price in the offering, the reduction to stockholders' equity from the plan would be between $13.9 million at the minimum of the offering range and $21.7 million at the adjusted maximum of the offering range.

We Have Broad Discretion in Allocating the Proceeds of the Offering. Our Failure to Effectively Utilize Such Proceeds Could Reduce Our Profitability.

          First Niagara Financial Group intends to contribute approximately 50% of the net proceeds of the offering to First Niagara Bank. First Niagara Financial Group may use the remaining net proceeds to finance the acquisition of other financial institutions or financial services companies, establish or acquire branches, pay dividends to stockholders, repurchase common stock, purchase investment securities, or for other general corporate purposes. First Niagara Financial Group expects to use a portion of the net proceeds to fund the purchase by the employee stock ownership plan of shares of common stock in the offering. First Niagara Bank may use the proceeds it receives to establish or acquire new branches, acquire financial institutions or financial services companies, fund new loans, purchase investment securities, or for general corporate purposes. We have not allocated specific amounts of proceeds for any of these purposes, and we will have significant flexibility in determining how much of the net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively could reduce our profitability.

The Future Price of the Common Stock May be Less Than the Purchase Price in the Offering.

          We cannot assure you that if you purchase shares of common stock in the offering you will be able to sell them later at or above the $10.00 purchase price in the offering. The final aggregate purchase price of the shares of common stock in the conversion will be based on an independent appraisal. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The valuation is based on estimates and projections of a number of matters, all of which are subject to change from time to time.

Various Factors May Make Takeover Attempts More Difficult to Achieve.

          Our board of directors has no current intention to sell control of First Niagara Financial Group. Provisions of our certificate of incorporation and bylaws, federal regulations and various other factors may make it more difficult for companies or persons to acquire control of First Niagara Financial Group without the consent of our board of directors. It is possible, however, that you would want a takeover attempt to succeed because, for example, a potential acquiror could offer a premium over the then prevailing price of our common stock. The factors that may discourage takeover attempts or make them more difficult include:

          . Office of Thrift Supervision regulations. Office of Thrift Supervision regulations prohibit, for three years following the completion of a mutual-to-stock conversion, the acquisition of more than 10% of any class of equity security of a converted institution without the prior approval of the Office of Thrift Supervision. In addition, the Office of Thrift Supervision has required, as a condition to approval of the conversion, that First Niagara Bank maintain a federal thrift charter for a period of three years.

          . Certificate of incorporation and statutory provisions. Provisions of the certificate of incorporation and bylaws of First Niagara Financial Group and Delaware law may make it more difficult and expensive to pursue a takeover attempt that management opposes. These provisions also make more difficult the removal of our current board of directors or management, or the appointment of new directors. These provisions include: limitations on voting rights of beneficial owners of more than 10% of our common stock; supermajority voting requirements for certain business combinations; and the election of directors to staggered terms of three years. Our bylaws also contain provisions regarding the timing and content of stockholder proposals and nominations and qualification for service on the board of directors.

          . Required change in control payments. We have entered into employment agreements with certain executive officers that will require payments to be made to them in the event their employment is terminated following a change in control of First Niagara Financial Group or First Niagara Bank. These payments may have the effect of increasing the costs of acquiring First Niagara Financial Group, thereby discouraging future attempts.

                           FORWARD-LOOKING STATEMENTS

          This prospectus contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include:

          .    statements of our goals, intentions and expectations;

          . statements regarding our business plans, prospects, growth and operating strategies;

          . statements regarding the asset quality of our loan and investment portfolios; and

          .    estimates of our risks and future costs and benefits.

          These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

          . general economic conditions, either nationally or in our market areas, that are worse than expected;

          . significantly increased competition among depository and other financial institutions;

          . inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

          .    adverse changes in the securities markets;

          . changes in laws or government regulations affecting financial institutions, including changes in regulatory fees and capital requirements;

          . our ability to enter new markets successfully and capitalize on growth opportunities;

          .    our ability to successfully integrate acquired entities;

          .    changes in consumer spending, borrowing and savings habits;

          . changes in accounting policies and practices, as may be adopted by the bank regulatory agencies and the Financial Accounting Standards Board; and

          .    changes in our organization, compensation and benefit plans.

          Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. We discuss some of these uncertainties and others in "Risk Factors" beginning on page 23.

               HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

          Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the offering will be until the offering is completed, we anticipate that the net proceeds will be between $342,958,000 and $464,789,000, or $534,902,000 if the offering range is increased by 15%. First Niagara Financial Group estimates that it will invest in First Niagara Bank between $171,479,000 and $232,394,500, or $267,451,000 if the offering range is increased by 15%. First Niagara Financial Group intends to retain approximately 50% of the net proceeds, of which approximately $33.2 million will be used to finance the cash merger consideration portion of the acquisition of Finger Lakes Bancorp, and between $17.4 million and $23.6 million (or $27.1 million if the offering range is increased) will be for the loan to the employee stock ownership plan to fund its purchase of shares of common stock.

          A summary of the anticipated net proceeds at the minimum, midpoint, maximum and adjusted maximum of the offering range and anticipated distribution of the net proceeds is as follows:

                                                                                                             ADJUSTED
                                                       MINIMUM           MIDPOINT          MAXIMUM           MAXIMUM
                                                   ---------------   ---------------   ---------------   ---------------
   Offering proceeds ...........................   $   348,500,000   $   410,000,000   $   471,500,000   $   542,225,000
   Less offering expenses ......................         5,542,000         6,127,000         6,711,000         7,323,000
                                                   ---------------   ---------------   ---------------   ---------------
      Net offering proceeds ....................   $   342,958,000   $   403,873,000   $   464,789,000   $   534,902,000
                                                   ===============   ===============   ===============   ===============

   Distribution of net proceeds:
        To First Niagara Bank ..................   $   171,479,000   $   201,936,500   $   232,394,500   $   267,451,000
        Retained by First Niagara Financial
        Group ..................................   $   171,479,000   $   201,936,500   $   232,394,500   $   267,451,000

          Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of First Niagara Bank's deposits. The net proceeds may vary because total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering were used to sell shares of common stock not purchased in the subscription offering and community offering.

First Niagara Financial Group May Use the Proceeds it Retains From the Offering:

          . to finance the cash merger consideration portion of the acquisition of Finger Lakes Bancorp in the amount of approximately $33.2 million;

          . to provide a loan to the employee stock ownership plan to fund its purchase of shares of common stock in the offering (between $17.4 million and $27.1 million);

          . to finance the acquisition of financial institutions or branches or other financial service companies, although, except for the proposed acquisition of Finger Lakes Bancorp, we do not currently have any agreements or understandings regarding any specific acquisition transaction;

          .    to pay cash dividends to stockholders;

          .    to repurchase common stock;

          .    to invest in securities; and

          .    for other general corporate purposes.

          Initially, a substantial portion of the net proceeds will be invested in short-term investments, investment-grade debt obligations, and mortgage-backed securities.

          Under current Office of Thrift Supervision regulations, we may not repurchase shares of common stock during the first year following the conversion, except when extraordinary circumstances exist and with prior regulatory approval.

First Niagara Bank May Use the Proceeds it Receives From the Offering:

          . to fund new loans, including single-family mortgage loans, multi-family residential and commercial mortgage loans, commercial business loans, construction loans and consumer loans;

          . to expand its retail banking franchise, by establishing or acquiring new branches or by acquiring other financial institutions or other financial service companies, although, except as to the proposed acquisition of the Savings Bank of the Finger Lakes, we do not now have any agreements or understandings regarding specific acquisition transactions;

          .    to support new products and services;

          .    to invest in securities; and

          .    for other general corporate purposes.

          Initially, the net proceeds will be invested in short-term investments, investment-grade debt obligations, and mortgage-backed securities.

                               OUR DIVIDEND POLICY

          First Niagara Financial Group currently pays an annual cash dividend of $0.44 per share payable quarterly. After the conversion, we intend to continue to pay cash dividends on a quarterly basis. We expect the annual dividends to equal $0.20, $0.17, $0.15 and $0.13 per share at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, which represents an annual dividend yield of 2.0%, 1.7%, 1.5% and 1.3% at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, based upon a stock price of $10.00 per share. The amount of dividends that we intend to pay to our stockholders following the conversion is intended to preserve the per share dividend amount, adjusted to reflect the exchange ratio, that our stockholders currently receive on their First Niagara Financial Group common stock. The dividend rate and the continued payment of dividends will depend on a number of factors including our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. We cannot assure you that we will not reduce or eliminate dividends in the future.

          Under the rules of the Office of Thrift Supervision, First Niagara Bank will not be permitted to pay dividends on its capital stock to First Niagara Financial Group, its sole stockholder, if First Niagara Bank's stockholder's equity would be reduced below the amount of the liquidation account. In addition, First Niagara Bank will not be permitted to make a capital distribution if, after making the distribution, it would be undercapitalized. See "The Conversion--Liquidation Rights." For information concerning additional federal and state law and regulations regarding the ability of First Niagara Bank to make capital distributions, including the payment of dividends, to First Niagara Financial Group, see "Taxation--Federal Taxation" and "Supervision and Regulation--Federal Banking Regulation."

          Unlike First Niagara Bank, First Niagara Financial Group is not restricted by Office of Thrift Supervision regulations on the payment of dividends to its stockholders, although the source of dividends will depend on the net proceeds retained by First Niagara Financial Group and earnings thereon, and upon dividends from First Niagara Bank. First Niagara Financial Group, however, is subject to the requirements of Delaware law, which generally limits dividends to an amount equal to the excess of its stockholders' equity over its statutory capital or, if there is no excess, to its net earnings for the current and/or immediately preceding fiscal year.

          Additionally, we have committed to the Office of Thrift Supervision that during the one-year period following the completion of the conversion, First Niagara Financial Group will not take any action to declare an extraordinary dividend to our stockholders that would be treated as a tax-free return of capital for federal income tax purposes, without prior approval of the Office of Thrift Supervision.

          See "Selected Consolidated Financial and Other Data" and "Market for the Common Stock" for information regarding our historical dividend payments.

                           MARKET FOR THE COMMON STOCK

          First Niagara Financial Group common stock is currently traded on the Nasdaq National Market under the symbol "FNFG," and there is an established market for such common stock. At August 31, 2002, we had 13 market makers, including Ryan Beck & Co., Inc. Upon completion of the conversion, the new shares of common stock of First Niagara Financial Group will replace existing shares and be traded on the Nasdaq National Market. Ryan Beck & Co., Inc. intends to remain a market maker in the common stock following the conversion and also will assist First Niagara Financial Group in obtaining other market makers after the conversion. We cannot assure you that other market makers will be obtained or that an active and liquid trading market for the shares of common stock will develop or, if developed, will be maintained. For a period of 20 trading days following completion of our offering, our symbol will be "FNFGD," after which it will be "FNFG."

          The development and maintenance of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of our shares of common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold. There can be no assurance that persons purchasing the common stock will be able to sell their shares of common stock at or above the $10.00 price per share in the offering. Purchasers of our common stock should have a long-term investment intent and should recognize that there may be a limited trading market in the common stock.

          The following table sets forth the high and low trading prices for shares of First Niagara Financial Group common stock and cash dividends paid per share for the periods indicated. As of June 30, 2002, there were 10,128,903 publicly held shares of First Niagara Financial Group common stock issued and outstanding. In connection with the conversion, each existing share of common stock of First Niagara Financial Group will be converted into a number of new shares of common stock, based upon the exchange ratio that is described in other parts of this prospectus.

YEAR ENDING DECEMBER 31, 2002                 HIGH         LOW        DIVIDEND PAID PER SHARE
----------------------------------------   ----------   ----------   -------------------------
Fourth quarter (through October 31)        $    32.04   $    30.10            $    --/(1)/
Third quarter                                   32.10        26.66               0.11
Second quarter                                  29.99        17.00               0.11
First quarter                                   19.45        15.70               0.10

YEAR ENDED DECEMBER 31, 2001                  HIGH         LOW        DIVIDEND PAID PER SHARE
----------------------------------------   ----------   ----------   -------------------------
Fourth quarter                             $    17.45   $    15.20            $  0.10
Third quarter                                   17.90        12.76               0.09
Second quarter                                  15.99        10.75               0.09
First quarter                                   12.00        10.75               0.08

YEAR ENDED DECEMBER 31, 2000                  HIGH         LOW        DIVIDEND PAID PER SHARE
----------------------------------------   ----------   ----------   -------------------------
Fourth quarter                             $    11.06   $     8.75            $  0.08
Third quarter                                    9.75         8.50               0.07
Second quarter                                  10.16         9.00               0.07
First quarter                                   10.38         8.25               0.06

----------
/(1)/ Dividend for the fourth quarter was paid on November 12, 2002 at $0.11 per share.

          On July 19, 2002, the business day immediately preceding the public announcement of the conversion, and on November 1, 2002, the closing prices of First Niagara Financial Group common stock as reported on the Nasdaq National Market were $27.30 per share and $31.00 per share, respectively. At March 11, 2002, First Niagara Financial Group had approximately 6,700 stockholders of record. On the effective date of the conversion, all publicly held shares of First Niagara Financial Group common stock, including shares of common stock held by our officers and directors, will be converted automatically into and become the right to receive a number of shares of First Niagara Financial Group common stock determined pursuant to the exchange ratio. See "The Conversion -- Share Exchange Ratio." Options to purchase shares of First Niagara Financial Group common stock will be converted into options to purchase a number of shares of First Niagara Financial Group common stock determined pursuant to the exchange ratio, for the same aggregate exercise price. See "Beneficial Ownership of Common Stock."

             HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

          At June 30, 2002, First Niagara Bank exceeded all of the applicable regulatory capital requirements. The table below sets forth the historical equity capital and regulatory capital of First Niagara Bank at June 30, 2002 and the pro forma regulatory capital of First Niagara Bank, assuming the indicated number of shares were sold in the offering as of such date at $10.00 per share and First Niagara Bank received 50% of the net conversion proceeds. The table below assumes that the merger of Cayuga Bank and Cortland Savings Bank into First Niagara Bank was effective as of June 30, 2002. The table below does not reflect the proposed acquisition of Finger Lakes Bancorp, which will not materially affect pro forma compliance with regulatory capital requirements.

                                                                                 PRO FORMA AT JUNE 30, 2002
                                                           ----------------------------------------------------------------------
                                     FIRST NIAGARA BANK
                                     HISTORICAL AT JUNE
                                          30, 2002               MINIMUM (1)               MIDPOINT                MAXIMUM
                                   ---------------------   ----------------------   ----------------------  ---------------------
                                              PERCENT OF              PERCENT OF               PERCENT OF              PERCENT OF
                                    AMOUNT    ASSETS (3)     AMOUNT   ASSETS (3)     AMOUNT    ASSETS (3)    AMOUNT    ASSETS (3)
                                   ---------  ----------   ---------  -----------   ---------  -----------  ---------  ----------
                                                                       (DOLLARS IN THOUSANDS)
Equity capital...................  $ 260,479        9.07%  $ 414,533        13.62%  $ 441,916        14.37% $ 469,299       15.11%

Tangible capital.................  $ 175,555        6.31%  $ 329,609        11.16%  $ 356,992        11.96%   384,375       12.75%
Tangible requirement.............     41,749        1.50      44,321         1.50      44,778         1.50     45,235        1.50
                                   ---------  ----------   ---------  -----------   ---------  -----------  ---------  ----------
Excess...........................  $ 133,806        4.81%  $ 285,288         9.66%  $ 312,214        10.46% $ 339,140       11.25%
                                   =========  ==========   =========  ===========   =========  ===========  =========  ==========

Core (leverage) capital..........  $ 175,555        6.31%  $ 329,609        11.16%  $ 356,992        11.96% $ 384,375       12.75%
Core (leverage) requirement (4)..    111,330        4.00     118,189         4.00     119,407         4.00    120,626        4.00
                                   ---------  ----------   ---------  -----------   ---------  -----------  ---------  ----------
Excess...........................  $  64,225        2.31%  $ 211,420         7.16%  $ 237,585         7.96% $ 263,749        8.75%
                                   =========  ==========   =========  ===========   =========  ===========  =========  ==========

Total risk-based capital (5).....  $ 194,856       10.58%  $ 348,910        18.11%  $ 376,292        19.38% $ 403,675       20.62%
Risk-based requirement...........    147,287        8.00     154,147         8.00     155,365         8.00    156,583        8.00
                                   ---------  ----------   ---------  -----------   ---------  -----------  ---------  ----------
Excess...........................  $  47,569        2.58%  $ 194,763        10.11%  $ 220,927        11.38% $ 247,092       12.62%
                                   =========  ==========   =========  ===========   =========  ===========  =========  ==========

                                   PRO FORMA AT JUNE 30, 2002
                                   --------------------------
                                     MAXIMUM AS ADJUSTED (2)
                                   --------------------------
                                                   PERCENT OF
                                    AMOUNT         ASSETS (3)
                                   ---------       ----------
                                     (DOLLARS IN THOUSANDS)
Equity capital...................  $ 500,819            15.95%

Tangible capital.................    415,895            13.63%
Tangible requirement.............     45,760             1.50
                                   ---------       ----------
Excess...........................  $ 370,135            12.13%
                                   =========       ==========

Core (leverage) capital..........  $ 415,895            13.63%
Core (leverage) requirement (4)..    122,028             4.00
                                   ---------       ----------
Excess...........................  $ 293,867             9.63%
                                   =========       ==========

Total risk-based capital (5).....  $ 435,195          22.04%
Risk-based requirement...........    157,985           8.00
                                   ---------     ----------
Excess...........................  $ 277,210          14.04%
                                   =========     ==========

----------
(1) If First Niagara Financial Group does not receive orders for at least 34,850,000 shares in the subscription and community offering, then, in First Niagara Financial Group's discretion in order to issue the minimum number of shares necessary to complete the conversion and stock offering, up to 3,317,900 shares of the unsubscribed shares may be applied to the acquisition by merger of Finger Lakes Bancorp. If 3,317,900 unsubscribed shares are so applied, then pro forma equity would be $398,109,000 or 13.15% of pro forma assets, pro forma tangible capital would be $313,185,000 or 10.66% of pro forma assets, pro forma core capital would be $313,185,000 or 10.66% of pro forma assets, and pro forma total risk-based capital would be $332,486,000 or 17.33% of pro forma risk-based assets. See " Finger Lakes Bancorp Acquisition and Related Pro Forma Data."
(2) As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares, changes in market or general financial conditions following the commencement of the offering, or regulatory considerations.
(3) Tangible and core capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(4) The current Office of Thrift Supervision core capital requirement for financial institutions is 3% of total adjusted assets for financial institutions that receive the highest supervisory rating for safety and soundness and a 4% to 5% core capital ratio requirement for all other financial institutions.
(5) Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 50% risk weighting.

                                 CAPITALIZATION

          The following table presents the historical consolidated capitalization of First Niagara Financial Group at June 30, 2002 and the pro forma consolidated capitalization of First Niagara Financial Group after giving effect to the conversion, based upon the assumptions set forth in the "Pro Forma Data" section. The table below does not reflect the acquisition of Finger Lakes Bancorp, Inc.

                                                                                                                       88,874,018
                                                                      57,121,297      67,201,526       77,281,755        SHARES
                                                FIRST NIAGARA           SHARES          SHARES           SHARES       OUTSTANDING,
                                                  FINANCIAL          OUTSTANDING,    OUTSTANDING,     OUTSTANDING,     54,222,500
                                                    GROUP             34,850,000      41,000,000       47,150,000    SHARES SOLD AT
                                                HISTORICAL AT        SHARES SOLD    SHARES SOLD AT    SHARES SOLD       ADJUSTED
                                                JUNE 30, 2002       AT MINIMUM (1)     MIDPOINT        AT MAXIMUM      MAXIMUM (2)
                                                -------------       --------------  --------------   -------------   --------------
                                                                                 (DOLLARS IN THOUSANDS)
Deposits (3)................................... $   2,148,274       $    2,148,274    $  2,148,274   $   2,148,274   $    2,148,274
Borrowed funds.................................       406,856              406,856         406,856         406,856          406,856
                                                -------------       --------------  --------------   -------------   --------------
   Total deposits and borrowed funds..          $   2,555,130       $    2,555,130    $  2,555,130   $   2,555,130   $    2,555,130
                                                =============       ==============  ==============   =============   ==============
STOCKHOLDERS' EQUITY:
 Preferred stock, $0.01 par value, 50,000,000
  shares authorized (post-conversion) (4)......            --                   --              --              --               --
 Common stock $0.01 par value, 250,000,000
  shares authorized (post-conversion); shares
  to be issued as reflected (4) (5) (6)........           298                  571             672             773              889
 Additional paid-in capital (4)................       136,683              439,800         500,614         561,429          631,426
 Retained earnings (7).........................       185,265              201,176         201,176         201,176          201,176
 Unrealized gain (loss) on securities
  available for sale...........................         3,197                3,197           3,197           3,197            3,197
LESS:
 Treasury stock(8).............................       (39,568)                  --              --              --               --
 Common stock to be acquired by employee
  stock ownership plan (9).............               (11,327)             (28,752)        (31,827)        (34,902)         (38,438)
 Common stock to be acquired by recognition
  and retention plan (10)......................        (2,245)/(11)/       (16,185)        (18,645)        (21,105)         (23,934)
                                                -------------       --------------  --------------   -------------   --------------
 Total stockholders' equity.................... $     272,303       $      599,807  $      655,187   $     710,568   $      774,316
                                                =============       ==============  ==============   =============   ==============
 Total stockholders' equity as a percentage of
  total assets.................................          9.48%               18.75%          20.13%          21.46%           22.95%
 Tangible stockholders' equity as a percentage
  of total assets..............................          6.67%               16.22%          17.65%          19.02%           20.55%

----------
(1) If First Niagara Financial Group does not receive orders for at least 34,850,000 shares in the subscription and community offering, then, in First Niagara Financial Group's discretion in order to issue the minimum number of shares necessary to complete the conversion and stock offering, up to 3,317,900 shares of the unsubscribed shares may be applied to the acquisition by merger of Finger Lakes Bancorp. If 3,317,900 unsubscribed shares are so applied, then total stockholders' equity would be $566,959,000, total stockholders' equity as a percentage of total assets would be 17.90%, and tangible stockholders' equity as a percentage of total assets would be 15.35%. See "Finger Lakes Bancorp Acquisition and Related Pro Forma Data."
(2) As adjusted to give effect to an increase in the number of shares of common stock which could occur due to a 15% increase in the offering range to reflect demand for shares, changes in market or general financial conditions following the commencement of the subscription and community offerings, or regulatory considerations.
(3) Does not reflect withdrawals from deposit accounts for the purchase of shares common stock in the conversion and offering. These withdrawals would reduce pro forma deposits by the amount of the withdrawals.
(4) First Niagara Financial Group has 50,000,000 authorized shares of preferred stock and 250,000,000 authorized shares of common stock, par value $0.01 per share. Pro forma First Niagara Financial Group common stock and additional paid-in capital have been increased to reflect the number of shares of First Niagara Financial Group common stock to be outstanding.
(5) No effect has been given to the issuance of additional shares of First Niagara Financial Group common stock pursuant to an additional stock option plan. If this plan is implemented, an amount up to 10% of the shares of First Niagara Financial Group common stock sold in the offering will be reserved for issuance upon the exercise of options under the stock option plan. No effect has been given to the exercise of options currently outstanding. See "Management of First Niagara Financial Group--Stock Benefit Plans."
(6) Does not give effect to the issuance of 3,317,900 shares of common stock to Finger Lakes Bancorp stockholders in connection with the proposed acquisition of Finger Lakes Bancorp and its wholly-owned subsidiary, the Savings Bank of the Finger Lakes.
(7) The retained earnings of First Niagara Bank will be substantially restricted after the conversion. See "The Conversion--Liquidation Rights" and "Supervision and Regulation--Federal Banking Regulation." Pro forma retained earnings reflects consolidation of $15,911,072 of capital from First Niagara Financial Group, MHC.
(8) Pro forma data assumes the cancellation of treasury stock as a result of the conversion and exchange of shares.

(9) Assumes that 5% of the shares sold in the offering will be acquired by the employee stock ownership plan financed by a loan from First Niagara Financial Group. The loan will be repaid principally from First Niagara Bank's contributions to the employee stock ownership plan. Since First Niagara Financial Group will finance the employee benefit plan debt, this debt will be eliminated through consolidation and no liability will be reflected on First Niagara Financial Group's consolidated financial statements. Accordingly, the amount of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total stockholders' equity.
(10) Assumes a number of shares of common stock equal to 4% of the common stock to be sold in the offering will be purchased by the stock recognition and retention plan in open market purchases. The dollar amount of common stock to be purchased is based on the $10.00 per share subscription price in the offering and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of stock relative to the subscription price in the offering. As First Niagara Financial Group accrues compensation expense to reflect the vesting of shares pursuant to the stock recognition and retention plan, the credit to capital will be offset by a charge to operations. Implementation of the stock recognition and retention plan will require stockholder approval. If the shares to fund the plan are assumed to come from authorized but unissued shares of First Niagara Financial Group, the number of outstanding shares at the minimum, midpoint, maximum and the maximum, as adjusted, of the offering range would be 58,515,297, 68,841,526, 79,167,755 and 91,042,918, respectively, total stockholders' equity would be $613,747,000, $671,587,000, $729,428,000 and
     $796,005,000, respectively, and total stockholders' ownership in First Niagara Financial Group would be diluted by approximately 2.38%.
(11) For financial statement presentation purposes, the common stock related to the recognition and retention plan is included in treasury stock.

                            PRO FORMA CONVERSION DATA

          The following table summarizes historical data of First Niagara Financial Group and pro forma data of First Niagara Financial Group at or for the six months ended June 30, 2002 and the year ended December 31, 2001, based on assumptions set forth below and in the table, and should not be used as a basis for projections of market value of the shares of common stock following the conversion and offering. No effect has been given in the table to the acquisition of Finger Lakes Bancorp, the possible issuance of additional shares of common stock pursuant to the current outstanding stock option plan or for the possible issuance of additional shares of common stock pursuant to any stock option plan or stock recognition and retention plan that may be adopted by our stockholders no earlier than six months after the conversion. Moreover, pro forma stockholders' equity per share does not give effect to the liquidation account to be established in the conversion or, in the event of a liquidation of First Niagara Bank, to the recoverability of intangibles or the tax effect of the recapture of the bad debt reserve. See "The Conversion--Liquidation Rights."

          The net proceeds in the tables are based upon the following assumptions:

          (1) all shares of common stock will be sold in the subscription and community offerings;

          (2) 112,250 shares of common stock will be purchased by our executive officers and directors, and their associates;

          (3) our employee stock ownership plan will purchase 5% of the shares of common stock sold in the offering with a loan from First Niagara Financial Group. The loan will be repaid in substantially equal principal payments over a period of 30 years;

          (4) Ryan Beck & Co., Inc. will receive a fee equal to $50,000 plus 1.0% of the dollar amount of common stock sold in the subscription and community offerings up to $454.1 million, and 0.90% of the dollar amount of shares sold in the subscription and community offerings in excess of that amount. No fee will be paid with respect to shares of common stock purchased by our qualified and non-qualified employee benefit plans and by our officers, directors and employees, and their immediate families; and

          (5) total expenses of the offering, including the marketing fees to be paid to Ryan Beck & Co., Inc., will be between $5.5 million at the minimum of the offering range and $7.3 million at the maximum of the offering range, as adjusted.

          Pro forma consolidated net earnings of First Niagara Financial Group for the six months ended June 30, 2002 and the year ended December 31, 2001 has been calculated as if the estimated net proceeds received by First Niagara Financial Group and First Niagara Bank had been invested at an assumed interest rate of 4.8% (2.9% on an after-tax basis) for the six months ended June 30, 2002 and 5.85% (3.5% on an after-tax basis) for the year ended December 31, 2001. The reinvestment rate was calculated based on the arithmetic average of First Niagara Financial Group's average yield on interest-earning assets and average rate paid on interest-bearing deposits for the six months ended June 30, 2002 and the year ended December 31, 2001. The effect of withdrawals from deposit accounts for the purchase of shares of common stock has not been reflected. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of common stock. No effect has been given in the pro forma stockholders' equity calculations for the assumed earnings on the net proceeds. It is assumed that First Niagara Financial Group will retain 50% of the estimated net conversion proceeds. The actual net proceeds from the sale of common stock will not be determined until the conversion is completed. However, we currently estimate the net proceeds to be between $342,958,000 and $464,789,000, or $534,902,000 if the
offering range is increased by 15%. It is assumed that all shares of common stock will be sold in the subscription offering and community offering.

          The following pro forma information may not be representative of the financial effects of the foregoing transactions at the dates on which such transactions actually occur, and should not be taken as indicative of future results of operations. Pro forma consolidated stockholders' equity represents the difference between the stated amounts of assets and liabilities of First Niagara Financial Group. The pro forma stockholders' equity is not intended to represent the fair market value of the common stock.

                                                                           AT OR FOR THE SIX MONTHS ENDED JUNE 30, 2002
                                                                           BASED UPON THE SALE AT $10.00 PER SHARE OF
                                                                  -----------------------------------------------------------------
                                                                                                                      54,222,500
                                                                     34,850,000      41,000,000      47,150,000        SHARES (2)
                                                                  SHARES MINIMUM  SHARES MIDPOINT  SHARES MAXIMUM      15% ABOVE
                                                                    OF OFFERING     OF OFFERING      OF OFFERING       MAXIMUM OF
                                                                      RANGE(1)        RANGE             RANGE       OFFERING RANGE
                                                                  --------------  ---------------  ---------------  ---------------
                                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Gross proceeds .................................................. $      348,500  $       410,000  $       471,500  $       542,225
Expenses ........................................................          5,542            6,127            6,711            7,323
                                                                  --------------  ---------------  ---------------  ---------------
   Estimated net proceeds .......................................        342,958          403,873          464,789          534,902
Common stock acquired by employee stock
 ownership plan (8) .............................................        (17,425)         (20,500)         (23,575)         (27,111)
Common stock acquired by recognition and
 retention plan (3) .............................................        (13,940)         (16,400)         (18,860)         (21,689)
Assets received from the MHC ....................................         15,911           15,911           15,911           15,911
                                                                  --------------  ---------------  ---------------  ---------------
   Estimated net proceeds, as adjusted ..........................   $    327,504  $       382,884  $       438,265  $       502,013
                                                                  ==============  ===============  ===============  ===============

FOR THE SIX MONTHS ENDED JUNE 30, 2002
Consolidated net earnings:
   Historical ................................................... $       14,457  $        14,457  $        14,457  $        14,457
Pro forma adjustments:
   Income on adjusted net proceeds ..............................          4,716            5,514            6,311            7,229
   Employee stock ownership plan (8) ............................           (174)            (205)            (236)            (271)
   Recognition and retention plan (3) ...........................           (836)            (984)          (1,132)          (1,301)
                                                                  --------------  ---------------  ---------------  ---------------
     Pro forma net earnings ..................................... $       18,163  $        18,782  $        19,400  $        20,114
                                                                  ==============  ===============  ===============  ===============

Earnings per share (4):
   Historical ................................................... $         0.27  $          0.23  $          0.20  $          0.18
Pro forma adjustments:
   Income on adjusted net proceeds ..............................           0.09             0.09             0.09             0.08
   Employee stock ownership plan (8) ............................             --               --               --               --
   Recognition and retention plan (3) ...........................          (0.02)           (0.02)           (0.02)           (0.02)
                                                                  --------------  ---------------  ---------------  ---------------
     Pro forma earnings per share (4) (5) ....................... $         0.34  $          0.30  $          0.27  $          0.24
                                                                  ==============  ===============  ===============  ===============

Offering price to pro forma net earnings per share ..............          14.71x           16.67x           18.52x           20.83x
Number of shares used in earnings per share calculations ........     52,932,987       62,274,103       71,615,219       82,357,500

AT JUNE 30, 2002
Stockholders' equity:
   Historical ................................................... $      272,303  $       272,303  $       272,303  $       272,303
   MHC capital consolidation ....................................         15,911           15,911           15,911           15,911
   Estimated net proceeds .......................................        342,958          403,873          464,789          534,902
   Common stock acquired by employee stock ownership
    plan (8) ....................................................        (17,425)         (20,500)         (23,575)         (27,111)
   Common stock acquired by recognition and retention
    plan (3) ....................................................        (13,940)         (16,400)         (18,860)         (21,689)
                                                                  --------------  ---------------  ---------------  ---------------
       Pro forma stockholders' equity (6) .......................        599,807          655,187          710,568          774,316
   Intangible assets (9) ........................................         80,776           80,776           80,776           80,776
                                                                  --------------  ---------------  ---------------  ---------------
       Pro forma tangible stockholders' equity .................. $      519,031  $       574,411  $       629,792  $       693,540
                                                                  ==============  ===============  ===============  ===============

Stockholders' equity per share (7):

   Historical ................................................... $         4.77  $          4.05  $          3.52  $          3.06
   MHC capital consolidation ....................................           0.28             0.24             0.21             0.18
   Estimated net proceeds .......................................           6.00             6.01             6.01             6.02
   Common stock acquired by employee stock
    ownership plan (8) ..........................................          (0.31)           (0.31)           (0.31)           (0.31)
   Common stock acquired by recognition and
    retention plan (3) ..........................................          (0.24)           (0.24)           (0.24)           (0.24)
                                                                  --------------  ---------------  ---------------  ---------------
       Pro forma stockholders' equity per share (6) (7) ......... $        10.50  $          9.75  $          9.19  $          8.71
                                                                  ==============  ===============  ===============  ===============

       Pro forma tangible stockholders' equity per share ........ $         9.09  $          8.55  $          8.15  $          7.80
                                                                  ==============  ===============  ===============  ===============

Offering price as percentage of pro forma
 stockholders' equity per share .................................          95.24%          102.56%          108.81%          114.81%
Offering price as percentage of pro forma
 tangible stockholders' equity per share ........................         110.01%          116.96%          122.70%          128.21%

Number of shares used in book value per share
calculations ....................................................     57,121,297       67,201,526       77,281,755       88,874,018

                                                   (footnotes on following page)

----------
(1) If First Niagara Financial Group does not receive orders for at least 34,850,000 shares in the subscription and community offering, then, in First Niagara Financial Group's discretion in order to issue the minimum number of shares necessary to complete the conversion and stock offering, up to 3,317,900 shares of the unsubscribed shares may be applied to the acquisition by merger of Finger Lakes Bancorp. If 3,317,900 unsubscribed shares are so applied, then estimated proceeds would be $315,321,000, pro forma net earnings per share would be $0.36 and the offering price to pro forma net earnings per share would be 13.89x, pro forma stockholders' equity and tangible stockholders' equity per share would be $10.54 and $9.04, respectively, and offering price as a percentage of pro forma stockholders' equity per share and offering price as a percentage of pro forma tangible stockholders' equity per share would be 94.88% and 110.62%, respectively.
(2) As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares, changes in market and financial conditions following the commencement of the offering, or regulatory considerations.
(3) If approved by First Niagara Financial Group's stockholders, the stock recognition and retention plan may purchase an aggregate number of shares of common stock equal to 4% of the shares to be sold in the offering. Stockholder approval of the stock recognition and retention plan, and purchases by the plan may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from First Niagara Financial Group or through open market purchases. The funds to be used by the stock recognition and retention plan to purchase the shares will be provided by First Niagara Financial Group. The table assumes that (i) the stock recognition and retention plan acquires the shares through open market purchases at $10.00 per share, (ii) 20% of the amount contributed to the stock recognition and retention plan is amortized as an expense during the six months ended June 30, 2002 and (iii) the stock recognition and retention plan expense reflects an effective combined federal and state tax rate of 40.0%. Assuming stockholder approval of the plan and that the plan shares are awarded through the use of authorized but unissued shares of common stock, stockholders would have their voting interests diluted by approximately 2.38%.
(4) Per share figures include publicly held shares of First Niagara Financial Group common stock that will be exchanged for new shares of First Niagara Financial Group common stock in the conversion. See "The Conversion -- Share Exchange Ratio." Net income per share computations are determined by taking the number of shares assumed to be sold in the offering and the number of new shares assumed to be issued in exchange for publicly held shares and, in accordance with Statement of Position 93-6, subtracting the recognition and retention plan shares and the employee stock ownership plan shares which have not been committed for release during the respective periods. See notes 3 and 8. The number of shares of common stock actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.
(5) No effect has been given to the issuance of additional shares of common stock pursuant to the stock option plan, which is expected to be adopted by First Niagara Financial Group following the offering and presented to stockholders for approval not earlier than six months after the completion of the conversion. If the stock option plan is approved by stockholders, a number of shares up to 10% of the shares sold in the offering will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of authorized but previously unissued shares of common stock pursuant to the exercise of options under such plan would dilute existing stockholders' interests by approximately 5.75%.
(6) The retained earnings of First Niagara Bank will be substantially restricted after the conversion. See "Our Dividend Policy," "The Conversion--Liquidation Rights" and "Supervision and Regulation--Federal Banking Regulation--Capital Distributions."
(7) Per share figures include publicly held shares of First Niagara Financial Group common stock that will be exchanged for new shares of First Niagara Financial Group common stock in the conversion. Stockholders' equity per share calculations are based upon the sum of (i) the number of subscription shares assumed to be sold in the offering and (ii) new shares to be issued in exchange for publicly held shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The exchange shares reflect an exchange ratio of 2.19879, 2.58681, 2.97483 and 3.42105, respectively, at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The number of subscription shares actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.
(8) Assumes that 5% of shares of common stock sold in the offering will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from First Niagara Financial Group. First Niagara Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the principal of the debt. First Niagara Bank's total annual payments on the employee benefit plans debt are based upon 30 equal annual installments of principal and interest. Statement of Position 93-6 requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by First Niagara Bank, the fair value of the common stock remains that the subscription price and the employee benefit plans expense reflects an effective combined federal and state tax rate of 40.0%. The unallocated employee benefit plans shares are reflected as a reduction of stockholders' equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes (i) that 79,418, 93,433, 107,448 and 123,565 shares were committed to be released during the period at the minimum, mid-point, maximum, and adjusted maximum of the offering range, respectively, and (ii) in accordance with Statement of Position 93-6, only the employee benefit plans shares committed to be released during the period were considered outstanding for purposes of net income per share calculations.
(9) Intangible assets represents the outstanding balance of goodwill ($74.101 million) and customer lists ($6.675 million) as of June 30, 2002.

                                                                           AT OR FOR THE YEAR ENDED DECEMBER 31, 2001
                                                                           BASED UPON THE SALE AT $10.00 PER SHARE OF
                                                                ------------------------------------------------------------------
                                                                                                                     54,222,500
                                                                 34,850,000        41,000,000       47,150,000        SHARES (2)
                                                                SHARES MINIMUM       SHARES           SHARES          15% ABOVE
                                                                 OF OFFERING       MIDPOINT OF      MAXIMUM OF        MAXIMUM OF
                                                                  RANGE (1)      OFFERING RANGE   OFFERING RANGE    OFFERING RANGE
                                                                --------------   --------------   --------------    --------------
                                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Gross proceeds ................................................ $      348,500   $      410,000   $      471,500    $      542,225
Expenses ......................................................          5,542            6,127            6,711             7,323
                                                                --------------   --------------   --------------    --------------
   Estimated net proceeds .....................................        342,958          403,873          464,789           534,902
Common stock acquired by employee stock
 ownership plan (8) ...........................................        (17,425)         (20,500)         (23,575)          (27,111)
Common stock acquired by recognition and retention plan (3) ...        (13,940)         (16,400)         (18,860)          (21,689)
Assets received from the MHC ..................................         15,911           15,911           15,911            15,911
                                                                --------------   --------------   --------------    --------------
   Estimated net proceeds, as adjusted ........................ $      327,504   $      382,884   $      438,265    $      502,013
                                                                ==============   ==============   ==============    ==============

FOR THE YEAR ENDED DECEMBER 31, 2001
Consolidated net earnings:
   Historical ................................................. $       21,220   $       21,220   $       21,220    $       21,220
Pro forma adjustments:
   Income on adjusted net proceeds ............................         11,495           13,439           15,383            17,621
   Employee stock ownership plan (8) ..........................           (349)            (410)            (472)             (542)
   Recognition and retention plan (3) .........................         (1,673)          (1,968)          (2,263)           (2,603)
                                                                --------------   --------------   --------------    --------------
     Pro forma net earnings ................................... $       30,693   $       32,281   $       33,868    $       35,696
                                                                ==============   ==============   ==============    ==============

Earnings per share (4):
   Historical ................................................. $         0.40   $         0.34   $         0.30    $         0.26
Pro forma adjustments:
   Income on adjusted net proceeds ............................           0.22             0.22             0.22              0.22
   Employee stock ownership plan (8) ..........................          (0.01)           (0.01)           (0.01)            (0.01)
   Recognition and retention plan (3) .........................          (0.03)           (0.03)           (0.03)            (0.03)
                                                                --------------   --------------   --------------    --------------
     Pro forma earnings per share (4) (5) ..................... $         0.58   $         0.52   $         0.48    $         0.44
                                                                ==============   ==============   ==============    ==============

Offering price to net earnings per share ......................          17.24x           19.23x           20.83x            22.73x
Number of shares used in earnings per share calculations ......     52,687,180       61,984,918       71,282,656        81,975,054

AT DECEMBER 31, 2001
Stockholders' equity:
   Historical ................................................. $      260,617   $      260,617   $      260,617    $      260,617
   MHC capital consolidation ..................................         15,911           15,911           15,911            15,911
   Estimated net proceeds .....................................        342,958          403,873          464,789           534,902
   Common stock acquired by employee stock ownership
    plan (8) ..................................................        (17,425)         (20,500)         (23,575)          (27,111)
   Common stock acquired by recognition and retention
    plan (3) ..................................................        (13,940)         (16,400)         (18,860)          (21,689)
                                                                --------------   --------------   --------------    --------------
       Pro forma stockholders' equity (6) .....................        588,121          643,501          698,882           762,630
   Intangible assets (9) ......................................         81,010           81,010           81,010            81,010
                                                                --------------   --------------   --------------    --------------
       Pro forma tangible stockholders' equity ................ $      507,111   $      562,491   $      617,872    $      681,620
                                                                ==============   ==============   ==============    ==============

Stockholders' equity per share (7):

   Historical ................................................. $         4.56   $         3.88   $         3.37    $         2.93
   MHC capital consolidation ..................................           0.28             0.24             0.21              0.18
   Estimated net proceeds .....................................           6.01             6.01             6.01              6.02
   Common stock acquired by employee stock ownership
    plan (8) ..................................................          (0.31)           (0.31)           (0.31)            (0.31)
   Common stock acquired by recognition and retention
    plan (3) ..................................................          (0.24)           (0.24)           (0.24)            (0.24)
                                                                --------------   --------------   --------------    --------------
       Pro forma stockholders' equity per share (6) (7) ....... $        10.30   $         9.58   $         9.04    $         8.58
                                                                ==============   ==============   ==============    ==============

       Pro forma tangible stockholders' equity per share ...... $         8.88   $         8.37   $         8.00    $         7.67
                                                                ==============   ==============   ==============    ==============

Offering price as percentage of pro forma
 stockholders' equity per share ...............................          97.09%          104.38%          110.62%           116.55%
Offering price as percentage of pro forma
 tangible stockholders' equity per share ......................         112.61%          119.47%          125.00%           130.38%

Number of shares used in book value per share calculations ....     57,121,297       67,201,526       77,281,755        88,874,018

                                                   (footnotes on following page)

----------
(1) If First Niagara Financial Group does not receive orders for at least 34,850,000 shares in the subscription and community offerings, then, in First Niagara Financial Group's discretion in order to issue the minimum number of shares necessary to complete the conversion and stock offering, up to 3,317,900 shares of the unsubscribed shares may be applied to the acquisition by merger of Finger Lakes Bancorp. If 3,317,900 unsubscribed shares are so applied, then estimated proceeds would be $315,321,000, pro forma net earnings and net earnings per share would be $0.60 and the offering price to pro forma net earnings per share would be 16.67x, pro forma stockholders' equity and tangible stockholders' equity per share would be $10.32 and $8.81, respectively, and offering price as a percentage of pro forma stockholders' equity per share and offering price as a percentage of pro forma tangible stockholders' equity per share would be 96.90% and 113.51% respectively.
(2) As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares, changes in market and financial conditions following the commencement of the offering, or regulatory considerations.
(3) If approved by First Niagara Financial Group's stockholders, the stock recognition and retention plan may purchase an aggregate number of shares of common stock equal to 4% of the shares to be sold in the offering. Stockholder approval of the stock recognition and retention plan, and purchases by the plan may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from First Niagara Financial Group or through open market purchases. The funds to be used by the stock recognition and retention plan to purchase the shares will be provided by First Niagara Financial Group. The table assumes that (i) the stock recognition and retention plan acquires the shares through open market purchases at $10.00 per share, (ii) 20% of the amount contributed to the stock recognition and retention plan is amortized as an expense during the year ended December 31, 2001 and (iii) the stock recognition and retention plan expense reflects an effective combined federal and state tax rate of 40.0%. Assuming stockholder approval of the plan and that the plan shares are awarded through the use of authorized but unissued shares of common stock, stockholders would have their voting interests diluted by approximately 2.38%.
(4) Per share figures include publicly held shares of First Niagara Financial Group common stock that will be exchanged for new shares of First Niagara Financial Group common stock in the conversion. See "The Conversion -- Share Exchange Ratio." Net income per share computations are determined by taking the number of shares assumed to be sold in the offering and the number of new shares assumed to be issued in exchange for publicly held shares and, in accordance with Statement of Position 93-6, subtracting the recognition and retention plan shares and the employee stock ownership plan shares which have not been committed for release during the respective periods. See notes 3 and 8. The number of shares of common stock actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.
(5) No effect has been given to the issuance of additional shares of common stock pursuant to the stock option plan, which is expected to be adopted by First Niagara Financial Group following the offering and presented to stockholders for approval not earlier than six months after the completion of the conversion. If the stock option plan is approved by stockholders, a number of shares up to 10% of the shares sold in the offering will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of authorized but previously unissued shares of common stock pursuant to the exercise of options under such plan would dilute existing stockholders' interests by approximately 5.75%.
(6) The retained earnings of First Niagara Bank will be substantially restricted after the conversion. See "Our Dividend Policy," "The Conversion--Liquidation Rights" and "Supervision and Regulation--Federal Banking Regulation--Capital Distributions."
(7) Per share figures include publicly held shares of First Niagara Financial Group common stock that will be exchanged for new shares of First Niagara Financial Group common stock in the conversion. Stockholders' equity per share calculations are based upon the sum of (i) the number of subscription shares assumed to be sold in the offering and (ii) new shares to be issued in exchange for publicly held shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The exchange shares reflect an exchange ratio of 2.19879, 2.58681, 2.97483 and 3.42105, respectively, at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The number of subscription shares actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.
(8) Assumes that 5% of shares of common stock sold in the offering will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from First Niagara Financial Group. First Niagara Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the principal of the debt. First Niagara Bank's total annual payments on the employee benefit plans debt are based upon 30 equal annual installments of principal and interest. Statement of Position 93-6 requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee benefit plans shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by First Niagara Bank, the fair value of the common stock remains that the subscription price and the employee benefit plans expense reflects an effective combined federal and state tax rate of 40.0%. The unallocated employee benefit plans shares are reflected as a reduction of stockholders' equity. No reinvestment is assumed on proceeds contributed to fund the employee benefit plans. The pro forma net income further assumes (i) that 182,424, 214,617, 246,810 and 283,832 shares were committed to be released during the twelve months ended December 31, 2001, at the minimum, mid-point, maximum, and adjusted maximum of the offering range, respectively, and (ii) in accordance with Statement of Position 93-6, only the employee benefit plans shares committed to be released during the period were considered outstanding for purposes of net income per share calculations.
(9) Intangible assets represent the outstanding balance of goodwill ($74.213 million) and customer lists ($6.797 million) as of December 31, 2001.

                        FINGER LAKES BANCORP ACQUISITION
                           AND RELATED PRO FORMA DATA

GENERAL

          On July 21, 2002, First Niagara Financial Group entered into an agreement to acquire Finger Lakes Bancorp, Inc., which is the holding company of the Savings Bank of the Finger Lakes, a federal savings bank headquartered in Geneva, New York. The Savings Bank of the Finger Lakes operates seven branch offices and nine ATMs in Geneva, Seneca Falls, Ithaca, Canandaigua and Auburn, New York. As of June 30, 2002, Finger Lakes Bancorp, Inc. had assets of $387.8 million, deposits of $265.1 million and stockholders' equity of $37.1 million. The Savings Bank of the Finger Lakes will be merged into First Niagara Bank. Following this merger and the consolidation of one branch, First Niagara Bank will operate 45 banking centers in 11 counties in Western and Central New York State. The merger will give First Niagara Bank market share in two adjacent counties that it does not currently operate in: Ontario, 13.29% and Seneca, 7.43%. The merger will give First Niagara Bank the number three market share rank in Ontario County, and will further strengthen its number one market share in Cayuga County. Additionally, the merger will give First Niagara Financial Group a contiguous presence across Western and Central New York and will complement First Niagara Bank's loan portfolio, as the Savings Bank of the Finger Lakes has a higher concentration of consumer and commercial loans than First Niagara Bank.

          Cost efficiencies have been identified and certain management, support and administrative positions held by Finger Lakes Bancorp, Inc. staff will be eliminated. We anticipate achieving annual cost savings of approximately $4.1 million on a pre-tax basis. Giving effect to these cost savings, we anticipate that the acquisition will be accretive to earnings.

          The merger agreement provides that each share of Finger Lakes Bancorp common stock will be converted into the right to receive the merger consideration of $20.00 per share, in the form of cash or First Niagara Financial Group common stock, or a combination thereof. Each holder of an option to purchase Finger Lakes Bancorp common stock may elect to receive the difference between the applicable exercise price of the option and the $20.00 merger consideration in the form of cash or stock. The merger agreement provides that the aggregate merger consideration shall be 50% cash and 50% First Niagara Financial Group common stock. At June 30, 2002, Finger Lakes Bancorp had 3,173,807 shares of common stock, and options to purchase 330,390 shares of common stock, issued and outstanding. The First Niagara Financial Group common stock to be issued to Finger Lakes Bancorp stockholders in the merger will be valued at the $10.00 per share purchase price in the offering. Accordingly, if a Finger Lakes Bancorp stockholder elects to receive all of the merger consideration in the form of shares of First Niagara Financial Group common stock, and the election is accepted, the stockholder will receive two shares of First Niagara Financial Group common stock for each share of Finger Lakes Bancorp common stock held by such stockholder. First Niagara Financial Group expects to issue 3,317,900 shares of common stock to Finger Lakes Bancorp stockholders.

          Any shares of First Niagara Financial Group common stock to be issued in the merger will be issued immediately following completion of the mutual to stock conversion and related stock offering of First Niagara Financial Group. If First Niagara Financial Group does not receive orders for at least 34,850,000 shares in the subscription and community offerings, then, in First Niagara Financial Group's discretion, in order to issue the minimum number of shares necessary to complete the conversion and stock offering, up to 3,317,900 shares of the unsubscribed shares may be applied to the acquisition by merger of Finger Lakes Bancorp. However, the merger is not contingent upon the completion by First Niagara Financial Group of the mutual to stock conversion. The merger is subject to Finger Lakes Bancorp stockholder approval as well as approval by the Office of Thrift Supervision. If the First Niagara

Financial Group conversion is not completed by March 31, 2003, Finger Lakes Bancorp stockholders will receive the $20.00 per share merger consideration in cash.

          We anticipate simultaneously completing the conversion, offering and merger in January 2003, although no assurance can be given that we will be able to complete these transactions by that date.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

          The following unaudited pro forma condensed consolidated balance sheets at June 30, 2002 and December 31, 2001 and unaudited pro forma condensed consolidated statements of income for the six months ended June 30, 2002 and for the year ended December 31, 2001, give effect to the conversion offering and the merger based on the assumptions set forth below. The unaudited pro forma consolidated financial statements are based on the unaudited consolidated financial statements of First Niagara Financial Group and Finger Lakes Bancorp for the six months ended June 30, 2002, and the audited consolidated financial statements of First Niagara Financial Group and Finger Lakes Bancorp for the year ended December 31, 2001. The unaudited pro forma consolidated financial statements give effect to the Finger Lakes Bancorp merger using the purchase method of accounting under generally accepted accounting principles. However, integration costs and expected cost savings related to integration are not included.

          The unaudited pro forma condensed consolidated balance sheets and the unaudited pro forma condensed consolidated statements of income reflect the impact of the conversion stock offering at the midpoint of the estimated valuation range, including the increase in stockholders' equity resulting from the stock offering proceeds, the investment income from investment of offering proceeds, and the anticipated employee stock ownership plan expense. For the assumptions underlying such effects, see "Pro Forma Conversion Data."

          The unaudited pro forma information is provided for informational purposes only. The pro forma financial information presented is not necessarily indicative of the actual results that would have been achieved had the conversion and the merger been consummated on the dates or at the beginning of the periods presented, and is not necessarily indicative of future results. The unaudited pro forma financial information should be read in conjunction with the audited consolidated financial statements and the notes thereto of First Niagara Financial Group contained elsewhere in this document.

          The pro forma stockholders' equity is based upon the value of the common stockholders' ownership of First Niagara Financial Group computed in accordance with generally accepted accounting principles. This amount is not intended to represent fair market value and does not represent amounts, if any, that would be available for distribution to stockholders in the event of liquidation.

          The unaudited pro forma stockholders' equity and net income derived from the above assumptions are qualified by the statements set forth under this caption and should not be considered indicative of the market value of First Niagara Financial Group common stock or the actual or future results of operations of First Niagara Financial Group for any period. The pro forma data may be materially affected by the actual gross and net proceeds from the sale of shares in the stock offering and other factors.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                             AT JUNE 30, 2002 (1)
                                            ------------------------------------------------------------------------------
                                             FIRST NIAGARA
                                            FINANCIAL GROUP
                                              PRO FORMA FOR
                                             CONVERSION AT                              PRO FORMA
                                               MIDPOINT OF       FINGER LAKES          ACQUISITION              COMBINED
                                             OFFERING RANGE    BANCORP HISTORICAL   ADJUSTMENTS (2)(3)          PRO FORMA
                                            ---------------    ------------------   ------------------        ------------
                                                                           (IN THOUSANDS)
ASSETS:
  Cash and cash equivalents ............    $       169,545    $            4,601   $               --        $    174,146
  Securities available for sale ........            939,112               138,649              (18,243)          1,059,518
  Securities held to maturity ..........                 --                21,468              (21,468)/(4)/            --
  Loans, net ...........................          1,910,645               201,142                3,286           2,115,073
  Premises and equipment, net ..........             40,556                 4,054                   --              44,610
  Goodwill .............................             74,101                    --               32,811             106,912
  Other identifiable intangibles .......              6,675                    --                6,647              13,322
  Other assets .........................            114,473                17,904                 (360)            132,017
                                            ---------------    ------------------   ------------------        ------------
    Total assets .......................    $     3,255,107    $          387,818   $            2,673        $  3,645,598
                                            ===============    ==================   ==================        ============

LIABILITIES AND STOCKHOLDERS' EQUITY:
 LIABILITIES:
  Deposits .............................    $     2,148,274    $          265,063   $            2,436        $  2,415,773
  Borrowed funds .......................            406,856                81,545                4,185             492,586
  Other liabilities ....................             44,790                 4,083                   --              48,873
                                            ---------------    ------------------   ------------------        ------------
    Total liabilities ..................          2,599,920               350,691                6,621           2,957,232
STOCKHOLDERS' EQUITY:
  Common stock .........................                672                    35                   (2)                705
  Additional paid-in capital ...........            500,614                20,232               12,914             533,760
  Retained earnings ....................            201,176                20,754              (20,754)            201,176
  Accumulated other comprehensive income              3,197                   910                 (910)              3,197
  Less:  Common stock held by ESOP .....            (31,827)               (1,183)               1,183             (31,827)
  Less:  Common stock acquired by MRP ..            (18,645)                 (615)                 615             (18,645)
  Treasury Stock .......................                 --                (3,006)               3,006                  --
                                            ---------------    ------------------   ------------------        ------------
    Total stockholders' equity .........            655,187                37,127               (3,948)            688,366
                                            ---------------    ------------------   ------------------        ------------
    Total liabilities and stockholders
     equity .............................   $     3,255,107    $          387,818   $            2,673        $  3,645,598
                                            ===============    ==================   ==================        ============

                                                   (footnotes on following page)

                                                                           AT DECEMBER 31, 2001 (1)
                                            ------------------------------------------------------------------------------
                                             FIRST NIAGARA
                                            FINANCIAL GROUP
                                             PRO FORMA FOR
                                             CONVERSION AT        FINGER LAKES          PRO FORMA
                                              MIDPOINT OF            BANCORP           ACQUISITION              COMBINED
                                            OFFERING RANGE          HISTORICAL      ADJUSTMENTS (2)(3)          PRO FORMA
                                            ---------------    ------------------   ------------------        ------------
                                                                            (IN THOUSANDS)
ASSETS:
  Cash and cash equivalents...........      $        71,972    $            3,875   $               --        $     75,847
  Securities available for sale.......            1,076,781               135,599              (37,880)          1,174,500
  Securities held to maturity.........                   --                 1,831               (1,831)/(4)/            --
  Loans, net..........................            1,853,141               180,223                3,286           2,036,650
  Premises and equipment, net.........               40,233                 4,134                   --              44,367
  Goodwill............................               74,213                    --               33,188             107,401
  Other identifiable intangibles......                6,797                    --                6,647              13,444
  Other assets........................              117,693                17,698                 (360)            135,031
                                            ---------------    ------------------   ------------------        ------------
    Total assets......................      $     3,240,830    $          343,360   $            3,050        $  3,587,240
                                            ===============    ==================   ==================        ============

LIABILITIES AND STOCKHOLDERS' EQUITY:
 LIABILITIES:
  Deposits............................      $     1,990,830    $          231,720   $            2,436        $  2,224,986
  Borrowed funds......................              559,040                70,627                4,185             633,852
  Other liabilities...................              47,459                  4,263                   --              51,722
                                            ---------------    ------------------   ------------------        ------------
    Total liabilities.................            2,597,329               306,610                6,621           2,910,560
 STOCKHOLDERS' EQUITY:
  Common stock........................                  672                    35                   (2)                705
  Additional paid-in capital..........              498,967                20,167               12,979             532,113
  Retained earnings...................              191,984                19,779              (19,779)            191,984
  Accumulated other comprehensive income              2,561                   (67)                  67               2,561
  Less:  Common stock held by ESOP....              (32,130)               (1,259)               1,259             (32,130)
  Less:  Common stock acquired by MRP.              (18,553)                 (751)                 751             (18,553)
  Treasury stock......................                   --                (1,154)               1,154                  --
                                            ---------------    ------------------   ------------------        ------------
    Total stockholders' equity........              643,501                36,750               (3,571)            676,680
                                            ---------------    ------------------   ------------------        ------------
    Total liabilities and stockholders
    equity............................      $     3,240,830    $          343,360   $            3,050        $  3,587,240
                                            ===============    ==================   ==================        ============

----------
(1) Assumes that the conversion and acquisition of Finger Lakes Bancorp were completed at the balance sheet date for each period presented.
(2) Assumes a purchase price of $66.715 million to be paid in equal amounts of stock (3.318 million shares at $10 per share) and cash ($33.179 million) paid from securities held for sale, along with the elimination of Finger Lakes Bancorp stock owned by First Niagara Financial Group ($357,000) along with after-tax acquisition expenses of $6.175 million.
(3) Assumes purchase accounting adjustments at June 30, 2002. Adjustments include an increase in value for loans ($3.286 million) and decreases in the value of deposits ($2.436 million) and borrowings ($4.185 million). In addition, an estimated core deposit intangible asset is recorded ($6.647 million). The June 30, 2002 adjustment amounts were also utilized for December 31, 2001. A net deferred tax liability is reflected at a marginal rate of 40% for the tax effect on the fair market value adjustments and the deductible portion of the acquisition expenses.
(4) Reflects a reclassification of the Finger Lakes Bancorp securities held to maturity to securities held for sale, consistent with First Niagara Financial Group's classification of securities.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                          FOR THE SIX MONTHS ENDED JUNE 30, 2002 (1)
                                           --------------------------------------------------------------------
                                            FIRST NIAGARA
                                           FINANCIAL GROUP
                                            PRO FORMA FOR
                                            CONVERSION AT      FINGER LAKES    PRO FORMA
                                             MIDPOINT OF          BANCORP      ACQUISITION           COMBINED
                                           OFFERING RANGE       HISTORICAL     ADJUSTMENTS           PRO FORMA
                                           ---------------     ------------   ------------          -----------
Interest income ........................   $        94,258     $     11,454   $     (1,437)/(2)(3)/ $   104,275
Interest expense .......................            40,147            5,823         (1,495)/(3)/         44,475
                                           ---------------     ------------   ------------          -----------
     Net interest income ...............            54,111            5,631             58               59,800
Provision for credit losses ............             3,260              340             --                3,600
                                           ---------------     ------------   ------------          -----------
     Net interest income after provision            50,851            5,291             58               56,200
Noninterest income .....................            23,775            1,401             --               25,176
Noninterest expense ....................           (42,790)          (4,767)        (1,246)/(3)(4)/     (48,803)
                                           ---------------     ------------   ------------          -----------
Income before income taxes .............            31,836            1,925         (1,188)              32,573
Income taxes ...........................            13,054              582           (475)              13,161
                                           ---------------     ------------   ------------          -----------
     Net income ........................   $        18,782     $      1,343   $       (713)         $    19,412
                                           ===============     ============   ============          ===========
EARNINGS PER SHARE:
   Basic ...............................   $          0.30                                          $      0.30
   Diluted .............................   $          0.30                                          $      0.29
SHARES USED FOR CALCULATING:
   Basic ...............................            62,274                           3,318               65,592
   Diluted .............................            63,021                           3,318               66,339

                                                           FOR THE YEAR ENDED DECEMBER 31, 2001 (1)
                                           --------------------------------------------------------------------------
                                            FIRST NIAGARA
                                           FINANCIAL GROUP
                                            PRO FORMA FOR
                                            CONVERSION AT      FINGER LAKES       PRO FORMA
                                             MIDPOINT OF          BANCORP        ACQUISITION               COMBINED
                                           OFFERING RANGE       HISTORICAL    ADJUSTMENTS (2)(3)          PRO FORMA
                                           ---------------     ------------   ------------------         ------------
Interest income........................    $       200,767     $     23,442   $           (3,122)        $    221,087
Interest expense.......................             99,352           13,981               (2,715)/(4)/        110,618
                                           ---------------     ------------   ------------------         ------------
     Net interest income...............            101,415            9,461                 (407)             110,469
Provision for credit losses............              4,160              375                   --                4,535
                                           ---------------     ------------   ------------------         ------------
     Net interest income after provision            97,255            9,086                 (407)             105,934
Noninterest income.....................             42,072            2,513                   --               44,585
Noninterest expense....................            (86,968)          (8,859)              (2,132)             (97,959)
                                           ---------------     ------------   ------------------         ------------
Income before income taxes.............             52,359            2,740               (2,539)              52,560
Income taxes...........................             20,077              835               (1,016)              19,896
                                           ---------------     ------------   ------------------         ------------
     Net income........................    $        32,282     $      1,905   $           (1,523)        $     32,664
                                           ===============     ============   ==================         ============
EARNINGS PER SHARE:
   Basic...............................    $          0.52                                              $        0.50
   Diluted.............................    $          0.51                                              $        0.49
SHARES USED FOR CALCULATING:
   Basic...............................             61,985                                 3,318               65,303
   Diluted.............................             63,225                                 3,318               66,543

----------
(1) Assumes that the conversion and acquisition of Finger Lakes Bancorp were completed at the beginning of the periods presented.
(2) Included in interest income is lost earnings on after-tax merger-related costs that include 50% of the purchase price that is to be paid in cash ($33.179 million) and after-tax acquisition expenses ($2.527 million). These funds were applied to a reinvestment rate of 4.8% for the six months ended June 30, 2002 and 5.85% for the year ended December 31, 2001.
(3) Purchase accounting adjustments are amortized using a level yield over the estimated life of the related assets and liabilities.
(4)  Noninterest expenses do not reflect anticipated cost savings.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

          The discussion and analysis that follows focuses on the factors affecting our consolidated financial condition at June 30, 2002, December 31, 2001 and December 31, 2000 and our consolidated results of operations for the six months ended June 30, 2002 and 2001 and for the years ended December 31, 2001, 2000 and 1999. The consolidated financial statements and related notes appearing elsewhere in this prospectus should be read in conjunction with this review. The results of operations and financial condition reported for or at the six month period ended June 30, 2002 are not necessarily indicative of the results of operations and financial condition for the fiscal year ending December 31, 2002.

          Following the completion of the conversion, non-interest expenses can be expected to increase as a result of the increased compensation expenses associated with the purchases of common stock by our employee stock ownership plan and the adoption of the recognition and retention plan, if approved by the stockholders.

          Assuming that the adjusted maximum number of shares are sold in the offering: (i) the employee stock ownership plan, or ESOP, will acquire 2,711,125 additional shares with a $27.1 million loan that is expected to be repaid over 30 years, resulting in an annual expense (pre-tax) of approximately $903,708 (assuming that the common stock maintains a value of $10 per share); and (ii) the recognition and retention plan would award 4% of shares sold, or 2,168,900 shares to eligible participants, which would be expensed as the awards vest. Assuming all shares are awarded under the recognition and retention plan at a price of $10 per share, and that the awards are subject to a five-year vesting period, the corresponding annual expense (pre-tax) associated with shares awarded under the recognition and retention plan would be approximately $4.3 million. The actual expense that will be recorded for the ESOP will be determined by the market value of the shares released to employees over the term of the loan. Accordingly, increases in the stock price above $10 per share will increase the ESOP expense. Further, the actual expense of the recognition and retention plan will be determined by the fair market value of the stock on the grant date, which might be greater than $10 per share.

CRITICAL ACCOUNTING POLICIES

          Pursuant to recent Securities and Exchange Commission, or SEC, guidance, management is required to evaluate and disclose those accounting policies that are judged to be critical, which are those most important to the portrayal of our financial condition and results, and that require management's most difficult, subjective and complex judgments. Management considers the accounting policy relating to the allowance for credit losses to be a critical accounting policy given the inherent uncertainty in evaluating the levels of the allowance required to cover credit losses in the portfolio and the material effect that such judgment can have on the results of operations. A more detailed description of our methodology for calculating the allowance for credit losses is set forth in Note 1 to the Consolidated Financial Statements.

ANALYSIS OF FINANCIAL CONDITION

          OVERVIEW

          Total assets increased to $2.87 billion at June 30, 2002 from $2.86 billion at December 31, 2001. This $14.3 million increase was primarily a result of a $94.9 million and $57.7 million increase in cash and cash equivalents and loans, respectively, partially offset by a $137.7 million decrease in securities available for sale. The increase in cash and cash equivalents is mainly attributable to a $157.4 million increase in deposits from $1.99 billion at December 31, 2001 to $2.15 billion at June 30, 2002. During the first six months of 2002, we continued to shift our portfolio mix from one- to four-family real estate loans to higher yielding commercial real estate, multi-family and commercial business loans (commercial loans). As a result, commercial loans increased $84.0 million or 14% from December 31, 2001 to June 30, 2002, while one- to four-family real estate loans decreased $36.4 million or 4% during the same period. The decrease in securities available for sale during the first half of 2002 is primarily due to the maturity of $155.0 million of U.S. Treasury securities purchased in late 2001, the proceeds from which were used to pay down the short-term borrowings used to purchase those securities.

          Total assets increased to $2.86 billion at December 31, 2001 from $2.62 billion at December 31, 2000. This $233.3 million, or 9%, increase was realized primarily due to internal growth and the purchase of $155.0 million of U.S. Treasury securities in late 2001. During 2001, our emphasis on commercial loan originations was partially offset by our strategic initiative to hold less fixed-rate long-term residential mortgages. Accordingly, total loans increased slightly to $1.87 billion at December 31, 2001 from $1.84 billion at December 31, 2000. Total liabilities increased 9% from $2.4 billion at December 31, 2000 to $2.6 billion at December 31, 2001. Of this $217.2 million increase, approximately $84.5 million was attributable to growth in deposits, while $140.0 million can be attributed to the funding of the purchase of U.S. Treasury securities.

LENDING ACTIVITIES

          Loan Portfolio Composition. Set forth below is selected information concerning the composition of our loan portfolio in dollar amounts and in percentages as of the dates indicated.

                                                                          AT DECEMBER 31,
                              AT JUNE 30,      ---------------------------------------------------------------------------
                                 2002                     2001                     2000                     1999
                       ----------------------  ------------------------   -----------------------   ----------------------
                         AMOUNT       PERCENT     AMOUNT       PERCENT      AMOUNT      PERCENT      AMOUNT       PERCENT
                       -----------   --------  -----------    ---------   -----------  ----------   ---------    ---------
                                                                     (DOLLARS IN THOUSANDS)
Real estate loans:
  One- to four-family  $   944,268      48.98% $   980,638        52.44%  $ 1,089,607       59.21%  $ 609,742        61.55%
  Home equity........      130,642       6.78      114,443         6.12       104,254        5.67      22,499         2.27
  Multi-family.......      145,650       7.55      133,439         7.13       111,668        6.07      74,652         7.54
  Commercial.........      291,778      15.13      259,457        13.87       217,759       11.83     120,758        12.19
  Construction (1)...       82,133       4.26       64,502         3.45        35,059        1.91      28,413         2.87
                       -----------   --------  -----------    ---------   -----------  ----------   ---------    ---------
Total real estate
 loans...............    1,594,471      82.70    1,552,479        83.01     1,558,347       84.69     856,064        86.42
Total consumer loans.      178,725       9.27      182,126         9.74       188,129       10.22     110,233        11.13
Total commercial
 business loans......      154,778       8.03      135,621         7.25        93,730        5.09      24,301         2.45
                       -----------   --------  -----------    ---------   -----------  ----------   ---------    ---------
Total loans..........    1,927,974     100.00%   1,870,226       100.00%    1,840,206      100.00%    990,598       100.00%
                       -----------   ========  -----------    =========   -----------  ==========   ---------    =========
Net deferred costs
 and unearned
 discounts...........        2,365                   1,642                        714                   4,892
Allowance for credit
 losses..............      (19,694)                (18,727)                   (17,746)                 (9,862)
                       -----------             -----------                -----------               ---------
Total loans, net.....  $ 1,910,645             $ 1,853,141                $ 1,823,174               $ 985,628
                       ===========             ===========                ===========               =========

                                       AT DECEMBER 31,
                       ---------------------------------------------
                              1998                      1997
                       ---------------------    ----------------------
                        AMOUNT      PERCENT      AMOUNT       PERCENT
                       ---------   ---------    ---------    ---------
                                 (DOLLARS IN THOUSANDS)
Real estate loans:
  One- to four-family  $ 456,197       60.97%   $ 392,846        61.47%
  Home equity........     15,520        2.07       13,587         2.13
  Multi-family.......     72,672        9.71       75,707        11.85
  Commercial.........     98,693       13.19       75,559        11.82
  Construction (1)...     19,476        2.60       10,791         1.69
                       ---------   ---------    ---------    ---------
Total real estate

loans................    662,558       88.54      568,490        88.96
Total consumer loans.     79,059       10.58       65,668        10.27
Total commercial
  business loans.....      6,616        0.88        4,893         0.77
                       ---------   ---------    ---------    ---------
Total loans..........    748,233      100.00%     639,051       100.00%
                       ---------   =========    ---------    =========
Net deferred costs
  and unearned

  discounts..........      4,516                    3,266
Allowance for credit
  losses.............     (8,010)                  (6,921)
                       ---------                ---------
Total loans, net.....  $ 744,739                $ 635,396
                       =========                =========

----------
(1) Construction loans consist primarily of commercial construction loans and to a lesser extent residential construction loans. See note 4 to the Consolidated Financial Statements.

          Total loans outstanding at June 30, 2002 increased slightly to $1.93 billion from the year-end December 31, 2001 balance of $1.87 billion. During the first six months of 2002, we continued to shift our portfolio mix from one- to four-family real estate loans to higher yielding commercial real estate and commercial business loans to improve net interest margins and to diversify the loan portfolio. Commercial loans increased $84.0 million or 14% from December 31, 2001 to June 30, 2002, while one- to four-family real estate loans decreased $36.4 million or 4% during the same period. This shift was primarily achieved through continued emphasis on the origination of variable-rate commercial loans through our small business lending unit and management's strategic initiative to hold less fixed-rate residential real estate loans. This decision was made as part of our asset/liability management strategy, which should benefit us during periods of higher interest rates.

          Total loans increased to $1.87 billion at December 31, 2001 from $1.84 billion at December 31, 2000. This $30.0 million, or 2%, increase is mainly attributable to our increased emphasis on commercial lending, which caused commercial loans to increase $132.6 million, or 29% during 2001. Additionally, home equity loans increased $10.2 million, or 10%, from December 31, 2000 to December 31, 2001. These increases were almost entirely offset by a decrease in one- to four-family residential mortgage loans of $109.0 million to $980.6 million at December 31, 2001 from $1.09 billion at December 31, 2000. This decrease was a result of our decision to sell the majority of fixed rate residential mortgage loans originated in 2001. However, we remain committed to being a strong originator of residential mortgages. Residential mortgage originations increased to $201.3 million for 2001 from $158.6 million for 2000.

          Allocation of Allowance for Credit Losses. The following table sets forth the allocation of the allowance for credit losses by loan category at the dates indicated.

                                                                                 AT DECEMBER 31,
                                 AT JUNE 30,         -----------------------------------------------------------------------
                                    2002                     2001                     2000                     1999
                            ---------------------    ---------------------    ---------------------    ---------------------
                                         PERCENT                  PERCENT                  PERCENT                  PERCENT
                              AMOUNT     OF LOANS      AMOUNT     OF LOANS      AMOUNT     OF LOANS      AMOUNT     OF LOANS
                                OF       IN EACH         OF       IN EACH         OF       IN EACH         OF       IN EACH
                            ALLOWANCE    CATEGORY    ALLOWANCE    CATEGORY    ALLOWANCE    CATEGORY    ALLOWANCE    CATEGORY
                            FOR CREDIT   TO TOTAL    FOR CREDIT   TO TOTAL    FOR CREDIT   TO TOTAL    FOR CREDIT   TO TOTAL
                              LOSSES      LOANS        LOSSES      LOANS        LOSSES      LOANS        LOSSES      LOANS
                            ---------   ---------    ---------   ---------    ---------   ---------    ---------   ---------
                                                                 (DOLLARS IN THOUSANDS)
One- to four-family .....   $   1,908          49%   $   1,996          53%   $   3,248          59%   $   1,522          62%
Home equity .............         601           7          614           6          885           6          352           2
Commercial real estate
 and multi-family .......       4,793          27        4,824          24        4,027          19        1,944          22
Consumer ................       3,487           9        3,379          10        3,014          11        1,739          12
Commercial business .....       5,748           8        4,883           7        4,307           5        1,790           2
Unallocated .............       3,157          --        3,031          --        2,265          --        2,515          --
                            ---------   ---------    ---------   ---------    ---------   ---------    ---------   ---------
Total ...................   $  19,694         100%   $  18,727         100%   $  17,746         100%   $   9,862         100%
                            =========   =========    =========   =========    =========   =========    =========   =========

                                           AT DECEMBER 31,
                            ----------------------------------------------
                                    1998                     1997
                            ---------------------    ---------------------
                                         PERCENT                  PERCENT
                              AMOUNT     OF LOANS      AMOUNT     OF LOANS
                                OF       IN EACH         OF       IN EACH
                            ALLOWANCE    CATEGORY    ALLOWANCE    CATEGORY
                            FOR CREDIT   TO TOTAL    FOR CREDIT   TO TOTAL
                              LOSSES      LOANS        LOSSES      LOANS
                            ---------   ---------    ---------   ---------
                                        (DOLLARS IN THOUSANDS)
One- to four-family .....   $   1,155          61%   $     955          62%
Home equity .............         237           2          204           2
Commercial real estate
 and multi-family .......       1,809          25        1,578          24
Consumer ................       1,177          11        1,040          11
Commercial business .....         599           1          666           1
Unallocated .............       3,033          --        2,478          --
                            ---------   ---------    ---------   ---------
Total ...................   $   8,010         100%   $   6,921         100%
                            =========   =========    =========   =========

          The allowance for credit losses increased $967,000, or 5%, from December 31, 2001 to June 30, 2002. This increase is primarily attributable to the increase in non-accrual commercial business and consumer loans experienced in the first six months of 2002. The allowance for credit losses increased as a percentage of total loans to 1.02% at June 30, 2002, compared to 1.00% at December 31, 2001.

          The allowance for credit losses increased $981,000, or 6%, from December 31, 2000 to December 31, 2001. This increase can primarily be attributed to the increase in delinquent and non-accrual commercial loans experienced in 2001. Additionally, the unallocated reserve increased $766,000 as a result of the economic downturn in 2001, the significant growth in commercial loans and the trend observed near the end of 2001 of increased classified and non-accruing loans. These increases were partially offset by a decrease in the amount of allowance for credit losses allocated to one- to four-family residential mortgage loans primarily due to the decline in the aggregate balance of these loans. The allowance for credit losses increased as a percentage of total loans to 1.00% at December 31, 2001, compared to 0.96% at December 31, 2000.

          While management uses available information to recognize losses on loans, future credit loss provisions may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for credit losses and may require us to recognize additional provisions based on their judgment of information available to them at the time of their examination. To the best of management's knowledge, the allowance for credit losses includes all known and inherent losses at each reporting date that are both probable and reasonable to estimate. However, there can be no assurance that the allowance for loan losses will be adequate to cover all losses that may in fact be realized in the future or that additional provisions for loan losses will not be required.

          Non-Accruing Loans and Non-Performing Assets. The following table sets forth information regarding non-accruing loans and other non-performing assets. We did not have any troubled debt restructuring at any of the dates presented.

                                                                                     AT DECEMBER 31,
                                                AT JUNE 30,  -------------------------------------------------------------
                                                   2002         2001         2000         1999         1998         1997
                                                ---------    ---------    ---------    ---------    ---------    ---------
                                                                          (DOLLARS IN THOUSANDS)
Non-accruing loans (1):
  Real estate:
    One- to four-family .....................   $   4,252    $   4,833    $   3,543    $     974    $   1,459    $   1,126
    Home equity .............................         488          491          641          130           13           --
    Commercial and multi-family .............       2,240        2,402          926          640        1,706        1,364
  Consumer ..................................         619          510          515           33           62          235
  Commercial business .......................       4,134        3,244          858          152           56          322
                                                ---------    ---------    ---------    ---------    ---------    ---------
Total non-accruing loans ....................      11,733       11,480        6,483        1,929        3,296        3,047
                                                ---------    ---------    ---------    ---------    ---------    ---------

Non-performing assets:
Other real estate owned (2) .................         310          665          757        1,073          589          223
                                                ---------    ---------    ---------    ---------    ---------    ---------
Total non-performing assets (3) .............   $  12,043    $  12,145    $   7,240    $   3,002    $   3,885    $   3,270
                                                =========    =========    =========    =========    =========    =========

Total non-performing assets as a
 percentage of total assets (3) .............        0.42%        0.42%        0.28%        0.18%        0.26%        0.28%
                                                =========    =========    =========    =========    =========    =========
Total non-accruing loans to total loans (3)..        0.61%        0.61%        0.35%        0.19%        0.44%        0.47%
                                                =========    =========    =========    =========    =========    =========

----------
(1) Loans generally are placed on non-accrual status when they become 90 days or more past due or if they have been identified as presenting uncertainty with respect to the collectibility of interest or principal.
(2)  Other real estate owned balances are shown net of related allowances.
(3) Excludes loans that are 90 days or more past due but are still accruing interest, which is primarily comprised of loans that have matured but as to which the maturity date has not been formally extended. Regular principal and interest payments continue in accordance with the original terms of the loan. We continued to accrue interest on these loans as long as regular payments received were less than 90 days delinquent. These loans totaled $510,000, $221,000 and $379,000 at December 31, 2001, 2000 and 1999,
     respectively. There were no such loans at June 30, 2002 and December 31, 1998 and 1997.

          Non-accruing loans were $11.7 million at June 30, 2002 compared to $11.5 million at December 31, 2001. This slight increase from the end of 2001 can be attributed to the continued growth in the commercial loan portfolio partially offset by a decrease in one- to four-family residential mortgage non-accruing loans. Interest income that would have been recorded if non-accrual loans had been performing in accordance with their original terms amounted to $676,000 for the first six months of 2002. The ratio of non-accruing loans to total loans remained consistent at 0.61% from December 31, 2001 to June 30, 2002.

          Nonaccrual loans increased $5.0 million from December 31, 2000 to December 31, 2001. This increase was primarily attributable to the higher level of commercial loans at the end of 2001 compared to 2000 resulting from our strategy of emphasizing the origination of commercial loans. Interest income that would have been recorded if non-accrual loans had been performing in accordance with their original terms amounted to $604,000 for the year ended December 31, 2001. The ratio of non-accruing loans to total loans increased to 0.61% at December 31, 2001 from 0.35% at December 31, 2000.

INVESTING ACTIVITIES

          Securities Portfolio. At June 30, 2002, all of our security investments were classified as available for sale in order to maintain flexibility in satisfying future investment and lending requirements. The following table sets forth certain information with respect to the amortized cost and fair values of our portfolio as of the dates indicated.

                                                                                      AT DECEMBER 31,
                                                 AT JUNE 30,         --------------------------------------------------
                                                    2002                      2001                       2000
                                           -----------------------   -----------------------    -----------------------
                                            AMORTIZED      FAIR       AMORTIZED      FAIR        AMORTIZED      FAIR
                                              COST         VALUE        COST         VALUE         COST         VALUE
                                           ----------   ----------   ----------   ----------    ----------   ----------
                                                                     (DOLLARS IN THOUSANDS)
Debt securities:
  U.S. Treasury ........................   $       15   $       16   $  164,992   $  165,120    $   37,970   $   38,216
  U.S. government agencies .............      130,097      131,540       79,419       81,016        56,379       56,928
  Corporate ............................       27,733       27,393       27,264       27,026         8,209        8,193
  States and political subdivisions ....       30,066       31,151       26,696       27,208        23,548       23,948
                                           ----------   ----------   ----------   ----------    ----------   ----------
    Total debt securities ..............      187,911      190,100      298,371      300,370       126,106      127,285

Asset-backed securities ................       18,467       18,962       28,062       28,850        41,783       42,007
Equity securities ......................        9,194        7,441       21,530       20,325        23,547       25,764
Other securities .......................        4,953        4,974        4,453        4,471         4,453        4,444
                                           ----------   ----------   ----------   ----------    ----------   ----------
    Total investment securities ........   $  220,525   $  221,477   $  352,416   $  354,016    $  195,889   $  199,500
                                           ==========   ==========   ==========   ==========    ==========   ==========
Average estimated remaining life of
 investment securities (1) .............   3.86 years                2.09 years                 3.75 years

Mortgage-backed securities:
  Freddie Mac ..........................   $   39,495   $   40,796   $   37,081   $   38,339    $   48,891   $   49,526
  Ginnie Mae ...........................       12,647       13,242       16,094       16,799        22,645       23,016
  Fannie Mae ...........................       15,768       16,750       18,213       19,169        18,668       19,447
  CMOs .................................      262,285      263,963      265,489      265,574       215,181      210,345
                                           ----------   ----------   ----------   ----------    ----------   ----------
    Total mortgage-backed securities ...   $  330,195   $  334,751   $  336,877   $  339,881    $  305,385   $  302,334
                                           ==========   ==========   ==========   ==========    ==========   ==========
Average estimated remaining life of
 mortgage-backed securities ............   2.71 years                4.82 years                 6.41 years

Net unrealized gains (losses) on
 securities ............................   $    5,508                $    4,604                 $      560
                                           ----------                ----------                 ----------

  Total securities available for sale ..   $  556,228   $  556,228   $  693,897   $  693,897    $  501,834   $  501,834
                                           ==========   ==========   ==========   ==========    ==========   ==========
Average estimated remaining life of
 total securities available for sale (1)   3.17 years                3.48 years                 5.46 years

                                               AT DECEMBER 31,
                                           -----------------------
                                                    1999
                                           -----------------------
                                            AMORTIZED      FAIR
                                              COST         VALUE
                                           ----------   ----------
                                            (DOLLARS IN THOUSANDS)
Debt securities:
  U.S. Treasury ........................   $   47,446   $   47,406
  U.S. government agencies .............       14,976       14,739
  Corporate ............................        6,985        6,996
  States and political subdivisions ....        2,449        2,336
                                           ----------   ----------
    Total debt securities ..............       71,856       71,477

Asset-backed securities ................       85,768       84,133
Equity securities ......................       19,028       23,534
Other securities .......................           --           --
                                           ----------   ----------
    Total investment securities ........   $  176,652   $  179,144
                                           ==========   ==========
Average estimated remaining life of
 investment securities (1) .............   2.79 years

Mortgage-backed securities:
  Freddie Mac ..........................   $   66,930   $   65,299
  Ginnie Mae ...........................       15,246       15,323
  Fannie Mae ...........................       13,379       13,074
  CMOs .................................      306,339      290,633
                                           ----------   ----------
    Total mortgage-backed securities ...   $  401,894   $  384,329
                                           ==========   ==========
Average estimated remaining life of
 mortgage-backed securities ............   5.19 years

Net unrealized gains (losses) on
 securities ............................   $  (15,073)
                                           ----------

  Total securities available for sale ..   $  563,473   $  563,473
                                           ==========   ==========
Average estimated remaining life of
 total securities available for sale (1)   4.51 years

----------
(1) Average estimated remaining life does not include common stock or other securities available for sale and is computed utilizing estimated maturities and prepayment assumptions.

          Our securities portfolio decreased from $693.9 million at December 31, 2001 to $556.2 million at June 30, 2002. This decrease was primarily a result of the maturity of $155.0 million of U.S. Treasury securities during the first quarter of 2002, the proceeds from which were used to pay down borrowings. Additionally, during the first half of 2002 we restructured a portion of our investment portfolio by selling approximately $50 million of long-term mortgage-backed securities and using the proceeds to purchase short-term investments (included in securities available for sale and federal funds sold and other short-term investments) in order to better match the maturities of our short-term liabilities.

          Our securities portfolio increased to $693.9 million at December 31, 2001 from $501.8 million at December 31, 2000. This $192.1 million, or 38%, increase primarily resulted from the purchase of $155.0 million of U.S. Treasury securities in late 2001 in order to meet the New York State thrift test for qualified assets. Additionally, securities increased due to the excess funds generated from the sale and prepayment of fixed rate residential real estate loans during 2001 and an increase in deposits. These excess funds were invested in shorter-term investments (included in securities available for sale and federal funds sold and other short-term investments) in order to reduce our interest rate risk, which caused the average estimated remaining life of the securities to decrease to 3.48 years at December 31, 2001. Additionally, our unrealized gain on investment securities increased $4.0 million during 2001 mainly due to the declining interest rate environment, which caused our fixed income securities to appreciate in value.

FUNDING ACTIVITIES

          Deposits. The following tables set forth information regarding the average daily balance and rate of deposits by type for the periods indicated.

                                                                             FOR THE YEAR ENDED DECEMBER 31,
                                       FOR THE SIX MONTHS ENDED          --------------------------------------
                                            JUNE 30, 2002                                 2001
                                --------------------------------------   --------------------------------------
                                              PERCENT OF                               PERCENT OF
                                                 TOTAL       WEIGHTED                     TOTAL       WEIGHTED
                                  AVERAGE       AVERAGE       AVERAGE      AVERAGE       AVERAGE       AVERAGE
                                  BALANCE      DEPOSITS        RATE        BALANCE      DEPOSITS        RATE
                                -----------   ----------    ----------   -----------   ----------    ----------
                                                             (DOLLARS IN THOUSANDS)
Money market accounts ........  $   365,653        17.51%         2.03%  $   391,745        20.10%         3.66%
Savings accounts .............      545,717        26.14          2.43       417,256        21.41          2.62
NOW accounts .................      163,098         7.81          0.91       153,373         7.87          1.01
Noninterest-bearing
 accounts ....................      107,497         5.15            --        90,023         4.62            --
                                -----------   ----------                  ----------   ----------
   Total transaction
    accounts .................    1,181,965        56.61          1.88     1,052,397        54.00          2.55
Mortgagors' payments held
 in escrow ...................       16,039         0.77          1.64        19,198         0.98          1.71
                                -----------   ----------                 -----------   ----------    ----------
   Total .....................    1,198,004        57.38          1.87     1,071,595        54.98          2.53
                                -----------   ----------                 -----------   ----------    ----------

Certificates of deposit:
Less than 6 months ...........      311,842        14.93          4.20       342,596        17.58          5.55
Over 6 through 12 months .....      216,318        10.36          3.61       241,709        12.40          5.34
Over 12 through 24 months ....      157,599         7.55          3.95       100,549         5.16          5.20
Over 24 months ...............       32,690         1.57          5.05        34,295         1.76          5.56
Over $100,000 ................      171,454         8.21          3.97       158,279         8.12          5.18
                                -----------   ----------                 -----------   ----------    ----------
   Total certificates of
    deposit ..................      889,903        42.62          4.00       877,428        45.02          5.39
                                -----------   ----------                 -----------   ----------    ----------
   Total average deposits ....  $ 2,087,907       100.00%         2.78%  $ 1,949,023       100.00%         3.82%
                                ===========   ==========                 ===========   ==========    ==========

                                                         FOR THE YEAR ENDED DECEMBER 31,
                                -------------------------------------------------------------------------------
                                                 2000                                     1999
                                --------------------------------------   --------------------------------------
                                              PERCENT OF                               PERCENT OF
                                                 TOTAL       WEIGHTED                     TOTAL       WEIGHTED
                                  AVERAGE       AVERAGE       AVERAGE      AVERAGE       AVERAGE       AVERAGE
                                  BALANCE      DEPOSITS        RATE        BALANCE      DEPOSITS        RATE
                                -----------   ----------    ----------   -----------   ----------    ----------
Money market accounts ........  $   295,588        21.56%         5.02%  $   221,800        20.44%         4.38%
Savings accounts .............      338,475        24.69          2.77       302,583        27.88          3.01
NOW accounts .................      116,190         8.48          1.02        84,828         7.82          1.40
Noninterest-bearing
 accounts ....................       46,799         3.41            --        31,921         2.94            --
                                -----------   ----------                 -----------   ----------
   Total transaction
    accounts .................      797,052        58.14          3.19       641,132        59.08          3.12
Mortgagors' payments held
 in escrow ...................       14,959         1.09          1.74        10,834         1.00          1.79
                                -----------   ----------                 -----------   ----------
   Total .....................      812,011        59.23          3.16       651,966        60.08          3.10
                                -----------   ----------                 -----------   ----------

Certificates of deposit:
Less than 6 months ...........      201,279        14.67            NA       164,474        15.16            NA
Over 6 through 12 months .....      168,686        12.31            NA       107,122         9.87            NA
Over 12 through 24 months ....       83,437         6.09            NA        76,627         7.06            NA
Over 24 months ...............       18,046         1.32            NA        15,248         1.41            NA
Over $100,000 ................       87,412         6.38            NA        69,697         6.42            NA
                                -----------   ----------                 -----------   ----------
   Total certificates of
    deposit ..................      558,860        40.77          5.47       433,168        39.92          5.12
                                -----------   ----------                 -----------   ----------
   Total average deposits ....  $ 1,370,871       100.00%         4.10%  $ 1,085,134       100.00%         3.91%
                                ===========   ==========                 ===========   ==========

----------
   NA - Not available.

          Total deposits increased $157.4 million from $1.99 billion at December 31, 2001 to $2.15 billion at June 30, 2002. This increase was a result of our focus on increasing our customer base, which included the opening of our 38th banking center and the introduction of a money market savings account in the first quarter of 2002, as well as a general deposit inflow being experienced by most banks. In particular, our savings account balances increased $172.7 million from December 31, 2001 to June 30, 2002. Additionally, non-interest bearing deposits increased $14.1 million or 13% as a result of a new "totally free" checking product introduced in late 2001 and an increase in commercial business.

          Total deposits at December 31, 2001 were $1.99 billion, an increase of $84.5 million, or 4%, when compared to the $1.91 billion of deposits at December 31, 2000. This increase was generally across all product lines and was a result of our focus on increasing our customer base, which included the opening of our 37th banking center in 2001, and a general deposit inflow experienced by most banks in 2001. Additionally, noninterest-bearing deposits increased $23.7 million during 2001 primarily due to an increase in commercial business accounts.

          Borrowings. The following table sets forth certain information as to borrowings for the periods indicated.

                                          AT OR FOR THE SIX MONTHS
                                                ENDED JUNE 30,             AT OR FOR THE YEAR ENDED DECEMBER 31,
                                        ---------------------------     ------------------------------------------
                                            2002            2001            2001            2000           1999
                                        -----------     -----------     -----------     -----------    -----------
                                                                  (DOLLARS IN THOUSANDS)
PERIOD END BALANCE:
FHLB advances......................     $   245,084     $   265,967     $   315,416     $   294,876    $   224,697
Reverse repurchase agreements......         155,772         127,205         235,124         118,691        110,948
Other borrowings...................           6,000          11,000           8,500          16,000             --
                                        -----------     -----------     -----------     -----------    -----------
Total borrowings...................     $   406,856     $   404,172     $   559,040     $   429,567    $   335,645
                                        ===========     ===========     ===========     ===========    ===========
MAXIMUM BALANCE:
FHLB advances......................     $   315,416     $   295,215     $   315,416     $   314,043    $   224,697
Reverse repurchase agreements......         235,124         129,354         235,124         137,365        111,948
Other borrowings...................           8,500          16,000          16,000          16,000             --
AVERAGE BALANCE:
FHLB advances......................     $   256,621     $   282,863     $   277,813     $   224,014    $   167,279
Reverse repurchase agreements......         154,845         124,982         136,452         121,339         94,236
Other borrowings...................           6,373          13,315          11,278           2,606             --
PERIOD END WEIGHTED AVERAGE INTEREST
 RATE:
FHLB advances......................            5.42%           5.90%           5.01%           6.05%          5.81%
Reverse repurchase agreements......            5.17%           5.55%           3.97%           5.77%          5.53%
Other borrowings...................            2.59%           6.20%           3.01%           8.64%            --

          Borrowed funds decreased $152.2 million to $406.9 million at June 30, 2002 from $559.0 million at December 31, 2001. This decrease, as well as the increase in period end weighted average interest rate, was the result of the maturity of $140.0 million of FHLB advances and reverse repurchase agreements during the first quarter of 2002, which had been utilized to purchase U.S. Treasury securities during the fourth quarter of 2001. Long-term borrowings decreased to $334.2 million at June 30, 2002 from $346.0 million at December 31, 2001. This decrease resulted from the transfer of $26.8 million from long-term to short-term borrowings, as the maturity of these borrowings is now within one year, partially offset by $15.0 million of additional long-term borrowings entered into during the first six months of 2002.

          Borrowed funds increased 30% to $559.0 million at December 31, 2001 from $429.6 million at December 31, 2000. This $129.5 million increase was almost exclusively attributable to the $140.0 million of FHLB advances and reverse repurchase agreements utilized to purchase U.S. Treasury securities as discussed above. Excluding these funds, borrowings decreased $10.5 million as the cash on hand, increase in deposits and sale and maturity of investment securities and loans were more than adequate to meet operational funding needs. During 2001, we replaced approximately $40.0 million of short-term borrowings with longer-term borrowings. This decision was made as part of our asset/liability management strategy. As a result, excluding the FHLB advances and reverse repurchase agreements used to fund the purchase of U.S. Treasury securities, short-term borrowings decreased $48.8 million during 2001, while long-term borrowings increased $38.3 million.

EQUITY ACTIVITIES

          Stockholders' equity increased to $272.3 million at June 30, 2002 compared to $260.6 million at December 31, 2001. This increase was primarily attributable to net income during the first half of 2002 of $14.5 million partially offset by common stock dividends declared during the same period of $0.21 per share, which reduced stockholders' equity by $5.3 million. Additionally, stockholders' equity increased $1.9 million from the routine exercise of stock options and vesting of restricted stock and ESOP shares. Finally, stockholders' equity increased as a result of a decrease in interest rates during the first half of the year, which caused a $0.5 million (net of tax) increase in the unrealized gain on investment securities available for sale included in accumulated other comprehensive income.

          The increase in stockholders' equity of $16.1 million, or 7%, from $244.5 million at December 31, 2000 to $260.6 million at December 31, 2001 was primarily attributable to net income of $21.2 million. Additionally, accumulated other comprehensive income increased $2.2 million primarily as a result of the increase in the unrealized gain on securities available for sale. These increases were partially offset by the payment of dividends of $9.0 million during 2001.

RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2002 AND JUNE 30, 2001

          NET INCOME

          Net income for the six month period ended June 30, 2002 increased 49% to $14.5 million, or $0.57 per diluted share from $9.7 million, or $0.39 per diluted share for the same period of 2001. On January 1, 2002, we adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," which no longer permits goodwill to be amortized. Adjusting prior period amounts to exclude the effects of goodwill amortization similar to the 2002 results, net income for the first half of 2002 increased $2.4 million or 20% from the first half of 2001. Net income for the first six months of 2002 represented an annualized return on average stockholders' equity of 10.86% as compared to 9.69% for the same period of 2001, adjusted for goodwill amortization. In the second quarter of 2002, we recorded a $1.8 million tax charge related to the recapture of excess bad debt reserves for New York State tax purposes, triggered by our recent decision to combine our three banking subsidiaries. Additionally, during the first half of 2002, we realized $998,000 in gains from the curtailment of our defined benefit pension plan and severance costs of $425,000 related to the consolidation of our three banking subsidiaries.

          NET INTEREST INCOME

          Average Balance Sheet. The following table sets forth certain information relating to the average yields earned on interest-earning assets, as well as the average rates paid on interest-bearing liabilities for the periods indicated. Such yields and rates were derived by dividing interest income or expense by the average balances of interest-earning assets or interest-bearing liabilities, respectively, for the periods shown. No tax equivalent adjustments were made. All average balances are average daily balances. Non-accruing loans have been excluded from the yield calculations in this table.

                                                                                             FOR THE SIX MONTHS ENDED JUNE 30,
                                                                                        -------------------------------------------
                                                             AT JUNE 30, 2002                               2002
                                                       ----------------------------     -------------------------------------------
                                                                                           AVERAGE        INTEREST
                                                        OUTSTANDING                      OUTSTANDING       EARNED/
                                                          BALANCE       YIELD/RATE         BALANCE          PAID        YIELD/RATE
                                                       ------------    ------------     ------------    ------------   ------------
                                                                                  (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Federal funds sold and other short-term
    investments ....................................   $    125,177            1.95%    $     98,319    $        956           1.96%
  Investment securities (1) ........................        220,525            4.13          212,229           4,615           4.35
  Mortgage-backed securities (1) ...................        330,195            5.84          347,037           9,433           5.44
  Loans (2) ........................................      1,917,392            7.34        1,885,789          69,542           7.40
  Other interest-earning assets (3) ................         21,661            4.01           23,760             523           4.44
                                                       ------------    ------------     ------------    ------------   ------------
    Total interest-earning assets ..................      2,614,950            6.59        2,567,134          85,069           6.65
                                                       ------------    ------------     ------------    ------------   ------------
Allowance for credit losses ........................        (19,694)                         (19,046)
Other noninterest-earning assets (4) (5) ...........        276,967                          273,360
                                                       ------------                     ------------
    Total assets ...................................   $  2,872,223                     $  2,821,448
                                                       ============                     ============

Interest-bearing liabilities:
  Savings accounts .................................   $    623,412            2.19     $    545,717           6,580           2.43
  NOW and money market accounts ....................        512,719            1.57          528,751           4,424           1.69
  Certificates of deposit ..........................        871,759            3.65          889,903          17,655           4.00
  Mortgagors' payments held in escrow ..............         16,387            2.00           16,039             130           1.64
  Borrowed funds ...................................        406,856            5.28          417,839          11,358           5.48
                                                       ------------    ------------     ------------    ------------   ------------
    Total interest-bearing liabilities .............      2,431,133            3.10        2,398,249          40,147           3.38
                                                       ------------    ------------     ------------    ------------   ------------
Noninterest-bearing deposits .......................        123,997                          107,497
Other noninterest-bearing liabilities ..............         44,790                           47,316
                                                       ------------                     ------------
    Total liabilities ..............................      2,559,920                        2,553,062
Stockholders' equity (4) ...........................        272,303                          268,386
                                                       ------------                     ------------
    Total liabilities and stockholders' equity .....   $  2,872,223                     $  2,821,448
                                                       ============                     ============
Net interest income ................................                                                    $     44,922
                                                                                                        ============
Net interest rate spread ...........................                           3.49%                                           3.27%
                                                                       ============                                    ============
Net earning assets .................................   $    183,817                     $    168,885
                                                       ============                     ============
Net interest income as a percentage of average
 interest-earning assets (net interest margin) .....                             NA                             3.49%
                                                                       ============                     ============
Ratio of average interest-earning assets to
 average interest-bearing liabilities ..............         107.56%                          107.04%
                                                       ============                     ============

                                                            FOR THE SIX MONTHS ENDED JUNE 30,
                                                       -------------------------------------------
                                                                           2001
                                                       -------------------------------------------
                                                          AVERAGE        INTEREST
                                                        OUTSTANDING       EARNED/
                                                          BALANCE          PAID        YIELD/RATE
                                                       ------------    ------------   ------------
                                                                 (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Federal funds sold and other short-term
    investments ....................................   $     32,914   $        811            4.96%
  Investment securities (1) ........................        198,993          5,405            5.44
  Mortgage-backed securities (1) ...................        303,827         10,034            6.61
  Loans (2) ........................................      1,832,253         72,586            7.95
  Other interest-earning assets (3) ................         25,262            878            7.01
                                                       ------------   ------------    ------------
    Total interest-earning assets ..................      2,393,249         89,714            7.52
                                                       ------------   ------------    ------------
Allowance for credit losses ........................        (18,330)
Other noninterest-earning assets (4) (5) ...........        266,201
                                                       ------------
    Total assets ...................................   $  2,641,120
                                                       ============

Interest-bearing liabilities:
  Savings accounts .................................   $    412,887          5,402            2.64
  NOW and money market accounts ....................        540,610          9,144            3.41
  Certificates of deposit ..........................        865,643         24,608            5.73
  Mortgagors' payments held in escrow ..............         16,791            142            1.70
  Borrowed funds ...................................        421,160         12,583            6.02
                                                       ------------   ------------    ------------
    Total interest-bearing liabilities .............      2,257,091         51,879            4.64
                                                       ------------   ------------    ------------
Noninterest-bearing deposits .......................         83,742
Other noninterest-bearing liabilities ..............         49,729
                                                       ------------
    Total liabilities ..............................      2,390,562
Stockholders' equity (4) ...........................        250,558
                                                       ------------
    Total liabilities and stockholders' equity .....   $  2,641,120
                                                       ============
Net interest income ................................                  $     37,835
                                                                      ============
Net interest rate spread ...........................                                          2.88%
                                                                                      ============
Net earning assets .................................   $    136,158
                                                       ============
Net interest income as a percentage of average
 interest-earning assets (net interest margin) .....                          3.15%
                                                                      ============
Ratio of average interest-earning assets to
 average interest-bearing liabilities ..............        106.03%
                                                       ============

                                                   (footnotes on following page)

                                                                   FOR THE YEAR ENDED DECEMBER 31,
                                                           ----------------------------------------------
                                                                                2001
                                                           ----------------------------------------------
                                                              AVERAGE         INTEREST
                                                            OUTSTANDING        EARNED/
                                                              BALANCE           PAID          YIELD/RATE
                                                           ------------     ------------     ------------
                                                                       (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Federal funds sold and other
   short-term investments ..............................   $     39,533     $      1,503             3.80%
  Investment securities (1) ............................        206,415           10,888             5.27
  Mortgage-backed securities (1) .......................        312,863           20,138             6.44
  Loans (2) ............................................      1,845,812          144,274             7.82
  Other interest-earning assets (3) ....................         24,544            1,565             6.38
                                                           ------------     ------------     ------------
    Total interest-earning assets ......................      2,429,167          178,368             7.34
                                                           ------------     ------------     ------------
Allowance for credit losses ............................        (18,469)
Other noninterest-earning assets (4)(5) ................        268,633
                                                           ------------
    Total assets .......................................   $  2,679,331
                                                           ============

Interest-bearing liabilities:
  Savings accounts .....................................   $    417,256           10,919             2.62
  NOW and money market accounts ........................        545,118           15,878             2.91
  Certificates of deposit ..............................        877,428           47,284             5.39
  Mortgagors' payments held in escrow ..................         19,198              328             1.71
  Borrowed funds .......................................        425,543           24,943             5.86
                                                           ------------     ------------     ------------
    Total interest-bearing liabilities .................      2,284,543           99,352             4.35
                                                           ------------     ------------     ------------
Noninterest-bearing deposits ...........................         90,023
Other noninterest-bearing liabilities ..................         49,128
                                                           ------------
    Total liabilities ..................................      2,423,694
Stockholders' equity (4) ...............................        255,637
                                                           ------------
    Total liabilities and stockholders' equity .........   $  2,679,331
                                                           ============
Net interest income ....................................                    $     79,016
                                                                            ============
Net interest rate spread ...............................                                             2.99%
                                                                                             ============
Net earning assets .....................................   $    144,624
                                                           ============
Net interest income as a percentage of average interest-
 earning assets (net interest margin) ..................                            3.25%
                                                                            ============
Ratio of average interest-earning assets to average
 interest-bearing liabilities ..........................         106.33%
                                                           ============

                                                                 FOR THE YEAR ENDED DECEMBER 31,
                                                           ------------------------------------------
                                                                              2000
                                                           ------------------------------------------
                                                              AVERAGE       INTEREST
                                                            OUTSTANDING      EARNED/
                                                              BALANCE         PAID        YIELD/RATE
                                                           ------------   ------------   ------------
                                                                     (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Federal funds sold and other
   short-term investments ..............................   $     12,312   $        771           6.26%
  Investment securities (1) ............................        159,464          8,804           5.52
  Mortgage-backed securities (1) .......................        361,890         24,045           6.64
  Loans (2) ............................................      1,288,978        101,825           7.90
  Other interest-earning assets (3) ....................         24,186          1,595           6.59
                                                           ------------   ------------   ------------
    Total interest-earning assets ......................      1,846,830        137,040           7.42
                                                           ------------   ------------   ------------
Allowance for credit losses ............................        (12,766)
Other noninterest-earning assets (4)(5) ................        157,968
                                                           ------------
    Total assets .......................................   $  1,992,032
                                                           ============

Interest-bearing liabilities:
  Savings accounts .....................................   $    338,475          9,380           2.77
  NOW and money market accounts ........................        411,778         16,038           3.89
  Certificates of deposit ..............................        558,860         30,593           5.47
  Mortgagors' payments held in escrow ..................         14,959            261           1.74
  Borrowed funds .......................................        347,959         20,590           5.92
                                                           ------------   ------------   ------------
    Total interest-bearing liabilities .................      1,672,031         76,862           4.60
                                                           ------------   ------------   ------------
Noninterest-bearing deposits ...........................         46,799
Other noninterest-bearing liabilities ..................         40,253
                                                           ------------
    Total liabilities ..................................      1,759,083
Stockholders' equity (4) ...............................        232,949
                                                           ------------
    Total liabilities and stockholders' equity .........   $  1,992,032
                                                           ============
Net interest income ....................................                  $     60,178
                                                                          ============
Net interest rate spread ...............................                                         2.82%
                                                                                         ============
Net earning assets .....................................   $    174,799
                                                           ============
Net interest income as a percentage of average interest-
 earning assets (net interest margin) ..................                          3.26%
                                                                          ============
Ratio of average interest-earning assets to average
 interest-bearing liabilities ..........................         110.45%
                                                           ============

                                                                 FOR THE YEAR ENDED DECEMBER 31,
                                                           ------------------------------------------
                                                                              1999
                                                           ------------------------------------------
                                                              AVERAGE       INTEREST
                                                            OUTSTANDING      EARNED/
                                                              BALANCE         PAID        YIELD/RATE
                                                           ------------   ------------   ------------
                                                                     (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Federal funds sold and other
   short-term investments ..............................   $     21,804   $      1,104           5.06%
  Investment securities (1) ............................        191,222         10,972           5.74
  Mortgage-backed securities (1) .......................        422,952         27,004           6.38
  Loans (2) ............................................        867,630         67,398           7.77
  Other interest-earning assets (3) ....................         22,750          1,336           5.87
                                                           ------------   ------------   ------------
    Total interest-earning assets ......................      1,526,358        107,814           7.06
                                                           ------------   ------------   ------------
Allowance for credit losses ............................         (9,160)
Other noninterest-earning assets (4)(5) ................        109,851
                                                           ------------
    Total assets .......................................   $  1,627,049
                                                           ============

Interest-bearing liabilities:
  Savings accounts .....................................   $    302,583          9,097           3.01
  NOW and money market accounts ........................        306,628         10,909           3.56
  Certificates of deposit ..............................        433,168         22,193           5.12
  Mortgagors' payments held in escrow ..................         10,834            194           1.79
  Borrowed funds .......................................        261,515         14,667           5.61
                                                           ------------   ------------   ------------
    Total interest-bearing liabilities .................      1,314,728         57,060           4.34
                                                           ------------   ------------   ------------
Noninterest-bearing deposits ...........................         31,921
Other noninterest-bearing liabilities ..................         35,301
                                                           ------------
    Total liabilities ..................................      1,381,950
Stockholders' equity (4) ...............................        245,099
                                                           ------------
    Total liabilities and stockholders' equity .........   $  1,627,049
                                                           ============
Net interest income ....................................                  $     50,754
                                                                          ============
Net interest rate spread ...............................                                         2.72%
                                                                                         ============
Net earning assets .....................................   $    211,630
                                                           ============
Net interest income as a percentage of average interest-
 earning assets (net interest margin) ..................                          3.33%
                                                                          ============
Ratio of average interest-earning assets to average
 interest-bearing liabilities ..........................         116.10%
                                                           ============

----------
NA - Not Applicable
(1)  Amounts shown are at amortized cost.
(2) Net of deferred costs, unearned discounts, negative balance deposits reclassified to loans and non-accruing loans.
(3)  Primarily includes FHLB stock.
(4)  Includes unrealized gains/losses on securities available for sale.
(5) Includes bank-owned life insurance, earnings on which are reflected in other noninterest income, and non-accruing loans.

          Net interest income rose 19% to $44.9 million for the six month period ended June 30, 2002 from $37.8 million for the same period in 2001. Additionally, our net interest margin increased to 3.49% for the first six months of 2002 from 3.15% for the first six months of 2001. The increase in net interest income and margin resulted primarily from a 39 basis point increase in the net interest rate spread, as our interest-bearing liabilities repriced faster than our interest-earning assets during the declining rate environment in 2001 and the first half of 2002. The increase in net interest income and margin can also be attributed to the increase in average net earning assets from $136.2 million for the first half of 2001 to $168.9 million for the same period in 2002. This increase in average net earning assets was primarily funded by a $23.8 million increase in average noninterest-bearing demand deposits for the same period as a result of increased commercial business and the introduction of a "totally free" checking account product near the end of 2001.

          Rate/Volume Analysis. The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected interest income and interest expense during the periods indicated. Information is provided in each category with respect to: (i) changes attributable to changes in volume (changes in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

                                              FOR THE SIX MONTHS ENDED JUNE 30,          FOR THE YEAR ENDED DECEMBER 31,
                                                        2002 VS. 2001                            2001 VS. 2000
                                           --------------------------------------    --------------------------------------
                                              INCREASE/(DECREASE)                       INCREASE/(DECREASE)
                                                    DUE TO               TOTAL                DUE TO               TOTAL
                                           ------------------------     INCREASE     ------------------------     INCREASE
                                             VOLUME         RATE       (DECREASE)      VOLUME         RATE       (DECREASE)
                                           ----------    ----------    ----------    ----------    ----------    ----------
                                                                            (IN THOUSANDS)
Interest-earning assets:
  Federal funds sold and other
   short-term investments ..............   $      863    $     (718)   $      145    $    1,136    $     (404)   $      732
  Investment securities ................          339        (1,129)         (790)        2,499          (415)        2,084
  Mortgage-backed securities ...........        1,303        (1,904)         (601)       (3,185)         (722)       (3,907)
  Loans ................................        2,064        (5,108)       (3,044)       43,488        (1,039)       42,449
  Other interest-earning assets ........          (50)         (305)         (355)           23           (53)          (30)
                                           ----------    ----------    ----------    ----------    ----------    ----------
Total interest-earning assets ..........   $    4,519    $   (9,164)   $   (4,645)   $   43,961    $   (2,633)   $   41,328
                                           ==========    ==========    ==========    ==========    ==========    ==========
Interest-bearing liabilities:
  Savings accounts .....................   $    1,634    $     (456)   $    1,178    $    2,076    $     (537)   $    1,539
  NOW and money market accounts ........         (197)       (4,523)       (4,720)        4,464        (4,624)         (160)
  Certificates of deposit ..............          671        (7,624)       (6,953)       17,169          (478)       16,691
  Mortgagors' payments held in escrow ..           (6)           (6)          (12)           72            (5)           67
  Borrowed funds .......................          (99)       (1,126)       (1,225)        4,554          (201)        4,353
                                           ----------    ----------    ----------    ----------    ----------    ----------
Total interest-bearing liabilities .....   $    2,003    $  (13,735)   $  (11,732)   $   28,335    $   (5,845)   $   22,490
                                           ==========    ==========    ==========    ==========    ==========    ==========
Net interest income ....................                               $    7,087                                $   18,838
                                                                       ==========                                ==========

                                               FOR THE YEAR ENDED DECEMBER 31,
                                                       2000 VS. 1999
                                           --------------------------------------
                                              INCREASE/(DECREASE)
                                                    DUE TO               TOTAL
                                           ------------------------     INCREASE
                                             VOLUME         RATE       (DECREASE)
                                           ----------    ----------    ----------
                                                       (IN THOUSANDS)
Interest-earning assets:
  Federal funds sold and other
   short-term investments ..............   $     (554)   $      221    $     (333)
  Investment securities ................       (1,766)         (402)       (2,168)
  Mortgage-backed securities ...........       (4,022)        1,063        (2,959)
  Loans ................................       33,266         1,161        34,427
  Other interest-earning assets ........           88           171           259
                                           ----------    ----------    ----------
Total interest-earning assets ..........   $   27,012    $    2,214    $   29,226
                                           ==========    ==========    ==========
Interest-bearing liabilities:
  Savings accounts .....................   $    1,029    $     (746)   $      283
  NOW and money market accounts ........        4,018         1,111         5,129
  Certificates of deposit ..............        6,796         1,604         8,400
  Mortgagors' payments held in escrow ..           72            (5)           67
  Borrowed funds .......................        5,077           846         5,923
                                           ----------    ----------    ----------
Total interest-bearing liabilities .....   $   16,992    $    2,810    $   19,802
                                           ==========    ==========    ==========
Net interest income ....................                               $    9,424
                                                                       ==========

          Interest income decreased $4.6 million for the six month period ended June 30, 2002 compared to the same period in 2001. This decrease reflects an 87 basis point decrease in the overall yield on interest-earning assets from 7.52% for the six months ended June 30, 2001 to 6.65% for the same period in 2002. This decrease primarily resulted from the lower interest rate environment, which caused interest-earning assets to reprice at lower rates partially offset by the shift in loan portfolio mix to higher yielding commercial loans. Additionally, the yield on interest-earning assets was negatively impacted by our strategic decision to invest funds received from deposits, loan payments/sales and maturity/payments/ sales of investment securities in lower yielding short-term investments with minimal extension risk or potential market value fluctuations in anticipation of rising interest rates. This decreased rate earned on interest-earning assets was partially offset by an increase in average interest-earning asset balances to $2.6 billion for the first two quarters of 2002 from $2.4 billion for the same period in 2001.

          Interest expense decreased $11.7 million from the first half of 2001 to the first half of 2002, primarily due to the 126 basis point decrease in the rate paid on interest-bearing liabilities from 4.64% to 3.38% due to the lower interest rate environment. This decreased rate paid on interest-bearing liabilities was partially offset by an increase in the average balance of interest-bearing liabilities to $2.4 billion for the six month period ended June 30, 2002 from $2.3 billion for the same period in 2001.

          PROVISION FOR CREDIT LOSSES

          The following table sets forth the analysis of the allowance for credit losses, including charge-off and recovery data, for the periods indicated.

                                  FOR THE SIX MONTHS ENDED
                                          JUNE 30,                               FOR THE YEAR ENDED DECEMBER 31,
                                  ------------------------     ------------------------------------------------------------------
                                     2002          2001           2001          2000          1999          1998          1997
                                  ----------    ----------     ----------    ----------    ----------    ----------    ----------
                                                                         (DOLLARS IN THOUSANDS)
Balance at beginning of period    $   18,727    $   17,746     $   17,746    $    9,862    $    8,010    $    6,921    $    6,539

Charge-offs:
Real estate:
  One- to four-family.........           198           191            382           175           101            14            46
  Home equity.................            --           147            158            28            35            --            --
  Multi-family................            --            --             --            53            84           177           173
  Commercial..................           156           159            901            78            62           581           198
Consumer......................         1,216           651          1,571           534           447           428           388
Commercial business...........         1,332           243          1,059           204             6            52           557
                                  ----------    ----------     ----------    ----------    ----------    ----------    ----------
Total.........................         2,902         1,391          4,071         1,072           735         1,252         1,362
                                  ----------    ----------     ----------    ----------    ----------    ----------    ----------

Recoveries:
Real estate:
  One- to four-family.........             4            25             30            22            --            --            --
  Home equity.................            --            --             --            13            --            --            --
  Multi-family................            --            --             --            30            37            --           149
  Commercial..................            30             5            268             1             4           155            21
Consumer......................           303           210            425           224            80            98            81
Commercial business...........           272            78            169            47            --             4            --
                                  ----------    ----------     ----------    ----------    ----------    ----------    ----------
Total.........................           609           318            892           337           121           257           251
                                  ----------    ----------     ----------    ----------    ----------    ----------    ----------

Net charge-offs...............         2,293         1,073          3,179           735           614           995         1,111
Provision for credit losses...         3,260         1,900          4,160         2,258         2,466         2,084         1,493
Allowance obtained through
 acquisitions.................            --            --             --         6,361            --            --            --
                                  ----------    ----------     ----------    ----------    ----------    ----------    ----------
Balance at end of period......    $   19,694    $   18,573     $   18,727    $   17,746    $    9,862    $    8,010    $    6,921
                                  ==========    ==========     ==========    ==========    ==========    ==========    ==========

Ratio of net charge-offs to
 average loans outstanding
 during the period............          0.24%         0.12%          0.17%         0.06%         0.07%         0.15%         0.18%
                                  ==========    ==========     ==========    ==========    ==========    ==========    ==========
Ratio of allowance for credit
 losses to total loans........          1.02%         1.00%          1.00%         0.96%         0.99%         1.06%         1.08%
                                  ==========    ==========     ==========    ==========    ==========    ==========    ==========
Ratio of allowance for credit
 losses to non-accruing loans.        167.85%       263.22%        163.13%       273.73%       511.25%       243.02%       227.14%
                                  ==========    ==========     ==========    ==========    ==========    ==========    ==========

          Net charge-offs for the first six months of 2002 amounted to $2.3 million compared to $1.1 million for the same period in 2001. Total non-accrual loans increased from $7.1 million at June 30, 2001 to $11.7 million at June 30, 2002. The increase was primarily the result of higher levels of non-accrual commercial and multi-family real estate loans and commercial business loans. This increase was primarily a result of an increase in the amount of commercial loans outstanding as a percentage of total loans and the downturn in the economy. The higher concentration of commercial loans has required additional provisions for credit losses as the increased risks associated with theses loans, as demonstrated by the increased commercial non-accrual loans and charge-offs, has increased the known and inherent losses that are probable and reasonable to estimate. As a percentage of average loans outstanding, annualized net charge-offs increased to 0.24% for the six months ended June 30, 2002 from 0.12% for the same period in 2001. Given the increase in non-accrual loans compared to those outstanding at June 30, 2001 and the higher concentration of commercial loans, we increased the provision for credit losses to $3.3 million for the first six months of 2002, from $1.9 million for the same period in 2001.

          NONINTEREST INCOME

          For the first half of 2002 we had $23.8 million in noninterest income, an increase of 14% over the $20.8 million for the same period in 2001. This increase primarily resulted from internal growth, which included the addition of new banking services in the fourth quarter of 2001, as well as our continued emphasis on the sale of mutual fund, annuity and insurance products. Additionally, during the second quarter of 2002, our insurance agency realized an additional $383,000 from the receipt of 2001 contingent profit sharing, as actual loss experience was better than originally projected. These increases were partially offset by our decision to eliminate our covered call option program near the end of the first quarter of 2002 and to hold more direct finance leases we originated versus selling them service released to third parties. Noninterest income continues to be a stable source of earnings for us, as it represented 35% of net revenue for the first two quarters of 2002.

          NONINTEREST EXPENSES

          Noninterest expenses for the six months ended June 30, 2002 was $40.8 million as compared to $41.2 million for the comparable period of 2001. Adjusting 2001 amounts to exclude goodwill amortization, noninterest expense for the first half of 2002 increased $2.0 million primarily due to a $1.6 million increase in salaries and benefits. This increase in salaries and benefits was a result of internal growth and $425,000 of consolidation-related severance costs incurred in the first half of 2002, partially offset by a $998,000 pension plan curtailment gain also realized in the first half of 2002. Technology and communications expense increased $640,000 when comparing the first half of 2002 to the same period of 2001 as a result of the opening of two banking centers since the second quarter of 2001 and the upgrading of systems near the end of 2001. Our efficiency ratio improved to 59.5% for the six months ended June 30, 2002 from 66.0% for the same period in 2001, adjusted for the new accounting for goodwill. Excluding the severance costs, pension plan curtailment gain and contingent profit sharing recorded in the second quarter of 2002, this ratio was 60.6% as we continued to focus on efficiency through our Adding Value Always
(AVA) initiative.

          INCOME TAX

          The effective tax rate increased to 41.3% for the first two quarters of 2002 compared to 32.6% for the same period in 2001, adjusted for goodwill amortization. Excluding the $1.8 million New York State bad debt tax recapture charge, the effective tax rate for the six months ended June 30, 2002 increased to 34.0% as First Niagara Bank was no longer able to take advantage of the special provisions in the New York State tax law that allowed it to deduct bad debt expenses in excess of those actually incurred.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2001 AND
DECEMBER 31, 2000

          The following table shows the net income of Cortland Savings Bank, Cayuga Bank and the financial services companies acquired in 2001 and 2000, that is included in the consolidated statements of income of First Niagara Financial Group for those years. The table helps to illustrate the changes in net income that resulted from having a full year of income from these entities included in the results of operations for 2001 versus a partial year in 2000. The results of operations from the acquired companies are included since the effective date of each of the respective acquisitions.

                                                                    FOR THE YEAR ENDED
                                                                       DECEMBER 31,
                                                                -------------------------
                                                                 2001/(1)/     2000/(2)/        CHANGE
                                                                -----------   -----------    -----------
                                                                             (IN THOUSANDS)
Interest income:
   Loans...................................................     $    48,972   $    13,162    $    35,810
   Investment securities...................................           7,688         2,033          5,655
   Other...................................................           1,098           286            812
                                                                -----------   -----------    -----------
      Total interest income................................          57,758        15,481         42,277
                                                                -----------   -----------    -----------

Interest expense:
   Deposits................................................          25,659         6,982         18,677
   Borrowings..............................................           4,915         1,194          3,721
                                                                -----------   -----------    -----------
      Total interest expense...............................          30,574         8,176         22,398
                                                                -----------   -----------    -----------

      Net interest income..................................          27,184         7,305         19,879
Provision for credit losses................................           1,870           221          1,649
                                                                -----------   -----------    -----------
      Net interest income after provision for credit losses          25,314         7,084         18,230
                                                                -----------   -----------    -----------

Noninterest income:
   Banking service charges and fees........................           2,663           672          1,991
   Lending and leasing income..............................           1,415           309          1,106
   Insurance services and fees.............................           1,133            12          1,121
   Bank-owned life insurance income........................             370            46            324
   Annuity and mutual fund commissions.....................             191            22            169
   Investment and fiduciary services income................           1,456           965            491
   Other...................................................             453           231            222
                                                                -----------   -----------    -----------
      Total noninterest income.............................           7,681         2,257          5,424
                                                                -----------   -----------    -----------

Noninterest expense:
   Salaries and employee benefits..........................          12,204         2,831          9,373
   Occupancy and equipment.................................           2,173           522          1,651
   Technology and communications...........................           2,293           650          1,643
   Marketing and advertising...............................             478           116            362
   Amortization of goodwill................................           3,455           950          2,505
   Other...................................................           4,658           958          3,700
                                                                -----------   -----------    -----------
      Total noninterest expense............................          25,261         6,027         19,234
                                                                -----------   -----------    -----------

      Income before income taxes...........................           7,734         3,314          4,420
Income tax expense.........................................           3,606         1,511          2,095
                                                                -----------   -----------    -----------

      Net income...........................................     $     4,128   $     1,803    $     2,325
                                                                ===========   ===========    ===========

----------
(1) Includes income from the Cayuga Bank, Cortland Savings Bank, Niagara Investment Advisors, Inc. and Allied Claim Services, Inc. acquisitions since January 1, 2001.
(2) Includes income from Cayuga Bank since November 3, 2000, Cortland Savings Bank since July 7, 2000 and Niagara Investment Advisors, Inc. since May 31, 2000. We merged Albion Federal's two branch locations into First Niagara Bank's banking center network upon acquisition in March 2000. Therefore, separate income and expense amounts are not available for Albion Federal and were excluded from the analysis above. The effects of not including Albion Federal is not deemed material.

          NET INCOME

          For the year ended December 31, 2001, net income increased 9% to $21.2 million, or $0.85 per diluted share as compared to $19.5 million, or $0.79 per diluted share for 2000. Net income represented a return on average assets in 2001 of 0.79% compared to 0.98% in 2000 and a return on average equity in 2001 of 8.30% compared to 8.38% in 2000.

          NET INTEREST INCOME

          Net interest income rose 31%, to $79.0 million for 2001 from $60.2 million for 2000. However, net interest margin decreased slightly to 3.25% for 2001 from 3.26% for 2000. The narrowing of the net interest margin resulted primarily from a $30.2 million decline in average net earning assets to $144.6 million in 2001 as funds previously available for investment were utilized to fund acquisition activity in 2000. This decrease in average net earning assets was almost entirely offset by a 17 basis point increase in net interest rate spread, as our interest bearing liabilities repriced faster than our interest earning assets during the declining rate environment in 2001. Additionally, net interest margin benefited in 2001 from the redeployment of funds from lower yielding residential mortgages into higher yielding commercial loans and the 92% increase in average noninterest bearing deposits due to increased commercial business.

          Interest income rose to $178.4 million in 2001 from $137.0 million in 2000. This $41.3 million, or 30%, increase was a result of growth in average interest-earning assets of $582.3 million partially offset by a decrease in the interest rate earned on those assets during 2001 of 8 basis points. Interest income on loans increased $42.4 million to $144.3 million for 2001 from $101.8 million for 2000. This increase resulted from a $556.8 million increase in average loans outstanding during 2001, due to our acquisitions in 2000 and growth in commercial loans. Offsetting this increase was an 8 basis point decrease in the average yield earned on loans caused by the lower interest rate environment in 2001 partially offset by the change in loan portfolio composition to higher yielding commercial loans. Interest earned on investment securities decreased $1.8 million during 2001 primarily due to the prepayments received on mortgage-backed securities and the sale of mortgage-backed securities in the second half of 2000 to fund acquisitions, which caused the average balance on those investments to decrease $49.0 million. The 2000 bank acquisitions added approximately $42.3 million of additional interest income in 2001 compared to their 2000 contribution.

          Interest expense increased to $99.4 million for 2001 from $76.9 million for 2000. This $22.5 million, or 29%, increase is primarily attributable to the increase in average interest-bearing liabilities of $612.5 million partially offset by a decrease in the interest rate paid on those liabilities of 25 basis points in 2001. Interest expense on deposits increased $18.1 million to $74.4 million for 2001 from $56.3 million for 2000. This resulted from a $534.9 million increase in average interest bearing deposits outstanding during 2001, mainly due to the bank acquisitions in 2000 and internal growth, partially offset by a decrease in the average rate paid on those deposits over the same period. Interest expense on borrowed funds increased to $24.9 million for the year ended December 31, 2001, compared to $20.6 million for the same period in 2000. This was a result of an increase in the average balance of borrowed funds of $77.6 million in 2001 resulting from the bank acquisitions in 2000, partially offset by a 6 basis point decrease in the average rate paid on those borrowings over the same period. This decline in the rate paid on deposits and borrowings can be attributed to the lower interest rate environment during 2001. The 2000 bank acquisitions added approximately $22.4 million of additional interest expense in 2001 compared to their 2000 contribution.

          PROVISION FOR CREDIT LOSSES

          Net charge-offs for 2001 amounted to $3.2 million compared to $735,000 in 2000. This $2.4 million increase was primarily a result of having a full year of the Cayuga Bank, Cortland Savings Bank and Albion Federal acquisitions in 2001 versus a partial year in 2000. Additionally, net charge-offs increased due to an increase in the amount of higher risk commercial loans as a percentage of total loans and the downturn in the economy. As a percentage of average loans outstanding, net charge-offs increased to 0.17% for 2001 from 0.06% in 2000. Given the increase in non-accrual and delinquent loans, we increased the provision for credit losses to $4.2 million for the year ending December 31, 2001, from $2.3 million in 2000. Of this $1.9 million increase, approximately $1.6 million related to Cortland and Cayuga which were acquired in 2000. The provision is based on management's quarterly assessment of the adequacy of the allowance for credit losses with consideration given to such interrelated factors as the loan composition and inherent risk within the loan portfolio, the level of non-accruing loans and charge-offs, as well as both current and historic economic conditions. We establish provisions for credit losses, which are charged to operations, in order to maintain the allowance for credit losses, which covers all known and inherent losses in the loan portfolio at each reporting date that are both probable and reasonable to estimate.

          NONINTEREST INCOME

          Noninterest income increased $8.0 million, or 23%, to $42.1 million in 2001 from $34.1 million in 2000. Revenue associated with our acquisitions resulted in $5.4 million of additional noninterest income for 2001 compared to their 2000 contribution, of which $3.1 million related to bank service charges and fees and lending and leasing income from the banks acquired and $1.1 million related to the acquisition of Allied Claim Services. Other factors that contributed to the overall increase in noninterest income included an increase in gains on sales of mortgages of $1.0 million, due to the decision to sell the majority of fixed rate mortgage loans originated in 2001, and approximately $1.2 million from the addition of new bank services. Noninterest income continued to be a stable source of earnings, and represented 35% of net revenue during 2001.

          NONINTEREST EXPENSES

          Noninterest expenses totaled $83.0 million for the year ended December 31, 2001 reflecting a $21.5 million, or 35%, increase over the 2000 total of $61.5 million. Approximately $19.2 million of this increase was attributable to our acquisitions and was primarily in salaries and employee benefits and the amortization of goodwill. Overall, salaries and employee benefits increased $11.8 million to $46.0 million in 2001 compared with $34.2 million in 2000. Approximately $9.4 million of this increase can be attributed to having a full year of compensation expense in 2001 for the personnel of the companies acquired in 2000 and Allied Claim Services, Inc. which was acquired in 2001. The remaining increase can be attributed to normal growth and salary increases at First Niagara Bank. During 2001, noninterest expense was impacted by the increased amortization of goodwill and other intangibles associated with our acquisitions, which increased $2.7 million when compared to 2000. Other increases in noninterest expenses related to internal growth, which included ongoing upgrades of technology and communications systems that will facilitate future expansion and costs due to integration efforts of the acquired companies.

          INCOME TAXES

          The effective tax rate increased to 37.4% in 2001 from 36.0% in 2000, primarily due to the nondeductible amortization of goodwill and other intangibles related to our acquisitions.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2000 AND DECEMBER 31,
1999

          NET INCOME

          Net income increased $1.1 million to $19.5 million, or $0.79 per share for the year ended December 31, 2000 compared to $18.4 million, or $0.69 per share for 1999. Net income represented a return on average assets in 2000 of 0.98% compared to 1.13% in 1999. The return on average equity in

2000 was 8.38% compared to 7.52% in 1999. The increase in the return on average equity in 2000 was enhanced by the impact of treasury stock repurchases.

          NET INTEREST INCOME

          Net interest income rose $9.4 million to $60.2 million for the year ended December 31, 2000 from $50.8 million for the year ended December 31, 1999. Additionally, the net interest margin was 3.26% for 2000 compared to 3.33% for 1999. The narrowing of the margin resulted primarily from a $36.8 million decline in average net earning assets to $174.8 million in 2000 compared to $211.6 million in 1999, as funds previously available for investment in interest-earning assets were utilized to fund acquisition activity. This decrease was partially offset by a 10 basis point increase in the net interest rate spread, which can be attributed to the redeployment of funds from lower yielding investment securities into higher yielding loans.

          Interest income rose $29.2 million from $107.8 million in 1999 to $137.0 million in 2000. This was mainly a result of the growth in average interest-earning assets, which increased $320.5 million to $1.8 billion in 2000, as well as an increase in the interest rate earned on those assets of 36 basis points for the same period. Interest income on loans increased $34.4 million to $101.8 million for 2000 from $67.4 million for 1999. This increase resulted from a 49% increase in average loans outstanding during 2000 compared to 1999, as well as a 13 basis point increase in the average yield on loans over the same period. This increase was partially offset by a decrease in interest earned on investment and mortgage-backed securities of $5.1 million to $32.8 million for the year ended December 31, 2000 compared to $38.0 million for the same period in 1999. This decrease resulted from a $92.8 million decrease in average investment and mortgage-backed securities outstanding, partially offset by a 12 basis point increase in the average yield earned on these investments. The increase in average yields earned on loans and investments can be attributed to the higher interest rate environment in 2000 compared to 1999 and the change in our asset and loan portfolio composition to higher yielding commercial and consumer loans.

          Interest expense increased $19.8 million to $76.9 million for 2000 from $57.1 million for 1999. This increase is primarily attributable to interest expense on deposits, which increased $13.9 million for the same period. This was a result of a 22 basis point increase in the average rate paid on deposits, in addition to a $270.9 million increase in the average balances. Interest expense on borrowed funds increased to $20.6 million for the year ended December 31, 2000, compared to $14.7 million for the same period in 1999. This increase was a result of an increase in the average balance of borrowed funds of $86.4 million, in addition to an increase in the average rate paid on borrowed funds of 31 basis points when comparing the year ending December 31, 2000 to the year ending December 31, 1999. The increase in the average rate paid on deposits and borrowings can be attributed to the higher interest rate environment in 2000 compared to 1999.

          PROVISION FOR CREDIT LOSSES

          Even with the significant increase in loans during 2000 and the shift in portfolio mix to higher risk categories such as commercial real estate, commercial loans and indirect consumer loans, we did not experience a significant increase in net charge-offs. Net charge-offs for 2000 increased to $735,000 compared to $614,000 in 1999. However, as a percentage of average loans outstanding, net charge-offs decreased to 0.06% for 2000, from 0.07% in 1999. Given this, and the fact that the quality of the loan portfolio remained high, we reduced the provision for credit losses to $2.3 million for the year ending December 31, 2000, from $2.5 million in 1999.

          NONINTEREST INCOME

          Noninterest income increased $6.4 million to $34.1 million in 2000 from $27.7 million in 1999 as a result of our efforts to become less reliant on net interest income. Revenue associated with our acquisitions, excluding Albion Federal, resulted in $3.4 million of additional noninterest income for the year, of which $2.0 million related to the investment advisory and commercial leasing subsidiaries acquired in 2000. Other factors that contributed to the increase included third-party benefit administration fees, bank-owned life insurance income, debit card, credit card and deposit account fees and income from investments in limited partnerships. Noninterest income continued to be a stable source of earnings, and represented 36% of net revenue during 2000.

          NONINTEREST EXPENSES

          Noninterest expenses totaled $61.5 million for the year ended December 31, 2000 reflecting a $13.9 million increase over the year ended December 31, 1999 total of $47.6 million. Approximately $7.6 million of the increase in noninterest expense was attributable to our acquisitions and was primarily in salaries and employee benefits. As a result, salaries and employee benefits were $34.2 million in 2000, an increase of $6.5 million from $27.7 million in 1999. During 2000, noninterest expense continued to be impacted by the increased amortization of goodwill associated with our acquisitions, which increased $1.6 million when compared to the same period in 1999. Other increases related to the ongoing upgrade of technology and communications systems, expenses incurred for operating two new banking centers opened in early 2000, and increased costs due to integration efforts of the acquired companies.

          INCOME TAXES

          The effective tax rate increased to 36.0% in 2000 from 34.9% in 1999, primarily due to the nondeductible amortization of goodwill and other intangibles related to the acquisitions.

LIQUIDITY AND CAPITAL RESOURCES

          In addition to our primary sources of funding from operations, deposits and borrowings, funding is provided from the principal and interest payments on loans and investment securities, proceeds from the maturities and sale of investment securities, as well as proceeds from the sale of fixed-rate mortgage loans in the secondary market. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit outflows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

          Our primary investing activities are the origination of variable rate and fixed-rate residential one- to four-family mortgages, commercial loans, consumer loans, as well as the purchase of mortgage-backed, other debt and equity securities. During the first two quarters of 2002, loan originations totaled $347.9 million compared to $230.4 million for the first two quarters of 2001. However, loans only increased $57.7 million as these loan originations were partially offset by payments received on loans and the normal sale of fixed-rate residential mortgages. Purchases of investment securities totaled $239.7 million during the first half of 2002 as funds obtained from the sale, maturity and payments received on securities available for sale were reinvested in shorter-term investments. During 2001, loan originations totaled $534.0 million compared to $419.4 million and $372.1 million for 2000 and 1999, respectively, while purchases of investment securities totaled $434.6 million, $37.1 million and $301.1 million for the same years. The increase in investment security purchases from 2000 is primarily a result of the purchase of U.S. Treasury securities in late 2001 and the reinvestment of funds received from the high level of loan and mortgage-backed security repayments experienced in 2001. Additionally, this increase can be attributed to the historically low amount of investment security purchases made in 2000 due to the need to fund acquisitions in that year.

          The sales, maturity and principal payments on investment securities, as well as deposit growth and existing liquid assets were used to fund the above investing activities. During the first two quarters of 2002, cash flow provided by the sale, principal payments and maturity of securities available for sale amounted to $377.1 million compared to $115.1 million for the same period in 2001. This increase from the prior year was primarily due to the maturity of $155.0 million of U.S. Treasury securities, the proceeds from which were used to repay short-term borrowings, as well as our strategic decision to shorten the duration of our investment portfolio, and the prepayments received on mortgage-backed securities due to the lower interest rate environment. During 2001, cash flow provided by the sale, maturity and principal payments received on securities available for sale amounted to $245.4 million compared to $241.2 million and $282.0 million in 2000 and 1999. Deposit growth, primarily our savings accounts, provided $157.4 million of funding for the six months ended June 30, 2002. Deposit growth, primarily money market and certificates of deposit accounts, provided $84.5 million, $60.4 million and $52.4 million of funding for the years ending December 31, 2001, 2000 and 1999, respectively. Borrowings, excluding the maturity of $140.0 million that was used to fund the purchase of U.S. Treasury securities in late 2001, decreased $12.2 million from the end of 2001 to June 30, 2002 as the increase in deposits and sale and maturity of investment securities and loans were more than adequate to meet our funding needs. Borrowings, excluding the $140.0 million used to fund the purchase of U.S. Treasury securities in late 2001, decreased slightly from 2000 as the increase in deposits and sale and maturity of investment securities and loans were adequate to meet our funding needs.

          Maturity Schedule of Certificates of Deposit. The following table indicates the funding obligations relating to certificates of deposit by time remaining until maturity.

                                                                            AT JUNE 30, 2002
                                                     ---------------------------------------------------------------
                                                      3 MONTHS    OVER 3 TO 6  OVER 6 TO 12    OVER 12
                                                       OR LESS      MONTHS        MONTHS       MONTHS        TOTAL
                                                     ----------   -----------  ------------  ----------   ----------
                                                                              (IN THOUSANDS)
Certificates of deposit less than $100,000 .......   $  136,752   $   137,844  $    235,586  $  191,289   $  701,471
Certificates of deposit of $100,000 or more ......       54,188        29,754        48,520      37,826      170,288
                                                     ----------   -----------  ------------  ----------   ----------

    Total certificates of deposit ................   $  190,940   $   167,598  $    284,106  $  229,115   $  871,759
                                                     ==========   ===========  ============  ==========   ==========

          In addition to the funding requirements of certificates of deposit illustrated above, as of June 30, 2002 we have repayment obligations related to our borrowings as follows: $45.9 million in 2002; $48.2 million in 2003; $42.3 million in 2004; $58.9 million in 2005; $43.3 million in 2006; and $168.3 million in years thereafter. However, certain advances and reverse repurchase agreements have call provisions that could accelerate when these obligations require funding if interest rates were to rise significantly from current levels as follows: $63.9 million in 2002; $39.0 million in 2003; $23.0 million in 2004; and $27.1 million in 2006.

          Loan Commitments. In the ordinary course of business we extend commitments to originate one- to four-family mortgages, commercial loans and consumer loans. As of June 30, 2002, we had outstanding commitments to originate loans of approximately $69.7 million, which generally have an expiration period of less than one year. These commitments do not necessarily represent future cash requirements since certain of these instruments may expire without being funded. Commitments to sell residential mortgages amounted to $5.5 million at June 30, 2002.

          We extend credit to consumer and commercial customers, up to a specified amount, through lines of credit. The borrower is able to draw on these lines as needed, thus the funding is generally unpredictable. Unused consumer and commercial lines of credit amounted to $71.5 million and $80.1 million at June 30, 2002 and generally have an expiration period of ten years and one year, respectively. In addition to the above, we issue standby letters of credit to third parties which guarantees payments on behalf of commercial customers in the event that the customer fails to perform under the terms of the contract between the customer and the third-party. Standby letters of credit amounted to $6.4 million at June 30, 2002 and generally have an expiration period of less than two years. Since the majority of unused commercial lines of credit and outstanding standby letters of credit expire without being funded, it is anticipated that our obligation to fund the above commitment amounts will be substantially less than the amounts reported. It is anticipated that there will be sufficient funds available to meet the current loan commitments and other obligations through the sources described above.

          Security Yields, Maturities and Repricing Schedule. The following table sets forth certain information regarding the carrying value, weighted average yields and estimated maturities, including prepayment assumptions, of the available for sale securities portfolio as of June 30, 2002. Adjustable-rate securities are included in the period in which interest rates are next scheduled to adjust and fixed-rate securities are included based upon the weighted average life date. No tax equivalent adjustments were made to the weighted average yields. Amounts are shown at fair value.

                                                                            AT JUNE 30, 2002
                                    -----------------------------------------------------------------------------------------------
                                                                 MORE THAN ONE           MORE THAN FIVE
                                      ONE YEAR OR LESS         YEAR TO FIVE YEARS      YEARS TO TEN YEARS        AFTER THN YEARS
                                    ---------------------    ---------------------   ---------------------    ---------------------
                                     WEIGHTED                 WEIGHTED                WEIGHTED                 WEIGHTED
                                     CARRYING    AVERAGE      CARRYING    AVERAGE     CARRYING    AVERAGE      CARRYING    AVERAGE
                                      VALUE       YIELD        VALUE       YIELD       VALUE       YIELD        VALUE       YIELD
                                    ---------   ---------    ---------   ---------   ---------   ---------    ---------   ---------
                                                                        (DOLLARS IN THOUSANDS)
Mortgage-backed securities:
  CMO's .........................   $  16,032        5.66%   $ 185,153        5.60%  $     266        6.33%   $  62,512        6.04%
  Freddie Mac ...................       7,968        5.58       27,787        6.17         615        6.12        4,426        6.96
  Ginnie Mae ....................         123        8.13       10,460        6.67       1,227        9.65        1,432        6.88
  Fannie Mae ....................         305        5.22       16,186        6.26          --          --          259        5.56
                                    ---------                ---------               ---------                ---------
   Total mortgage-backed
    securities ..................      24,428        5.64      239,586        5.76       2,108        8.20       68,629        6.11
                                    ---------                ---------               ---------                ---------

Debt securities:
  U.S. government agencies ......      31,352        4.25      100,188        3.68          --          --           --          --
  States and political
   subdivisions .................       3,498        3.54       19,044        3.60       8,496        4.73          113        4.58
  Corporate .....................       5,508        4.40       19,064        5.39         924        3.23        1,897        3.76
  U.S. Treasury .................          --          --           16        5.25          --          --           --          --
                                    ---------                ---------               ---------                ---------
   Total debt securities ........      40,358        4.21      138,312        3.90       9,420        4.59        2,010        3.81
                                    ---------                ---------               ---------                ---------

Common stock (1) ................          --          --           --          --          --          --           --          --

Asset-backed securities .........         280        1.99       13,222        6.36       4,121        4.77        1,339        2.44
Other securities (1) ............          --          --           --          --          --          --           --          --
                                    ---------                ---------               ---------                ---------

Total securities available
 for sale .......................   $  65,066        4.74%   $ 391,120        5.12%  $  15,649        5.12%   $  71,978        5.98%
                                    =========                =========               =========                =========

                                       AT JUNE 30, 2002
                                    ---------------------
                                            TOTAL
                                    ---------------------
                                     WEIGHTED
                                     CARRYING    AVERAGE
                                      VALUE       YIELD
                                    ---------   ---------
                                    (DOLLARS IN THOUSANDS)
Mortgage-backed securities:
  CMO's .........................   $ 263,963         5.71%
  Freddie Mac ...................      40,796         6.14
  Ginnie Mae ....................      13,242         6.98
  Fannie Mae ....................      16,750         6.23
                                    ---------
   Total mortgage-backed
    securities ..................     334,751         5.84
                                    ---------

Debt securities:
  U.S. government agencies ......     131,540         3.81
  States and political
   subdivisions .................      31,151         3.91
  Corporate .....................      27,393         5.01
  U.S. Treasury .................          16         5.25
                                    ---------
   Total debt securities ........     190,100         4.00
                                    ---------

Common stock (1) ................       7,441           --

Asset-backed securities .........      18,962         5.67
Other securities (1) ............       4,974         3.15
                                    ---------

Total securities available
 for sale .......................   $ 556,228         5.17%
                                    =========

----------
(1) Estimated maturities do not include common stock or other securities available for sale.

          Loan Maturity and Repricing Schedule. The following table sets forth certain information as of June 30, 2002, regarding the amount of loans maturing or repricing in our portfolio. Demand loans having no stated schedule of repayment and no stated maturity and overdrafts are reported as due in one year or less. Adjustable- and floating-rate loans are included in the period in which interest rates are next scheduled to adjust rather than the period in which they contractually mature, and fixed-rate loans (including bi-weekly loans) are included in the period in which the final contractual repayment is due. No adjustments have been made for amortization or prepayment of principal.

                                             WITHIN        ONE THROUGH       AFTER
                                            ONE YEAR       FIVE YEARS      FIVE YEARS          TOTAL
                                          -------------   -------------   -------------    -------------
                                                                  (IN THOUSANDS)
     Real estate loans:
       One- to  four-family...........    $     214,386   $     483,295   $     246,587    $     944,268
       Home equity....................           75,303          46,546           8,793          130,642
       Commercial and multi-family....          108,792         242,566          86,070          437,428
       Construction...................           58,868          23,265              --           82,133
                                          -------------   -------------   -------------    -------------
     Total real estate loans..........          457,349         795,672         341,450        1,594,471
                                          -------------   -------------   -------------    -------------

     Consumer loans...................           94,930          74,457           9,338          178,725
     Commercial business loans........           90,139          54,471          10,168          154,778
                                          -------------   -------------   -------------    -------------

     Total loans......................    $     642,418   $     924,600   $     360,956    $   1,927,974
                                          =============   =============   =============    =============

          Fixed- and Adjustable-Rate Loan Schedule. The following table sets forth at June 30, 2002, the dollar amount of all fixed-rate and adjustable-rate loans due after June 30, 2003.

                                                           DUE AFTER JUNE 30, 2003
                                                 ----------------------------------------------
                                                     FIXED         ADJUSTABLE         TOTAL
                                                 -------------    -------------   -------------
                                                                 (IN THOUSANDS)
            Real estate loans:
              One- to four-family.............   $     619,962    $     109,920   $     729,882
              Home equity.....................          55,339               --          55,339
              Commercial and multi-family.....         102,454          226,182         328,636
              Construction....................           2,774           20,491          23,265
                                                 -------------    -------------   -------------

            Total real estate loans...........         780,529          356,593       1,137,122
                                                 -------------    -------------   -------------

            Consumer loans....................          83,795               --          83,795

            Commercial business loans.........          64,639               --          64,639
                                                 -------------    -------------   -------------

            Total loans.......................   $     928,963    $     356,593   $   1,285,556
                                                 =============    =============   =============

          In addition to the maturity of investment securities and loans, we have lines of credit with the Federal Home Loan Bank of New York and the Federal Reserve Bank of New York that provide funding for lending, liquidity, and asset/liability management. At June 30, 2002, the FHLB line of credit totaled $717.4 million, under which $245.1 million was utilized. The FRB line of credit totaled $7.5 million, under which there were no borrowings outstanding as of June 30, 2002.

          Cash, interest-bearing demand accounts at correspondent banks, federal funds sold and other short-term investments are our most liquid assets. The level of these assets are monitored daily and are dependent on operating, financing, lending and investing activities during any given period. Excess short-term liquidity is usually invested in overnight federal funds sold. In the event that funds beyond those generated internally are required as a result of higher than expected loan commitment fundings, loan originations, deposit outflows or the amount of debt being called, additional sources of funds are available through the use of reverse repurchase agreements, the sale of loans or investments or various lines of credit. As of June 30, 2002, the total of cash, interest-bearing demand accounts, federal funds sold and other short-term investments was $169.5 million.

IMPACT OF NEW ACCOUNTING STANDARDS

          In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." This Statement requires acquired intangible assets (other than goodwill) to be amortized over their useful economic life, while goodwill and any acquired intangible asset with an indefinite useful economic life would not be amortized, but would be reviewed for impairment on an annual basis based upon guidelines specified by the Statement. The provisions of Statement of Financial Accounting Standards No. 142 were adopted on January 1, 2002. However, for intangible assets acquired after June 30, 2001, the provisions of this Statement related to amortization were adopted immediately.

          At December 31, 2001, just prior to adoption, we had $81.0 million of goodwill and other intangibles, which included $6.8 million of customer lists that are still required to be amortized. For the year ended December 31, 2001, we recorded $4.7 million of goodwill amortization expense. Accordingly, Statement of Financial Accounting Standards No. 142 had a material impact on our results of operations, as goodwill is no longer permitted to be amortized. We have performed the required transitional goodwill impairment test as of January 1, 2002. Based upon the results of this test, we have determined that goodwill was not impaired.

          In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations." This statement requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. When the liability is initially recorded, the entity capitalizes the asset retirement cost by increasing the carrying amount of the related long-lived asset. The liability is accreted to its present value each period and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The provisions of Statement of Financial Accounting Standards No. 143 are effective for fiscal years beginning after June 15, 2002 and are not expected to have a material impact on our consolidated financial statements.

          In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which supercedes Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" and the provisions for the disposal of a segment of a business in Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." This statement requires that long-lived assets to be disposed of by sale be measured at the lower of its carrying amount or fair value less cost to sell, and recognition of impairment losses on long-lived assets to be held if the carrying amount of the long-lived asset is not recoverable from its undiscounted cash flows and exceeds its fair value. Additionally, Statement of Financial Accounting Standards No. 144 resolved various implementation issues related to Statement of Financial Accounting Standards No. 121. The provisions of Statement of Financial Accounting Standards No. 144 were adopted on January 1, 2002 and had no effect on our consolidated financial statements.

          In April 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections." This statement eliminates Statement of Financial Accounting Standards No. 4, "Reporting Gains and Losses from Extinguishment of Debt" as amended by Statement of Financial Accounting Standards No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." As a result, gains and losses from extinguishment of debt are required to be classified as extraordinary items if they meet the definition of unusual and infrequent as prescribed in Accounting Principles Board Opinion No. 30. Additionally, Statement of Financial Accounting Standards No. 145 amends Statement of Financial Accounting Standards No. 13, "Accounting for Leases" to require that lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. Statement of Financial Accounting Standards No. 145 addresses a number of additional issues that were not substantive in nature. The provisions of this statement are effective at various dates in 2002 and 2003 and are not expected to have a material impact on our consolidated financial statements.

          In June 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This statement nullifies Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)" and requires that a liability for costs associated with an exit or disposal activity be recognized when the liability is probable and represents obligations to transfer assets or provide services as a result of past transactions. The provisions of the statement are effective for exit or disposal activities that are initiated after December 31, 2002.

          In October 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 147, "Acquisitions of Certain Financial Institutions - an Amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9." This statement removes acquisitions of financial institutions from the scope of both Statement of Financial Accounting Standards No. 72 and Interpretation No. 9 and requires that those transactions be accounted for in accordance with Statement of Financial Accounting Standards No. 141, "Business Combinations" and No. 142, "Goodwill and Other Intangible Assets." As a result, the requirement in paragraph 5 of Statement 72 to recognize (and subsequently amortize) any excess of the fair value of liabilities assumed over the fair value of intangible assets acquired as an unidentifiable intangible asset (SFAS No. 72 goodwill) no longer applies to acquisitions within the scope of the statement. First Niagara Financial Group does not currently have any SFAS No. 72 goodwill and as a result the adoption of this statement is not expected to have a material impact on our consolidated financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

          The principal objective of interest rate risk management is to evaluate the interest rate risk inherent in certain assets and liabilities, determine the appropriate level of risk given our business strategy, operating environment, capital and liquidity requirements and performance objectives, and manage the risk consistent with the Board of Directors' approved guidelines to reduce the vulnerability of operations to changes in interest rates. The asset/liability committee is comprised of senior management and selected banking officers under the direction of the Board, with senior management responsible for reviewing with the Board its activities and strategies, the effect of those strategies on the net interest margin, the fair value of the portfolio and the effect that changes in interest rates will have on the portfolio and exposure limits.

          We utilize the following strategies to manage interest rate risk: (1) emphasizing the origination and retention of residential monthly and bi-weekly fixed-rate mortgage loans having terms to maturity of not more than twenty years, residential and commercial adjustable-rate mortgage loans, and consumer loans; (2) selling substantially all newly originated 20-30 year monthly and 25-30 year bi-weekly fixed-rate, residential mortgage loans into the secondary market without recourse and on a servicing retained basis; and (3) investing in shorter-term securities which generally bear lower yields as compared to longer-term investments, but which better position us for increases in market interest rates. Shortening the maturities of interest-earning assets by increasing shorter-term investments better matches the maturities of deposit accounts, in particular our certificates of deposit that mature in one year or less. At June 30, 2002, we had an interest rate swap agreement with a third party with a notional amount totaling $10.0 million. Under this agreement, we pay an annual fixed rate of 6.04% and receive a floating three-month U.S. dollar LIBOR rate. We entered into this transaction to match more closely the repricing of our money market demand product, as well as provide greater flexibility in achieving a desired interest rate risk profile. As of June 30, 2002, this agreement had a weighted average remaining life of 5.5 months. We intend to continue to analyze the future utilization of swap agreements as part of our overall asset/liability management process.

          Gap Analysis. The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring our interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that same time period. At June 30, 2002, the cumulative one-year gap position, the difference between the amount of interest-earning assets maturing or repricing within one year and interest-bearing liabilities maturing or repricing within one year, as a percentage of total assets was a negative 14.28%. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. Accordingly, during a period of rising interest rates, an institution with a negative gap position is likely to experience a decline in net interest income as the cost of its interest-bearing liabilities increase at a rate faster than its yield on interest-earning assets. In comparison, an institution with a positive gap position is likely to realize an increase in its net interest income in a rising interest rate environment. Given the existing liquidity position and our ability to sell securities from our available for sale portfolio, management believes that its negative gap position will not have a material adverse effect on our operating results or liquidity position.

          The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at June 30, 2002, which we anticipate, based upon certain assumptions, to reprice or mature in each of the future time periods shown (the "Gap table"). Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of the repricing date or the contractual maturity of the asset or liability. The table sets forth an approximation of the projected repricing of assets and liabilities at June 30, 2002, on the basis of contractual maturities, anticipated prepayments, and scheduled rate adjustments within the selected time intervals. One- to four-family residential and commercial real estate loans were projected to prepay at rates between 4% and 16% annually, while mortgage-backed securities were projected to prepay at rates between 17% and 38% annually. Non-core savings and negotiable order of withdrawal accounts were assumed to decay, or run-off, at 18% annually. While we believe such assumptions to be reasonable, there can be no assurance that assumed prepayment rates and decay rates will approximate actual future loan prepayment and deposit withdrawal activity.

                                                          AMOUNTS MATURING OR REPRICING AS OF JUNE 30, 2002
                                 --------------------------------------------------------------------------------------------------
                                 LESS THAN 3              6 MONTHS TO                                          OVER
                                   MONTHS     3-6 MONTHS    1 YEAR     1-3 YEARS    3-5 YEARS   5-10 YEARS   10 YEARS      TOTAL
                                 -----------  ----------  -----------  ---------   ----------   ----------  ----------  -----------
                                                                       (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Federal funds sold and
   other short-term
   investments................   $   125,177  $       --  $        --  $      --   $       --   $       --  $       --  $   125,177
  Mortgage-backed securities (1)       7,403       9,363       23,491    131,959       81,613       75,143       1,223      330,195
  Investment securities (1)...        13,727       6,055       24,762    125,695       12,637       16,804      20,845      220,525
  Loans (2)...................       311,343     117,347      207,927    531,040      383,614      342,124      23,997    1,917,392
  Other (1)(3)................            --          --           --         --           --           --      21,661       21,661
                                 -----------  ----------  -----------  ---------   ----------   ----------  ----------  -----------

     Total interest-earning
      assets..................       457,650     132,765      256,180    788,694      477,864      434,071      67,726    2,614,950
                                 -----------  ----------  -----------  ---------   ----------   ----------  ----------  -----------

Interest-bearing liabilities:
  Savings accounts............        99,231      26,896       53,792     46,683       46,683      116,709     233,418      623,412
  NOW and money market
   accounts...................       322,717      10,450       20,901     37,810       14,442       36,105      70,294      512,719
  Certificates of deposit.....       190,940     167,598      284,106    204,980       21,409        2,536         190      871,759
  Mortgagors' payments held
   in escrow..................         3,297       3,297        6,593         --           --           --       3,200       16,387
  Other borrowed funds........        29,355      18,841       18,676     71,583      104,179      130,034      34,188      406,856
                                 -----------  ----------  -----------  ---------   ----------   ----------  ----------  -----------
     Total interest-bearing
      liabilities.............       645,540     227,082      384,068    361,056      186,713      285,384     341,290    2,431,133
                                 -----------  ----------  -----------  ---------   ----------   ----------  ----------  -----------

Interest rate sensitivity gap.   $  (187,890) $  (94,317) $  (127,888) $ 427,638   $  291,151   $  148,687  $ (273,564) $   183,817
                                 ===========  ==========  ===========  =========   ==========   ==========  ==========  ===========

Cumulative interest rate
 sensitivity gap..............   $  (187,890) $ (282,207) $  (410,095) $  17,543   $  308,694   $  457,381  $  183,817
                                 ===========  ==========  ===========  =========   ==========   ==========  ==========

Ratio of cumulative gap to
 total assets.................         (6.54)%     (9.83)%     (14.28)%     0.61%       10.75%       15.92%       6.40%

Ratio of interest-earning
 assets to interest-bearing
 liabilities..................         70.89       58.47        66.70     218.44       255.94       152.10       19.84       107.56

     ----------
     (1) Amounts shown are at amortized cost.
     (2) Amounts shown include principal balance net of deferred costs, unearned discounts, negative balance deposits reclassified to loans and non-accruing loans.
     (3) Primarily includes FHLB stock.

     Certain shortcomings are inherent in the method of analysis presented in the Gap table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate loans, have features, which restrict changes in interest rates, both on a short-term basis and over the life of the asset. Further, in the event of changes in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their adjustable-rate loans may decrease in the event of an interest rate increase.

     As a result of these shortcomings, we focus more attention on simulation modeling, such as the net interest income analysis discussed below, rather than gap analysis. Even though the gap analysis reflects a ratio of cumulative gap to total assets within our targeted range of acceptable limits, the net interest income simulation modeling is considered by management to be more informative in forecasting future income.

     Net Interest Income Analysis. The accompanying table sets forth, as of June 30, 2002, the estimated impact on net interest income resulting from changes in interest rates during the next twelve months. These estimates require making certain assumptions including loan and mortgage-related investment prepayment speeds, reinvestment rates, and deposit maturities and decay rates similar to the gap analysis. These assumptions are inherently uncertain and, as a result, we cannot precisely predict the impact of changes in interest rates on net interest income. Actual results may differ significantly due to timing, magnitude and frequency of interest rate changes and changes in market conditions.

                                    CALCULATED INCREASE (DECREASE) AT
                                            JUNE 30, 2002
                                    ---------------------------------
        CHANGE IN INTEREST RATES    NET INTEREST INCOME      % CHANGE
        ------------------------    -------------------      --------
                                         (DOLLARS IN THOUSANDS)

            +200 basis points       $               255          0.27%
            +100 basis points                       243          0.26
            -100 basis points                      (324)        (0.34)

     As is the case with the Gap Table, certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in net interest income requires the making of certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the net interest income table presented assumes that the composition of interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the net interest income table provides an indication of interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results.

                    BUSINESS OF FIRST NIAGARA FINANCIAL GROUP
                             AND FIRST NIAGARA BANK

GENERAL

     First Niagara Financial Group, Inc. is a Delaware corporation, which holds all of the capital stock of First Niagara Bank. At June 30, 2002, First Niagara Financial Group had consolidated assets of $2.9 billion, deposits of $2.1 billion and stockholders' equity of $272.3 million. First Niagara Bank originally was organized in 1870 as a New York State chartered mutual savings bank. First Niagara Financial Group was organized by First Niagara Bank in connection with its conversion from a New York State chartered mutual savings bank to a New York State chartered stock savings bank and the reorganization to a two-tiered mutual holding company, which was completed in April 1998. As part of the reorganization, First Niagara Financial Group sold shares of common stock to eligible depositors of First Niagara Bank and issued approximately 53.3% of its shares of common stock to First Niagara Financial Group, MHC, a mutual holding company. As of June 30, 2002, and as a result of share repurchases subsequent to the reorganization, First Niagara Financial Group, MHC owned 61.01% of the issued and outstanding shares of common stock of First Niagara Financial Group.

     We have adopted a core market strategy, whereby our branching, acquisition and marketing efforts are primarily focused on those Western and Central New York markets with significant scale to grow our banking franchise. Since our initial stock offering in 1998, we have expanded from our Western New York base into Central New York. We had 15 banking centers serving four Western New York counties in April 1998; we now operate 38 banking centers serving nine Western and Central New York counties. Giving effect to our pending acquisition of the Savings Bank of the Finger Lakes (and the consolidation of one Finger Lakes office), we will operate 45 banking centers in 11 Western and Central New York counties. In Niagara, Cortland and Cayuga counties, we are a market leader. First Niagara Bank has the number one market share in Cayuga and Cortland counties and has the number two market share in each of Niagara and Orleans County. Our focus in these counties is currently on incremental growth. We believe that the greatest expansion potential is in Erie County (Buffalo), Monroe County (Rochester) and Oneida County (Rome-Utica). Erie and Monroe counties are New York's largest banking markets outside of the New York City metropolitan area. We intend to expand our presence in these markets.

     First Niagara Financial Group is an active acquiror. In March 2000, First Niagara Financial Group acquired Albion Banc Corp., Inc. and merged the two branches of its subsidiary, Albion Federal Savings and Loan Association, into First Niagara Bank. Albion Banc Corp., Inc. had assets of $78.7 million and deposits of $61.7 million. The acquisition provided a contiguous presence between the Buffalo and Rochester markets. In July 2000, First Niagara Financial Group acquired CNY Financial Corporation, the holding company for Cortland Savings Bank, a New York State chartered savings bank headquartered in Cortland, New York, with three branch offices in Cortland County and a loan production office in Ithaca (Tompkins County), New York. CNY Financial Corporation had assets of $292.7 million and deposits of $196.2 million. This acquisition allowed us to expand from Western to Central New York. In November 2000, First Niagara Financial Group acquired all of the common stock of Iroquois Bancorp, Inc., the holding company of Cayuga Bank and The Homestead Savings, FA. Iroquois Bancorp operated 11 branches located in the Central New York counties of Cayuga, Oswego and Oneida, and it had assets of $596.2 million and deposits of $474.8 million. This acquisition allowed us to achieve a contiguous presence between and around the eastern and western segments of our markets. Following completion of this transaction, Homestead Savings was merged into Cayuga Bank.

     Initially, Cortland Savings and Cayuga Bank were operated as wholly-owned subsidiaries of First Niagara Financial Group. In November 2002, First Niagara Financial Group converted First Niagara Bank to a federal savings bank charter subject to Office of Thrift Supervision regulation and merged Cortland Savings Bank and Cayuga Bank into First Niagara Bank. First Niagara Financial Group, MHC also converted to a federal charter. Merging the three separate banks allows us to further promote the First Niagara brand.

     We have entered into an agreement to acquire Finger Lakes Bancorp, which through its Savings Bank of the Finger Lakes subsidiary operates in the Western New York counties of Cayuga, Ontario, Seneca and Tompkins. At June 30, 2002, Finger Lakes Bancorp had assets of $387.8 million and deposits of $265.1 million. Subsequent to the acquisition, the Savings Bank of the Finger Lakes will be merged into First Niagara Bank. The Savings Bank of the Finger Lakes' branches will increase our presence in Cayuga and Tompkins Counties, bridge our markets in Western and Central New York, and provide an initial branch presence in two additional Central New York counties (Ontario and Seneca). See "Finger Lakes Bancorp Acquisition and Related Pro Forma Data".

     In addition to acquisitions, we have grown internally, through de novo branching, which allows us to increase our market share and to expand into new markets. We opened one banking center in each of May, August and September 1998 and in January and February 2000. We opened one banking center in August 200l, and we opened a banking center in February and July 2002. We sold our banking center in Oswego County in October 2002 and we expect to open a banking center in Ithaca in the fourth quarter of 2002.

     Beyond the growth in our banking franchise and the geographic markets we serve, we have broadened the line of products and services we offer through acquisitions of non-banking, financial services companies. In addition to providing non-interest income, these expanded offerings allow us to deepen relationships with our customers beyond their traditional banking business. Our "financial services group" focuses on risk management and wealth management. The former consists primarily of consumer and commercial insurance products and services and the latter primarily consists of investment products and advisory and trust services.

     Through acquisitions, de novo branching and the introduction of new products and services, First Niagara Bank has become a full-service, multi-market community-oriented savings bank that provides financial services to individuals, families and businesses through 38 banking centers, two loan production offices and 75 ATM's located in Western and Central New York. First Niagara Bank's business consists primarily of accepting deposits from customers through its banking centers and investing those deposits, together with funds generated from operations and borrowings, in one- to four-family residential, multi-family residential and commercial real estate loans, commercial business loans and leases, consumer loans, and securities. Additionally, through its financial services subsidiaries, First Niagara Bank offers insurance products and services, as well as trust and investment services. Giving effect to the merger of Cortland Savings Bank and Cayuga Bank into First Niagara Bank, as of June 30, 2002, First Niagara Bank had $2.9 billion of assets and $2.1 billion of deposits.

     On July 21, 2002, the Boards of Directors of First Niagara Financial Group, MHC and First Niagara Financial Group adopted a plan of conversion and reorganization to convert First Niagara Financial Group, MHC from mutual to stock form. In connection with this mutual to stock conversion, the shares of common stock representing the ownership interest of First Niagara Financial Group, MHC in First Niagara Financial Group, Inc. will be sold to depositors of First Niagara Bank and the public. The offering, conversion and acquisition of Finger Lakes Bancorp are expected to be completed simultaneously in January 2003, at which time First Niagara Financial Group, MHC will cease to exist.

     MANAGEMENT STRATEGY

     Our business strategy is designed to enhance our profitability and strengthen our position as the dominant, independent community bank in Western and Central New York. We offer the convenience and product mix of a larger, super regional bank while providing the responsiveness and community orientation of a small, local institution. The highlights of our strategy include the following:

     . Expansion of the retail banking franchise. We continue to focus on expanding our retail banking franchise, increasing the number of households and businesses served and the number of bank products per customer through both acquisitions and de novo branching. Since the mutual holding company reorganization and initial public offering in April 1998, we have completed three bank acquisitions, five non-banking financial services company acquisitions, and we have entered into an agreement to acquire the Savings Bank of the Finger Lakes, which operates seven branch offices and nine ATMs. Additionally, First Niagara Financial Group is a sales-focused organization. Through offering and promoting varied products and services, we seek to deepen customer relationships in order to generate internal growth. Our focus is always on creating a positive experience for each customer in every respect - our service, product offerings and convenience. Upon completion of the Finger Lakes Bancorp acquisition, we will operate 45 banking centers, provide customer access to 83 ATMs, provide telephone customer service, 24-hour telephone account access and internet banking. At June 30, 2002, we had a business relationship with approximately 193,000 households/businesses in our market areas.

     . Deposit and customer gathering. Our strategic objectives include continuing to grow and increase our customer base. We have focused on generating new deposit relationships through offering and promoting varied products and services. One of our leading products is non-interest bearing checking accounts for both consumer and business customers. These products are continually being enhanced to remain competitive with our peers and currently include overdraft privileges, enhanced debit/ATM card capabilities, and cash management services. Our emphasis on non-interest bearing checking accounts and other low-cost deposit accounts will further our efforts to benefit our net interest margin position.

     . Loan portfolio growth. Our loan portfolio consists of one- to four-family residential mortgage loans, home equity, commercial and multi-family real estate loans, commercial business loans, consumer and other loans. At June 30, 2002, our loan portfolio totaled $1.9 billion, an increase of $1.3 billion, or 201.7%, since December 31, 1997. The loan portfolio represented 67.1% of total assets and 89.7% of total deposits at June 30, 2002, compared to 54.2% of total assets and 64.2% of deposits at December 31, 1997. We have increased our loan portfolio through both acquisitions and internal growth. We intend to continue our emphasis on the origination of higher interest rate margin multi-family, commercial real estate, commercial business and home equity loans.

     . Increasing Noninterest Income. Our emphasis on diversifying the financial products and services we offer has enabled us to increase noninterest income. Noninterest income totaled $23.8 million for the six months ended June 30, 2002 and $42.1 million for the year ended December 31, 2001, compared to $6.8 million for the year ended December 31, 1997. Through First Niagara Bank and its subsidiaries, we offer investment products, investment advisory services, estate management and trust services and insurance products and services. During 2001, we organized all of our financial services activities under one financial services group in order to maximize efficiencies, enhance cross-selling opportunities and focus on further strategic acquisitions.

     . Maintaining asset quality. Because we believe that asset quality is a critical component of long-term financial success, we have remained committed to a conservative credit culture. At June 30, 2002, our non-performing loans totaled $11.7 million, representing 0.61% of the loan portfolio, and our non-performing assets totaled $12.0 million, representing 0.42% of assets. Our allowance for credit losses amounted to $19.7 million at June 30, 2002, and represented 1.02% of our loan portfolio and 167.9% of non-performing loans.

     . Managing interest rate risk. Although our liabilities are more sensitive to changes in interest rates than our assets, we seek to manage our exposure to interest rate risk through our strategic initiative to retain less fixed rate residential loans, by originating and retaining adjustable-rate loans in both the residential and commercial real estate loan portfolios, and by originating variable rate home equity and short-term and medium-term fixed-rate commercial business loans. We also use our investment and mortgage related securities portfolios to manage our interest rate risk exposure. At June 30, 2002, 51.8% of our loan portfolio matured or repriced in one year or less or had an adjustable interest rate. In addition, as of June 30, 2002, our securities available for sale totaled $556.2 million, or 19.4% of total assets, and had an expected average life of 3.2 years.

     . Operating efficiencies and expense control. Through our "Adding Value Always" (AVA) initiative, we have implemented procedures designed to increase productivity and operating efficiencies and control costs. Our efficiency ratio improved to 59.5% for the six months ended June 30, 2002 from 66.0% for the same period in 2001. We plan to continue to monitor and control costs, although we recognize that our growth strategies may require greater investments in personnel, marketing, premises and equipment.

FUTURE ACQUISITIONS AND EXPANSION ACTIVITY

          Both nationally and in New York, the banking industry is undergoing a period of consolidation marked by numerous mergers and acquisitions. Other than the agreement to acquire Finger Lakes Bancorp, we do not have any specific agreement or understanding to acquire other financial institutions and financial services companies. We may from time to time be presented with opportunities to acquire institutions or bank branches or other financial services companies that could expand and strengthen our market position. If such an opportunity arises, we may from time to time engage in discussions or negotiations and we may conduct a business investigation of a target company. Acquisitions typically involve the payment of a premium over book and market values and, therefore, some dilution of our book value and net income per share may occur in connection with a future acquisition.

FIRST NIAGARA BANK SUBSIDIARIES

          First Niagara Financial Services, Inc. First Niagara Financial Services, Inc., a wholly-owned subsidiary of First Niagara Bank incorporated in 1997, is engaged in the sale of annuities, mutual funds and life insurance. First Niagara Financial Services, Inc. acts as an agent for third-party companies to sell and service their investment products. In April 2002 Cayuga Financial Services was dissolved and the related operations were transferred to First Niagara Financial Services, Inc.

          First Niagara Funding, Inc. First Niagara Funding, Inc. is a wholly-owned real estate investment trust of First Niagara Bank incorporated in 1997 that primarily owns commercial mortgage loans. This REIT supplements its holdings of commercial real estate loans with fixed rate residential mortgages, home equity loans and commercial business loans. In November 2002, in conjunction with the merger of Cortland Savings Bank and Cayuga Bank into First Niagara Bank, Cortland REIT Corp. and Cayuga Funding Corp. were merged into First Niagara Funding, Inc.

          First Niagara Leasing, Inc. First Niagara Leasing, Inc. was acquired by First Niagara Bank on January 1, 2000 and provides direct financing primarily in the commercial "small ticket" equipment lease market.

          First Niagara Securities, Inc. First Niagara Securities, Inc., a wholly-owned subsidiary of First Niagara Bank incorporated in 1984, is a New York State Article 9A company, which is primarily involved in the investment in U.S. government agency and Treasury obligations.

          Niagara Investment Advisors, Inc. Niagara Investment Advisors, Inc. is an investment advisory services firm that was acquired by First Niagara Bank on May 31, 2000. Niagara Investment Advisors, Inc. specializes in equity, fixed-income and balanced portfolio accounts for individuals, pension plans, corporations and charitable institutions.

          NOVA Healthcare Administrators, Inc. NOVA Healthcare Administrators, Inc. was acquired on January 1, 1999 by First Niagara Bank and provides third-party administration of employee benefit plans.

          Warren-Hoffman & Associates, Inc. Warren-Hoffman & Associates, Inc. was acquired on January 1, 1999 by First Niagara Bank and is a full service insurance agency engaged in the sale of insurance products including business and personal insurance, surety bonds, risk management, life, disability and long-term care coverage. Allied Claim Services represents insurance companies and self-insured employers in the investigation, settlement and administration of claims brought under an insurance contract or as a self-insured. It operates primarily in the coverage areas of workers' compensation, automobile, general liability and property. In 2002 Warren-Hoffman & Associates, Inc.

acquired the customer lists of a property and casualty insurance agency and an insurance adjusting firm, both located in Western New York.

          On November 8, 2002, the Office of Thrift Supervision approved the conversion of First Niagara Bank to a federally chartered savings bank. As part of its approval, the Office of Thrift Supervision requires First Niagara Bank to file subsidiary applications and obtain Office of Thrift Supervision approval for NOVA Healthcare Administrators, Inc., Warren-Hoffman & Associates, Inc. and Allied Claims Services, Inc. to engage in the activities in which they are presently engaged, or terminate those activities within two years of the charter conversion.

          The Financial Services Group includes the results of operations from Warren-Hoffman & Associates, Inc., NOVA Healthcare Administrators, Inc., Niagara Investment Advisors, Inc. and First Niagara Financial Services, Inc. subsidiaries. This was done in order to maximize efficiency and our cross-selling capabilities. See Note 17 to the Consolidated Financial Statements for financial information on the Financial Services Group.

MARKET AREA AND COMPETITION

          We offer a variety of financial services to meet the needs of the communities we serve and function under a philosophy that includes a commitment to customer service and the community. We presently operate 38 banking centers in nine counties that span from Buffalo to Utica, New York where the aggregate deposit market provides significant scale to grow our franchise. Additionally, we will apply for regulatory approval for two additional branches in Central New York and will add six banking centers in early 2003 with the consummation of our acquisition of Finger Lakes Bancorp, Inc. Our primary deposit gathering area is currently concentrated around the areas where our full-service banking centers are located. Our primary lending area is concentrated in the same counties.

          The three largest cities in the markets we do business are Buffalo, Rochester and Syracuse. They have a combined total population of nearly 3.0 million and are the 37th, 41st and 60th largest Metropolitan Statistical Areas in the nation and the 2nd, 4th and 8th largest in New York State outside of New York City, respectively.

          In Niagara, Cayuga and Cortland counties, we are a market leader with respective deposit market shares of 25%, 46% and 40%. Growth opportunity is most evident in the Buffalo/Erie, Rochester/Monroe, Utica/Oneida and Syracuse/Onondaga markets that respectively are $16.0 billion, $11.1 billion, $2.9 billion and $5.5 billion deposit markets. Competition in these markets is significant, with large local regional banks, credit unions and new/emerging local banks all having a presence.

LENDING ACTIVITIES

          General. Our principal lending activity has been the origination of one- to four-family residential, adjustable-rate commercial real estate and multi-family residential loans and short-term or variable rate commercial business loans and equipment leases to customers located within our primary market areas. We generally sell in the secondary market 20-30 year monthly fixed rate and 25-30 year bi-weekly fixed rate residential mortgage loans, and retain for portfolio, both commercial real estate and residential adjustable-rate loans and fixed-rate monthly 10-15 year residential mortgage loans, together with fixed-rate bi-weekly mortgage loans with maturities of 20 years or less. In line with our long-term customer relationship strategic focus, we retain the servicing rights on all of our residential mortgage loans sold, which results in monthly service fee income. We also originate for retention in our portfolio, home equity and consumer loans with the exception of education loans, which, as they enter their out of school repayment phase, are sold at a premium to the Student Loan Marketing Association ("Sallie Mae").

          Bi-weekly Lending. We have been successful in marketing our bi-weekly mortgage/loan product, which we introduced in early 1992 and which has a significantly shorter repayment schedule than a conventional monthly loan. The accelerated repayment schedule that accompanies a bi-weekly loan results in significant savings to the borrower, and allows for a more rapid increase in home equity. The bi-weekly mortgage reduces interest payments and shortens the repayment time in two ways. First, a borrower makes the equivalent of an extra monthly payment per year by paying half the monthly mortgage payment every two weeks. The borrower makes the equivalent of 13 monthly payments per year instead of 12. Also, in paying half the payment two weeks in advance, the borrower reduces the mortgage interest that is paid over the life of the loan. For example, an 8%, $100,000, 20-year bi-weekly mortgage loan is fully repaid in
16.2 years. An additional benefit is that repayment of the loan is made through an automatic deduction from the borrower's savings or checking account, which enables us to avoid the cost of processing payments. As of June 30, 2002, $332.2 million or 35% of the residential loan portfolio was comprised of bi-weekly loans. Primarily as a result of the shorter term bi-weekly loans currently held in portfolio, the combined monthly and bi-weekly fixed rate residential saleable portfolio has a relatively short average term to final maturity of slightly less than 15 years.

          One- to Four-Family Real Estate Lending. The Bank's primary lending activity has been the origination, for retention in our portfolio, of mortgage loans to enable borrowers to purchase one- to four-family, owner-occupied properties located in our primary market area. We offer conforming and non-conforming, fixed-rate and adjustable-rate, residential mortgage loans with maturities up to 30 years and maximum loan amounts generally up to $500,000. Our residential mortgage loan originations are generally obtained from our loan representatives operating in our branch offices through their contacts with local realtors, existing or past loan customers, depositors of First Niagara Bank, and referrals from attorneys, accountants and independent mortgage brokers who refer loan applications from the general public.

          We currently offer both fixed and adjustable rate conventional and government guaranteed (Federal Housing Administration ("FHA") and Veterans Administration ("VA")) mortgage loans with terms of 10-30 years that are fully amortizing with monthly or bi-weekly loan payments. One- to four-family residential loans are generally underwritten according to the Fannie Mae and Freddie Mac uniform guidelines. We generally originate both fixed-rate and adjustable-rate loans in amounts up to the maximum conforming loan limits as established by Fannie Mae and Freddie Mac secondary market standards, currently $300,700 for one-family homes and up to a maximum of $578,150 for four-family homes. Private mortgage insurance ("PMI") is required for loans with loan-to-value ratios in excess of 80%. Loans in excess of conforming loan limits, in amounts up to $500,000, are also underwritten to both Fannie Mae and Freddie Mac secondary market standards, and are eligible for sale to various conduit firms that specialize in the purchase of such non-conforming loans.

          Fixed-rate mortgage loans originated by First Niagara Bank include due-on-sale clauses which provide us with the contractual right to deem the loan immediately due and payable in the event the borrower transfers ownership of the property without our consent. Due-on-sale clauses are an important means of adjusting the yields on our fixed-rate portfolio, and we generally exercise our rights under these clauses.

          We generally sell newly originated conventional, conforming 20-30 year monthly fixed, and 25-30 year bi-weekly, loans in the secondary market to government sponsored enterprises such as Fannie Mae and Freddie Mac, and non-conforming, fixed-rate mortgage loans to private sector secondary market purchasers. To reinforce our commitment to customer service and also to generate fee income, as a matter of policy we retain the servicing rights on all such loans sold. For the six months ended June 30, 2002 and for the year ended December 31, 2001, we sold mortgage loans totaling $31.4 million and $105.5 million, respectively. As of June 30, 2002, our portfolio of fixed-rate loans serviced for others totaled $255.8 million. We intend to continue to sell into the secondary market our newly originated, 25-30 year fixed-rate mortgage loans to assist in our asset/liability management. In addition to removing a level of interest rate risk from the balance sheet, the operation of a secondary marketing function within the lending area allows us the flexibility to continue to make loans available to customers when savings flows decline or funds are not otherwise available for lending purposes. However, we assume an increased level of risk if such loans cannot be sold in a timely basis in a rapidly rising interest rate environment. Changes in the level of interest rates and the condition of the local and national economies also affect the amount of loans originated by First Niagara Bank and impact the level of buying demand by investors to whom the loans are sold.

          In an effort to provide financing for low and moderate income buyers, we actively participate in residential mortgage programs and products sponsored by Fannie Mae, Freddie Mac, and the State of New York Mortgage Agency ("SONYMA"). The SONYMA mortgage programs provide low and moderate income households with fixed-rate loans which are generally set below prevailing fixed-rate mortgage loans and which allow below-market down payments. These loans are sold by us to SONYMA, with First Niagara Bank retaining the contractual servicing rights.

          We currently offer several one- to four-family, adjustable-rate mortgage loan ("ARM") products secured by residential properties with rates that adjust every one, five, or seven years. The one- to four-family ARMs are offered with terms of up to 30 years. After origination, the interest rate on one- to four-family ARMs currently offered is reset based upon a contractual spread or margin above the average yield on United States Treasury Securities, adjusted to a Constant Maturity, as published weekly by the Federal Reserve Board. The appropriate index utilized at each interest rate change date corresponds to the initial one, five, or seven year adjustment period of the loan.

          ARMs are generally subject to limitations on interest rate increases of 2% per adjustment period, and an aggregate adjustment of 6% over the life of the loan. The ARMs require that any payment adjustment resulting from a change in the interest rate be sufficient to result in full amortization of the loan by the end of the loan term, and thus, do not permit any of the increased payment to be added to the principal amount of the loan, commonly referred to as negative amortization.

          The retention of ARMs, as opposed to longer term, fixed-rate residential mortgage loans, in our portfolio helps reduce our exposure to interest rate risk. However, ARMs generally pose credit risks different from the credit risks inherent in fixed-rate loans primarily because as interest rates rise, the underlying debt service payments of the borrowers rise, thereby increasing the potential for default. In order to minimize this risk, borrowers of one- to four-family one year adjustable-rate loans are qualified at the rate which would be in effect after the first interest rate adjustment, if that rate is higher than the initial rate. We believe that these risks, which have not had a material adverse effect on First Niagara Bank to date, generally are less onerous than the interest rate risks associated with holding 25-30 year fixed-rate loans. Certain of First Niagara Bank's conforming ARMs can be converted at a later date to a fixed-rate mortgage loan with interest rates based upon the then-current market rates plus a predetermined margin or spread that was established at the loan closing. We sell ARM loans that are subsequently converted to 25-30 year fixed-rate term loans, to either Fannie Mae or Freddie Mac.

          While one- to four-family residential loans typically are originated with 20-30 year terms, we permit our ARM loans to be assumed throughout the life of the loan by qualified buyers. Such loans generally remain outstanding in our loan portfolio for substantially shorter periods of time because borrowers often prepay their loans in full upon sale of the property pledged as security or upon refinancing the loan. Thus, average loan maturity is a function of, among other factors, the level of purchase and sale activity in the Western and Central New York real estate markets, prevailing interest rates, and the interest rates payable on outstanding loans. As of June 30, 2002 approximately $207.5 million or 22% of our one- to four-family loans were ARM loans.

          We require title insurance on all of our one- to four-family mortgage loans, and also require that fire and extended coverage casualty insurance (and, if appropriate, flood insurance) be maintained in an amount at least equal to the lesser of the loan balance or the replacement cost of the improvements. Loans with loan-to-value ratios in excess of 80% must have a mortgage escrow account from which disbursements are made for real estate taxes, hazard and flood insurance, and private mortgage insurance.

          We also originate two types of residential construction loans: (i) construction/spec loans, and (ii) construction/permanent loans. At June 30, 2002, our residential construction loan portfolio consisted of construction/spec loans with an aggregate outstanding balance of $2.0 million and construction/permanent loans with an aggregate outstanding balance of $3.4 million.

          Construction/spec loans are made to area home builders who do not have, at the time of loan origination, a signed contract with a home buyer who has a commitment for permanent financing with either us or another lender for a finished home. The home buyer may be identified either during or after the construction period, with the risk that the builder will have to carry the debt service payments and finance real estate taxes and other holding costs of the completed home for a significant time after the completion of construction and until the home buyer is identified. We lend on an ongoing basis to approximately ten local area residential homebuilders that, at any given time, may have one or two construction/spec loans outstanding from us. All construction/spec loans carry the full personal guaranty of the builder, who must have a previous satisfactory history of completing construction/permanent loans with us. These loans are generally originated for a term of twelve months, with interest rates ranging from 1.0% to 1.5% above the prime lending rate, and with a loan-to-value ratio of no more than 75% of the lower of cost or the appraised estimated value of the completed property. Loan advances are disbursed on a three-draw basis as construction is completed. As of June 30, 2002, the largest outstanding concentration of credit to one builder consisted of 2 construction/spec loans with an aggregate balance of $479,500, which were performing in accordance with their terms.

          Construction/permanent loans are made to either a homebuilder or a homeowner who, at the time of construction, has a signed contract together with a commitment for permanent financing from us for the finished home. The construction phase of a loan generally lasts 4-6 months, and the interest rate charged generally corresponds to the rate of the committed permanent loan, with loan-to-value ratios of up to 80% (or up to 95% with PMI) of the appraised estimated value of the completed property or cost, whichever is less. When we issue the corresponding commitment to provide permanent financing upon completion of construction, the interest rate charged on the construction loan generally includes an additional 1/8% to 1/4% rate premium as protection against the construction loan risk and the additional rate exposure to us of an increase in interest rates before the permanent loan is funded and eligible for sale to either Fannie Mae or Freddie Mac.

          Construction lending generally involves a greater degree of risk than other one- to four-family mortgage lending. The repayment of the construction loan is, to a great degree, dependent upon the successful and timely completion of the construction of the subject property. Construction delays or the financial impairment of the builder may further impair the borrower's ability to repay the loan.

          In order to facilitate a competitive relationship with several of our major residential builders, we will originate land development loans to area homebuilders that are secured by individual unimproved or improved residential building lots. Land loans are generally offered with variable prime based rates with terms of up to two years. The maximum loan-to-value ratio is 65% of the lower of cost or appraised value.

          Home Equity Lending. We offer both fixed-rate, fixed-term, monthly and bi-weekly home equity and second mortgage loans, and prime rate, variable rate home equity lines of credit ("HELOCs") in our market area. Both fixed rate and floating rate home equity products are offered in amounts up to 90% of the appraised value of the property (including the first mortgage) with maximum loan amounts generally up to $150,000. PMI insurance is required for all fixed rate home equity loans and HELOCs with combined first and second mortgage loan-to-value's in excess of 80%. Fixed-rate home equity loans are offered with repayment terms of up to fifteen years and HELOCs are offered for terms up to thirty years, with interest-only payments during the first ten years and repayment of principal and interest during the final twenty years. Bi-weekly fixed-rate home equity loans in excess of $35,000 are offered with repayment terms up to 20 years. However, because the loan amortizes bi-weekly, and two additional payments are made each year, actual loan terms are significantly less. As of June 30, 2002, fixed-rate second mortgage and home equity loans totaled $69.4 million or 4% of our total loan portfolio. The disbursed portion of home equity lines of credit totaled $61.2 million or 3% of our loan portfolio, with $46.2 million remaining undisbursed.

          As is the case with residential one- to four-family first mortgage lending, the underwriting standards employed for both fixed-rate second mortgage loans and HELOCs are formatted to the standard secondary marketing guidelines as established by Fannie Mae and Freddie Mac.

          Commercial Real Estate and Multi-Family Lending. We originate real estate loans secured predominantly by first liens on apartment houses, office complexes, and commercial and industrial real estate. Loans collateralized by multi-family residential real estate totaled $291.8 million, or 15%, of the total loan portfolio as of June 30, 2002. Our largest multi-family real estate loan aggregate borrower credit concentration at June 30, 2002 consists of five different apartment complexes with a principal balance of $11.4 million, and was performing in accordance with its terms. The commercial real estate loans are predominately secured by nonresidential properties such as office buildings, shopping centers, retail strip centers, industrial and warehouse properties and to a lesser extent by more specialized properties such as nursing homes, churches, mobile home parks, restaurants, motel/hotels and auto dealerships. Our largest commercial real estate loan at June 30, 2002 had a principal balance of $6.5 million and was collateralized by a 182,000 square foot retail shopping center located in our primary lending area. This loan is performing in accordance with its terms.

          At June 30, 2002, approximately 96% of our commercial real estate and multi-family loans were secured by properties located in our market area. Our current policy with regard to such loans is to emphasize geographic distribution within our primary market area, diversification of property type and minimization of credit risk.

          As part of our ongoing strategic initiatives to minimize interest rate risk, commercial and multi-family real estate loans originated for our portfolio are generally limited to one, three or five year ARM products which are priced at prevailing market interest rates. The initial interest rates are subsequently reset after completion of the initial one, three or five year adjustment period at new market rates that generally range between 200 and 300 basis points over the then current one, three or five year United States Treasury Constant Maturity Index. The maximum term for commercial real estate loans is generally not more than 10 years, with a prepayment schedule based on not more than a 25-year amortization schedule for multi-family loans, and 20 years for commercial real estate loans.

          In our underwriting of commercial real estate loans, we may lend up to 80% of the property's appraised value on apartments, and up to 75% on other commercial properties. Appraised values initially are estimated by staff underwriters and confirmed by independent, professionally designated qualified appraisers, to determine that the property to be mortgaged satisfies our loan-to-value requirements. Decisions to lend are based on the economic viability of the property and the creditworthiness of the borrower. Creditworthiness is determined by considering the character, experience, management and financial strength of the borrower, and the ability of the property to generate adequate funds to cover both operating expenses and debt service. In evaluating a commercial real estate loan, we place primary emphasis on the ratio of net cash flow to debt service for the property, generally requiring a ratio of at least 1.20%, computed after deduction for a vacancy factor and property expenses deemed appropriate. In addition, we generally require a personal guarantee of the loan principal from the borrower.

          On all real estate loans, we require title insurance insuring the priority of our lien, fire and extended coverage casualty insurance, flood insurance, if appropriate, in order to protect our security and all loans are enrolled in a "life of loan" third party real estate tax monitoring service. In connection with substantially all commercial real estate lending, in addition to staff review, we employ independent engineering firms to review plans, specifications and draw disbursements, employ consulting firms to review the economic feasibility of the project, and employ environmental assessment firms to evaluate the environmental risks that may be associated with either the building or the site.

          We also offer commercial real estate and multi-family construction mortgage loans. Most construction loans are made as "construction/permanent" loans, which provide for disbursement of loan funds during construction and automatic conversion to permanent loans upon completion of construction and the attainment of either tenant lease-up provisions or prescribed debt service coverage ratios. The construction phase of the loan is made on a short-term basis, usually not exceeding two years, with floating interest rate levels generally established at a spread in excess of either prime or LIBOR. The construction loan application process includes the same criteria which are required for permanent commercial mortgage loans, as well as a submission to us of completed plans, specifications and cost estimates related to the proposed construction. These items are used as an additional basis to determine the appraised value of the subject property. Appraisal reports are completed by independent, professionally designated appraisers. All appraisal reports are reviewed by our commercial loan underwriting staff. Loans are based on the lesser of the current appraised value of loan and improvements or the cost of construction. Generally, the loan-to-value ratio for construction loans does not exceed 75%. At June 30, 2002, the commercial real estate and multi-family construction portfolio totaled $108.9 million, of which $76.7 million was disbursed, representing 4% of the total loan portfolio.

          Among the reasons for our increased emphasis on commercial real estate and multi-family lending is a desire to invest in assets bearing interest rates which are generally higher than those obtainable on residential mortgage loans, are more rate sensitive to changes in market interest rates, and less susceptible to pre-payment risk due to the existence of significant contractual pre-payment penalties which are imposed upon the borrower if the loan pre-paid prior to the loan maturity. Commercial real estate and multi-family loans, however, entail significant additional risk as compared with one- to four-family residential mortgage lending, as they typically involve large loan balances concentrated with single borrowers or groups of related borrowers. In addition, the payment experience on loans secured by income producing properties is typically dependent on the successful operation of the related real estate project and thus may be subject to a greater extent to adverse conditions in the real estate market or in the economy generally. Construction loans involve additional risks attributable to the fact that loan funds are advanced upon the security of the project under construction, which is of uncertain value prior to the completion of construction. Moreover, because of the uncertainties inherent in estimating construction costs, delays arising from labor problems, material shortages, and other unpredictable contingencies, it is relatively difficult to evaluate accurately the total loan funds required to complete a project and the related loan-to-value ratios.

          Consumer Loans. We originate a variety of fixed-rate installment and variable rate lines-of-credit consumer loans, including new and used "indirect" automobile loans, conventional and FHA Title I insured home improvement loans, mobile home loans, education loans and personal secured and unsecured loans. As of June 30, 2002, consumer loans totaled $178.7 million or 9% of the total loan portfolio.

          At June 30, 2002, we held $22.8 million of loans secured by mobile homes owned by individuals, representing 13% of the consumer loan portfolio. We have been engaged in mobile home lending for over twelve years. While we generally lend primarily in the State of New York with respect to mobile homes, $4.0 million, or 18% of the mobile home portfolio, is also located within the State of New Jersey. The mobile home units (both new and used) are primarily located in well-managed mobile home parks reviewed and inspected by our management team as part of its ongoing underwriting process. Mobile home loans have shorter terms to maturity than traditional 30-year residential loans and higher yields than single-family residential mortgage loans. Although we generally offer mobile home loans with fixed-rate, fully amortizing loan terms for 10-20 years, mobile home units manufactured prior to 1991 are restricted to a maximum term of no more than 15 years. We anticipate that we will continue to be an active originator of mobile home loans.

          We will generally finance up to 90% of the purchase price of a new mobile home unit, not to exceed 140% of the dealer invoice. We also require a financing statement filing perfecting our lien for all mobile home loans, and require homeowner's insurance at least equal to the amount financed. We have contracted with an independent third-party to generate all mobile home loan applications but, prior to funding, all mobile home loan originations must be underwritten and approved by designated First Niagara Bank underwriters. As part of a negotiated servicing contract, the third party originator will, at our request, contact borrowers who become delinquent in their payments to us and, when necessary, will oversee the repossession and sale of mobile homes on our behalf. For such services, and as part of the origination and servicing contract, we pay the originator a fee at loan funding, of which generally one-half is deposited into a non-interest bearing escrow loss account, and is under our sole control to absorb future losses which may be incurred on the loans.

          Mobile home lending generally entails greater risk than traditional single-family residential mortgage lending, due to the type and nature of the collateral, which may depreciate over time as compared to the typical appreciation of houses securing single-family residential loans, and because mobile home borrowers often have lower income levels than single-family residential mortgage loan borrowers. In many cases, repossessed collateral for a defaulted mobile home loan will not provide an adequate source of repayment of the outstanding loan balance because of depreciation or improper repair and maintenance of the underlying security. We attempt to minimize such risk through the loss escrow arrangement with the third-party originator.

          We participate in "indirect" automobile lending programs with Western and Central New York auto dealerships. These loans are underwritten by in-house consumer loan underwriters in accordance with our loan policy. We also purchase "A" quality new auto lease paper through a third-party finance company. While we retain the underlying credit risk associated with the auto leases, by contract, residual risk, repossessions and remarketing is the responsibility of the financing company. Indirect auto loans have terms up to 72 months while auto leases have terms up to 60 months.

          We will generally lend up to 110% of the factory invoice of a new car, and with respect to used cars, up to 110% of the National Automobile Dealers' Association trade-in value. We require all borrowers to maintain collision insurance on automobiles securing loans in excess of $5,000, with us listed as loss payee. In those instances where the borrower fails to maintain adequate insurance coverage, we are further protected against loss by vendors single interest insurance coverage.

          We originate personal secured and unsecured fixed rate installment loans and variable rate lines of credit. Term of the loans range from 6 to 60 months and generally do not exceed $50,000. Secured loans are collateralized by vehicles, savings accounts or certificates of deposit. Unsecured loans are only approved for more creditworthy customers.

          Our procedures for underwriting consumer loans include an assessment of the applicant's payment history on other debts and the ability to meet existing obligations and payments on the proposed loans. Although the applicant's creditworthiness is a primary consideration, the underwriting process also includes a comparison of the value of the collateral security, if any, to the proposed loan amount.

          Consumer loans generally entail greater risk than residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by assets that tend to depreciate, such as automobiles and mobile homes. In such cases, repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and the remaining deficiency often does not warrant further substantial collection efforts against the borrower. In addition, consumer loan collections are dependent on the borrower's continued financial stability, and this is more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various Federal and State laws including Federal and State bankruptcies and insolvency laws may limit the amount that can be recovered on such loans.

          We continue to be an originator of education loans. Substantially all of the loans are originated under the auspices of the New York State Higher Education Services Corporation ("NYSHESC") or the American Student Association ("ASA"). Under the terms of these loans, no repayment is due until the student graduates, with 98% of the principal guaranteed by NYSHESC or ASA. Our general practice is to sell these education loans to Sallie Mae as the loans reach repayment status. We generally receive a premium of .25% to .75% on the sale of these loans.

          Commercial Business Loans. We offer commercial business term loans, letters of credit, equipment leases and lines-of-credit to small and medium size companies in our market area, some of which are secured in part by additional owner occupied real estate collateral. Additionally, secured and unsecured commercial loans and lines-of-credit are made for the purpose of financing equipment acquisition, inventory, business expansion, working capital and other general business purposes. The terms of these loans generally range from less than one year to seven years. The loans are either negotiated on a fixed-rate basis or carry variable interest rates indexed to the prime rate or LIBOR. Lines-of-credit expire after one year and generally carry a variable rate of interest indexed to the prime rate. We have recently increased our strategic focus to allocate a greater portion of available funds and personnel resources to both the commercial middle market and small business lending markets. To facilitate our expansion of these areas, we have added commercial business products such as cash management, merchant services, wire transfer capabilities, business credit and debit cards, and Internet banking to enhance customer service to the small and middle market business client.

          We offer installment direct financing "small ticket" equipment leases, generally in amounts between $15,000 - $125,000 with terms no greater than 60 months, which are guaranteed by the principals of the lessee and collateralized by the leased equipment, and generally bear rates in excess of 8%. Given our strategy to shift our loan portfolio mix to higher yielding commercial loans, this product line continues to be an area of focus.

          In 2000, we began to dedicate more resources to that sector of commercial business and real-estate loans, which are 75% - 85% government guaranteed through the Small Business Administration ("SBA"). Terms of these loans range from one year to twenty-five years and generally carry a variable rate of interest indexed to the prime rate. In 2001, through our increased emphasis on commercial lending, we became the fifth largest SBA lender in Western New York in our first full year of operation. This product allows us to better meet the needs of our start-up or special purpose small business customers in the market areas we serve while protecting us from undue credit risk.

          At June 30, 2002, our commercial business loans outstanding had an aggregate balance of $154.8 million, or 8%, of the total loan portfolio. As of June 30, 2002, the average commercial business loan balance was approximately $95,000 excluding equipment leases. The largest commercial business loan is a $6.5 million line of credit with a current balance of $4.2 million to an insurance premium finance company regulated by the New York State Department of Insurance secured by the direct assignment of insurance premium finance contracts to well known Western New York businesses funded under our approved advance formula, which is performing in accordance with its terms.

          Commercial credit decisions are based upon a complete credit appraisal of the loan applicant. A determination is made as to the applicant's ability to repay in accordance with the proposed terms as well as an overall assessment of the risks involved. An investigation is made of the applicant to determine character and capacity to manage. Personal guarantees of the principals are generally required. In addition to an evaluation of the loan applicant's financial statements, a determination is made of the probable adequacy of the primary and secondary sources of repayment to be relied upon in the transaction. Credit agency reports of the applicant's credit history as well as bank checks and trade investigations supplement the analysis of the applicant's creditworthiness. Collateral supporting a secured transaction is also analyzed to determine its marketability and liquidity. Commercial business loans generally bear higher interest rates than residential loans, but they also may involve a higher risk of default since their repayment is generally dependent on the successful operation of the borrower's business.

          Loan Originations, Purchases, Sales and Servicing. While we originate both fixed-rate and adjustable-rate residential and commercial loans, our ability to generate each type of loan depends upon relative borrower demand and the pricing levels as set in the local marketplace by competing banks, thrifts, credit unions, and mortgage banking companies, as well as life insurance companies, and Wall Street conduits who also actively compete for local product in the commercial real estate loan area. Loan originations are derived from a number of sources, such as real estate broker referrals, existing customers, mortgage bankers, builders, developers, attorneys, and walk-in customers. In addition, the residential lending area currently employs twelve commission based loan originators to augment our traditional sources of loan applications. We also rely on a small number of select area primarily residential mortgage brokers, who are authorized to accept and process residential mortgage loan applications on our behalf. All completed loan applications are forwarded to our centralized residential loan origination area for underwriting, approval, commitment, and closing.

          In the past, to augment our direct origination of loans in our primary lending area, we have purchased one- to four-family residential whole loans and participations, which are originated and serviced by other financial institutions. Although we have not actively purchased residential loans since 1986, we may from time to time purchase loans from the secondary market to supplement our origination of local mortgage loans, particularly in the residential loan area.

          We generally sell the conforming, residential conventional monthly fixed-rate loans that we originate with maturities of 20 years or more, and conventional bi-weekly fixed-rate loans with maturities of 25 years or more, to both Fannie Mae and Freddie Mac as part of our ongoing asset/liability management strategy. Non-conforming fixed-rate loans with principal balances in excess of the maximum limits as established annually by Fannie Mae and Freddie Mac, currently $300,700 for single-family homes, are sold to private sector secondary market purchasers. In addition to removing a level of interest rate risk from the balance sheet, the operation of a secondary marketing function within the lending area allows us the flexibility to continue to make loans available to customers when savings flows decline or funds are not otherwise available for lending purposes. However, we assume an increased level of risk if such loans cannot be sold in a timely basis in a rapidly rising interest rate environment. Changes in the level of interest rates and the condition of the local and national economies also affect the amount of loans originated by First Niagara Bank and impact the level of buying demand by investors to whom the loans are sold.

          Generally, our loan origination and sale activity, and therefore, our results of operations, may be adversely affected by an increasing rate environment to the extent that such environment results in a decreased level of loan demand by borrowers. Accordingly, the volume of loan originations and the profitability of this activity can vary from period to period. One- to four-family residential mortgage loans are generally underwritten to current Fannie Mae and Freddie Mac seller/servicer guidelines. One- to four-family loans are also closed on standard Fannie Mae/Freddie Mac documents and sales are conducted utilizing standard Fannie Mae/Freddie Mac purchase contracts and master commitments as applicable. Mortgage loans are sold both to Fannie Mae and Freddie Mac on a non-recourse such that foreclosure losses are generally the responsibility of either Fannie Mae or Freddie Mac and not First Niagara Bank.

          We are a qualified loan servicer for both Fannie Mae and Freddie Mac. For all loans sold, we retain the servicing rights and will continue to collect payments on the loans, maintain tax escrows and applicable fire and flood insurance coverage, and supervise foreclosure proceedings if necessary. We retain a portion of the interest paid by the borrower on the loans, generally 1/4% - 3/8% as consideration for our servicing activities. Our loan servicing portfolio as of June 30, 2002 including loans sold to Fannie Mae, Freddie Mac and SONYMA, totaled $255.8 million.

          The following table sets forth our loan origination, purchase, repayment and acquisition activities for the periods indicated.

                                          FOR THE SIX MONTHS ENDED              FOR THE YEAR ENDED
                                                  JUNE 30,                         DECEMBER 31,
                                          ------------------------   ---------------------------------------
                                             2002          2001         2001         2000            1999
                                          ----------    ----------   ----------   ----------      ----------
                                                                   (IN THOUSANDS)
Originations:
  Real estate:
   One- to four-family real estate....    $  113,698    $   86,369   $  201,262   $  158,563      $  201,821
   Home equity........................        26,519         8,652       19,682       14,066           8,601
   Commercial and multi-family real
    estate............................       101,950        52,310      137,428      103,265          66,929
  Consumer and other..................        32,613        34,406       70,279       80,200          65,102
  Commercial business.................        73,108        48,696      105,362       63,322          29,678
                                          ----------    ----------   ----------   ----------      ----------
     Total loans originated...........       347,888       230,433      534,013      419,416         372,131

Sales:
  Real estate:
   One- to four family real estate....        31,394        45,012      105,523       56,320          28,547
   Consumer and other.................         3,089         2,198        7,600        6,449           6,278
                                          ----------    ----------   ----------   ----------      ----------
     Total loans sold.................        34,483        47,210      113,123       62,769          34,825

Repayments:
  Real estate:
   One- to four-family real estate....       121,304        77,969      202,224       83,300          70,167
   Home equity........................        10,442         5,469        9,783        1,874           1,622
   Commercial and multi-family real
    estate............................        36,812        19,918       46,099       34,048          36,833
  Consumer and other..................        31,589        32,045       66,636       41,492          27,168
  Commercial business.................        52,716        33,707       61,873       41,726          11,986
                                          ----------    ----------   ----------   ----------      ----------
     Total repayments.................       252,863       169,108      386,615      202,440         147,776

Loans acquired:
  Real estate:
   One- to four-family real estate....            --            --           --      456,178          53,569
   Home equity........................            --            --           --       70,444              --
   Commercial and multi-family real
    estate............................            --            --           --       71,463              --
  Consumer and other..................            --            --           --       46,788              --
  Commercial business.................            --            --           --       48,050              --
                                          ----------    ----------   ----------   ----------      ----------
     Total loans acquired.............            --            --           --      692,923/(1)/     53,569

Decrease in other items, net..........        (2,071)       (1,038)      (3,327)      (1,700)           (358)
                                          ----------    ----------   ----------   ----------      ----------

     Net increase.....................    $   58,471    $   13,077   $   30,948   $  845,430      $  242,741
                                          ==========    ==========   ==========   ==========      ==========

----------
/(1)/  Acquired in connection with our bank acquisitions.

          Loan Approval Authority and Underwriting. Our board of directors establishes lending authorities for individual officers and certain delegated underwriters as to the various types of residential and consumer loan products. In the commercial real estate and business lending area, the board has authorized specific lending officers to individually approve loans and/or concentrations of credit not to exceed $250,000. Loans and/or concentrations of credit in excess of $250,000, up to $3.0 million, may be approved by either the President, Chief Lending Officer or the Senior Vice President of Commercial Lending plus one additional authorized lending officer. Loan approvals in excess of $3.0 million, and up to $5.0 million, require the approval of The Senior Officers Loan Committee. All individual loans and or aggregate concentrations of credit to one borrower that exceed $5.0 million must be approved by the loan committee of the board. In addition, our loan policy limits the amount of credit that can be extended to any one borrower to 15% of total capital. See "--Loans-to-One-Borrower."

          The lending activities of the residential, consumer, commercial and multi-family real estate, and commercial business lending areas of First Niagara Bank are subject to written underwriting standards and loan origination procedures that are updated and separately reviewed annually by both management and the board of directors. In particular, to assure the maximum salability of our residential loan products for possible resale into the secondary mortgage markets, we have formally adopted both the underwriting, appraisal, and servicing guidelines of Fannie Mae and Freddie Mac as part of our standard loan policy and procedures manual.

          We require that a property appraisal be obtained in connection with all mortgage loans. Property appraisals in both the residential and commercial and multi-family real estate areas are performed by an independent appraiser from a list approved by the board of directors. The appraisals are then reviewed for accuracy and completeness by our loan underwriting personnel. In conformity with secondary market guidelines, we require that title insurance (except for home equity lines of credit) and hazard insurance be maintained on all security properties and that flood insurance be maintained if the property is within a designated flood plain.

          We currently maintain escrows for the payment of real estate taxes on approximately 70% of all mortgage loans held in portfolio. For both escrowed and non-escrowed accounts, the borrower must pay a one-time fee at loan closing for the property to be enrolled in a tax service that reports the tax payment status of these loans on an annual basis to First Niagara Bank for the life of the loan.

          Loan Origination Fees and Other Income. In addition to interest earned on loans, we also receive loan origination fees. To the extent that loans are originated or acquired for our portfolio, Statement of Financial Accounting Standards No. 91 requires that we defer loan origination fees and costs and amortize such amounts as an adjustment of yield over the life of the loan by use of the level yield method. At June 30, 2002, we had $7.0 million of net deferred loan origination costs. Such fees and costs vary with the volume and type of loans and commitments made and purchased, principal repayments, and competitive conditions in the mortgage markets, which in turn respond to the demand and availability of money.

          In addition to loan origination fees, we also receive other fees, service charges, and other income that consist primarily of deposit transaction account service charges, late charges and credit card fees.

          Loans-to-One-Borrower. Savings banks are subject to the same loans-to-one-borrower limits as those applicable to national banks, which under current regulations restrict loans to one borrower to an amount equal to 15% of unimpaired net worth on an unsecured basis, and an additional amount equal to 10% of unimpaired net worth if the loan is secured by readily marketable collateral (generally, financial instruments and bullion, but not real estate). Our policy provides that loans to one borrower (or related borrowers) should not exceed 15% of our capital.

          At June 30, 2002, the largest aggregate amount loaned to one borrower consisted of twelve commercial mortgage loans secured by a mix of retail centers, office buildings, warehouses and convenience stores and one $4.0 million line of credit, for an aggregate amount of $18.6 million.

          The second largest aggregate amount loaned to one borrower consisted of eleven commercial mortgages secured by six suburban office park properties, two warehouses and an apartment and one $250,000 line of credit for an aggregate amount of $17.0 million.

          The third largest aggregate amount loaned to one borrower consisted of five commercial mortgage loans secured by five apartments and one office building in the amount of $13.6 million.

          The fourth largest aggregate amount loaned to one borrower consisted of six commercial mortgage loans secured by two retail shopping centers and a mini-warehouse storage facility, a $200,000 line of credit and three residential loans in the aggregate amount of $10.9 million.

          The fifth largest aggregate amount loaned to one borrower consisted of eight commercial mortgage loans secured by one office building, two office/warehouse facilities, four apartments, one mini-warehouse storage facility and four equipment leases for an aggregate amount of $10.7 million.

          All of these loans are performing in accordance with their terms.

DELINQUENCIES AND CLASSIFIED ASSETS

          Collection Procedures. A computer generated late notice is sent by the 15th day of the month for consumer loans and the 17th day of the month for residential loans requesting the payment due plus the late charge that was assessed. After the late notices have been mailed, accounts are assigned to collectors by the automated collection system for follow-up to determine reasons for delinquency and explore payment options. Additional system-generated collection letters are sent to customers on the 30th and 45th days for consumer loans, and by the 45th day for mortgage loans. Notwithstanding ongoing collection efforts, all consumer loans are fully charged-off after 210 days.

          These loan collection procedures pertain to loans held in our portfolio. All of the residential mortgage loan servicing performed for both government issued FHA and VA loans, together with residential loans sold in the secondary market, are in compliance with their own respective loan servicing requirements.

          Loans Past Due and Non-Performing Assets. Loans are reviewed on a regular basis and are placed on nonaccrual status when, in the opinion of management, the collection of additional interest is doubtful. Loans are placed on nonaccrual status when either principal or interest is 90 days or more past due. Interest accrued and unpaid at the time a loan is placed on a nonaccrual status is reversed from interest income. At June 30, 2002, we had non-accruing loans of $11.7 million, and a ratio of non-accruing loans to total loans of 0.61%. For the six months ended June 30, 2002 and for the year ended December 31, 2001, gross interest income which would have been recorded had the non-accruing loans been current in accordance with their original terms amounted to $676,000 and $604,000, respectively.

          Real estate acquired as a result of foreclosure or by deed in lieu of foreclosure is classified as Real Estate Owned, or REO, until such time as it is sold. When real estate is acquired through foreclosure or by deed in lieu of foreclosure, it is recorded at its fair value, less estimated costs of disposal. If the value of the property is less than the loan, less any related specific loan loss provisions, the difference is charged against the allowance for loan losses. Any subsequent write-down of REO is charged against earnings. At June 30, 2002, we had REO, net of allowances, of approximately $310,000. At June 30, 2002, we had total non-performing assets of $12.0 million and a ratio of non-performing assets to total assets of 0.42%.

          Classification of Assets. Consistent with regulatory guidelines, we provide for the classification of loans considered to be of lesser quality as "substandard", "doubtful", or "loss" assets. A loan is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard loans include those characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. Loans classified as doubtful have all of the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. Loans classified as loss are those considered uncollectible and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Loans that do not expose us to risk sufficient to warrant classification in one of the aforementioned categories, but which possess some weaknesses, are required to be designated as either "watch list" or "special mention" by management.

          When we classify problem loans as either substandard or doubtful, we establish a specific valuation allowance for each loan in an amount deemed prudent by management. General allowances represent loss allowances that have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem loans. When we classify problem loans as a loss, we are required either to establish a specific allowance for losses equal to 100% of the amount of the loans classified, or to charge-off such amount. Determinations as to the classification of loans and the amount of the valuation allowance is subject to review by our regulatory agencies, which can order the establishment of additional general or specific loss allowances. We regularly review our loan portfolio both internally and through the utilization of independent Audit Associates, an independent third party loan review company, to determine whether any loans require classification in accordance with the applicable internal loan review and allowance for loan and lease losses "ALLL" policy and regulatory compliance.

          As of June 30, 2002, the aggregate amount of our assets classified as substandard, doubtful and loss was $8.1 million, $3.8 million and $278,000, respectively. Included in the substandard classification were $2.9 million in mortgage loans secured by one- to four-family dwellings, $3.0 million in commercial real estate loans, $1.1 million in commercial business loans and $1.1 million in consumer loans. Included in the doubtful classification were $511,000 in commercial real estate loans, $2.8 million in commercial business loans and $508,000 in consumer loans. Included in the loss classification were $88,000 in mortgage loans secured by one- to four-family dwellings, and $190,000 in commercial business loans. All $11.7 million in nonperforming loans identified above were included in the substandard, doubtful or loss classifications along with $500,000 in performing loans. These loans were classified due to payment problems, bankruptcy, cash flow weakness, possible collateral deficiencies, or other weakness considered by management to warrant a substandard classification. Management has a general and specific allocation of $1.4 million, $1.3 million and $278,000 of the allowance for loan losses for the assets classified as substandard, doubtful and loss, respectively. The aggregate amount of loans designated special mention was $26.1 million. Included in the special mention designation were $12.0 million in commercial real estate loans and $14.1 million in commercial business loans. The assets designated special mention generally represented loans that are performing, but may have a slow payment history or other weakness considered by management to warrant a special mention designation. Management has a general allocation of $311,000 of the allowance for loan losses for the assets designated as special mention. Pursuant to Statement of Financial Accounting Standards No. 114, management determined that there were $4.4 million in impaired loans as of June 30, 2002.

          The allowance for credit losses is established through a provision for credit losses based on management's evaluation of both known and inherent losses in the loan portfolio. Such evaluation, which includes a review of all loans on which full collectibility may not be reasonably assured, considers among other matters, the estimated net realizable value or the fair value of the underlying collateral, economic conditions, historical loan loss experience and other factors that warrant recognition in determining the credit loss allowance. We continue to monitor and modify the level of the allowance for credit losses in order to include all known and inherent losses at each reporting date that are both probable and reasonable to estimate. In addition, various regulatory agencies and an independent third party loan review company, as an integral part of their examination process, periodically review the allowance for credit losses and valuation of REO.

          Management's evaluation of the allowance is based on a continuing review of the loan portfolio. The methodology for determining the amount of the allowance for credit losses consists of several elements. Commercial business lines of credit are reviewed annually and individual borrower credit concentrations in excess of $1.0 million have annual credit reviews in accordance with the ALLL policy. Non-accruing, impaired and delinquent commercial loans are reviewed individually every month and the value of any underlying collateral is considered in determining estimates of losses associated with those loans and the need, if any, for a specific reserve. Another element involves estimating losses inherent in categories of smaller balance homogeneous loans (one- to four-family, home equity, consumer) based primarily on historical experience, industry trends and trends in the real estate market and the current economic environment in our market areas. The unallocated portion of the allowance for credit losses is based on management's evaluation of various conditions, and involves a higher degree of uncertainty because this component of the allowance is not identified with specific problem credits or portfolio segments. The conditions evaluated in connection with this element include the following: industry and regional conditions (primarily Western and Central New York State where we are subject to a high degree of concentration risk); seasoning of the loan portfolio and changes in the composition of and growth in the loan portfolio; the strength and duration of the current business cycle; existing general economic vacancy's, and business conditions in the lending areas; credit quality trends, including trends in delinquencies and nonaccruing loans; historical loan charge-off experience; and the results of ongoing external third party credit review and regulatory examinations.

SECURITIES INVESTMENT ACTIVITIES

          Our securities investment policy dictates that investment decisions will be made based on the safety of the investment, liquidity requirements, potential returns, cash flow targets, and desired risk parameters. In pursuing these objectives, we consider the ability of an investment to provide earnings consistent with factors of quality, maturity, marketability and risk diversification. The finance committee of the board supervises the securities investment program. This supervision entails the evaluation of all investment activities for safety and soundness and the ongoing evaluation of investment policy and objectives. The treasurer is responsible for making securities investment portfolio decisions in accordance with established policies. While the treasurer has the authority to conduct trades within specific guidelines established by the investment policy, all transactions are reviewed and approved by the finance committee of the board on a monthly basis. Investments in equity securities are subject to market and issuer conditions and therefore involve risk of potential loss.

          Our current policies generally limit securities investments to U.S. Government and agency securities, municipal bonds, corporate debt obligations and corporate equity securities. In addition, our policy permits investments in mortgage related securities, including securities issued and guaranteed by Fannie Mae, Freddie Mac, Ginnie Mae and privately-issued collateralized mortgage obligations ("CMOs"). Also permitted are investments in asset-backed securities ("ABS"), backed by auto loans, credit card receivables, home equity and home improvement loans. Our current securities investment strategy utilizes a risk management approach of diversified investing between three categories: short-, intermediate- and long-term. The emphasis of this approach is to increase overall investment securities yields while managing interest rate risk. To accomplish these objectives, we focus on investments in mortgage-related securities, CMOs and ABSs. In addition, U.S. Government and other non-amortizing securities are utilized for call protection and liquidity.

          At June 30, 2002, we had $556.2 million in investment securities, all of which were classified as available for sale, consisting primarily of U.S. Government obligations, mortgage-related securities, municipal, public utility and corporate obligations and asset-backed securities.

          Mortgage-Related Securities. We purchase mortgage related securities in order to: (i) generate positive interest rate spreads with minimal administrative expense; (ii) lower our credit risk as a result of the guarantees provided by Freddie Mac, Fannie Mae, and Ginnie Mae; (iii) utilize these securities as collateral for borrowing; and (iv) increase liquidity. We invest primarily in mortgage related securities issued or sponsored by Fannie Mae, Freddie Mac, and Ginnie Mae. We also invest in CMOs issued or sponsored by Fannie Mae and Freddie Mac as well as private issuers. At June 30, 2002, mortgage related securities totaled $334.8 million or 12% of total assets, all of which were fixed rate and had an expected weighted average life of 2.71 years.

          Mortgage related securities are created by the pooling of mortgages and the issuance of a security with an interest rate that is less than the interest rate on the underlying mortgages. Mortgage related securities typically represent a participation interest in a pool of single-family or multi-family mortgages, although First Niagara Financial Group focuses its investments on mortgage related securities backed by single-family mortgages. The issuers of such securities (generally U.S. Government agencies and government sponsored enterprises, including Fannie Mae, Freddie Mac and Ginnie Mae) pool and resell the participation interests in the form of securities to investors, such as First Niagara Bank, and guarantee the payment of principal and interest to these investors. Mortgage related securities generally yield less than the loans that underlie such securities because of the cost of payment guarantees and credit enhancements. In addition, mortgage related securities are usually more liquid than individual mortgage loans and may be used to collateralize certain liabilities and obligations of First Niagara Financial Group. Investments in mortgage related securities involve a risk that actual prepayments will be greater than estimated over the life of the security, which may require adjustments to the amortization of any premium or accretion of any discount relating to such instruments thereby reducing the net yield on such securities. There is also reinvestment risk associated with the cash flows from such securities or in the event the issuer redeems such securities. In addition, the market value of such securities may be adversely affected by changes in interest rates. We review prepayment estimates for our mortgage related securities at purchase to ensure that prepayment assumptions are reasonable considering the underlying collateral for the securities at issue and current interest rates and to determine the yield and estimated maturity of our mortgage related security portfolio. Prepayments that are faster than anticipated may shorten the life of the security and may result in a loss of any premiums paid and thereby reduce the net yield on such securities. Although prepayments of underlying mortgages depend on many factors, the difference between the interest rates on the underlying mortgages and the prevailing mortgage interest rates generally is the most significant determinant of the rate of prepayments. During periods of declining mortgage interest rates, refinancing generally increases and accelerates the prepayment of the underlying mortgages and the related security. Under such circumstances, we may be subject to reinvestment risk because, to the extent that mortgage related securities prepay faster than anticipated, we may not be able to reinvest the proceeds of such repayments and prepayments at a comparable rate of return. Conversely, in a rising interest rate environment prepayments may decline, thereby extending the estimated life of the security and depriving First Niagara Bank of the ability to reinvest cash flows at the increased rates of interest.

          CMOs are a type of debt security issued by a special-purpose entity that aggregates pools of mortgages and mortgage related securities and creates different classes of CMO securities with varying maturities and amortization schedules as well as a residual interest with each class possessing different risk characteristics. The cash flows from the underlying collateral are generally divided into "tranches" or classes whereby tranches have descending priorities with respect to the distribution of principal and interest repayment of the underlying mortgages and mortgage related securities, as opposed to pass through mortgage-backed securities where cash flows are distributed pro rata to all security holders. In contrast to mortgage-backed securities from which cash flow is received (and hence, prepayment risk is shared) pro rata by all securities holders, the cash flow from the mortgages or mortgage related securities underlying CMOs is paid in accordance with predetermined priority to investors holding various tranches of such securities or obligations. A particular tranche of CMOs may therefore carry prepayment risk that differs from that of both the underlying collateral and other tranches. Accordingly, CMOs attempt to moderate risks associated with conventional mortgage related securities resulting from unexpected prepayment activity. Investments in CMOs involve a risk that actual prepayments will differ from those estimated in pricing the security, which may result in adjustments to the net yield on such securities. Additionally, the market value of such securities may be adversely affected by changes in the market interest rates. Management believes these securities may represent attractive alternatives relative to other investments due to the wide variety of maturity, repayment and interest rate options available.

          At June 30, 2002, our CMO portfolio totaled $264.0 million, or 9%, of total assets and consisted of $96.5 million of CMOs issued by private issuers and $167.5 million issued by government-sponsored agencies such as Fannie Mae and Freddie Mac. It is our practice to limit purchases of privately issued CMOs to non-high risk securities rated "AAA" by a nationally recognized credit rating agency, investing primarily in the early to intermediate tranches which have the greatest credit support. Our current policy with respect to CMOs limits investments to non-high risk securities unless approval is given by the board of directors and an analysis is provided on how a high risk CMO will improve our overall interest rate risk. High risk CMOs are defined as those securities exhibiting significantly greater volatility of estimated average life and price relative to interest rates than do 30-year, fixed rate securities. We also limit the amount of investment in CMOs per issue to 15% of our net worth, and in conjunction with ABSs, to 30% of assets in the aggregate.

          U.S. Government and Agency Obligations. At June 30, 2002, our U.S. Treasury and government agency securities portfolio totaled $131.6 million, all of which was classified as available for sale. This portfolio consists primarily of short- to medium-term (maturities of one to five years) securities. The current investment strategy, however, is to maintain investments in such instruments for liquidity purposes, as collateral for borrowings, and for prepayment protection.

          Corporate Bonds. The corporate bond portfolio at June 30, 2002 totaled $27.4 million, all of which was classified as available for sale. $14.8 million of this portfolio was composed primarily of short- and medium-term, fixed-rate investment grade corporate and utility issues. Also included in this category is $12.6 million of floating-rate investment grade Trust Preferred Securities, with maturities up to 30 years. Our policy limits investments in corporate bonds with maturities of twelve years or less to bonds rated "BBB" or better by at least one nationally recognized rating agency and to a total investment of 15% of assets, with a 6% of net worth limitation per issue. Our policy limits investments in corporate bonds with maturities over twelve years to bonds rated "BBB" or better by at least one nationally recognized rating agency and a total investment of no more than 15% of assets with a limitation of 4% of net worth per issue.

          States and Political Subdivisions. At June 30, 2002, we had a portfolio of general obligation bonds (i.e., obligations backed by the general credit of the issuer) issued by states and political subdivisions which totaled $31.2 million, all of which was classified as available for sale. Interest earned on municipal bonds is exempt from federal income taxes. In addition, some of the bonds benefit from state income tax exemptions.

          Equity Securities. At June 30, 2002, our equity securities portfolio totaled $7.4 million, all of which was classified as available for sale. First Niagara Financial Group benefits from its investment in common and preferred stock due to a tax deduction available with regard to dividends paid by domestic corporate issuers on equity securities held by other corporate entities. The policy limit for common stock investments is 7.5% of total assets and the amount invested in any single issuer may not exceed 4% of net worth. Under current OTS guidelines, First Niagara Bank is no longer permitted to hold equity securities beyond November 8, 2003. As a result, management will need to make the determination prior to that date whether to sell the securities or transfer them to First Niagara Financial Group, Inc. in order to comply with OTS guidelines.

          Asset-Backed Securities. Our ABS portfolio at June 30, 2002 totaled $19.0 million, all of which were classified as available for sale, representing less than 1% of total assets. First Niagara Financial Group purchases shorter average life tranches with pass-through or sequential structures, tight payment windows and senior positions. Issues will generally have third party guarantees by monoline credit insurers and/or some form of internal credit protection (i.e., reserve funds, excess spread accounts or subordination). The current policy limits investment in ABSs in conjunction with non-high risk mortgage derivative products to 20% of total assets and 15% of net worth.

          ABSs are a type of debt security collateralized by various loans and assets including: automobile loans, equipment leases, credit card receivables, home equity and improvement loans, manufactured housing, student loans and other consumer loans. Issuance of an ABS begins with creation of a special purpose bankruptcy-remote trust to hold collateral on behalf of investors and to administer the distribution of cash flows. The business of a bankruptcy-remote ABS trust is restricted to the purchase of loans and issuance of debt collateralized by those loans. Because consumer loans are amortizing, alternate principal cash flow structures can be created and tranched in a very similar manner as CMOs. There are several typical structures available to investors in the ABS market. They are excess spread, senior/subordinated, reserve funds and surety bond guaranteed. Excess spread is the first line of protection for most ABS and is the difference between interest cash flow from the underlying loans and the combined investor coupon, servicing fee, charge-offs and trust costs. Senior/subordinated structures are internal credit support designating one portion of the transaction as junior to the remaining portion. Obligations to the senior class are honored prior to junior class obligations in the event of a cash flow shortfall from the collateral. A reserve fund is, in effect, part of the subordinated piece retained, in a declining balance, by the trust so that a portion of the junior class may be rated investment grade. Surety bond or guarantee structures are guarantees by third party AAA-rated monoline insurance companies. Insurers generally guarantee (or wrap) the principal and interest payments of 100% of a transaction, not just the subordinated class. Asset-backed securitizations provide us with a broad selection of fixed-income alternatives, most with higher credit ratings and less downgrade risk than corporate bonds and more stable cash flows than mortgage related securities. Prepayments and structure risk of ABSs are less of a concern than CMO securities due to the shorter maturities of the underlying collateral promoting greater stability of payments.

SOURCES OF FUNDS

          General. Deposits and borrowed funds, primarily Federal Home Loan Bank ("FHLB") advances and reverse repurchase agreements, are the primary sources of funds for use in lending, investing and for other general purposes. In addition, repayments on loans, proceeds from sales of loans and securities, and cash flows from operations have historically been additional sources of funds. We have available lines of credit with the FHLB and Federal Reserve Bank of New York ("FRB"), which can provide liquidity if the above funding sources are not sufficient to meet short-term liquidity needs.

          Deposits. We offer a variety of deposit account products with a range of interest rates and terms. The deposit accounts consist of savings accounts, negotiable order of withdrawal ("NOW") accounts, checking accounts, money market accounts, and certificates of deposit. We offer certificates of deposit with balances in excess of $100,000 at preferential rates (jumbo certificates) and also offer Individual Retirement Accounts ("IRAs") and other qualified plan accounts. To enhance our deposit product offerings, we also provide commercial business, as well as totally free checking accounts.

          Borrowed Funds. Borrowings are utilized to lock-in lower cost funding, better match interest rates and maturities of certain assets and liabilities and leverage capital for the purpose of improving return on equity. Such borrowings primarily consist of advances and reverse repurchase agreements entered into with the FHLB, with nationally recognized securities brokerage firms and with commercial customers.

PERSONNEL

          As of June 30, 2002, we had 864 full-time employees and 154 part-time employees. The employees are not represented by a collective bargaining unit and we consider our relationship with our employees to be good.

PROPERTIES

          Both First Niagara Financial Group and First Niagara Bank maintain their executive offices at an administrative center, located at 6950 South Transit Road, Lockport, New York. The administrative center, built in 1997, has 76,000 square feet of space and is owned by First Niagara Bank.

          In addition to our banking center network, First Niagara Bank leases nine offices and owns eight buildings that we utilize for our non-banking subsidiaries, back office operations, training, tenant rental and storage. The total square footage for these facilities is approximately 199,000 square feet, which are located in Cayuga, Cortland, Erie, Niagara and Oneida counties.

          Giving effect to the merger of Cortland Savings and Cayuga Bank into First Niagara Bank, as of June 30, 2002 First Niagara Bank conducted business through 38 full-service banking centers, two loan production offices and 68 ATM locations. Of the 38 banking centers, twelve are located in Erie county, five each in Cayuga, Niagara and Oneida counties, four in Monroe county, three in Cortland county, two in Orleans county and one each in Genesee and Oswego counties. Additionally, 22 of the branches are owned and 16 are leased. In May 2002, Cortland Savings Bank announced its intention to open its first banking center in Tompkins County, which we expect to open in the fourth quarter of 2002. In July 2002, First Niagara Bank opened a banking center in Erie County, while in October 2002, Cayuga Bank completed a transaction to sell its only banking center in Oswego County. The loan production offices are leased and located in Monroe and Tompkins counties.

          At June 30, 2002, First Niagara Financial Group's premises and equipment had an aggregate net book value of approximately $40.6 million. See
Note 5 to the Consolidated Financial Statements found elsewhere in this document for further detail on premises and equipment and operating leases. All of these properties are generally in good condition and are appropriate for their intended use.

          The following table sets forth the facilities leased by First Niagara Financial Group at June 30, 2002 along with the applicable lease expiration date:

                  PROPERTY LOCATION                                 LEASE EXPIRATION DATE
--------------------------------------------------------------      ---------------------
BANKING CENTERS:

1251 Union Rd., West Seneca, N.Y. 14224                             June 30, 2006

2150 Chili Ave., Gates N.Y. 14624                                   August 31, 2006

2141 Elmwood Ave., Buffalo, N.Y. 14207                              April 23, 2007

3035 Niagara Falls Blvd., Amherst, N.Y. 14228                       September 30, 2008

1000 E. Ridge Rd., Irondequoit, N.Y. 14621                          November 30, 2009

1531 Niagara Falls Blvd., Amherst, N.Y. 14228                       December 31, 2009

570 Dick Rd., Depew, N.Y. 14043                                     December 31, 2009

6409 Transit Rd., East Amherst, N.Y. 14051                          December 31, 2009

7350 Niagara Falls Blvd., Niagara Falls, N.Y. 14304                 March 31, 2011

330 Elmridge Center Dr., Greece, N.Y. 14626                         November 30, 2011

5737 South Transit Rd., Lockport, N.Y. 14094                        April 30, 2012

1776 Sheridan Dr., Tonawanda, N.Y. 14223                            March 31, 2017

5190 Sheridan Dr., Williamsville, N.Y. 14221                        February 28, 2018

2435 Grand Island Blvd., Grand Island, N.Y. 14072                   May 30, 2018

3488 Amelia Dr., Orchard Park, N.Y. 14127                           June 30, 2018

41 Kellogg Rd., New Hartford, N.Y. 13413                            December 31, 2019

FINANCIAL SERVICES SUBSIDIARIES:

2680 Grand Island Blvd., Grand Island, N.Y. 14072                   December 31, 2002

25 Northpointe Parkway, Suite 40, Amherst, N.Y. 14228               March 31, 2003

2743 Main St., Newfane, N.Y. 14108                                  December 31, 2003

256 Third St., Niagara Falls, N.Y. 14303                            April 14, 2004

170 Northpointe Parkway, Suite B, Amherst, N.Y. 14228               January 31, 2005

170 Northpointe Parkway, Suite A, Amherst, N.Y. 14228               May 31, 2010

LOAN PRODUCTION OFFICES:

200 East Buffalo St., Suite 102C, Ithaca N.Y. 14850                 July 31, 2002 (1)

2000 Winton Rd., Building 1, Suite 101, Rochester, N.Y. 14618       May 31, 2003

OTHER:

33 Ontario St., Lockport N.Y. 14094                                 December 31, 2002

301 Cayuga Dr., Cheektowaga, N.Y. 14225 (Item Processing
Center)                                                             May 31, 2005

64 Chestnut St., Lockport, N.Y. 14095                               August 31, 2021

----------
(1)  Currently leased on a month to month basis.

LEGAL PROCEEDINGS

          We are involved periodically in various claims and lawsuits that arise in connection with our financial services business. We believe that these routine legal proceedings, in the aggregate, are not material to our financial condition and results of operations.

                           SUPERVISION AND REGULATION

GENERAL

          First Niagara Bank is examined and supervised by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. This regulation and supervision establishes a comprehensive framework of activities in which an institution may engage and is intended primarily for the protection of the Federal Deposit Insurance Corporation's deposit insurance funds and depositors. Under this system of federal regulation, financial institutions are periodically examined to ensure that they satisfy applicable standards with respect to their capital adequacy, assets, management, earnings, liquidity and sensitivity to market interest rates. Following completion of its examination, the federal agency critiques the institution's operations and assigns its rating (known as an institution's CAMELS rating). Under federal law, an institution may not disclose its CAMELS rating to the public. First Niagara Bank also is a member of and owns stock in the Federal Home Loan Bank of New York, which is one of the twelve regional banks in the Federal Home Loan Bank System. First Niagara Bank also is regulated to a lesser extent by the Board of Governors of the Federal Reserve System, governing reserves to be maintained against deposits and other matters. The Office of Thrift Supervision examines First Niagara Bank and prepares reports for the consideration of its board of directors on any operating deficiencies. First Niagara Bank's relationship with its depositors and borrowers also is regulated to a great extent by both federal and state laws, especially in matters concerning the ownership of deposit accounts and the form and content of First Niagara Bank's loan documents.

          Any change in these laws or regulations, whether by the Federal Deposit Insurance Corporation, Office of Thrift Supervision or Congress, could have a material adverse impact on First Niagara Financial Group and First Niagara Bank and their operations.

FEDERAL BANKING REGULATION

          Business Activities. A federal savings bank derives its lending and investment powers from the Home Owners' Loan Act, as amended, and the regulations of the Office of Thrift Supervision. Under these laws and regulations, First Niagara Bank may invest in mortgage loans secured by residential and commercial real estate, commercial business and consumer loans, certain types of debt securities and certain other assets. First Niagara Bank also may establish subsidiaries that may engage in activities not otherwise permissible for First Niagara Bank, including real estate investment and securities and insurance brokerage.

          Capital Requirements. Office of Thrift Supervision regulations require savings banks to meet three minimum capital standards: a 1.5% tangible capital ratio, a 4% leverage ratio (3% for banks receiving the highest rating on the CAMELS rating system) and an 8% risk-based capital ratio. The prompt corrective action standards discussed below, in effect, establish a minimum 2% tangible capital standard.

          The risk-based capital standard for savings banks requires the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 200%, assigned by the Office of Thrift Supervision capital regulation based on the risks believed inherent in the type of asset. Core capital is defined as common stockholders' equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

          At June 30, 2002 we exceeded all applicable capital requirements.

          Loans-to-One-Borrower. A federal savings bank generally may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus on an unsecured basis. An additional amount may be loaned, equal to 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, but generally does not include real estate. First Niagara Bank is in compliance with the loans-to-one-borrower limitations.

          Qualified Thrift Lender Test. As a federal savings bank, First Niagara Bank is subject to a qualified thrift lender, or "QTL," test. Under the QTL test, First Niagara Bank must maintain at least 65% of its "portfolio assets" in "qualified thrift investments" in at least nine months of the most recent 12-month period. "Portfolio assets" generally means total assets of a savings institution, less the sum of specified liquid assets up to 20% of total assets, goodwill and other intangible assets, and the value of property used in the conduct of the savings bank's business.

          "Qualified thrift investments" includes various types of loans made for residential and housing purposes, investments related to such purposes, including certain mortgage-backed and related securities, and loans for personal, family, household and certain other purposes up to a limit of 20% of portfolio assets. "Qualified thrift investments" also include 100% of an institution's credit card loans, education loans and small business loans. First Niagara Bank also may satisfy the QTL test by qualifying as a "domestic building and loan association" as defined in the Internal Revenue Code of 1986, as amended.

          Capital Distributions. Office of Thrift Supervision regulations govern capital distributions by a federal savings bank, which include cash dividends, stock repurchases and other transactions charged to the capital account. A savings bank must file an application for approval of a capital distribution if:

          . the total capital distributions for the applicable calendar year exceed the sum of the savings bank's net income for that year to date plus the savings bank's retained net income for the preceding two years;

          . the bank would not be at least adequately capitalized following the distribution;

          . the distribution would violate any applicable statute, regulation, agreement or Office of Thrift Supervision-imposed condition; or

          . the savings bank is not eligible for expedited treatment of its filings.

          Even if an application is not otherwise required, every savings bank that is a subsidiary of a holding company must file a notice with the Office of Thrift Supervision at least 30 days before the board of directors declares a dividend or approves a capital distribution.

          The Office of Thrift Supervision may disapprove a notice or application if:

          . the savings bank would be undercapitalized following the distribution;

          . the proposed capital distribution raises safety and soundness concerns; or

          . the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

          In addition, the Federal Deposit Insurance Act provides that an insured depository institution shall not make any capital distribution, if after making such distribution, the institution would be undercapitalized.

          Liquidity. A federal savings bank is required to maintain a sufficient amount of liquid assets to ensure its safe and sound operation.

          Community Reinvestment Act and Fair Lending Laws. All savings banks have a responsibility under the Community Reinvestment Act and related regulations of the Office of Thrift Supervision to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. In connection with its examination of a federal savings bank, the Office of Thrift Supervision is required to assess the savings bank's record of compliance with the Community Reinvestment Act. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. A bank's failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in regulatory restrictions on its activities. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the Office of Thrift Supervision, as well as other federal regulatory agencies and the Department of Justice. First Niagara Bank received a "satisfactory" Community Reinvestment Act rating in its most recent federal examination.

          Transactions with Related Parties. A federal savings bank's authority to engage in transactions with its "affiliates" is limited by Office of Thrift Supervision regulations and by Sections 23A and 23B of the Federal Reserve Act (the "FRA"). The term "affiliates" for these purposes generally means any company that controls or is under common control with an institution. First Niagara Financial Group and its non-savings institution subsidiaries are affiliates of First Niagara Bank. In general, transactions with affiliates must be on terms that are as favorable to the savings bank as comparable transactions with non-affiliates. In addition, certain types of these transactions are restricted to an aggregate percentage of the savings bank's capital. Collateral in specified amounts must usually be provided by affiliates in order to receive loans from the savings bank. In addition, Office of Thrift Supervision regulations prohibit a savings bank from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary.

          First Niagara Bank's authority to extend credit to its directors, executive officers and 10% stockholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the FRA and Regulation O of the Federal Reserve Board. Among other things, these provisions require that extensions of credit to insiders (i) be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features, and (ii) not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of First Niagara Bank's capital. In addition, extensions of credit in excess of certain limits must be approved by First Niagara Bank's board of directors.

          Enforcement. The Office of Thrift Supervision has primary enforcement responsibility over federal savings institutions and has the authority to bring enforcement action against all "institution-affiliated parties," including stockholders, and attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the institution, receivership, conservatorship or the termination of deposit insurance. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day. The Federal Deposit Insurance Corporation also has the authority to recommend to the Director of the Office of Thrift Supervision that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take action under specified circumstances.

          Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation, and other operational and managerial standards as the agency deems appropriate. The federal banking agencies adopted Interagency Guidelines Prescribing Standards for Safety and Soundness to implement the safety and soundness standards required under federal law. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The guidelines address internal controls and information systems, internal audit systems, credit underwriting, loan documentation, interest rate risk exposure, asset growth, compensation, fees and benefits. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to submit a compliance plan.

          Prompt Corrective Action Regulations. Under the prompt corrective action regulations, the Office of Thrift Supervision is required and authorized to take supervisory actions against undercapitalized savings banks. For this purpose, a savings bank is placed in one of the following five categories based on the bank's capital:

          . well-capitalized (at least 5% leverage capital, 6% tier 1 risk-based capital and 10% total risk-based capital);

          . adequately capitalized (at least 3% leverage capital, 4% tier 1 risk-based capital and 8% total risk-based capital);

          . undercapitalized (less than 8% total risk-based capital, 4% tier 1 risk-based capital or 3% leverage capital);

          . significantly undercapitalized (less than 6% total risk-based capital, 3% tier 1 risk-based capital or 3% leverage capital); and

          .    critically undercapitalized (less than 2% tangible capital).

          Generally, the banking regulator is required to appoint a receiver or conservator for a bank that is "critically undercapitalized." The regulation also provides that a capital restoration plan must be filed with the Office of Thrift Supervision within 45 days of the date a bank receives notice that it is "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." A capital restoration plan must disclose, among other things, the steps an insured institution will take to become adequately capitalized without appreciably increasing the risk to which the institution is exposed. In addition, each company that controls the institution must guarantee that the institution will comply with the plan until the institution has been adequately capitalized on average during each of four consecutive calendar quarters. Such guarantee could have a material adverse affect on the financial condition of such guarantor. In addition, numerous mandatory supervisory actions become immediately applicable to the bank, including, but not limited to, restrictions on growth, investment activities, capital distributions and affiliate transactions. The Office of Thrift Supervision may also take any one of a number of discretionary supervisory actions against undercapitalized banks, including the issuance of a capital directive and the replacement of senior executive officers and directors.

          At June 30, 2002, we met the criteria for being considered "well-capitalized."

          Insurance of Deposit Accounts. Deposit accounts in First Niagara Bank are insured by the Federal Deposit Insurance Corporation, primarily through the Bank Insurance Fund, generally up to a maximum of $100,000 per separately insured depositor. First Niagara Bank's deposits therefore are subject to Federal Deposit Insurance Corporation deposit insurance assessments. The Federal Deposit Insurance Corporation has adopted a risk-based system for determining deposit insurance assessments. The Federal Deposit Insurance Corporation is authorized to raise the assessment rates as necessary to maintain the required ratio of reserves to insured deposits of 1.25%. In addition, all Federal Deposit Insurance Corporation-insured institutions must pay assessments to the Federal Deposit Insurance Corporation at an annual rate, as of January 1, 2002, of approximately .0182% of insured deposits to fund interest payments on bonds maturing in 2017 issued by a federal agency to recapitalize the predecessor to the Savings Association Insurance Fund.

          Prohibitions Against Tying Arrangements. Federal savings banks are prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

          Federal Home Loan Bank System. First Niagara Bank is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions. As a member of the Federal Home Loan Bank of New York, First Niagara Bank is required to acquire and hold shares of capital stock in the Federal Home Loan Bank in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its borrowings from the Federal Home Loan Bank, whichever is greater. First Niagara Bank is in compliance with this requirement.

FEDERAL RESERVE SYSTEM

          The Federal Reserve Board regulations require savings banks to maintain non-interest-earning reserves against their transaction accounts, such as negotiable order of withdrawal and regular checking accounts. First Niagara Bank is in compliance with these reserve requirements. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy liquidity requirements imposed by the Office of Thrift Supervision.

HOLDING COMPANY REGULATION

          Upon completion of the conversion, First Niagara Financial Group will be a savings and loan holding company, subject to regulation and supervision by the Office of Thrift Supervision. The Office of Thrift Supervision has enforcement authority over First Niagara Financial Group and its non-savings institution subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a risk to First Niagara Bank.

          Under prior law, a unitary savings and loan holding company generally had no regulatory restrictions on the types of business activities in which it may engage, provided that its subsidiary savings bank was a qualified thrift lender. The Gramm-Leach-Bliley Act of 1999, however, restricts unitary savings and loan holding companies not existing or applied for before May 4, 1999 to those activities permissible for financial holding companies or for multiple savings and loan holding companies. First Niagara Financial Group will not be a grandfathered unitary savings and loan holding company and, therefore, will be limited to the activities permissible for financial holding companies or for multiple savings and loan holding companies. A financial holding company may engage in activities that are financial in nature, including underwriting equity securities and insurance, incidental to financial activities or complementary to a financial activity. A multiple savings and loan holding company is generally limited to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to the prior approval of the Office of Thrift Supervision, and certain additional activities authorized by Office of Thrift Supervision regulations.

          Federal law prohibits a savings and loan holding company, directly or indirectly, or through one or more subsidiaries, from acquiring control of another savings institution or holding company thereof, without prior written approval of the Office of Thrift Supervision. It also prohibits the acquisition or retention of, with specified exceptions, more than 5% of the equity securities of a company engaged in activities that are not closely related to banking or financial in nature or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision must consider the financial and managerial resources, future prospects of the savings institution involved, the effect of the acquisition on the risk to the insurance fund, the convenience and needs of the community and competitive factors.

FEDERAL SECURITIES LAWS

          First Niagara Financial Group has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of shares of common stock to be issued in connection with the conversion and the offering. Upon completion of the conversion, First Niagara Financial Group common stock will continue to be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. First Niagara Financial Group will continue to be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

          The registration under the Securities Act of 1933 of shares of common stock to be issued in the offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of First Niagara Financial Group may be resold without registration. Shares purchased by an affiliate of First Niagara Financial Group will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If First Niagara Financial Group meets the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of First Niagara Financial Group that complies with the other conditions of Rule 144, including those that require the affiliate's sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of First Niagara Financial Group, or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, First Niagara Financial Group may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

          First Niagara Bank and Niagara Investment Advisers, Inc. are both registered as investment advisers pursuant to the Investment Advisers Act of 1940. The Investment Advisers Act requires all investment advisors to register with the SEC and is designed to protect the public from fraud or misrepresentation by setting standards for advertising, disclosure, fees, liabilities and recordkeeping by investment advisers.

RECENT LEGISLATION

          USA Patriot Act of 2001. In October 2001, the USA Patriot Act of 2001 was enacted in response to the terrorist attacks in New York, Pennsylvania and Washington, D.C. which occurred on September 11, 2001. The Patriot Act is intended to strengthen U.S. law enforcement's and the intelligence communities' abilities to work cohesively to combat terrorism on a variety of fronts. The potential impact of the Patriot Act on financial institutions of all kinds is significant and wide ranging. The Patriot Act contains sweeping anti-money laundering and financial transparency laws and requires various regulations, including standards for verifying customer identification at account opening, and rules to promote cooperation among financial institutions, regulators, and law enforcement entities in identifying parties that may be involved in terrorism or money laundering.

          Financial Services Modernization Legislation. In November 1999, the Gramm-Leach-Bliley Act of 1999, or the GLB, was enacted. The GLB repeals provisions of the Glass-Steagall Act which restricted the affiliation of Federal Reserve member banks with firms "engaged principally" in specified securities activities, and which restricted officer, director, or employee interlocks between a member bank and any company or person "primarily engaged" in specified securities activities.

          In addition, the GLB also contains provisions that expressly preempt any state law restricting the establishment of financial affiliations, primarily related to insurance. The general effect of the law is to establish a comprehensive framework to permit affiliations among commercial banks, insurance companies, securities firms, and other financial service providers by revising and expanding the Bank Holding Company Act framework to permit holding company to engage in a full range of financial activities through a new entity known as a "financial holding company." "Financial activities" is broadly defined to include not only banking, insurance and securities activities, but also merchant banking and additional activities that the Federal Reserve Board, in consultation with the Secretary of the Treasury, determines to be financial in nature, incidental to such financial activities, or complementary activities that do not pose a substantial risk to the safety and soundness of depository institutions or the financial system generally.

          The GLB provides that no company may acquire control of an insured savings association unless that company engages, and continues to engage, only in the financial activities permissible for a financial holding company, unless the company is grandfathered as a unitary savings and loan holding company on May 4, 1999 or became a unitary savings and loan holding company pursuant to an application pending on that date.

          The GLB also permits national banks to engage in expanded activities through the formation of financial subsidiaries. A national bank may have a subsidiary engaged in any activity authorized for national banks directly or any financial activity, except for insurance underwriting, insurance investments, real estate investment or development, or merchant banking, which may only be conducted through a subsidiary of a financial holding company. Financial activities include all activities permitted under new sections of the Bank Holding Company Act or permitted by regulation.

          To the extent that the GLB permits banks, securities firms, and insurance companies to affiliate, the financial services industry may experience further consolidation. The GLB is intended to grant to community banks certain powers as a matter of right that larger institutions have accumulated on an ad hoc basis and which unitary savings and loan holding companies already possess. Nevertheless, the GLB may have the result of increasing the amount of competition that we face from larger institutions and other types of companies offering financial products, many of which may have substantially more financial resources than we have.

          Sarbanes-Oxley Act. On July 30, 2002, President Bush signed into law the Sarbanes-Oxley Act of 2002, or the SOA. The stated goals of the SOA are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws.

          The SOA is the most far-reaching U.S. securities legislation enacted in some time. The SOA generally applies to all companies, both U.S. and non-U.S., that file or are required to file periodic reports with the Securities and Exchange Commission, under the Securities Exchange Act of 1934.

          The SOA includes very specific additional disclosure requirements and new corporate governance rules, requires the Securities and Exchange Commission and securities exchanges to adopt extensive additional disclosure, corporate governance and other related rules and mandates further studies of certain issues by the Securities and Exchange Commission and the Comptroller General. The SOA represents significant federal involvement in matters traditionally left to state regulatory systems, such as the regulation of the accounting profession, and to state corporate law, such as the relationship between a board of directors and management and between a board of directors and its committees.

          The SOA addresses, among other matters:

          .    audit committees;

          . certification of financial statements by the chief executive officer and the chief financial officer;

          . the forfeiture of bonuses or other incentive-based compensation and profits from the sale of an issuer's securities by directors and senior officers in the twelve month period following initial publication of any financial statements that later require restatement;

          . a prohibition on insider trading during pension plan black out periods;

          .    disclosure of off-balance sheet transactions;

          .    a prohibition on personal loans to directors and officers;

          .    expedited filing requirements for Forms 4;

          . disclosure of a code of ethics and filing a Form 8-K for a change or waiver of such code;

          .    "real time" filing of periodic reports;

          .    the formation of a public accounting oversight board;

          .    auditor independence; and

          . various increased criminal penalties for violations of securities laws.

          The SOA contains provisions which became effective upon enactment, and provisions which will become effective from within 30 days to one year from enactment. The Securities and Exchange Commission has been delegated the task of enacting rules to implement various provisions with respect to, among other matters, disclosure in periodic filings pursuant to the Securities and Exchange Act.

                                    TAXATION

FEDERAL TAXATION

          General. First Niagara Financial Group and First Niagara Bank are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to First Niagara Financial Group and First Niagara Bank.

          Method of Accounting. For federal income tax purposes, First Niagara Bank currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31 for filing its consolidated federal income tax returns. The Small Business Protection Act of 1996 eliminated the use of the reserve method of accounting for bad debt reserves by savings institutions, effective for taxable years beginning after 1995.

          Bad Debt Reserves. Prior to the Small Business Protection Act of 1996, First Niagara Bank was permitted to establish a reserve for bad debts and to make annual additions to the reserve. These additions could, within specified formula limits, be deducted in arriving at First Niagara Bank's taxable income. As a result of the Small Business Protection Act, First Niagara Bank must use the specific charge off method in computing its bad debt deduction beginning with its 1996 federal tax return. In addition, the federal legislation requires the recapture (over a six-year period) of the excess of tax bad debt reserves at December 31, 1995 over those established as of December 31, 1987. The amount of such reserve subject to recapture as of June 30, 2002, was approximately $350,000.

          Taxable Distributions and Recapture. Prior to the Small Business Protection Act of 1996, bad debt reserves created prior to January 1, 1988 were subject to recapture into taxable income should First Niagara Bank fail to meet certain thrift asset and definitional tests. New federal legislation eliminated these thrift related recapture rules. However, under current law, pre-1988 reserves remain subject to recapture should First Niagara Bank make certain nondividend distributions or cease to maintain a bank charter. At June 30, 2002, First Niagara Bank's total federal pre-1988 reserve was approximately $7.7 million. This reserve reflects the cumulative effects of federal tax deductions by First Niagara Bank for which no federal income tax provision has been made.

          Minimum Tax. The Internal Revenue Code of 1986 imposes an alternative minimum tax ("AMT") at a rate of 20% on a base of regular taxable income plus certain tax preferences ("alternative minimum taxable income" or "AMTI"). The AMT is payable to the extent such AMTI is in excess of an exemption amount. Net operating losses can offset no more than 90% of AMTI. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. First Niagara Bank has not been subject to the alternative minimum tax and has no such amounts available as credits for carryover.

          Net Operating Loss Carryovers. A financial institution may carry back net operating losses to the preceding five taxable years (for losses incurred in 2001 and 2002) and forward to the succeeding 20 taxable years. This provision applies to losses incurred in taxable years beginning after 1986. At June 30, 2002, First Niagara Bank had no net operating loss carryforwards for federal income tax purposes.

          Corporate Dividends. First Niagara Financial Group may exclude from its income 100% of dividends received from First Niagara Bank as a member of the same affiliated group of corporations.

          First Niagara Financial Group's federal income tax returns have not been audited by the Internal Revenue Service during the last five years.

STATE TAXATION

          State of New York. First Niagara Financial Group will report income on a consolidated calendar year basis to New York State. New York State franchise tax on corporations is imposed in an amount equal to the greater of (a) 8.0% (for 2002) and 7.5% (for 2003 and forward) of "entire net income" allocable to New York State, (b) 3% of "alternative entire net income" allocable to New York State, (c) 0.01 % of the average value of assets allocable to New York State, or
(d) nominal minimum tax. Entire net income is based on Federal taxable income, subject to certain modifications. Alternative entire net income is based on entire net income with certain modifications.

                   MANAGEMENT OF FIRST NIAGARA FINANCIAL GROUP

DIRECTORS

          The Board of Directors of First Niagara Financial Group currently consists of 12 members. Approximately one-third of the directors are elected annually. Directors generally are elected to serve for three-year terms.

          The table below sets forth certain information regarding the composition of the Board of Directors of First Niagara Financial Group as of August 31, 2002 including the terms of office of Board members.

    NAMES                  AGE    POSITIONS HELD       DIRECTOR SINCE (1)      CURRENT TERM TO EXPIRE
    -----                  ---    --------------       ------------------      ----------------------
William E. Swan            54        Chairman                 1996                       2004
Gordon P. Assad            54        Director                 1995                       2004
John J. Bisgrove, Jr.      63        Director                 2000                       2005
James W. Currie            61        Director                 1987                       2005
Daniel W. Judge            60        Director                 1992                       2003
Harvey Kaufman             67        Director                 2000                       2004
B. Thomas Mancuso          46        Director                 1990                       2005
James Miklinski            58        Director                 1996                       2003
Robert G. Weber            64        Director                 1996                       2005
Sharon D. Randaccio        48        Director                 2002                       2003
Louise Woerner             60        Director                 2002                       2004
David M. Zebro             51        Director                 2002                       2003

----------
(1) Includes initial appointment to the Board of Directors of First Niagara Bank and its predecessors.

          The merger agreement between First Niagara Financial Group and Finger Lakes Bancorp provides that upon completion of the merger, G. Thomas Bowers, a director and executive officer of Finger Lakes Bancorp, will be appointed to the board of directors of First Niagara Financial Group to serve for a term expiring at the annual meeting of stockholders following the year ending December 31, 2005.

          The principal occupation during the past five years of each director and executive officer of First Niagara Financial Group is set forth below. All directors and executive officers have held their present positions for five years unless otherwise stated.

          DIRECTORS

          Gordon P. Assad is the President and Chief Executive Officer of Erie & Niagara Insurance Association and has served in that position since 1972.

          John J. Bisgrove, Jr. is the retired Chairman of Red Star Express Lines where he served from 1956 to 1983.

          James W. Currie is the President of Ag Pak, Inc., a manufacturer of produce packaging machines, and has served in that position since 1974.

          Daniel W. Judge is the President of Dansam, Inc., a business management services firm. He has been in that position since 1990.

          Harvey Kaufman is retired and was the Superintendent for the Cortland City School District where he served from 1969 to 1992. Currently, he is the Associate Director of the Rural Schools Program at Cornell University.

          B. Thomas Mancuso is the President of Joseph L. Mancuso & Sons, Inc., a real estate development company, and has served in that position since 1990.

          James Miklinski is the General Manager of Niagara Milk Cooperative, and has served in that position since 1990.

          William E. Swan has served as President and Chief Executive Officer since July 1989. In January 2001, Mr. Swan was also appointed Chairman of the Board.

          Robert G. Weber is a retired Buffalo Office Managing Partner of KPMG LLP where he served from 1959 to 1995.

          Sharon D. Randaccio is President and founder of Performance Management Partners Inc., a Williamsville, New York-based staffing, human resource and career coaching company, and has more than 20 years of senior management experience in the financial services industry.

          Louise Woerner is Chairman and Chief Executive Officer of Health Care Resources (HCR), a Rochester, NY-based home healthcare agency and health research and consulting firm.

          David M. Zebro is a Principal of Strategic Investments & Holdings, Inc., a Buffalo-based holding company that purchases and manages operating companies throughout the United States.

          G. Thomas Bowers, age 58, is the Chairman, President and Chief Executive Officer of Finger Lakes Bancorp and the Savings Bank of the Finger Lakes. Mr. Bowers will be appointed to the board upon completion of the merger between of First Niagara Financial Group and Finger Lakes Bancorp.

          EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

          Paul J. Kolkmeyer was elected Executive Vice President and Chief Operating Officer/Chief Financial Officer in June 2002. He served as Executive Vice President and Chief Banking Officer from February 2001 to June 2002 and Chief Operating Officer from May 2000 until February 2001. From 1990 to 2000, he served as Chief Financial Officer of First Niagara Bank.

          G. Gary Berner was elected Executive Vice President and Chief Lending Officer in February 2001. Prior to that, he served as Senior Vice President and Chief Lending Officer of First Niagara Bank, a position he had held since 1992.

          Kathleen P. Monti was elected Executive Vice President and Chief Administrative Officer in February 2001. Since 1999, she served as Executive Vice President of Human Resources and Administration of First Niagara Bank. From 1995 to 1999 Ms. Monti served as Senior Vice President of Human Resources.

          Daniel A. Dintino, Jr. was elected Senior Vice President of Corporate Development in June 2002. Prior to that he served as Senior Vice President and Chief Financial Officer since October 2000 when he joined First Niagara Bank. From 1999 to October 2000, he was Senior Vice President - Performance Management at HSBC Bank (USA). Prior to 1999, he served as Senior Vice President - Mortgage Operations at HSBC Mortgage Corporation.

          Daniel E. Cantara was elected Senior Vice President and Chief Financial Services Officer in June 2001. Prior to that, he was a partner in Chiampou, Cantara, Travis & Dansa, a Western New York public accounting firm.

          Frank J. Polino was elected Senior Vice President and Chief Information Officer in February 2001. Mr. Polino joined First Niagara Bank in March 1999 as the Vice President of Information Technology. Prior to joining the First Niagara Financial Group, he was a Business Development Manager for IKON Technology Services, Inc. and Unisys Corporation.

          David J. Nasca was elected Executive Vice President Consumer Banking, Central New York Regional Executive in June 2002. He also has served as the President and Chief Executive Officer of Cayuga Bank since November of 2000. From 1994 to 2000 he served as Senior Vice President and Treasurer of First Niagara Bank.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

          The Board of Directors of First Niagara Financial Group meets quarterly, or more often as may be necessary. The Board of Directors has an executive committee, an audit committee, a compensation committee and a governance committee.

          The Board of Directors met seven times during 2001. No Director attended fewer than 75% in the aggregate of the total number of Board meetings held and the total number of committee meetings on which he or she served during 2001, including Board and committee meetings of any subsidiary bank in which he or she served.

          The Executive Committee. The Executive Committee meets as necessary when the Board is not in session to exercise general control and supervision in all matters pertaining to the interests of First Niagara Financial Group, subject at all times to the direction of the Board of Directors. The Executive Committee met three times in 2001. Messrs. Weber (Chairman), Assad, Judge, Miklinski and Swan comprise the current membership of the Executive Committee.

          The Audit Committee. The Audit Committee meets at least quarterly to examine and approve the audit report, to review quarterly and annual financial statements filed with the Securities and Exchange Commission, to review and recommend the appointment of independent auditors, to review the internal audit function and internal accounting controls, to review and approve audit policies and any other matters as deemed appropriate per the Audit Committee's charter. The Audit Committee met four times in 2001. Messrs. Currie (Chairman), Kaufman, Weber and Zebro and Ms. Woerner comprise the current membership of the Audit Committee.

          The Compensation Committee. The Compensation Committee reviews and administers compensation, including stock options and stock awards, benefits and other matters of personnel policy and practice. The Compensation Committee met twelve times during 2001. Messrs. Assad (Chairman), Judge, Mancuso and Weber and Ms. Randaccio comprise the current membership of the Compensation Committee.

          The Governance Committee. The Governance Committee was formed for the purpose of identifying, evaluating and recommending potential candidates for election to the Board. During 2001, the Governance Committee met four times. In 2001, the responsibilities of the Governance Committee were expanded to include reviewing the effectiveness of board meetings and board committees and to establish and review board governance guidelines. Messrs. Miklinski (Chairman), Bisgrove, Judge, and Weber currently serve as the members of the Governance Committee.

COMPENSATION OF DIRECTORS

          Fees. Directors of First Niagara Financial Group receive an annual retainer fee of $10,000 ($13,000 for the Chairman of the Executive Committee) plus a fee of $700 per board meeting attended and $400 per committee meeting attended ($500 for the Chairman of the Committee). Directors of the First Niagara Bank receive an annual retainer fee of $8,000 ($10,000 for the Chairman of the Executive Committee), plus a fee of $700 per board meeting attended and $400 per committee meeting attended ($500 for the Chairman of the Committee). Directors who are also employees do not receive board fees.

          Deferred Fees Plan. The Directors' Deferred Fees Plan ("Deferred Fee Plan") is a non-qualified deferred compensation plan into which a Director can defer up to 100% of his or her board retainer and fees earned during the calendar year. All amounts deferred by a Director are fully vested at all times. Amounts credited to a deferred fee account are invested in equity securities, fixed income securities, money market accounts, or cash, at the sole discretion of First Niagara Financial Group. Upon cessation of a Director's service, we will pay the Director the amounts credited to his or her account. The amounts will be paid in a number of substantially equal annual installments, as selected by the Director at the time the deferral is made.

          If the Director dies before all payments have been made, the remaining payments will be made to the Director's designated beneficiary. In the event of the Director's death prior to the commencement of benefits, First Niagara Financial Group will pay the Director's beneficiary the amounts credited to the benefit of the Director under the Deferred Fee Plan, in a single lump sum payment or in a number of substantially equal annual installments as elected by the Director at the time the election to defer was made. In the event of an unforeseeable emergency that will result in a severe financial hardship, the

Director may request a distribution of all or part of his or her benefits or may request an acceleration of benefits that are being paid, as applicable.

          Stock Benefit Plans. Directors are eligible to participate in and have received awards of stock options and restricted stock. On May 21, 2002, Mr. Zebro, Ms. Randaccio and Ms. Woerner were each granted a non-qualified stock option to purchase 10,000 shares of common stock and 5,000 restricted stock awards. On August 28, 2002 each outside director with the exception of Mr. Zebro, Ms. Randaccio and Ms. Woerner was granted a non-qualified stock option to purchase 2,500 shares of common stock and 1,000 restricted stock awards. All stock options will vest in 25% increments over a four-year period and the restricted stock will vest in 20% increments over a five-year period and will become immediately exercisable upon the director's normal retirement, death, change in control or disability.

EXECUTIVE COMPENSATION

          The following table sets forth certain information as to the total remuneration paid to the Chief Executive Officer and the four most highly compensated executive officers who earned over $100,000 in salary and bonuses, other than the Chief Executive Officer, who were serving as executive officers at the end of the last completed fiscal year (the "Named Executive Officers").

                                           ANNUAL COMPENSATION                     LONG-TERM COMPENSATION
                             -----------------------------------------------  -------------------------------
                                                                                       AWARDS         PAYOUTS
                                                                              ---------------------- --------
                              YEAR                              OTHER ANNUAL  RESTRICTED                         ALL OTHER
         NAME AND            ENDED                              COMPENSATION    STOCK       OPTIONS/    LTIP     COMPENSATION
    PRINCIPAL POSITION       12/31        SALARY    BONUS (1)       (2)       AWARDS (3)    SARS (#)  PAYOUTS        (4)
---------------------------  -----      ----------  ---------   ------------  ----------    -------- --------   ------------
William E. Swan               2001      $  345,000  $  71,014             --  $       --      15,000       --   $     12,553
  Chairman, President, and    2000         343,212    116,102             --     253,750      83,000       --         24,332
  Chief Executive Officer     1999         329,002    133,575             --     483,750     182,000       --         87,167

Paul J. Kolkmeyer             2001      $  215,000  $  47,626             --  $       --       8,000       --   $     11,982
  Executive Vice President    2000         201,059     62,925             --     126,875      41,000       --         17,086
                              1999         165,369     55,961             --     241,875      91,000       --         44,613

G. Gary Berner                2001      $  166,097  $  38,275             --  $   18,900      10,250       --   $     32,500
  Executive Vice President    2000         152,109     39,193             --      86,094      28,000       --         28,863
                              1999         144,809     39,678             --     161,250      61,750       --         44,256

Kathleen P. Monti             2001      $  151,000  $  34,532             --  $       --       5,000       --   $     28,507
  Executive Vice President    2000         139,797     45,162             --      90,625      30,000       --         25,899
                              1999         125,674     34,438             --     172,000      65,000       --         36,506

Daniel E. Dintino, Jr.        2001      $  150,000  $  27,251             --  $       --          --       --   $     11,066
  Senior Vice President       2000/(5)/     24,231  $  15,000             --     180,626      35,000       --            341

----------
(1) Includes payments under First Niagara Bank's management incentive program and other discretionary payments.
(2) First Niagara Bank also provides certain members of senior management with the use of an automobile, club membership dues, and certain other personal benefits. The aggregate value of such personal benefits did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each officer.
(3) Amounts reported in this column represent the fair value of the restricted stock awards at the date of the grant. Awards vest over a five-year period. Dividends paid with respect to all shares awarded are paid to the recipient of the award. At December 31, 2001, an aggregate of 125,800 shares of restricted stock were held by the Named Executive Officers, with an aggregate market value of $2,117,214.
(4) Includes the following: First Niagara Bank's contributions pursuant to the 401(k) Plan of $7,451, $7,526, $8,070, $6,767, and $7,563 with respect to
     Messrs. Swan, Kolkmeyer, Berner, and Dintino and Ms. Monti, respectively; split dollar life insurance premiums paid by First Niagara Bank of $19,875 with respect to Mr. Berner and Ms. Monti; income imputed on group term life insurance in excess of $50,000 per employee of $1,074, $427, $526, $270, and $469 with respect to Messrs. Swan, Kolkmeyer, Berner and Dintino and Ms. Monti, and $4,028 for Messrs. Swan, Kolkmeyer, Berner and Dintino and $600 for Ms. Monti, relating to medical insurance premiums.
(5) Mr. Dintino's employment with First Niagara Financial Group commenced October 2000. Accordingly, compensation information for 2000 is for the ten-week period ended December 31, 2000.

EMPLOYMENT AGREEMENTS

          First Niagara Bank has entered into employment agreements with each of Messrs. Swan, Kolkmeyer, Berner, Dintino, Cantara, Nasca and Polino and Ms. Monti. The employment agreements have terms ranging from twelve to thirty-six months. On each anniversary date, an employment agreement may be extended for an additional twelve months, so that the remaining term shall be from twelve to thirty-six months. If the agreement is not renewed, the agreement will expire at the end of its term. Under the employment agreements, the 2002 base salary for Messrs. Swan, Kolkmeyer, Berner, Dintino, Cantara, Nasca and Polino and for Ms. Monti is $365,000, $228,000, $178,000, $156,000, $153,000, $182,000, $126,000
and $161,000 respectively. The base salary may be increased but not decreased. The employment agreements also provide that the executive is entitled to participate in an equitable manner with other executive officers in discretionary bonuses declared by the Board. In addition to base salary and bonus, the employment agreements provide for, among other things, participation in health and medical benefit plans, retirement plans and other employee and fringe benefits applicable to executive personnel. The agreements provide for termination by First Niagara Financial Group for cause at any time and termination for any reason upon a 60-day notice to Mr. Swan or 30-day notice for Messrs. Kolkmeyer, Berner, Dintino, Cantara, Nasca, Polino and Ms. Monti. The executive may terminate his employment for good reason or absent good reason by providing a 60-day notice, in the case of Mr. Swan, or 30-day notice in the cases of Messrs. Kolkmeyer, Berner, Dintino, Cantara, Nasca, Polino and Ms. Monti to First Niagara Financial Group. Good reason includes (i) a significant reduction in the scope of the executive's duties, (ii) removal or failure to re-elect the executive to his or her present position, unless, in Mr. Swan's case, it is determined that the three positions currently held by him can no longer be held by the same person, (iii) a requirement that, in the executive's judgment, would necessitate a relocation of his residence within 50 miles of the Lockport, New York area in the case of Mr. Swan, or within 100 miles of the Lockport, New York area in the case of Messrs. Kolkmeyer, Berner, Dintino, Cantara, Nasca, Polino, and Ms. Monti, or (iv) a material breach of the employment agreement that cannot be cured within 30 days of the executive's notice of the breach to First Niagara Financial Group.

          In the event of the executive's termination of employment for good reason or First Niagara Financial Group's termination of the executive's employment for any reason other than cause, Messrs. Swan and Kolkmeyer will receive their salary, health and medical benefits for a period of 36 months (24 months for Messrs. Berner, Nasca and Ms. Monti; 12 months for Messrs. Dintino, Cantara, and Polino). The executives will also be entitled to payment of a cash bonus equal to the prior three-year average annual bonus divided by 12, payable for 36 months to Messrs. Swan and Kolkmeyer (24 months for Messrs. Berner, Nasca, and Ms. Monti; 12 months for Messrs. Dintino, Cantara, and Polino), and payment of accrued but unused vacation. If the executive dies, payments will be made to the executive's spouse, if surviving, or his or her estate. The executive will be entitled to the same benefits, payable in a lump sum, in the event he or she is terminated without cause within 12 months following a change in control or terminates employment for good reason within 12 months following a change in control. Fringe benefits will be reduced in the event similar fringe benefits are provided by a subsequent employer of the executive.

          Upon termination of employment by the executive absent good reason or termination by First Niagara Financial Group for cause, the executive will receive his or her salary and fringe benefits, but no bonus, through the executive's termination date, and payment of his or her accrued but unused vacation.

          In the event of disability, the executive will be entitled to the executive's salary for the greater of the remaining term of the agreement or 6 months, reduced by any disability insurance payments, a pro-rata bonus for the year in which the disability begins, fringe benefits, and payment of accrued but unused vacation.

          If the executive dies, the executive's spouse, if surviving, or if not, the executive's estate will be entitled to payment of the executive's salary through the end of the calendar month in which the executive died, payment of a pro-rata bonus for the year in which the executive died, and payment of his or her accrued but unused vacation.

DEFERRED COMPENSATION PLAN

          First Niagara Financial Group has a deferred compensation plan for the benefit of certain senior executives that it has designated to participate in the plan. Under the plan, First Niagara Financial Group annually credits an executive's deferred compensation account with an amount determined in the sole discretion of the Board. The amounts credited to the executive's deferred compensation account are annually credited with earnings, at a rate determined in the sole discretion of the Board. An executive will vest in amounts credited to his or her account at the rate of 20% per year, beginning in the sixth year of participation until the executive is fully vested after 10 years of participation. For these purposes, an executive's years of participation will be equal to the executive's number of whole years of employment with First Niagara Financial Group measured from the date that an executive becomes a participant under the plan. Notwithstanding the above, an executive shall be fully vested in his or her deferred compensation account upon attaining age 60 with five years of participation or in the event of a change in control of First Niagara Financial Group. Benefits are payable to the executive in fifteen substantially equal annual payments commencing (i) 30 days after the executive has attained age 60, or (ii) 30 days after the executive terminates employment, if after age 60, or due to disability. In the event of the executive's death after benefits commence, First Niagara Financial Group will pay the remaining benefits to the executive's beneficiary over the remainder of the payment term. In the event of the executive's death after termination of employment but prior to commencement of benefit payments, First Niagara Bank will pay the executive's benefit to the executive's beneficiary in fifteen substantially equal annual payments commencing within 30 days of the executive's death. In the event of the executive's death prior to termination of employment, the executive will forfeit all benefits under the plan. In the event of an unforeseeable emergency which will result in a severe financial hardship, the executive may request a distribution of all or part of his or her benefits or may request an acceleration of benefits that are being paid to him, as applicable.

          Messrs. Swan, Kolkmeyer, Berner and Ms. Monti are participants in the non-qualified plan. For the year ended December 31, 2001, Messrs. Swan, Kolkmeyer, Berner and Ms. Monti had $38,166, $15,398, $16,126 and $12,149,
respectively, credited to their deferred compensation accounts.

DEFINED PENSION BENEFIT PLAN

          First Niagara Financial Group maintains a qualified, tax-exempt defined benefit pension plan (the "retirement plan"). On January 1, 2001 the retirement plan was amended to change the formula for calculating benefits and to include employees of certain affiliates as eligible participants. Employees age 21 or older who have worked at First Niagara Financial Group or an affiliate for a period of one year and have been credited with 1,000 or more hours of service during the year are eligible to accrue benefits under the retirement plan. However, leased employees, employees paid on a contract basis, employees employed off-site in connection with the operation or maintenance of properties acquired through foreclosure or deed are not eligible to participate. The benefit formula was changed to 30% of the average annual earnings, multiplied by a fraction determined as follows: the number of years of credited service to the date of termination divided by the greater of (i) 25 years or (ii) the total number of years of credited service to a participant's normal retirement date. The benefit formula prior to amendment was as follows: 2% of average annual earnings, multiplied by credited service prior to April 1, 1998 plus 1.25% of average annual earnings, multiplied by credited service after April 1, 1998. Total credited service under the prior formula was limited to 30 years. Participants in the retirement plan who continued in active employment on or after January 1, 2001 will have a normal retirement benefit that is not less than the benefit under the prior formula, disregarding any service on or after January 1, 2001.

          In the event of retirement at normal retirement age (i.e. the later of age 65 or the 5th year of participation in the retirement plan), the retirement plan is designed to provide a single life annuity. With respect to married participants, the normal form of benefit is an actuarially reduced joint and survivor annuity where, upon the participant's death, the participant's spouse is entitled to receive a benefit equal to 50% of that paid during the participant's lifetime. Alternatively, a participant may elect (with proper spousal consent, if necessary) a joint and 100% survivor annuity, or an annuity payable for a period certain and life. All forms in which a participant's benefit may be paid will be actuarially equivalent to the single life annuity. Retirement benefits are also payable upon retirement due to early or late retirement or death. A reduced benefit is payable upon early retirement at age 60, at or after age 55 and the completion of 20 years of vested service, or after completion of 30 years of vested service. Upon termination of employment other than as specified above, a participant who has five years of credited service after age 18 is eligible to receive his or her accrued benefit commencing, generally, on his or her normal retirement date.

          First Niagara Financial Group contributes each year, if necessary, an amount to the retirement plan to satisfy the actuarially determined minimum funding requirements in accordance with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). For the plan year ended September 30, 2001, no contribution was required to be made to the retirement plan. At December 31, 2001, the market value of the retirement plan trust fund equaled approximately $9.8 million.

          The following table indicates the annual retirement benefit that would be payable from the retirement plan under the amended benefit formula upon retirement at age 65 in calendar year 2001, expressed in the form of a single life annuity for the average annual earnings and years of credited service specified below.

                            YEARS OF CREDITED SERVICE AND BENEFITS PAYABLE AT RETIREMENT
     FINAL AVERAGE     ---------------------------------------------------------------------
    ANNUAL EARNINGS            15               20               25                30
--------------------------------------------------------------------------------------------
$             50,000   $         7,500   $        10,000   $        12,500   $        15,000
$             75,000   $        11,250   $        15,000   $        18,750   $        22,500
$            100,000   $        15,000   $        20,000   $        25,000   $        30,000
$            125,000   $        18,750   $        25,000   $        31,250   $        37,500
$            150,000   $        22,500   $        30,000   $        37,500   $        45,000
$    200,000 & Above   $        30,000   $        40,000   $        50,000   $        60,000
--------------------------------------------------------------------------------------------

          As of December 31, 2001, Messrs. Swan, Kolkmeyer, Berner, Dintino and Polino and Ms. Monti, had 14, 11, 10, 1, 2, and 8 years of credited service, respectively, under the Retirement Plan.

          As of February 1, 2002, First Niagara Financial Group has frozen the retirement plan. Effective on or after February 1, 2001, no employees will be permitted to commence or recommence participation in the retirement plan, no further benefits will accrue to any current participants in the retirement plan and future compensation will not be considered in determining benefits.

          Supplemental Executive Retirement Plan. First Niagara Bank intends to adopt a non-tax qualified supplemental executive retirement plan for the benefit of certain executive officers. It is anticipated that Messrs. Swan, Kolkmeyer, Berner, and Ms. Monti will be participants in this plan. The supplemental executive retirement plan will provide a supplemental retirement income benefit in an annual amount targeted to approximately 60% of the projected annual salary and bonus of the executive at the normal retirement age of 65, reduced by certain employer-provided benefits under First Niagara Bank's tax-qualified and non-qualified retirement plans and 50% of the employee's social security benefits. First Niagara Bank may establish a trust to hold the assets of the plan but is not required to do so. In addition, First Niagara Bank may purchase life insurance policies on the lives of the covered executive's in order to informally fund its benefit obligation under the supplemental executive retirement plan.

STOCK BENEFIT PLANS

          The Board of Directors of First Niagara Financial Group has established stock benefit plans that provide discretionary awards of stock options and restricted stock awards to its officers and key employees. Set forth below is certain information regarding options granted to the Named Executive Officers during 2001.

                                          OPTION GRANTS IN LAST FISCAL YEAR
-----------------------------------------------------------------------------------------------------------------------
                                                  INDIVIDUAL GRANTS
-----------------------------------------------------------------------------------------------------------------------
                                           PERCENT OF TOTAL OPTIONS
                               OPTIONS      GRANTED TO EMPLOYEES IN     EXERCISE                     GRANT DATE PRESENT
           NAME                GRANTED               FY 2001             PRICE     EXPIRATION DATE        VALUE (1)
-----------------------------------------------------------------------------------------------------------------------
William E. Swan                15,000                 10.0%             $   12.60       5/1/11            $ 60,003

Paul J. Kolkmeyer               8,000                  5.3                  12.60       5/1/11              32,002

G. Gary Berner                 10,250                  6.8                  12.60       5/1/11              41,002

Kathleen P. Monti               5,000                  3.3                  12.60       5/1/11              20,001

Daniel A. Dintino, Jr              --                   --                     --           --                  --
-----------------------------------------------------------------------------------------------------------------------

----------
(1) The grant date present value was derived using the Black-Scholes option pricing model with the following assumptions: volatility of 32.2%; risk free rate of return of 5.07%; dividend yield of 2.86%; and a 7.5 year option life.

          Set forth below is certain information concerning options outstanding to the Named Executive Officers at December 31, 2001. No options were exercised by the named executive officers during 2001.

                                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                                           FISCAL YEAR-END OPTION VALUES
-------------------------------------------------------------------------------------------------------------------
                                                                 NUMBER OF UNEXERCISED     VALUE OF UNEXERCISED
                                                                       OPTIONS AT          IN-THE-MONEY OPTIONS AT
                                                                        YEAR-END                 YEAR-END (1)
                                                                ---------------------------------------------------
                               SHARES ACQUIRED       VALUE      EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
           NAME                 UPON EXERCISE       REALIZED               (#)                       ($)
-------------------------------------------------------------------------------------------------------------------
William E. Swan                      --             $     --           89,400/190,600     $   571,565/1,243,148
-------------------------------------------------------------------------------------------------------------------

Paul J. Kolkmeyer                    --             $     --            44,600/95,400     $     285,006/620,582
-------------------------------------------------------------------------------------------------------------------

G. Gary Berner                       --             $     --            30,300/69,700     $     193,674/442,614
-------------------------------------------------------------------------------------------------------------------

Kathleen P. Monti                    --             $     --            32,000/68,000     $     204,685/444,690
-------------------------------------------------------------------------------------------------------------------

Daniel A. Dintino, Jr.               --             $     --             7,000/28,000     $      54,600/218,400
-------------------------------------------------------------------------------------------------------------------

----------
(1) Equals the difference between the aggregate exercise price of the options and the aggregate fair market value of the shares of common stock that would be received upon exercise, assuming such exercise occurred on December 31, 2001, at which date the last trade price of the common stock as quoted on the Nasdaq National Market was $16.83.

          At August 31, 2002, there were 724,313 shares reserved for issuance for future stock option grants and 160,399 shares reserved for issuance for future restricted stock grants.

TRANSACTIONS WITH CERTAIN RELATED PERSONS

          Federal law and regulation generally require that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. However, regulations also permit executive officers and directors to receive the same terms through benefit or compensation plans that are widely available to other employees, as long as the director or executive officer is not given preferential treatment compared to the other participating employees. Pursuant to such a program, loans have been extended to directors and executive officers, which loans are on substantially the same terms as those prevailing at the time for comparable transactions with the general public, except as to the interest rate charged, which rate is the same as available to all employees. These loans do not involve more than the normal risk of repayment or present other unfavorable features.

BENEFITS TO BE CONSIDERED FOLLOWING COMPLETION OF THE CONVERSION

          Stock Option Plan. We will consider the submission for stockholder approval of an option plan no earlier than six months after the completion of the conversion. If approved by the stockholders, the new stock option plan would reserve 10% of the shares sold in the offering for issuance when options granted to recipients are exercised. Ten percent of the shares issued in the offering would amount to 3,485,000 shares, 4,100,000 shares, 4,715,000 shares or 5,422,250 shares at the minimum, mid-point, maximum and adjusted maximum of the offering range, respectively. No options would be granted under the new stock option plan until stockholder approval of the plan is received. In the event that shares underlying options come from authorized but unissued shares of common stock, stockholders would experience dilution of approximately 5.75% in their ownership interest in First Niagara Financial Group at the mid-point of the offering range.

          The exercise price of the options granted under the new stock option plan will be equal to the fair market value of First Niagara Financial Group common stock on the date of grant of the stock options. If the stock option plan is adopted within one year following the conversion, options may vest no faster than 20% per year beginning 12 months after the date of grant. Options granted under the stock option plan would be adjusted for capital changes such as stock splits and stock dividends. Awards will be 100% vested upon termination of employment due to death or disability or upon a change in control, and if the stock option plan is adopted more than one year after the conversion, awards would be 100% vested upon normal retirement. Under Office of Thrift Supervision rules, if the stock option plan is adopted within one year of the conversion, no individual officer may receive more than 25% of the awards under the plan, no non-employee director may receive more than 5% of the awards under the plan, and all non-employee directors as a group may receive in the aggregate no more than 30% of the awards under the plan.

          The stock option plan would be administered by a committee of non-employee members of the First Niagara Financial Group's Board of Directors. Options granted under the stock option plan to employees may be "incentive" stock options, which are designed to result in a beneficial tax treatment to the employee but no tax deduction to First Niagara Financial Group. Non-qualified stock options may also be granted to employees under the stock option plan, and will be granted to the non-employee directors who receive stock options. In the event an option recipient terminated his or her employment or service as an employee or director, the options would terminate during certain specified periods.

          Stock Recognition and Retention Plan. We will consider the submission for stockholder approval of a new stock recognition and retention plan, no earlier than six months after the completion of the conversion. If approved by stockholders, the new stock recognition and retention plan would, if implemented within one year of conversion, reserve 4% of the shares sold in the offering (assuming First Niagara Bank has a tangible capital to assets ratio in excess of 10%) or 1,394,000 shares, 1,640,000 shares, 1,886,000 shares or
2,168,900 shares at the minimum, mid-point, maximum and adjusted maximum of the offering range, respectively. We must recognize expense for shares awarded over their vesting period at the fair market value of the shares on the date they are awarded. The recipients will be awarded common stock under the stock recognition and retention plan at no cost to them. No awards would be made under the stock recognition and retention plan until the plan is approved by stockholders. If the shares awarded under the stock recognition and retention plan come from authorized but unissued shares of the common stock totaling 4% of the shares sold in the offering, stockholders would experience dilution of approximately 2.38% in their ownership interest in First Niagara Financial Group at the mid-point of the offering range.

          Awards granted under the stock recognition and retention plan would be nontransferable and nonassignable. Under Office of Thrift Supervision regulations, if the stock recognition and retention plan is adopted within one year following the conversion, the shares which are subject to an award may vest no faster than 20% per year beginning 12 months after the date of grant of the award. Awards would be adjusted for capital changes such as stock dividends and stock splits. Awards would be 100% vested upon termination of employment or service due to death, disability, or following a change in control, and if the stock recognition and retention plan is adopted more than one year after the conversion, awards also would be 100% vested upon normal retirement. If employment or service were to terminate for other reasons, the award recipient would forfeit any nonvested award. If employment or service were to terminate for cause (as defined), shares not already delivered would be forfeited. Under Office of Thrift Supervision rules, if the stock recognition and retention plan is adopted within one year of the conversion, no individual officer may receive more than 25% of the awards under the plan, no non-employee director may receive more than 5% of the awards under the plan, and all non-employee directors as a group may receive no more than 30% of the awards under the plan in the aggregate.

          The recipient of an award will recognize income equal to the fair market value of the stock earned, determined as of the date of vesting, unless the recipient makes an election under Section 83(b) of the Internal Revenue Code to be taxed earlier. The amount of income recognized by the recipient would be a deductible expense for tax purposes for First Niagara Financial Group. If the stock recognition and retention plan is adopted within one year following the conversion, dividends and other earnings will accrue and be payable to the award recipient when the shares vest. If the stock recognition and retention plan is adopted within one year following the conversion, shares not yet vested will be voted by the trustee of the stock recognition and retention plan, taking into account the best interests of the award recipients. If the stock recognition and retention plan is adopted more than one year following the conversion, dividends declared on unvested shares will be distributed to the recipient when paid and the recipient will be entitled to vote the unvested shares.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

          The following table provides the beneficial ownership of our common stock held by our directors and executive officers, individually and as a group as of August 31, 2002. The business address of each director and executive officer is 6950 South Transit Road, P.O. Box 514, Lockport, New York 14095-0514.

                                                        NUMBER OF SHARES OF COMMON      PERCENT OF ALL COMMON
NAME OF BENEFICIAL OWNER                              STOCK BENEFICIALLY OWNED (1)(2)   STOCK OUTSTANDING (3)
----------------------------------------------------  -------------------------------   ---------------------
Gordon P. Assad                                                     41,175                        *
John J. Bisgrove, Jr                                                13,437                        *
James W. Currie                                                     73,675                        *
Daniel W. Judge                                                     53,675                        *
Harvey Kaufman                                                      20,460                        *
B. Thomas Mancuso                                                   40,845                        *
James Miklinski                                                     60,225                        *
Sharon D. Randaccio                                                  6,000                        *
William E. Swan                                                    273,881                     1.05
Robert G. Weber                                                     57,775                        *
Louise Woerner                                                       6,000                        *
David M. Zebro                                                       6,000                        *
G. Gary Berner                                                      97,897                        *
Daniel E. Cantara                                                   22,969                        *
Daniel A. Dintino, Jr                                               36,169                        *
Paul J. Kolkmeyer                                                  153,689                        *
Kathleen P. Monti                                                  100,775                        *
David J. Nasca                                                      38,985                        *
Frank J. Polino                                                     34,516                        *

All directors and executive officers as a group
 (19 persons)                                                    1,138,148                     4.29%

First Niagara Financial Group, MHC
 6950 Transit Road, P.O. Box 514, Lockport, NY 14095            15,849,650                    60.86%

First Niagara Financial Group, MHC and all directors
 and executive officers as a group (19 persons)                 16,987,798                    64.02%
                                                      ===============================   =====================

----------
*    Less than 1%.
(1) In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner for purposes of this table of any shares of common stock if he has sole or shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the date as of which beneficial ownership is being determined. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares. Includes all shares held directly as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting and investment power.
(2) The shares of common stock in this column include 490,620 shares in total and by individual the following shares which may be acquired by the persons indicated pursuant to the exercise of stock options within 60 days of August 31, 2002.
(3) Calculated by dividing the number of shares by the total shares of common stock outstanding at August 31, 2002 (26,044,868 shares) plus the number of shares, which each individual may acquire pursuant to the exercise of stock options within 60 days of August 31, 2002.

                SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

          The table below sets forth, for each of First Niagara Financial Group's directors and executive officers and for all of the directors and executive officers as a group, the following information:

          (1) the number of exchange shares to be held upon consummation of the conversion, based upon their beneficial ownership of First Niagara Financial Group common stock as of August 31, 2002;

          (2) the proposed purchases of subscription shares, assuming sufficient shares are available to satisfy their subscriptions; and

          (3) the total amount of First Niagara Financial Group common stock to be held upon consummation of the conversion.

          In each case, it is assumed that subscription shares are sold at the midpoint of the offering range. See "The Conversion--Limitations on Common Stock Purchases."

                                                 PROPOSED PURCHASES OF STOCK IN
                                                         THE OFFERING (1)                 TOTAL COMMON STOCK TO BE HELD
                                                 -------------------------------      -----------------------------------
                                 NUMBER OF                                                              PERCENTAGE OF
                             EXCHANGE SHARES TO    NUMBER OF                           NUMBER OF            TOTAL
NAME OF BENEFICIAL OWNER         BE HELD (2)         SHARES            AMOUNT            SHARES         OUTSTANDING (3)
--------------------------   ------------------  -------------      ------------      ------------   --------------------
Gordon P. Assad                         106,512          5,000      $     50,000           111,512                      *
John J. Bisgrove, Jr                     34,759          5,000            50,000            39,759                      *
James W. Currie                         190,583          1,000            10,000           191,583                      *
Daniel W. Judge                         138,847         10,000           100,000           148,847                      *
Harvey Kaufman                           52,926         10,000           100,000            62,926                      *
B. Thomas Mancuso                       105,658            250             2,500           105,908                      *
James Miklinski                         155,791          6,000            60,000           161,791                      *
Sharon D. Randaccio                      15,521          3,000            30,000            18,521                      *
William E. Swan                         708,478         10,000           100,000           718,478                   1.06%
Robert G. Weber                         149,453         10,000           100,000           159,453                      *
Louise Woerner                           15,521          5,000            50,000            20,521                      *
David M. Zebro                           15,521         10,000           100,000            25,521                      *
                             ------------------   ------------      ------------      ------------   --------------------
     Total                            1,689,570         75,250      $    752,500         1,764,820                   2.60%
                             ------------------   ------------      ------------      ------------   --------------------

G. Gary Berner                          253,241          5,000      $     50,000           258,241                      *
Daniel E. Cantara                        59,416          5,000            50,000            64,416                      *
Daniel A. Dintino, Jr                    93,562          3,000            30,000            96,562                      *
Paul J. Kolkmeyer                       397,564         10,000           100,000           407,564                      *
Kathleen P. Monti                       260,686          5,000            50,000           265,686                      *
David J. Nasca                          100,847          4,000            40,000           104,847                      *
Frank J. Polino                          89,286          5,000            50,000            94,286                      *
                             ------------------   ------------      ------------      ------------   --------------------
     Total                            1,254,602         37,000      $    370,000         1,291,602                   1.91%
                             ==================   ============      ============      ============   --------------------
     Total for Directors
      and Executive
      Officers                        2,944,172        112,250      $  1,122,500         3,056,422                   4.46%
                             ==================   ============      ============      ============   ====================

----------
*    Less than 1%.
(1)  Includes proposed subscriptions, if any, by associates.
(2)  Based on information presented in "Beneficial Ownership of Common Stock."
(3) Calculated by dividing the total shares of First Niagara Financial Group common stock to be issued at the midpoint of the offering range (67,201,526 shares) plus the number of shares each individual may acquire pursuant to the exercise of stock options within 60 days of August 31, 2002, which in the aggregate totaled 1,269,141 shares.

                                 THE CONVERSION

          The Boards of Directors of First Niagara Financial Group and First Niagara Financial Group, MHC have approved the plan of conversion and reorganization. The plan of conversion and reorganization must also be approved by the members of First Niagara Financial Group, MHC (depositors of First Niagara Bank) and the stockholders of First Niagara Financial Group. A special meeting of members and a special meeting of stockholders have been called for this purpose. The Office of Thrift Supervision also has conditionally approved the plan of conversion and reorganization; however, such approval does not constitute a recommendation or endorsement of the plan of conversion and reorganization by that agency.

GENERAL

          The respective Boards of Directors of First Niagara Financial Group, MHC and First Niagara Financial Group adopted the plan of conversion and reorganization on July 21, 2002. Pursuant to the plan of conversion and reorganization, our organization will convert from the mutual holding company form of organization to the fully stock form. First Niagara Financial Group, MHC, the mutual holding company parent of First Niagara Financial Group, will be merged into First Niagara Bank, and First Niagara Financial Group, MHC will no longer exist. Pursuant to the plan of conversion and reorganization, First Niagara Financial Group, which owns 100% of First Niagara Bank, will be succeeded by a new Delaware corporation with the same name. As part of the conversion, the ownership interest of First Niagara Financial Group, MHC, will be offered for sale in the stock offering. When the conversion is completed, all of the capital stock of First Niagara Bank will be owned by First Niagara Financial Group and all of the common stock of First Niagara Financial Group will be owned by public stockholders. A diagram of our corporate structure before and after the conversion is set forth in the Summary of this prospectus.

          Under the plan of conversion and reorganization, at the conclusion of the conversion and offering, each share of First Niagara Financial Group common stock owned by persons other than First Niagara Financial Group, MHC will be converted automatically into the right to receive new shares of First Niagara Financial Group common stock determined pursuant to an exchange ratio. The exchange ratio will ensure that immediately after the exchange of existing shares of First Niagara Financial Group for new shares, the public stockholders of First Niagara Financial Group common stock will own the same aggregate percentage of new First Niagara Financial Group common stock that they owned immediately prior to the conversion, excluding any shares they purchased in the offering.

          We intend to retain 50% of the net proceeds of the offering and to contribute the balance of the net proceeds to First Niagara Bank. The conversion will be effected only upon completion of the issuance of at least the minimum number of shares of our common stock to be offered pursuant to the plan of conversion and reorganization, which may include shares of common stock of First Niagara Financial Group used in connection with the acquisition of Finger Lakes Bancorp.

          The plan of conversion and reorganization provides that we will offer shares of common stock for sale in the subscription offering to eligible account holders, our tax-qualified employee benefit plans, including the employee stock ownership plan and 401(k) plan, supplemental eligible account holders and other members. Subject to the prior rights of these holders of subscription rights, we will offer common stock for sale in a community offering to members of the general public, with a preference given in the following order:

          (1) First Niagara Financial Group public stockholders as of November 15, 2002; and

          (2) Natural persons residing in the New York counties of Erie, Cayuga, Cortland, Genesee, Monroe, Niagara, Oneida, Ontario, Orleans, Seneca and Tompkins.

          We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community offering. The community offering may begin at the same time as the subscription offering and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by the Office of Thrift Supervision. See "--Community Offering."

          We determined the number of shares of common stock to be offered in the offering based upon an independent appraisal of the estimated pro forma market value of First Niagara Financial Group. All shares of common stock to be sold in the offering will be sold at $10.00 per share. The independent valuation will be updated and the final number of the shares to be issued in the offering will be determined at the completion of the offering. See "--Stock Pricing and Number of Shares to be Issued" for more information as to the determination of the estimated pro forma market value of the common stock.

          The following is a brief summary of the conversion and is qualified in its entirety by reference to the provisions of the plan of conversion and reorganization. A copy of the plan of conversion and reorganization is available for inspection at each banking center of First Niagara Bank and at the Northeast Regional and the Washington, D.C. offices of the Office of Thrift Supervision. The plan of conversion and reorganization is also filed as an exhibit to the application to convert from mutual to stock form of which this prospectus is a part, copies of which may be obtained from the Office of Thrift Supervision. See "Additional Information."

REASONS FOR THE CONVERSION

          The primary reasons for the conversion are to facilitate acquisitions of other financial institutions and financial services companies as opportunities arise, to support internal growth through lending in communities we serve, to support the development of new products and services, to improve our overall competitive position and to enhance stockholder returns through higher earnings and more flexible capital management strategies.

          As a fully converted stock holding company, we will have greater flexibility in structuring mergers and acquisitions, including the form of consideration paid in a transaction. In our current mutual holding company structure, our ability to offer our common stock as consideration for a merger or acquisition has been limited. Potential sellers often want stock for at least part of the purchase price. Our new stock holding company structure will enhance our ability to compete with other bidders when acquisition opportunities arise by enabling us to offer stock or cash consideration, or a combination thereof. Except for the agreement to acquire Finger Lakes Bancorp, we do not have any agreement or understanding as to any specific acquisition.

APPROVALS REQUIRED

          The affirmative vote of a majority of the total eligible votes of the members of First Niagara Financial Group, MHC at the special meeting of members is required to approve the plan of conversion and reorganization. By their approval of the plan of conversion and reorganization, the members of First Niagara Financial Group, MHC will also be deemed to approve the merger of First Niagara Financial Group, MHC into First Niagara Bank. The affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock of First Niagara Financial Group and a majority of the votes cast by the public stockholders of First Niagara Financial Group common stock also are required to approve the plan of conversion and reorganization. The plan of conversion and reorganization also must be approved by the Office of Thrift Supervision, which has given its conditional approval.

SHARE EXCHANGE RATIO

          Office of Thrift Supervision regulations provide that in a conversion of a mutual holding company to fully stock form, the public stockholders will be entitled to exchange their shares for common stock of the converted holding company, provided that the mutual holding company demonstrates to the satisfaction of the Office of Thrift Supervision that the basis for the exchange is fair and reasonable. Each publicly held share of First Niagara Financial Group common stock will, on the effective date of the conversion, be converted automatically into and become the right to receive a number of new shares of First Niagara Financial Group common stock. The number of new shares of common stock will be determined pursuant to the exchange ratio which ensures that the public stockholders of First Niagara Financial Group common stock will own the same percentage of new common stock in First Niagara Financial Group after the conversion as they held in First Niagara Financial Group immediately prior to the conversion, exclusive of their purchase of additional shares in the offering, and the receipt of cash in lieu of fractional shares. At June 30, 2002, there were 25,978,553 shares of First Niagara Financial Group common stock outstanding (net of treasury stock), and 10,128,903 shares were publicly held. The exchange ratio is not dependent on the market value of First Niagara Financial Group common stock. It is calculated based on the percentage of First Niagara Financial Group common stock held by the public, the independent appraisal of First Niagara Financial Group prepared by RP Financial, LC and the number of shares sold in the offering. The exchange ratio is expected to range from approximately 2.1988 exchange shares for each publicly held share of First Niagara Financial Group at the minimum of the offering range to 3.4211 exchange shares for each publicly held share of First Niagara Financial Group at the adjusted maximum of the offering range.

          If you are now a stockholder of First Niagara Financial Group, your existing shares will be cancelled and exchanged for new shares of First Niagara Financial Group. The number of shares you receive will be based on the final exchange ratio determined as of the closing of the conversion. The actual number of shares you receive will depend upon the number of shares we issue in the offering, which in turn will depend upon the final appraised value of First Niagara Financial Group. In addition, if options to purchase shares of First Niagara Financial Group are exercised before consummation of the conversion, then there will be an increase in the percentage of shares of First Niagara Financial Group held by public stockholders, an increase in the number of shares issued to public stockholders in the share exchange and a decrease in the exchange ratio and the offering range. The following table shows how the exchange ratio will adjust, based on the number of shares issued in the offering. The table also shows how many shares an owner of First Niagara Financial Group common stock would receive in the exchange, adjusted for the number of shares sold in the offering.

                                                   NEW SHARES TO BE EXCHANGED   TOTAL SHARES OF
                     NEW SHARES TO BE ISSUED      FOR EXISTING SHARES OF FIRST   COMMON STOCK TO                 NEW SHARES TO
                        IN THIS OFFERING            NIAGARA FINANCIAL GROUP        BE ISSUED IN                 BE RECEIVED FOR
                     ----------------------       ----------------------------   CONVERSION AND      EXCHANGE   FOR 100 EXISTING
                       AMOUNT       PERCENT          AMOUNT        PERCENT          OFFERING           RATIO         SHARES
                     ----------     -------       ------------     -----------  ----------------      --------  ----------------
Minimum...........   34,850,000(1)    61.01%        22,271,297           38.99%       57,121,297       2.19879         220
Midpoint..........   41,000,000       61.01         26,201,526           38.99        67,201,526       2.58681         259
Maximum...........   47,150,000       61.01         30,131,755           38.99        77,281,755       2.97483         297
15% above Maximum.   54,222,500       61.01         34,651,518           38.99        88,874,018       3.42105         342

----------
(1) If we do not receive orders for at least 34,850,000 shares of common stock in the subscription and community offerings, then we may issue up to 3,317,900 shares to Finger Lakes Bancorp stockholders, as merger consideration. If 3,317,900 offering shares are so issued, the minimum number of shares of shares that must be sold in offering is 31,532,100. If none of the offering shares are so issued, the 3,317,900 shares of common stock to be issued to Finger Lakes Bancorp stockholders will be in addition to the total shares issued in the conversion and offering.

          Outstanding options to purchase shares of First Niagara Financial Group common stock also will be converted into and become options to purchase new shares of First Niagara Financial Group common stock. The number of shares of common stock to be received upon exercise of these options will be determined pursuant to the exchange ratio. The aggregate exercise price, duration and vesting schedule of these options will not be affected. At June 30, 2002, there were 1,234,875 outstanding options to purchase First Niagara Financial Group common stock, 557,295 of which were vested.

EFFECTS OF CONVERSION ON DEPOSITORS, BORROWERS AND MEMBERS

          Continuity. While the conversion is being accomplished, the normal business of First Niagara Bank of accepting deposits and making loans will continue without interruption. First Niagara Bank will continue to be a federally chartered savings bank and will continue to be regulated by the Office of Thrift Supervision. After the conversion, First Niagara Bank will continue to offer existing services to depositors, borrowers and other customers. The directors serving First Niagara Financial Group at the time of the conversion will serve as directors of First Niagara Financial Group after the conversion.

          Effect on Deposit Accounts. Under the plan of conversion and reorganization, each depositor in First Niagara Bank at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion. Each such account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

          Effect on Loans. No loan outstanding from First Niagara Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the conversion.

          Effect on Voting Rights of Members. At present, all depositors are members of, and have voting rights in, First Niagara Financial Group, MHC as to all matters requiring membership action. Upon completion of the conversion, depositors will cease to be members of First Niagara Financial Group, MHC and will no longer have voting rights. Upon completion of the conversion, all voting rights in First Niagara Bank will be vested in First Niagara Financial Group as the sole stockholder of First Niagara Bank. The stockholders of First Niagara Financial Group will possess exclusive voting rights with respect to First Niagara Financial Group common stock.

          Tax Effects. First Niagara Financial Group will receive an opinion of counsel or tax advisor with regard to federal and state income taxation to the effect that the conversion will not be taxable for federal or state income tax purposes to First Niagara Financial Group, MHC, First Niagara Financial Group, the public stockholders of First Niagara Financial Group, members of First Niagara Financial Group, MHC, eligible account holders, supplemental eligible account holders, or First Niagara Bank. See "--Tax Aspects."

          Effect on Liquidation Rights. Each depositor in First Niagara Bank has both a deposit account in First Niagara Bank and a pro rata ownership interest in the net worth of First Niagara Financial Group, MHC based upon the balance in his or her account. This interest may only be realized in the event of a complete liquidation of First Niagara Financial Group, MHC and First Niagara Bank. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from the deposit account. Any depositor who opens a deposit account obtains a pro rata ownership interest in First Niagara Financial Group, MHC without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the deposit account but nothing for his or her ownership interest in the net worth of First Niagara Financial Group, MHC, which is lost to the extent that the balance in the account is reduced or closed.

          Consequently, depositors in a stock subsidiary of a mutual holding company normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that First Niagara Financial Group, MHC and First Niagara Bank are liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of

First Niagara Financial Group, MHC after other claims, including claims of depositors to the amounts of their deposits, are paid.

          In the unlikely event that First Niagara Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, also would be paid first, followed by distribution of the "liquidation account" to depositors as of June 30, 2001 and September 30, 2002 who continue to maintain their deposit accounts as of the date of liquidation, with any assets remaining thereafter distributed to First Niagara Financial Group as the holder of First Niagara Bank's capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution. See "--Liquidation Rights."

STOCK PRICING AND NUMBER OF SHARES TO BE ISSUED

          The plan of conversion and reorganization and federal regulations require that the aggregate purchase price of the common stock sold in the offering must be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. First Niagara Bank and First Niagara Financial Group have retained RP Financial, LC to make this valuation. For its services in preparing the initial valuation, RP Financial, LC will receive a fee of $110,000. This amount does not include a fee of $20,000 to be paid to RP Financial, LC for assistance in the preparation of a business plan. First Niagara Bank and First Niagara Financial Group have agreed to indemnify RP Financial, LC and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as appraiser, except where such liability results from its negligence or bad faith.

          The appraisal considered the pro forma impact of the offering. Consistent with the Office of Thrift Supervision appraisal guidelines, the appraisal applied three primary methodologies: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and core earnings; and the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based upon the current market valuations of the peer group companies, subject to valuation adjustments applied by RP Financial, LC to account for differences between First Niagara Financial Group and the peer group. RP Financial, LC placed the greatest emphasis on the price-to-earnings and price-to-book approaches in estimating pro forma market value.

          The independent valuation was prepared by RP Financial, LC in reliance upon the information contained in this prospectus, including the consolidated financial statements. RP Financial, LC also considered the following factors, among others:

          . the present and projected operating results and financial condition of First Niagara Financial Group;

          . the economic and demographic conditions in First Niagara Financial Group's existing market area;

          . certain historical, financial and other information relating to First Niagara Financial Group;

          . a comparative evaluation of the operating and financial characteristics of First Niagara Financial Group with those of other similarly situated publicly traded savings institutions located in New York and other regions of the United States;

          .    the aggregate size of the offering of the common stock;

          . the impact of the conversion on First Niagara Financial Group's stockholders' equity and earnings potential;

          .    the proposed dividend policy of First Niagara Financial Group;
               and

          . the trading market for securities of comparable institutions and general conditions in the market for such securities.

          Included in RP Financial's report were certain assumptions as to the pro forma earnings of First Niagara Financial Group after the conversion that were utilized in determining the appraised value. These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering and purchases in the open market of 4% of the common stock issued in the offering by the recognition and retention plan at the $10.00 purchase price. See "Pro Forma Conversion Data" for additional information concerning theses assumptions. The use of different assumptions may yield different results.

          The independent valuation states that as of November 1, 2002, the estimated pro forma market value, or valuation range, of First Niagara Financial Group ranged from a minimum of $571,212,970 to a maximum of $772,817,550 with a midpoint of $672,015,260. The Board of Directors decided to offer the shares for a price of $10.00 per share. The aggregate offering price of the shares will be equal to the valuation range multiplied by the percentage of First Niagara Financial Group common stock owned by First Niagara Financial Group, MHC. The number of shares offered will be equal to the aggregate offering price of the shares divided by the price per share. Based on the valuation range, the percentage of First Niagara Financial Group common stock owned by First Niagara Financial Group, MHC and the $10.00 price per share, the minimum of the offering range will be 34,850,000 shares, the midpoint of the offering range will be 41,000,000 shares and the maximum of the offering range will be 47,150,000 shares.

          The Board of Directors reviewed the independent valuation and, in particular, considered the following:

          . First Niagara Financial Group's financial condition and results of operations;

          . comparison of financial performance ratios of First Niagara Financial Group to those of other financial institutions of similar size;

          . stock market conditions generally and in particular for financial institutions; and

          . the historical trading price of the publicly held shares of First Niagara Financial Group common stock.

          All of these factors are set forth in the independent valuation. The Board of Directors also reviewed the methodology and the assumptions used by RP Financial, LC in preparing the independent valuation and the Board believes that such assumptions were reasonable. The offering range may be amended with the approval of the Office of Thrift Supervision, if required, as a result of subsequent developments in the financial condition of First Niagara Financial Group or First Niagara Bank or market conditions generally. In the event the independent valuation is updated to amend the pro forma market value of First Niagara Financial Group to less than $571,212,970 or more than $888,740,180, the appraisal will be filed with the Securities and Exchange Commission by post-effective amendment.

          The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our common stock. RP Financial, LC did not independently verify our consolidated financial statements and other information that we provided to them, nor did RP Financial, LC independently value our assets or liabilities. The independent valuation considers First Niagara Bank as a going concern and should not be considered as an indication of the liquidation value of First Niagara Bank. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above the $10.00 price.

          Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15% to up to $888,740,180, which will result in a corresponding increase of up to 15% in the maximum of the offering range to up to 54,222,500 shares, to reflect changes in the market and financial conditions, demand for the shares or regulating considerations without resoliciting subscribers. We will not decrease the minimum of the valuation range and the minimum of the offering range without a resolicitation of subscribers. The subscription price of $10.00 per share will remain fixed. See "--Limitations on Common Stock Purchases" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the offering range to fill unfilled orders in the offering.

          If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $888,740,180 and a corresponding increase in the offering range to more than 54,222,500 shares, or a decrease in the minimum of the valuation range to less than $571,212,970 and a corresponding decrease in the offering range to fewer than 34,850,000 shares, then, after consulting with the Office of Thrift Supervision, we may terminate the plan of conversion and reorganization, cancel withdrawal authorizations and return by check all funds received promptly with interest at First Niagara Bank's passbook savings rate of interest. Alternatively, we may hold a new offering, establish a new offering range, extend the offering period and commence a resolicitation of subscribers or take other actions as permitted by the Office of Thrift Supervision in order to complete the conversion. In the event that a resolicitation is commenced, unless we receive an affirmative response within a reasonable period of time, we will return all funds received promptly to investors as described above. Any resolicitation following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended by the Office of Thrift Supervision for periods of up to 90 days.

          An increase in the number of shares to be issued in the offering would decrease both a subscriber's ownership interest and First Niagara Financial Group's pro forma earnings and stockholders' equity on a per share basis while increasing pro forma earnings and stockholders' equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber's ownership interest and First Niagara Financial Group's pro forma earnings and stockholders' equity on a per share basis, while decreasing pro forma earnings and stockholders' equity on an aggregate basis. For a presentation of the effects of these changes, see "Pro Forma Conversion Data."

          Copies of the appraisal report of RP Financial, LC and the detailed memorandum of the appraiser setting forth the method and assumptions for the appraisal are available for inspection at the Administrative Center of First Niagara Bank and as specified under "Additional Information."

EXCHANGE OF STOCK CERTIFICATES

          The conversion of existing outstanding shares of First Niagara Financial Group common stock into the right to receive new shares of First Niagara Financial Group common stock will occur automatically on the effective date of the conversion. As soon as practicable after the effective date of the conversion, we or a bank or trust company designated by us in the capacity of exchange agent, will send a transmittal form to each public stockholder of First Niagara Financial Group who holds stock certificates. The transmittal forms are expected to be mailed within five business days after the effective date of the conversion and will contain instructions on how to exchange old shares of First Niagara Financial Group common stock, which may bear the company's former name of First Niagara Financial Group, Inc., for new shares of First Niagara Financial Group common stock. We expect that stock certificates for new shares of First Niagara Financial Group common stock will be distributed within five business days after we receive properly executed transmittal forms and other required documents. Shares held by public stockholders in street name will be exchanged automatically upon the effective date; no transmittal forms will be mailed relating to these shares.

          No fractional shares of First Niagara Financial Group common stock will be issued to any public stockholder of First Niagara Financial Group when the conversion is completed. For each fractional share that would otherwise be issued to a stockholder who holds a certificate, we will pay by check an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled to by $10.00. Payment for fractional shares will be made as soon as practicable after the receipt by the exchange agent of surrendered First Niagara Financial Group stock certificates. If your shares are held in street name, you will automatically receive cash in lieu of fractional shares.

          You should not forward your stock certificates until you have received transmittal forms, which will include forwarding instructions.

          Until your existing certificates representing First Niagara Financial Group common stock are surrendered for exchange after the conversion in compliance with the terms of the transmittal form, you will not receive new shares of First Niagara Financial Group common stock and you will not be paid dividends on the new First Niagara Financial Group common stock. When you surrender your certificates, any unpaid dividends will be paid without interest. For all other purposes, however, each certificate which represents shares of First Niagara Financial Group common stock outstanding at the effective date of the conversion will be considered to evidence ownership of new shares of First Niagara Financial Group common stock into which those shares have been converted by virtue of the conversion.

          If a certificate for First Niagara Financial Group common stock has been lost, stolen or destroyed, the exchange agent will issue a new stock certificate upon receipt of appropriate evidence as to the loss, theft or destruction, appropriate evidence as to the ownership of the certificate by the claimant, and appropriate and customary indemnification, which is normally effected by the purchase of a bond from a surety company at the stockholder's expense.

          All new shares of First Niagara Financial Group common stock that we issue to you in exchange for existing shares of First Niagara Financial Group common stock will be considered to have been issued in full satisfaction of all rights pertaining to such shares, subject, however, to our obligation to pay any dividends or make any other distributions with a record date prior to the effective date of the conversion which may have been declared by us on or prior to the effective date and which remain unpaid at the effective date.

SUBSCRIPTION OFFERING AND SUBSCRIPTION RIGHTS

          In accordance with the plan of conversion and reorganization, rights to subscribe for the purchase of shares of common stock in the subscription offering have been granted under the plan of conversion and reorganization in the following descending order of priority. For purposes of determining subscription rights, depositors of Cortland Savings and Cayuga Bank prior to the merger into First

Niagara Bank will be treated as having a deposit account at First Niagara Bank at the dates such accounts were originally opened. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the maximum, minimum and overall purchase limitations set forth in the plan of conversion and reorganization and as described below under "--Limitations on Common Stock Purchases."

          Priority 1: Eligible Account Holders. Each First Niagara Bank depositor with aggregate deposit account balances of $50 or more (a "Qualifying Deposit") on June 30, 2001 ("Eligible Account Holders") will receive, without payment therefor, nontransferable subscription rights to purchase up to 100,000 shares of common stock, subject to the overall purchase limitations. See "--Limitations on Common Stock Purchases." If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each subscribing Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each subscribing Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

          To ensure proper allocation of stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she has an ownership interest on June 30, 2001. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. The subscription rights of Eligible Account Holders who are also directors or officers of First Niagara Financial Group or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the twelve months preceding June 30, 2001.

          Priority 2: Tax-Qualified Plans. Our tax-qualified employee stock benefit plans, including our employee stock ownership plan and 401(k) plan, will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the common stock sold in the offering (although we anticipate our employee stock ownership plan will purchase 5% of the common stock sold in the offering).

          Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and our tax-qualified employee stock benefit plans, each First Niagara Bank depositor with a Qualifying Deposit on September 30, 2002 who is not an Eligible Account Holder ("Supplemental Eligible Account Holder") will receive, without payment therefor, nontransferable subscription rights to purchase up to 100,000 shares of common stock, subject to the overall purchase limitations. See "--Limitations on Common Stock Purchases." If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each subscribing Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each subscribing Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled.

          To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order form all deposit accounts in which he or she has an ownership interest at September

30, 2002. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

          Priority 4: Other Members. To the extent that there are shares remaining after satisfaction of subscriptions by Eligible Account Holders, our tax-qualified employee stock benefit plans, and Supplemental Eligible Account Holders, each member of First Niagara Financial Group, MHC (depositor of First Niagara Bank) on the voting record date of November 10, 2002 who is not an Eligible Account Holder or Supplemental Eligible Account Holder ("Other Members") will receive, without payment therefor, nontransferable subscription rights to purchase up to 100,000 shares of common stock, subject to the overall purchase limitations. See "--Limitations on Common Stock Purchases." If there are not sufficient shares available to satisfy all subscriptions, available shares will be allocated on a pro rata basis based on the size of the order of each Other Member.

          Expiration Date for the Subscription Offering. The Subscription Offering will expire at 11:00 a.m., New York Time, on December 23, 2002, unless extended by us for up to 45 days or such additional periods with the approval of the Office of Thrift Supervision, if necessary. We may decide to extend the expiration date of the subscription offering and/or the community offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. Subscription rights which have not been exercised prior to the expiration date will become void.

          We will not execute orders until at least the minimum number of shares of common stock have been issued or allocated as Finger Lakes Bancorp merger consideration. If at least 34,850,000 shares have not been distributed within 45 days after the expiration date, unless the period is extended with the consent of the Office of Thrift Supervision, all funds delivered to us pursuant to the offering will be returned promptly to the subscribers with interest and all withdrawal authorizations will be cancelled. If an extension beyond the 45-day period following the expiration date is granted, we will notify subscribers of the extension of time and of the rights of subscribers to modify or rescind their subscriptions. Extensions may not go beyond January 9, 2005 which is two years after the special meeting of members of First Niagara Financial Group, MHC to approve the conversion.

COMMUNITY OFFERING

          To the extent that shares remain available for purchase after satisfaction of all subscriptions of the Eligible Account Holders, our tax-qualified employee stock benefit plans, Supplemental Eligible Account Holders and Other Members, we may offer shares pursuant to the plan of conversion and reorganization to members of the general public in a community offering. Shares may be offered with the following preferences:

          (1) First Niagara Financial Group public stockholders as of November 15, 2002; and

          (2) Natural persons residing in the New York counties of Erie, Cayuga, Cortland, Genesee, Monroe, Niagara, Oneida, Ontario, Orleans, Seneca and Tompkins.

          Subscribers in the community offering may purchase up to 100,000 shares of common stock, subject to the overall purchase limitations. See "--Limitations on Common Stock Purchases." The minimum purchase is 25 shares. The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.

          If we do not have sufficient shares available to fill the orders of public stockholders of First Niagara Financial Group as of November 15, 2002, we will allocate the remaining available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among public stockholders whose orders remain unsatisfied based on the size of the unfilled order of each public stockholder of First Niagara Financial Group relative to the size of the aggregate unfilled orders of other public stockholders. If oversubscription occurs due to the orders of natural persons residing in the New York counties of Erie, Cayuga, Cortland, Genesee, Monroe, Niagara, Oneida, Ontario, Orleans, Seneca and Tompkins, the allocation procedures described above will apply to the stock orders of such persons. If oversubscription occurs due to the orders of members of the general public, the allocation procedures described above will apply to the stock orders of such persons.

          The term "residing" or "resident" as used in this prospectus means any person who occupies a dwelling within the New York counties of Erie, Cayuga, Cortland, Genesee, Monroe, Niagara, Oneida, Ontario, Orleans, Seneca and Tompkins, has a present intent to remain within this community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the community, together with an indication that this presence within First Niagara Bank's community is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to decide whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.

          If we do not receive orders for at least 34,850,000 shares in the offering, then at our discretion, in order to issue the minimum number of shares necessary to complete the offering, up to 3,317,900 of the unsubscribed shares may be applied to the acquisition by merger of Finger Lakes Bancorp.

          The community offering may begin with or during the subscription offering and is expected to terminate at the same time as the subscription offering, and must terminate no more than 45 days following the subscription offering. First Niagara Financial Group may decide to extend the community offering for any reason and is not required to give purchasers notice of any such extension unless such period extends beyond 45 days after the expiration date of the offering. If 34,850,000 shares have not been issued within 45 days after the expiration date, unless this period is further extended with the consent of the Office of Thrift Supervision, all funds delivered to us will be returned promptly to the purchasers with interest and all withdrawal authorizations will be cancelled. If an extension beyond the 45-day period following the expiration date is granted, we will notify purchasers of the extension of time and of the rights of purchasers to modify or rescind their orders. These extensions may not go beyond January 9, 2005, which is two years after the special meeting of members of First Niagara Financial Group, MHC to approve the conversion.

          We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion and reorganization.

SYNDICATED COMMUNITY OFFERING

          If feasible, our Board of Directors may decide to offer for sale all shares of common stock not subscribed for or purchased in the subscription and community offerings in a syndicated community offering, subject to such terms, conditions and procedures as we may determine, in a manner that will achieve the widest distribution of the common stock. However, we retain the right to accept or reject in whole or in part any orders in the syndicated community offering. In the syndicated community offering, any person may purchase up to 100,000 shares of common stock, subject to the overall maximum purchase limitations. Unless the syndicated community offering begins during the community offering, the syndicated community offering will begin as soon as possible after the completion of the subscription and community offerings.

          If for any reason we cannot effect a syndicated community offering of shares not distributed in the subscription and community offerings, or in the event that there is an insignificant number of shares remaining after the subscription and community offerings or in the syndicated community offering, we will try to make other arrangements for the sale of unsubscribed shares, if possible. The Office of Thrift Supervision must approve any such arrangements.

LIMITATIONS ON COMMON STOCK PURCHASES

          The plan of conversion and reorganization includes the following limitations on the number of shares of common stock that may be purchased during the conversion:

          (1) No person may purchase fewer than 25 shares of common stock or more than 100,000 shares;

          (2) Our tax-qualified employee stock benefit plans, including our employee stock ownership plan and 401(k) plan, may purchase in the aggregate up to 10% of the shares issued in the offering, including shares issued in the event of an increase in the offering range of up to 15%.

          (3) Except for the employee benefit plans, as described above, no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than 250,000 shares in all categories of the offering combined;

          (4) Current stockholders of First Niagara Financial Group are subject to an ownership limitation. As previously described, current stockholders of First Niagara Financial Group will receive new shares of First Niagara Financial Group common stock in exchange for their existing shares of First Niagara Financial Group common stock. The number of shares that a stockholder may purchase in the offering, together with associates or persons acting in concert with such stockholder, when combined with the shares that the stockholder and his or her associates will receive in exchange for existing First Niagara Financial Group common stock, may not exceed 5% of the shares of common stock of First Niagara Financial Group to be issued in the conversion and offering; and

          (5) The maximum number of shares of common stock that may be purchased in all categories of the offering by officers and directors of First Niagara Bank and their associates, in the aggregate, when combined with new shares of common stock issued in exchange for existing shares, may not exceed 25% of the shares issued in the conversion and offering.

          Depending upon market or financial conditions, our Board of Directors, with the approval of the Office of Thrift Supervision and without further approval of members of First Niagara Financial Group, MHC, may decrease or increase the purchase and ownership limitations. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be, and some other large subscribers who through their subscriptions evidence a desire to purchase the maximum allowable number of shares, in our sole discretion, may be given the opportunity to increase their subscriptions up to the then applicable limit. The effect of this type of resolicitation will be an increase in the number of shares owned by subscribers who choose to increase their subscriptions.

          In the event of an increase in the total number of shares offered in the offering, due to an increase in the offering range of up to 15%, shares will be allocated in the following order of priority in accordance with the plan of conversion and reorganization:

          (1) to fill the employee benefit plans' subscription for up to 10% of the total number of shares sold in the offering;

          (2) in the event that there is an oversubscription at the Eligible Account Holder, Supplemental Eligible Account Holder or Other Member levels, to fill unfulfilled subscriptions of these subscribers according to their respective priorities; and

          (3) to fill unfulfilled subscriptions in the community offering, with preference given first to First Niagara Financial Group public stockholders as of November 15, 2002, and then to natural persons residing in the New York counties of Erie, Cayuga, Cortland, Genesee, Monroe, Niagara, Oneida, Ontario, Orleans, Seneca and Tompkins.

          The  term "associate" of a person means:

          (1) any corporation or organization, other than First Niagara Financial Group, First Niagara Bank or a majority-owned subsidiary of First Niagara Bank, of which the person is an officer, partner or 10% stockholder;

          (2) any trust or other estate in which the person has a substantial beneficial interest or serves as a director or in a similar fiduciary capacity; provided, however, it does not include any employee stock benefit plan in which the person has a substantial beneficial interest or serves as director or in a similar fiduciary capacity; and

          (3) any relative or spouse of the person, or any relative of the spouse, who either has the same home as the person or who is a director or officer of First Niagara Financial Group or First Niagara Bank.

          The  term "acting in concert" means:

          (1) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

          (2) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

          A person or company which acts in concert with another person or company ("other party") shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated.

          Our directors are not treated as associates of each other solely because of their membership on our Board of Directors. We have the right to determine whether prospective purchasers are associates or acting in concert. Common stock purchased in the offering will be freely transferable except for shares purchased by executive officers and directors of First Niagara Financial Group or First Niagara Bank and except as described below. Any purchases made by any associate of First Niagara Financial Group or First Niagara Bank for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under NASD guidelines, members of the NASD and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of our shares of common stock at the time of conversion and thereafter, see "--Certain Restrictions on Purchase or Transfer of Our Shares after Conversion" and "Restrictions on Acquisition of First Niagara Financial Group."

PLAN OF DISTRIBUTION; SELLING AGENT COMPENSATION

          Offering materials have been distributed by mail to those with subscription rights at the last known address on our records. Subscription rights expire whether or not eligible subscribers can be located.

          To assist in the marketing of our common stock, we have retained Ryan Beck & Co., Inc., which is a broker/dealer registered with the National Association of Securities Dealers, Inc. Ryan Beck & Co., Inc. will assist us in the offering by:

          (1) acting as our financial advisor for the conversion, providing administration services and managing the Stock Information Center ;

          (2) targeting our sales efforts, including assisting in the preparation of marketing materials;

          (3)  soliciting orders for common stock; and

          (4)  assisting in soliciting proxies of our members.

          For these services, Ryan Beck & Co., Inc., will receive a management fee of $50,000 and a marketing fee equal to 1.0% of the dollar amount of common stock sold in the subscription and community offerings up to $454.1 million, and 0.90% of the dollar amount of shares sold in the subscription and community offerings in excess of that amount. No fee will be payable to Ryan Beck & Co., Inc. with respect to shares purchased by officers, directors and employees or their immediate families and any common stock purchased by our tax-qualified and non-qualified employee benefit plans. In the event that Ryan Beck & Co., Inc. sells common stock through a group of broker-dealers in a syndicated community offering, it will be paid a fee equal to 1.0% of the dollar amount of total shares sold in the syndicated community offering, which fee along with the fee payable to selected dealers (which may include Ryan Beck & Co., Inc.) shall not exceed 6.0% in the aggregate. Ryan Beck & Co., Inc. will also be reimbursed for allocable expenses in an amount not to exceed $35,000, and for attorney's fees and expenses in an amount not to exceed $75,000.

          We will indemnify Ryan Beck & Co., Inc. against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933.

          Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other regular, full-time employees of First Niagara Bank may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction. No offers or sales may be made by tellers or at the teller counters. All sales activity will be conducted in a segregated or separately identifiable area of First Niagara Bank's Administrative Center apart from the area accessible to the general public. Other questions of prospective purchasers will be directed to executive officers or registered representatives of Ryan Beck & Co., Inc. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering.

PROCEDURE FOR PURCHASING SHARES

          Expiration Date. The offering will expire at 11:00 a.m., New York Time, on December 23, 2002, unless we extend it, with the approval of the Office of Thrift Supervision, if required. This extension may be approved by us, in our sole discretion, without further approval or additional notice to purchasers in the offering. Any extension of the offering beyond 45 days after the expiration date of the offering would require the Office of Thrift Supervision's approval, and potential purchasers would be given the right to increase, decrease or rescind their orders for common stock. If we have not sold the minimum number of shares offered in the offering by the expiration date or any extension thereof, we may issue up to 3,317,900 of such unsubscribed shares as merger consideration in the acquisition of Finger Lakes Bancorp or we may terminate the offering and promptly refund all orders for shares of common stock. If the number of shares offered is reduced below the minimum of the offering range, or increased above the adjusted maximum of the offering range, purchasers will be given an opportunity to increase, decrease or rescind their orders.

          To ensure that each purchaser receives a prospectus at least 48 hours before the expiration date of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to this date or hand delivered any later than two days prior to this date. Execution of an order form will confirm receipt of delivery in accordance with Rule 15c2-8. Order forms will be distributed only with a prospectus. Subscription funds will be maintained in a special escrow account at First Niagara Bank.

          We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any withdrawal orders and return all funds submitted, plus interest at First Niagara Bank's current passbook savings rate from the date of receipt.

          Use of Order Forms. In order to purchase shares of common stock in the subscription offering and community offering, you must complete an order form and remit payment. Incomplete order forms or order forms that are not signed are not required to be accepted. We will not be required to accept orders submitted on photocopied or facsimiled stock order forms. All order forms must be received prior to 11:00 a.m. New York Time, on December 23, 2002. We are not required to accept order forms that are not received by that time, are executed defectively or are received without full payment or without appropriate withdrawal instructions. We are not required to notify subscribers of incomplete or improperly executed order forms, and we have the right to waive or permit the correction of incomplete or improperly executed order forms. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects. You may submit your order form and payment by mail using the return envelope provided, by bringing your order form to our Stock Information Center, or by overnight delivery to the indicated address on the back of the order form. Order forms may not be delivered to First Niagara Bank branches. Once tendered, an order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering. If you are ordering shares, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. Our interpretation of the terms and conditions of the plan of conversion and reorganization and of the acceptability of the order forms will be final.

          By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account that is federally insured or otherwise guaranteed by First Niagara Bank or the Federal government, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.

          Payment for Shares. Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. Payment for shares may be made by:

          (1) personal check, bank check or money order, made payable to First Niagara Financial Group; or

          (2) authorization of withdrawal from First Niagara Bank deposit accounts designated on the stock order form.

          Appropriate means for designating withdrawals from deposit accounts at First Niagara Bank are provided in the order forms. The funds designated must be available in the account(s) at the time the order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contract rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate will be cancelled at the time of withdrawal without penalty and the remaining balance will earn interest at the current passbook rate subsequent to the withdrawal. In the case of payments made by check or money order, these funds must be available in the account(s) and will be immediately cashed and placed in a segregated escrow account at First Niagara Bank and interest will be paid at the current passbook savings rate from the date payment is received until the offering is completed or terminated. Once we receive your executed order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by the expiration date, in which event purchasers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

          If you are interested in using your individual retirement account funds to purchase shares of common stock, you must do so through a self-directed individual retirement account. First Niagara Bank, by law, cannot maintain self-directed individual retirement accounts. Therefore, if you wish to use your funds that are currently in a First Niagara Bank individual retirement account, you may not designate on the order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will have to be transferred to a brokerage account. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. Depositors interested in using funds in an individual retirement account or any other retirement account to purchase common stock should contact our Stock Information Center as soon as possible, preferably at least two weeks prior to the end of the offering period, because processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

          First Niagara Financial Group shall have the right, in its sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time prior to 48 hours before the completion of the reorganization. This payment may be made under wire transfer.

          If our employee stock benefit plans purchase shares in the offering, they will not be required to pay for such shares until consummation of the offering, provided there is a loan commitment from an unrelated financial institution or First Niagara Financial Group to lend to the employee stock ownership plan the necessary amount to fund the purchase.

          Regulations prohibit First Niagara Bank from lending funds or extending credit to any persons to purchase shares of common stock in the offering.

          Delivery of Stock Certificates. Certificates representing shares of common stock issued in the offering and First Niagara Bank checks representing any applicable refund and/or interest paid on subscriptions made by check, money order or bank draft will be mailed to the persons entitled thereto at the certificate registration address noted on the order form, as soon as practicable following consummation of the offering and receipt of all necessary regulatory approvals. Any certificates returned as undeliverable will be held by the transfer agent until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of common stock which they ordered, even though the common stock will have begun trading.

          Other Restrictions. Notwithstanding any other provision of the plan of conversion and reorganization, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state "blue sky" registrations, or would violate regulations or policies of the National Association of Securities Dealers, Inc., particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished.

RESTRICTIONS ON TRANSFER OF SUBSCRIPTION RIGHTS AND SHARES

          Office of Thrift Supervision conversion regulations prohibit any person with subscription rights, including the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion and reorganization or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering.

          We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

STOCK INFORMATION CENTER

          If you have any questions regarding the offering, please call our Stock Information Center, toll free, at (866) 293-3776, from 9:00 a.m. to 4:00 p.m., New York Time, Monday through Friday. The Stock Information Center is located at First Niagara Financial Group's headquarters, 6950 South Transit Road, Lockport, New York.

LIQUIDATION RIGHTS

          In the unlikely event of a complete liquidation of First Niagara Financial Group prior to the conversion, all claims of creditors of First Niagara Financial Group, including those of depositors to the extent of their deposit balances, would be paid first. Thereafter, if there were any assets of First Niagara Financial Group remaining, these assets would be distributed to stockholders, including First Niagara Financial Group, MHC. In the unlikely event that First Niagara Financial Group, MHC and First Niagara Financial Group liquidated prior to the conversion, all claims of creditors would be paid first. Then, if there were any assets of First Niagara Financial Group, MHC remaining, members of First Niagara Financial Group, MHC would receive those remaining assets, pro rata, based upon the deposit balances in their deposit account in First Niagara Bank immediately prior to liquidation. In the unlikely event that First Niagara Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the "liquidation account" to certain depositors, with any assets remaining thereafter distributed to First Niagara Financial Group as the holder of First Niagara Bank capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in these types of transactions, the liquidation account would be assumed by the surviving institution.

          The plan of conversion and reorganization provides for the establishment, upon the completion of the conversion, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders (as those terms are defined in the plan of conversion and reorganization) in an amount equal to the greater of:

          (1) First Niagara Financial Group, MHC's ownership interest in the retained earnings of First Niagara Financial Group as of the date of its latest balance sheet contained in this prospectus; or

          (2) the retained earnings of First Niagara Bank at the time that First Niagara Bank reorganized into First Niagara Financial Group, MHC on April 17, 1998.

          The purpose of the liquidation account is to provide Eligible Account Holders and Supplemental Eligible Account Holders who maintain their deposit accounts with First Niagara Bank after the conversion with an interest in the unlikely event of the complete liquidation of First Niagara Bank after the conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder that continues to maintain his or her deposit account at First Niagara Bank, would be entitled, on a complete liquidation of First Niagara Bank after the conversion, to an interest in the liquidation account prior to any payment to the stockholders of First Niagara Financial Group. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in First Niagara Bank on June 30, 2001, or September 30, 2002. Each Eligible Account Holder and Supplemental Eligible Account Holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account on June 30, 2001, or September 30, 2002 bears to the balance of all deposit accounts in First Niagara Bank on such dates.

          If, however, on any December 31 annual closing date commencing after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on June 30, 2001 or September 30, 2002 or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to First Niagara Financial Group as the sole stockholder of First Niagara Bank.

TAX ASPECTS

          Consummation of the conversion is expressly conditioned upon the prior receipt of an opinion of counsel or tax advisor with respect to federal and state income taxation that indicates that the conversion will not be a taxable transaction to First Niagara Financial Group, MHC, First Niagara Financial Group, First Niagara Bank, Eligible Account Holders, Supplemental Eligible Account Holders, and other members of First Niagara Financial Group, MHC. Unlike private letter rulings, opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that First Niagara Financial Group or First Niagara Bank would prevail in a judicial proceeding.

          First Niagara Financial Group, MHC and First Niagara Financial Group have received an opinion of counsel, Luse Gorman Pomerenk & Schick, P.C., regarding all of the material federal income tax consequences of the conversion, which includes the following:

          1. The conversion of First Niagara Financial Group to a federally chartered interim stock savings bank will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code and the merger of First Niagara Financial Group with and into First Niagara Bank qualifies as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.

          2. Neither First Niagara Financial Group, First Niagara Bank, nor the stockholders of First Niagara Financial Group will recognize any gain or loss upon the transfer of assets of First Niagara Financial Group to First Niagara Bank in exchange for shares of common stock of First Niagara Bank, which will be constructively received by First Niagara Financial Group's stockholders. (Sections 361 and 1032(a) of the Internal Revenue Code.)

          3. The basis of the assets of First Niagara Financial Group and the holding period of such assets to be received by First Niagara Bank will be the same as the basis and holding period in such assets in the hands of First Niagara Financial Group immediately before the exchange. (Sections 362(b) and 1223(2) of the Internal Revenue Code).

          4. The conversion of First Niagara Financial Group, MHC, to a federally chartered interim stock savings bank will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code and the merger of First Niagara Financial

               Group, MHC with and into First Niagara Bank qualifies as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.

          5. The exchange of Eligible Account Holders' and Supplemental Account Holders' interests in First Niagara Financial Group, MHC for interests in a liquidation account established in First Niagara Bank will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Federal Income Tax Regulations.

          6. None of First Niagara Financial Group, MHC, First Niagara Financial Group, First Niagara Bank nor eligible account holders, supplemental eligible account holders or other members will recognize any gain or loss on the transfer of the assets of First Niagara Financial Group, MHC to First Niagara Bank in exchange for an interest in a liquidation account established in First Niagara Bank for the benefit of eligible account holders and supplemental eligible account holders who remain depositors of First Niagara Bank.

          7. Current stockholders of First Niagara Financial Group will not recognize any gain or loss upon their constructive exchange of First Niagara Financial Group common stock for shares of First Niagara Bank which will in turn be exchanged for new shares of First Niagara Financial Group common stock.

          8. Each stockholder's aggregate basis in new shares of First Niagara Financial Group common stock (including fractional share interests) received in the exchange will be the same as the aggregate basis of First Niagara Financial Group common stock surrendered in exchange therefor.

          9. Each stockholder's holding period in his or her First Niagara Financial Group common stock received in the exchange will include the period during which First Niagara Financial Group common stock surrendered was held, provided that the First Niagara Financial Group common stock surrendered is a capital asset in the hands of the stockholder on the date of the exchange.

          10. Cash received by any current stockholder of First Niagara Financial Group in lieu of a fractional share interest in new shares of First Niagara Financial Group common stock will be treated as having been received as a distribution in full payment in exchange for a fractional share interest of new First Niagara Financial Group common stock, which such stockholder would otherwise be entitled to receive. Accordingly, a stockholder will recognize gain or loss equal to the difference between the cash received and the basis of the fractional share. If the common stock is held by the stockholder as a capital asset, the gain or loss will be capital gain or loss.

          11. It is more likely than not that the fair market value of the nontransferable subscription rights to purchase common stock is zero. Accordingly, no gain or loss will be recognized by eligible account holders, supplemental eligible account holders or other members upon distribution to them of nontransferable subscription rights to purchase shares of First Niagara Financial Group common stock, provided that the amount to be paid for First Niagara Financial Group common stock is equal to the fair market value of First Niagara Financial Group common stock.

          12. It is more likely than not that the basis of the First Niagara Financial Group common stock purchased in the offering will be its purchase price. The holding period of the First Niagara Financial Group common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date on which the right to acquire such stock was exercised.

          13. No gain or loss will be recognized by First Niagara Financial Group on the receipt of money in exchange for First Niagara Financial Group common stock sold in the offering.

          The tax opinions as to 11 and 12 above are based on the position that nontransferable subscription rights to be received by eligible account holders and supplemental eligible account holders do not have any economic value at the time of distribution or the time the subscription rights are exercised. In this regard, Luse Gorman Pomerenk & Schick, P.C. noted that the subscription rights will be granted at no cost to the recipients, will be legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. The firm also noted that the Internal Revenue Service has not in the past concluded that the subscription rights have value. Based on the foregoing, Luse Gorman Pomerenk & Schick, P.C. believes that it is more likely than not that the nontransferable subscription rights to purchase common stock have no value. However, the issue of whether or not the subscription rights have value is based on all the facts and circumstances. If the nontransferable subscription rights granted to eligible subscribers are subsequently found to have an ascertainable value greater than zero, income may be recognized by various recipients of the nontransferable subscription rights (in certain cases, whether or not the rights are exercised) and we could recognize gain on the distribution of the nontransferable subscription rights. Eligible account holders and supplemental eligible account holders are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value. Unlike private rulings, an opinion of Luse Gorman Pomerenk & Schick, P.C., is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached therein.

          The federal tax opinion has been filed with the Securities and Exchange Commission as an exhibit to First Niagara Financial Group's registration statement. Advice regarding the New York state income tax consequences consistent with the federal tax opinion has been issued by KPMG LLP, tax advisors to First Niagara Financial Group, MHC and First Niagara Financial Group.

CERTAIN RESTRICTIONS ON PURCHASE OR TRANSFER OF OUR SHARES AFTER CONVERSION

          All shares of common stock purchased in the offering by a director or an executive officer of First Niagara Bank generally may not be sold for a period of one year following the closing of the conversion, except in the event of the death of the director or executive officer. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to the restricted stock will be similarly restricted. The directors and executive officers of First Niagara Financial Group also will be restricted by the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934.

          Purchases of shares of our common stock by any of our directors, executive officers and their associates, during the three-year period following the closing of the conversion may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to purchases of our common stock by our stock option plan or any of our tax-qualified employee stock benefit plans or nontax-qualified employee stock benefit plans, including any recognition and retention plans or restricted stock plans.

          Office of Thrift Supervision regulations prohibit First Niagara Financial Group from repurchasing its common stock during the first year following conversion unless compelling business reasons exist for such repurchases. After one year, the Office of Thrift Supervision does not impose any repurchase restrictions.

          RESTRICTIONS ON ACQUISITION OF FIRST NIAGARA FINANCIAL GROUP

          Although the Boards of Directors of First Niagara Bank and First Niagara Financial Group are not aware of any effort that might be made to obtain control of First Niagara Financial Group after the conversion, the Boards of Directors believe that it is appropriate to include certain provisions as part of First Niagara Financial Group's certificate of incorporation to protect the interests of First Niagara Financial Group and its stockholders from takeovers which the Board of Directors of First Niagara Financial Group might conclude are not in the best interests of First Niagara Bank, First Niagara Financial Group or First Niagara Financial Group's stockholders.

          The following discussion is a general summary of the material provisions of First Niagara Financial Group's certificate of incorporation and bylaws, First Niagara Bank's charter and bylaws and certain other regulatory provisions that may be deemed to have an "anti-takeover" effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in First Niagara Financial Group's certificate of incorporation and bylaws and First Niagara Bank's stock charter and bylaws, reference should be made in each case to the document in question, each of which is part of First Niagara Bank's application of conversion to the Office of Thrift Supervision and First Niagara Financial Group's registration statement filed with the SEC. See "Where You Can Find Additional Information."

FIRST NIAGARA FINANCIAL GROUP'S CERTIFICATE OF INCORPORATION AND BYLAWS

          First Niagara Financial Group's certificate of incorporation and bylaws, which are substantially identical to the current certificate of incorporation and bylaws, contain a number of provisions, relating to corporate governance and rights of stockholders, that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the Board of Directors or management of First Niagara Financial Group more difficult.

          The following description is a summary of the provisions of the certificate of incorporation and bylaws. See "Where You Can Find Additional Information" as to how to review a copy of these documents.

          Directors. The Board of Directors will be divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of First Niagara Financial Group's board. Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the Board of Directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

          Restrictions on Call of Special Meetings. The certificate of incorporation and bylaws provide that special meetings of stockholders can be called only by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directorships. Stockholders are not authorized to call a special meeting of stockholders.

          Prohibition of Cumulative Voting. The certificate of incorporation prohibits cumulative voting for the election of Directors.

          Limitation of Voting Rights. The certificate of incorporation provides that in no event will any record owner of any outstanding common stock which is beneficially owned, directly or indirectly, by a person who beneficially owns more than 10% of the then outstanding shares of common stock, be entitled or permitted to vote any of the shares held in excess of the 10% limit.

          Restrictions on Removing Directors from Office. The certificate of incorporation provides that directors may only be removed for cause, and only by the affirmative vote of the holders of at least 80% of the voting power of all of our then-outstanding stock entitled to vote (after giving effect to the limitation on voting rights discussed above in "--Limitation on Voting Rights.")

          Authorized but Unissued Shares. After the conversion, First Niagara Financial Group will have authorized but unissued shares of common and preferred stock. See "Description of Capital Stock." The certificate of incorporation authorizes 50,000,000 shares of serial preferred stock. First Niagara Financial Group is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the Board of Directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of First Niagara Financial Group that the Board of Directors does not approve, it might be possible for the Board of Directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock, therefore may be to deter a future attempt to gain control of First Niagara Financial Group. The Board of Directors has no present plan or understanding to issue any preferred stock.

          Amendments to Certificate of Incorporation and Bylaws. Amendments to the certificate of incorporation must be approved by First Niagara Financial Group's Board of Directors and also by a majority of the outstanding shares of First Niagara Financial Group's voting stock; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

          (i) The limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

          (ii)   The inability of stockholders to act by written consent;

          (iii) The inability of stockholders to call special meetings of stockholders;

          (iv) The division of the Board of Directors into three staggered classes;

          (v) The ability of the Board of Directors to fill vacancies on the board;

          (vi) The inability to deviate from the manner prescribed in the bylaws by which stockholders nominate directors and bring other business before meetings of stockholders;

          (vii) The requirement that at least 80% of stockholders must vote to remove directors, and can only remove directors for cause;

          (viii) The ability of the Board of Directors to amend and repeal the bylaws; and

          (ix) The ability of the Board of Directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire First Niagara Financial Group

          The bylaws may be amended by the affirmative vote of a majority of the directors of First Niagara Financial Group or the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.

CONVERSION REGULATIONS

          Office of Thrift Supervision regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquiring stock or subscription rights in a converting institution or its holding company from another person prior to completion of its conversion. Further, without the prior written approval of the Office of Thrift Supervision, no person may make such an offer or announcement of an offer to purchase shares or actually acquire shares in the converting institution or its holding company for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, that person would become the beneficial owner of more than 10% of the outstanding stock of the institution or its holding company. The Office of Thrift Supervision has defined "person" to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to a bank or its holding company, or an underwriter or member of a selling group acting on the converting institution's or its holding company's behalf for resale to the general public are excepted. The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution or its holding company or who controls more than 10% of the outstanding shares or voting rights of a converted institution or its holding company.

CHANGE OF CONTROL REGULATIONS

          Under the Change in Bank Control Act, no person may acquire control of an insured federal savings bank or its parent holding company unless the Office of Thrift Supervision has been given 60 days' prior written notice and has not issued a notice disapproving the proposed acquisition. In addition, Office of Thrift Supervision regulations provide that no company may acquire control of a savings bank without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a "savings and loan holding company" subject to registration, examination and regulation by the Office of Thrift Supervision.

          Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the savings bank's directors, or a determination by the Office of Thrift Supervision that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a savings bank's voting stock, if the acquiror is also subject to any one of eight "control factors," constitutes a rebuttable determination of control under the regulations. Such control factors include the acquiror being one of the two largest stockholders. The determination of control may be rebutted by submission to the Office of Thrift Supervision, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of a savings bank's stock who do not intend to participate in or seek to exercise control over a savings bank's management or policies may qualify for a safe harbor by filing with the Office of Thrift Supervision a certification form that states, among other things, that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the Office of Thrift Supervision, as applicable. There are also rebuttable presumptions in the regulations concerning whether a group "acting in concert" exists, including presumed action in concert among members of an "immediate family."

          The Office of Thrift Supervision may prohibit an acquisition of control if it finds, among other things, that:

          (1) the acquisition would result in a monopoly or substantially lessen competition;

          (2) the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

          (3) the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person.

          DESCRIPTION OF CAPITAL STOCK OF FIRST NIAGARA FINANCIAL GROUP
                            FOLLOWING THE CONVERSION

GENERAL

          At the effective date, First Niagara Financial Group will be authorized to issue 250,000,000 shares of common stock, par value of $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. First Niagara Financial Group currently expects to issue in the offering up to 47,150,000 shares of common stock, subject to adjustment, and up to 30,131,755 shares, subject to adjustment, in exchange for the publicly held shares of First Niagara Financial Group. First Niagara Financial Group will not issue shares of preferred stock in the conversion. Each share of First Niagara Financial Group common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the subscription price for the common stock, in accordance with the plan of conversion and reorganization, all of the shares of common stock will be duly authorized, fully paid and nonassessable.

          The common stock of First Niagara Financial Group will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

COMMON STOCK

          Dividends. First Niagara Financial Group may pay dividends out of statutory surplus or from net earnings if, as and when declared by its Board of Directors. The payment of dividends by First Niagara

Financial Group is subject to limitations that are imposed by law and applicable regulation. The holders of common stock of First Niagara Financial Group will be entitled to receive and share equally in dividends as may be declared by the Board of Directors of First Niagara Financial Group out of funds legally available therefor. If First Niagara Financial Group issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

          Voting Rights. Upon consummation of the conversion, the holders of common stock of First Niagara Financial Group will have exclusive voting rights in First Niagara Financial Group. They will elect First Niagara Financial Group's Board of Directors and act on other matters as are required to be presented to them under Delaware law or as are otherwise presented to them by the Board of Directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If First Niagara Financial Group issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require an 80% stockholder vote.

          As a federal stock savings bank, corporate powers and control of First Niagara Bank are vested in its Board of Directors, who elect the officers of First Niagara Bank and who fill any vacancies on the Board of Directors. Voting rights of First Niagara Bank are vested exclusively in the owners of the shares of capital stock of First Niagara Bank, which will be First Niagara Financial Group, and voted at the direction of First Niagara Financial Group's Board of Directors. Consequently, the holders of the common stock of First Niagara Financial Group will not have direct control of First Niagara Bank.

          Liquidation. In the event of any liquidation, dissolution or winding up of First Niagara Bank, First Niagara Financial Group, as the holder of 100% of First Niagara Bank's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of First Niagara Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the special liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders, all assets of First Niagara Bank available for distribution. In the event of liquidation, dissolution or winding up of First Niagara Financial Group, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of First Niagara Financial Group available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

          Preemptive Rights. Holders of the common stock of First Niagara Financial Group will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

PREFERRED STOCK

          None of the shares of First Niagara Financial Group's authorized preferred stock will be issued in the conversion. Preferred stock may be issued with preferences and designations as our Board of Directors may from time to time determine. Our Board of Directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

                                 TRANSFER AGENT

          The transfer agent and registrar for First Niagara Financial Group common stock is Mellon Investor Services, LLC, South Hackensack, New Jersey.

                                     EXPERTS

          The consolidated financial statements of First Niagara Financial Group as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001, appearing elsewhere in this prospectus have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, which is included herein and upon the authority of said firm as experts in accounting and auditing.

          RP Financial, LC has consented to the publication herein of the summary of its report to First Niagara Financial Group setting forth its opinion as to the estimated pro forma market value of the common stock upon completion of the conversion and offering and its letter with respect to subscription rights.

                                  LEGAL MATTERS

          The legality of the common stock has been opined upon for First Niagara Financial Group by Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., counsel to First Niagara Financial Group. Certain legal matters will be passed upon for Ryan Beck & Co., Inc. by Kelley Drye & Warren LLP, Vienna, Virginia.

                             ADDITIONAL INFORMATION

          First Niagara Financial Group has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. Such information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. The Securities and Exchange Commission telephone number is 1-800-SEC-0330. In addition, the SEC maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including First Niagara Financial Group. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

          First Niagara Financial Group, MHC has filed with the Office of Thrift Supervision an Application on Form AC with respect to the conversion. This prospectus omits certain information contained in the application. The application may be examined at the principal office of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552, and at the Northeast Regional Office of the Office of Thrift Supervision, 10 Exchange Place, 18th Floor, Jersey City, New Jersey 07302.

          In connection with the offering, First Niagara Financial Group will register its common stock under Section 12 of the Securities Exchange Act of 1934 and, upon such registration, First Niagara Financial Group and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of conversion and reorganization, First Niagara Financial Group has undertaken that it will not terminate such registration for a period of at least three years following the stock offering.

                       FIRST NIAGARA FINANCIAL GROUP, INC.
                                AND SUBSIDIARIES

                   Index to Consolidated Financial Statements

                                                                                                      Page
                                                                                                      ----
Independent Auditors' Report .......................................................................   F-2

Consolidated Statements of Condition as of June 30, 2002 (unaudited) and
     December 31, 2001 and 2000 ....................................................................   F-3

Consolidated Statements of Income for the six months ended June 30, 2002 and
     2001 (unaudited) and years ended December 31, 2001, 2000 and 1999 .............................   F-4

Consolidated Statements of Comprehensive Income for the six months ended June 30, 2002
     and 2001 (unaudited) and years ended December 31, 2001, 2000 and 1999 .........................   F-5

Consolidated Statements of Changes in Stockholders' Equity
     for the six months ended June 30, 2002 and 2001 (unaudited) ...................................   F-6

Consolidated Statements of Changes in Stockholders' Equity
     for the years ended December 31, 2001, 2000 and 1999 ..........................................   F-7

Consolidated Statements of Cash Flows for the six months ended June 30, 2002 and
     2001 (unaudited) and years ended December 31, 2001, 2000 and 1999 .............................   F-8

Notes to Consolidated Financial Statements .........................................................   F-9

OTS Regulation 563c.102 IV schedules are not required as the aggregate amounts to be disclosed do not exceed 5% of stockholders' equity, the required information is not applicable to First Niagara Financial Group, Inc., or the required information is already presented in the financial statements for schedules I, II and III, respectively.

                          Independent Auditors' Report

The Board of Directors
First Niagara Financial Group, Inc.:


We have audited the accompanying consolidated statements of condition of First Niagara Financial Group, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Niagara Financial Group, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.


                                             /s/ KPMG LLP


February 18, 2002
Buffalo, New York

                      FIRST NIAGARA FINANCIAL GROUP, INC.
                                AND SUBSIDIARIES

                      Consolidated Statements of Condition

                     June 30, 2002 and December 31, 2001 and 2000
                    (In thousands except share and per share amounts)


                                                                       June 30,               December 31,
                                                                                      -----------------------------
                            Assets                                       2002             2001            2000
                                                                     ------------     ------------    -------------
                                                                      (unaudited)
Cash and cash equivalents:
    Cash and due from banks                                          $     44,368           52,423           51,915
    Federal funds sold and other short-term investments                   125,177           22,231           10,900
                                                                     ------------     ------------    -------------

              Total cash and cash equivalents                             169,545           74,654           62,815

Securities available for sale                                             556,228          693,897          501,834
Loans, net                                                              1,910,645        1,853,141        1,823,174
Premises and equipment, net                                                40,556           40,233           40,094
Goodwill, net                                                              74,101           74,213           77,471
Amortizing intangible assets, net                                           6,675            6,797            7,484
Other assets                                                              114,473          115,011          111,814
                                                                     ------------     ------------    -------------

              Total assets                                           $  2,872,223        2,857,946        2,624,686
                                                                     ============     ============    =============

                Liabilities and Stockholders' Equity

Liabilities:
    Deposits                                                         $  2,148,274        1,990,830        1,906,351
    Short-term borrowings                                                  72,633          212,992          121,803
    Long-term borrowings                                                  334,223          346,048          307,764
    Other liabilities                                                      44,790           47,459           44,228
                                                                     ------------     ------------    -------------

              Total liabilities                                         2,599,920        2,597,329        2,380,146
                                                                     ------------     ------------    -------------

Commitments and contingencies (see note 4, 5, 8, 9, 10 and 16)                 --               --               --

Stockholders' equity:
    Preferred stock, $0.01 par value, 5,000,000 shares authorized,
       none issued                                                             --               --               --
    Common stock, $0.01 par value, 45,000,000 shares
       authorized, 29,756,250 shares issued                                   298              298              298
    Additional paid-in capital                                            136,683          135,917          135,776
    Retained earnings                                                     185,265          176,073          163,836
    Accumulated other comprehensive income                                  3,197            2,561              336
    Common stock held by ESOP, 855,622 shares in 2002,
       878,533 shares in 2001 and 935,083 shares in 2000                  (11,327)         (11,630)         (12,378)
    Treasury stock, at cost, 3,975,992 shares in 2002,
       4,075,498 shares in 2001 and 4,154,180 shares in 2000              (41,813)         (42,602)         (43,328)
                                                                     ------------     ------------    --------------

              Total stockholders' equity                                  272,303          260,617          244,540
                                                                     ------------     ------------    --------------

              Total liabilities and stockholders' equity             $  2,872,223        2,857,946        2,624,686
                                                                     ============     ============    ==============


See accompanying notes to consolidated financial statements.

                       FIRST NIAGARA FINANCIAL GROUP, INC.
                                AND SUBSIDIARIES

                        Consolidated Statements of Income

                     Six months ended June 30, 2002 and 2001
                and years ended December 31, 2001, 2000 and 1999
                     (In thousands except per share amounts)

                                                             Six months ended June 30,      Year ended December 31,
                                                            --------------------------     ---------------------------
                                                               2002              2001        2001      2000      1999
                                                            ---------           ------     -------   -------   -------
                                                                     (unaudited)
Interest income:
   Real estate loans                                        $  57,516           60,031     119,203    85,213    57,669
   Other loans                                                 12,026           12,555      25,071    16,612     9,729
   Investment securities                                        4,615            5,405      10,888     8,804    10,972
   Mortgage-backed securities                                   9,433           10,034      20,138    24,045    27,004
   Federal funds sold and other short-term investments            956              811       1,503       771     1,104
   Other                                                          523              878       1,565     1,595     1,336
                                                            ---------           ------     -------   -------   -------
              Total interest income                            85,069           89,714     178,368   137,040   107,814

Interest expense:
   Deposits                                                    28,789           39,296      74,409    56,272    42,393
   Borrowings                                                  11,358           12,583      24,943    20,590    14,667
                                                            ---------           ------     -------   -------   -------
              Total interest expense                           40,147           51,879      99,352    76,862    57,060
                                                            ---------           ------     -------   -------   -------
              Net interest income                              44,922           37,835      79,016    60,178    50,754
Provision for credit losses                                     3,260            1,900       4,160     2,258     2,466
                                                            ---------           ------     -------   -------   -------
              Net interest income after provision
                  for credit losses                            41,662           35,935      74,856    57,920    48,288
                                                            ---------           ------     -------   -------   -------
Noninterest income:
   Banking service charges and fees                             6,816            4,647      10,222     7,257     4,816
   Lending and leasing income                                   2,231            2,041       4,310     3,105     1,684
   Insurance services and fees                                 10,627            9,487      18,456    16,685    15,723
   Bank-owned life insurance income                             1,337            1,181       2,507     2,070     1,581
   Annuity and mutual fund commissions                          1,246              853       1,750     1,348     1,382
   Investment and fiduciary services income                       636              756       1,456       965        --
   Other                                                          882            1,824       3,371     2,660     2,502
                                                            ---------           ------     -------   -------   -------
              Total noninterest income                         23,775           20,789      42,072    34,090    27,688
                                                            ---------           ------     -------   -------   -------
Noninterest expense:
   Salaries and employee benefits                              24,405           22,819      45,989    34,224    27,708
   Occupancy and equipment                                      3,989            3,972       7,664     5,735     4,506
   Technology and communications                                4,395            3,755       7,642     5,733     4,481
   Marketing and advertising                                    1,161            1,214       2,126     2,603     1,893
   Amortization of goodwill                                        --            2,368       4,742     2,114       552
   Amortization of other intangibles                              422              468         969       937       942
   Other                                                        6,439            6,622      13,873    10,172     7,561
                                                            ---------           ------     -------   -------   -------
              Total noninterest expense                        40,811           41,218      83,005    61,518    47,643
                                                            ---------           ------     -------   -------   -------
              Income before income taxes                       24,626           15,506      33,923    30,492    28,333

Income tax expense:
   Federal and state                                            8,385            5,831      12,703    10,973     9,893
   New York State bad debt tax expense recapture                1,784               --          --        --        --
                                                            ---------           ------     -------   -------   -------
              Net income                                    $  14,457            9,675      21,220    19,519    18,440
                                                            =========           ======     =======   =======   =======
              Adjusted net income (see note 6)              $  14,457           12,043      25,962    21,633    18,992
                                                            =========           ======     =======   =======   =======
Basic earnings per common share (see note 14):
   Net income                                               $    0.58             0.39        0.86      0.79      0.69
   Adjusted net income (see note 6)                              0.58             0.49        1.05      0.87      0.71

Diluted earnings per common share (see note 14):
   Net income                                               $    0.57             0.39        0.85      0.79      0.69
   Adjusted net income (see note 6)                              0.57             0.48        1.04      0.87      0.71

Weighted average common shares outstanding:
   Basic                                                       24,853           24,682      24,728    24,847    26,744
   Diluted                                                     25,347           24,917      25,010    24,858    26,744

See accompanying notes to consolidated financial statements.

                       FIRST NIAGARA FINANCIAL GROUP, INC.
                                AND SUBSIDIARIES

                 Consolidated Statements of Comprehensive Income

                     Six months ended June 30, 2002 and 2001
                and years ended December 31, 2001, 2000 and 1999
                                 (In thousands)


                                                                  Six months ended June 30,          Year ended December 31,
                                                                 -------------------------- ----------------------------------------
                                                                   2002             2001        2001           2000          1999
                                                                 ---------      ----------- ----------      ----------     ---------
                                                                       (unaudited)

Net income                                                       $  14,457            9,675      21,220          19,519      18,440
                                                                 ---------      -----------  ----------      ----------     --------

Other comprehensive income (loss), net of income taxes:
  Securities available for sale:
    Net unrealized gains (losses) arising during the period            584            1,638       2,381           9,025     (13,198)
    Reclassification adjustment for realized (gains) losses
      included in net income                                           (41)             126          50             204        (282)
                                                                 ---------      -----------  ----------      ----------     --------

                                                                       543            1,764       2,431           9,229     (13,480)
  Cash flow hedges:
    Net unrealized losses arising during the period                   (102)            (300)       (503)             --          --
    Reclassification adjustment for realized losses
      included in net income                                           195              144         392              --          --
                                                                 ---------      -----------  ----------    ------------    ---------

                                                                        93             (156)       (111)             --          --
                                                                 ---------      -----------  ----------     -----------    ---------
      Total other comprehensive income (loss) before
        cumulative effect of change in accounting principle            636            1,608       2,320           9,229     (13,480)

  Cumulative effect of change in accounting principle
    for derivatives, net of tax                                         --              (95)        (95)             --          --
                                                                 ---------      -----------   ---------    ------------    ---------

        Total other comprehensive income (loss)                        636            1,513       2,225           9,229     (13,480)
                                                                 ---------      -----------   ---------    ------------    ---------

        Total comprehensive income                               $  15,093           11,188      23,445          28,748       4,960
                                                                 =========      ===========   =========    ============    =========

See accompanying notes to consolidated financial statements.

                       FIRST NIAGARA FINANCIAL GROUP, INC.
                                AND SUBSIDIARIES

           Consolidated Statements of Changes in Stockholders' Equity

                     Six months ended June 30, 2002 and 2001
                (In thousands except share and per share amounts)
                                   (unaudited)

                                                                                     Accumulated     Common
                                                           Additional                   other        stock
                                                  Common     paid-in    Retained    comprehensive   held by    Treasury
                                                   stock     capital    earnings    income (loss)     ESOP       stock      Total
                                                  -------  ----------  ----------   -------------   --------   --------   ---------
Balances at January 1, 2001                       $   298     135,776     163,836           336      (12,378)   (43,328)    244,540

Net income                                             --          --       9,675            --           --         --       9,675
Unrealized gain on securities available for
     sale, net of taxes and reclassification
     adjustment                                        --          --          --         1,764           --         --       1,764
Unrealized loss on interest rate swaps, net
    of taxes and reclassification adjustment           --          --          --          (156)          --         --        (156)
Cumulative effect of change in accounting
    principle for derivatives                          --          --          --           (95)          --         --          95
ESOP shares committed to be released
    (27,215 shares)                                    --         (27)         --            --          360         --         333
Vested restricted stock plan awards
    (37,716 shares)                                    --          (7)         --            --           --        341         334
Common stock dividends of $0.17 per share              --          --      (4,238)           --           --         --      (4,238)
                                                  -------    --------    --------      --------     --------   --------   ---------

Balances at June 30, 2001                         $   298     135,742     169,273         1,849      (12,018)   (42,987)    252,157
                                                  =======    ========    ========      ========     ========   ========   =========


Balances at January 1, 2002                       $   298     135,917     176,073         2,561      (11,630)   (42,602)    260,617

Net income                                             --          --      14,457            --           --         --      14,457
Unrealized gain on securities available for
     sale, net of taxes and reclassification
     adjustment                                        --          --          --           543           --         --         543
Unrealized gain on interest rate swaps, net
    of taxes and reclassification adjustment           --          --          --            93           --         --          93
Exercise of stock options (47,350 shares)              --          63          --            --           --        464         527
ESOP shares committed to be released
    (22,911 shares)                                    --         171          --            --          303         --         474
Vested restricted stock plan awards
    (52,156 shares)                                    --         532          --            --           --        325         857
Common stock dividends of $0.21 per share              --          --      (5,265)           --           --         --      (5,265)
                                                  -------    --------    --------      --------     --------   --------   ---------

Balances at June 30, 2002                         $   298     136,683     185,265         3,197      (11,327)   (41,813)    272,303
                                                  =======    ========    ========      ========     ========   ========   =========

See accompanying notes to consolidated financial statements.

                       FIRST NIAGARA FINANCIAL GROUP, INC.
                                AND SUBSIDIARIES

           Consolidated Statements of Changes in Stockholders' Equity

                  Years ended December 31, 2001, 2000 and 1999
               (In thousands except share and per share amounts)

                                                                                Accumulated      Common
                                                      Additional                  other          stock
                                           Common      paid-in     Retained    comprehensive     held by      Treasury
                                           stock       capital     earnings    income (loss)      ESOP          stock       Total
                                          --------   -----------  ----------- --------------- -------------  -----------  ----------
Balances at January 1, 1999               $   298       136,114     136,602         4,587        (13,776)           --      263,825

Net income                                     --            --      18,440            --             --            --       18,440
Unrealized loss on securities
  available for sale, net of
  taxes and reclassification adjustment        --            --          --       (13,480)            --            --      (13,480)
Purchase of treasury stock
 (3,110,850 shares)                            --            --          --            --             --       (33,018)     (33,018)
ESOP shares released
 (52,908 shares)                               --          (150)         --            --            700            --          550
Common stock dividends of $0.14 per
 share                                         --            --      (3,701)           --             --            --       (3,701)
                                          -------    ----------    --------    ----------     ----------     ---------    ---------

Balances at December 31, 1999             $   298       135,964     151,341        (8,893)       (13,076)      (33,018)     232,616

Net income                                     --            --      19,519            --             --            --       19,519
Unrealized gain on securities
 available for sale, net of taxes
 and reclassification adjustment               --            --          --         9,229             --            --        9,229
Purchase of treasury stock
 (1,098,300 shares)                            --            --          --            --             --       (10,871)     (10,871)
ESOP shares released
 (52,727 shares)                               --          (204)         --            --            698            --          494
Vested restricted stock plan awards
 (54,970 shares)                               --            16          --            --             --           561          577
Common stock dividends of $0.28 per
 share                                         --            --      (7,024)           --             --            --       (7,024)
                                          -------    ----------    --------    ----------     ----------     ---------    ---------

Balances at December 31, 2000             $   298       135,776     163,836           336        (12,378)      (43,328)     244,540

Net income                                     --            --      21,220            --             --            --       21,220
Unrealized gain on securities
 available for sale, net of taxes
 and reclassification adjustment               --            --          --         2,431             --            --        2,431
Unrealized loss on interest rate swaps,
 net of taxes and reclassification
 adjustment                                    --            --          --          (111)            --            --         (111)
Cumulative effect of change in
 accounting principle for derivatives          --            --          --           (95)            --            --          (95)
Exercise of stock options (39,700 shares)      --            99          --            --             --           381          480
ESOP shares released
 (56,550 shares)                               --            55          --            --            748            --          803
Vested restricted stock plan awards
 (38,982 shares)                               --           (13)         --            --             --           345          332
Common stock dividends of $0.36 per
 share                                         --            --      (8,983)           --             --            --       (8,983)
                                          -------    ----------    --------    ----------     ----------     ---------    ---------

Balances at December 31, 2001             $   298       135,917     176,073         2,561        (11,630)      (42,602)     260,617
                                          =======    ==========    ========    ==========     ==========     =========    =========


See accompanying notes to consolidated financial statements.

                       FIRST NIAGARA FINANCIAL GROUP, INC.
                                AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                     Six months ended June 30, 2002 and 2001
                and years ended December 31, 2001, 2000 and 1999
                                 (In thousands)

                                                                     Six months ended June 30,        Year ended December 31,
                                                                     -------------------------  -----------------------------------
                                                                        2002           2001        2001         2000         1999
                                                                     ----------     ----------  ---------    ---------    ---------
                                                                              (unaudited)
Cash flows from operating activities:
  Net income                                                         $   14,457        9,675       21,220       19,519       18,440
  Adjustments to reconcile net income to net cash
    provided by operating activities:
       Amortization (accretion) of fees and discounts, net                1,109         (150)        (124)        (271)         894
       Depreciation of premises and equipment                             2,630        2,288        4,763        3,665        3,139
       Provision for credit losses                                        3,260        1,900        4,160        2,258        2,466
       Amortization of goodwill and other intangibles                       422        2,836        5,711        3,051        1,494
       Net (increase) decrease in loans held for sale                      (474)     (13,945)       1,560       (1,751)      (3,154)
       Net (gain) loss on securities available for sale                     (68)         210           83          339         (478)
       Gain on curtailment of defined benefit pension plan                 (998)          --           --           --           --
       ESOP compensation expense                                            474          333          803          494          550
       Deferred income tax expense (benefit)                              1,183          257          829          420         (191)
       (Increase) decrease in other assets                               (2,956)      (1,155)       1,094        8,589       (1,565)
       (Decrease) increase in other liabilities                          (1,255)       1,256        3,529       (4,120)      (4,838)
                                                                     ----------    ---------    ---------    ---------    ---------
               Net cash provided by operating activities                 17,784        3,505       43,628       32,193       16,757
                                                                     ----------    ---------    ---------    ---------    ---------

Cash flows from investing activities:
  Proceeds from sales of securities available for sale                  100,107       58,344       76,751      135,556       67,212
  Proceeds from maturities of securities available for sale             190,153       20,294       65,388       32,595       35,040
  Principal payments received on securities available for sale           86,805       36,451      103,301       73,044      179,705
  Purchases of securities available for sale                           (239,725)    (124,766)    (434,582)     (37,116)    (301,078)
  Net increase in loans                                                 (60,066)        (167)     (35,834)    (152,589)    (239,946)
  Purchase of bank-owned life insurance                                      --           --       (4,000)          --      (10,000)
  Acquisitions, net of cash acquired                                       (300)        (905)        (980)     (90,865)     (11,260)
  Other, net                                                               (289)      (3,793)      (6,965)      (5,018)     (14,816)
                                                                     ----------    ---------    ---------    ---------    ---------
               Net cash provided by (used in) investing activities       76,685      (14,542)    (236,921)     (44,393)    (295,143)
                                                                     ----------    ---------    ---------    ---------    ---------

Cash flows from financing activities:
  Net increase in deposits                                              157,444       49,033       84,479       60,381       52,405
  (Repayments of) proceeds from short-term borrowings                  (159,851)     (48,210)      59,209      (41,850)      84,427
  Proceeds from long-term borrowings                                     15,000       32,500       88,100       42,900      109,060
  Repayments of long-term borrowings                                     (7,397)      (9,830)     (18,079)     (10,470)        (439)
  Proceeds from exercise of stock options                                   491           --          406           --           --
  Purchase of treasury stock                                                 --           --           --      (10,871)     (31,820)
  Dividends paid on common stock                                         (5,265)      (4,238)      (8,983)      (7,024)      (4,561)
                                                                     ----------    ---------    ---------    ---------    ---------
               Net cash provided by financing activities                    422       19,255      205,132       33,066      209,072
                                                                     ----------    ---------    ---------    ---------    ---------

Net increase (decrease) in cash and cash equivalents                     94,891        8,218       11,839       20,866      (69,314)

Cash and cash equivalents at beginning of period                         74,654       62,815       62,815       41,949      111,263
                                                                     ----------    ---------    ---------    ---------    ---------
Cash and cash equivalents at end of period                           $  169,545       71,033       74,654       62,815       41,949
                                                                     ==========    =========    =========    =========    =========

Supplemental disclosure of cash flow information:
  Cash paid during the period for:
    Income taxes                                                     $    9,477        4,851       10,050        9,661       16,013
    Interest expense                                                     40,601       52,416      100,121       75,886       55,317
                                                                     ==========    =========    =========    =========    =========

  Acquisition of banks and financial services companies:
       Assets acquired (noncash)                                     $       --          141          141      872,460        2,889
       Liabilities assumed                                                   --           67           67      854,230        3,655
       Purchase price payable                                                --          450          656        1,120        2,919
                                                                     ==========    =========    =========    =========    =========

See accompanying notes to consolidated financial statements.

                      FIRST NIAGARA FINANCIAL GROUP, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

              Six months ended June 30, 2002 and 2001 (unaudited)
                and years ended December 31, 2001, 2000 and 1999


1)     Summary of Significant Accounting Policies

       First Niagara Financial Group, Inc. ("FNFG") is a Delaware corporation, which holds all of the capital stock of First Niagara Bank ("First Niagara"). FNFG and its consolidated subsidiary or subsidiaries (prior to November 8, 2002) are hereinafter referred to collectively as "the Company." First Niagara was originally organized in 1870 as a New York State chartered mutual savings bank. FNFG was organized in April 1998 by First Niagara in connection with its conversion from a New York State chartered mutual savings bank to a New York State chartered stock savings bank and the reorganization to a two-tiered mutual holding company. In July 2000, FNFG acquired CNY Financial Corporation, the holding company for Cortland Savings Bank ("Cortland"). In November 2000, FNFG acquired all of the common stock of Iroquois Bancorp, Inc., the holding company of Cayuga Bank ("Cayuga") and The Homestead Savings, FA. Following completion of this transaction, Homestead Savings was merged into Cayuga. Initially, Cortland and Cayuga were operated as wholly owned subsidiaries of FNFG. In June 2002, FNFG announced its decision to convert to a federal charter subject to Office of Thrift Supervision ("OTS") regulation, and to merge Cortland and Cayuga into First Niagara. The mergers of Cortland and Cayuga into First Niagara, as well as the conversion to federal charters for First Niagara and the MHC were approved by the OTS and were effective November 8, 2002. The conversion of FNFG to a federal charter is subject to shareholder approval. On July 21, 2002, the Boards of Directors of First Niagara Financial Group, MHC ("the MHC"), FNFG and First Niagara adopted a plan of conversion and reorganization to convert the MHC from mutual to stock form ("the Conversion"). In connection with this mutual to stock conversion, the shares of FNFG common stock owned by the MHC will be sold to depositors of First Niagara and the public ("the Offering").

       The Company provides financial services to individuals and businesses in Western and Central New York. The Company's business is primarily accepting deposits from customers through its banking centers and investing those deposits, together with funds generated from operations and borrowings, in one- to four-family residential, multi-family residential and commercial real estate loans, commercial business loans and leases, consumer loans, and investment securities. Additionally, the Company offers insurance products and services, as well as trust and investment services.

       The accounting and reporting policies of the Company conform to general practices within the banking industry and to accounting principles generally accepted in the United States of America. Certain reclassification adjustments were made to the 2001, 2000 and 1999 financial statements to conform them to the 2002 presentation. The information at and for the six months ended June 30, 2002 and 2001 is unaudited. However, in the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. The data presented for the six months ended June 30, 2002, are not necessarily indicative of the results that may be expected for the year ending December 31, 2002.

       The following is a description of the Company's significant accounting policies:

       (a)    Principles of Consolidation

              The consolidated financial statements include the accounts of FNFG and all of its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

                       FIRST NIAGARA FINANCIAL GROUP, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

               Six months ended June 30, 2002 and 2001 (unaudited)
                and years ended December 31, 2001, 2000 and 1999


       (b)    Cash and Cash Equivalents

              Cash and cash equivalents include cash on hand, cash items in the process of collection, amounts due from banks, federal funds sold, money market accounts and other short-term investments, which generally mature within three months or less.

       (c)    Investment Securities

              All debt and marketable equity securities are classified as available for sale. The securities are carried at fair value, with unrealized gains and losses, net of the related deferred income tax effect, reported as a component of accumulated other comprehensive income. Realized gains and losses are included in the consolidated statement of income and are determined using the specific identification method. A decline in the fair value of any available for sale security below cost that is deemed other than temporary is charged to earnings, resulting in the establishment of a new cost basis. Premiums and discounts on investment securities are amortized/accreted to interest income utilizing the interest method.

        (d)   Loans

              Loans are stated at the principal amount outstanding, adjusted for net unamortized deferred fees and costs, which are amortized to income by the interest method. Accrual of interest income on loans is generally discontinued after payments become more than ninety days delinquent, unless the status of a particular loan clearly indicates earlier discontinuance is more appropriate. All uncollected interest income previously recognized on non-accrual loans is reversed and subsequently recognized only to the extent payments are received. In those instances where there is doubt as to the collectibility of principal, interest payments are applied to principal. Loans are generally returned to accrual status when principal and interest payments are current, full collectibility of principal and interest is reasonably assured and a consistent record of performance, generally six months, has been demonstrated.

       (e)    Direct Financing Leases

              The Company accounts for its direct financing leases in accordance with Statement of Financial Accounting Standards ("SFAS") No. 13, "Accounting for Leases." At lease inception, the present values of future rentals and the residual are recorded as a net investment in direct financing leases. Unearned interest income and sales commissions and other direct costs incurred are capitalized and are amortized to interest income over the lease term utilizing a method which produces a constant periodic rate of return on the outstanding investment in the lease.

        (f)   Real Estate Owned

              Real estate owned consists of property acquired in settlement of loans which are initially valued at the lower of the carrying amount of the loan or fair value, based on appraisals at foreclosure, less the estimated cost to sell the property ("net realizable value"). These properties are periodically adjusted to the lower of adjusted cost or net realizable value throughout the holding period.

                      FIRST NIAGARA FINANCIAL GROUP, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

               Six months ended June 30, 2002 and 2001 (unaudited)
                and years ended December 31, 2001, 2000 and 1999


       (g)    Allowance for Credit Losses

              The allowance for credit losses is established through charges to earnings through the provision for credit losses. Loan and lease losses are charged and recoveries are credited to the allowance for credit losses. Management's evaluation of the allowance is based on a continuing review of the loan portfolio. The methodology for determining the amount of the allowance for credit losses consists of several elements. Larger balance nonaccruing, impaired and delinquent loans are reviewed individually and the value of any underlying collateral is considered in determining estimates of losses associated with those loans and the need, if any, for a specific reserve. Another element involves estimating losses inherent in categories of smaller balance homogeneous loans based primarily on historical experience, industry trends and trends in the real estate market and the current economic environment in the Company's market areas. The unallocated portion of the allowance for credit losses is based on management's evaluation of various conditions, and involves a higher degree of uncertainty because this component of the allowance is not identified with specific problem credits or portfolio segments. The conditions evaluated in connection with this element include the following: industry and regional conditions; seasoning of the loan portfolio and changes in the composition of and growth in the loan portfolio; the strength and duration of the current business cycle; existing general economic and business conditions in the lending areas; credit quality trends, including trends in nonaccruing loans; historical loan charge-off experience; and the results of bank regulatory examinations.

              A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts of principal and interest under the original terms of the agreement. Such loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, the loan's observable market price or the fair value of the underlying collateral if the loan is collateral dependent. The Company collectively evaluates smaller-balance homogeneous loans for impairment, including one- to four-family residential mortgage loans, student loans and consumer loans, other than those modified in a troubled debt restructuring.

       (h)    Premises and Equipment

              Premises and equipment are carried at cost, net of accumulated depreciation and amortization. Depreciation is computed on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized on the straight-line method over the lesser of the life of the improvements or the lease term. The Company generally amortizes buildings over a period of 20 to 39 years, furniture and equipment over a period of 3 to 10 years, and capital leases over the respective lease term. Impairment losses on premises and equipment are realized if the carrying amount is not recoverable from its undiscounted cash flows and exceeds its fair value.

                      FIRST NIAGARA FINANCIAL GROUP, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

               Six months ended June 30, 2002 and 2001 (unaudited)
                and years ended December 31, 2001, 2000 and 1999


       (i)    Goodwill and Intangible Assets

              The excess of the cost of acquired entities over the fair value of identifiable tangible and intangible assets acquired, less liabilities assumed, is recorded as goodwill. Acquired intangible assets (other than goodwill) are amortized over their useful economic life. Effective with the Company's adoption of SFAS No. 142, "Goodwill and Other Intangible Assets" on January 1, 2002, the Company no longer is permitted to amortize goodwill and any acquired intangible asset with an indefinite useful economic life, but is required to review these assets for impairment on an annual basis based upon guidelines specified by the Statement. Prior to January 1, 2002, the Company amortized goodwill on a straight-line basis over periods of ten to twenty years and periodically assessed whether events or changes in circumstances indicated that the carrying amount of goodwill might be impaired.

         (j)  Derivative Instruments

              Effective January 1, 2001, the Company adopted the provisions of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" as amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities - An Amendment of FASB Statement No. 133." SFAS No. 133 and SFAS No. 138 establish accounting and reporting standards for derivative instruments, including certain derivatives embedded in other contracts, and for hedging activities. These statements require that an entity recognize all derivatives as either assets or liabilities in the statement of condition and measures those instruments at fair value. Changes in the fair value of the derivatives are recorded each period in current earnings or other comprehensive income, depending on whether the derivative is used in a qualifying hedge strategy and, if so, whether the hedge is a cash flow or fair value hedge.

              In order to qualify as a hedge, the Company must document the hedging strategy at its inception, including the nature of the risk being hedged and how the effectiveness of the hedge will be measured. The Company accounts for the interest rate swap agreements that it uses to hedge a portion of its Money Market Demand Accounts ("MMDA") as cash flow hedges. The Company recognizes the portion of the change in fair value of the interest rate swaps that is considered effective in hedging cash flows as a direct charge or credit to accumulated other comprehensive income (equity), net of tax. The ineffective portion of the change in fair value, if any, is recorded to earnings. Amounts recorded in accumulated other comprehensive income are periodically reclassified to interest expense on deposits to offset interest expense on the hedged MMDA accounts resulting from fluctuations in interest rates.

              Prior to January 1, 2001, interest income or expense on the swaps was recognized as an adjustment to interest expense on deposits as accrued. The fair value of interest rate swaps as of January 1, 2001, net of the related deferred income tax effect, was recorded as a cumulative effect of a change in accounting principle in accumulated other comprehensive income.

                      FIRST NIAGARA FINANCIAL GROUP, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

               Six months ended June 30, 2002 and 2001 (unaudited)
                and years ended December 31, 2001, 2000 and 1999


              Commitments to originate residential real estate loans that the Company intends to sell, forward commitments to sell residential real estate loans, and residential real estate loans held for sale are generally recorded in the consolidated statement of condition at fair value, with the corresponding unrealized gain or loss being included in other noninterest income. Prior to January 1, 2001 these financial instruments were recorded at the lower of aggregate cost or market value. The Company enters into forward commitments to sell fixed rate residential real estate loans in order to manage the interest rate risk related to the repricing of those financial instruments.

       (k)    Employee Benefits

              The Company maintains a non-contributory, qualified, defined benefit pension plan ("the pension plan") that covers substantially all employees who meet certain age and service requirements. The actuarially determined pension benefit in the form of a life annuity is based on the employee's combined years of service, age and compensation. The Company's policy is to fund the minimum amount required by government regulations. Effective February 1, 2002, the Company froze all benefit accruals and participation in the pension plan.

              Additionally, for the six months ended June 30, 2002 and years ended December 31, 2001, 2000 and 1999, the Company maintained several defined contribution 401(k) plans from the companies acquired in 1999 and 2000. As of June 30, 2002 and December 31, 2001, the Company maintained a 401(k) plan for FNFG and Cortland. The Cortland plan was frozen in 2000 and management intends to consolidate it with the FNFG plan in 2003. Subsequent to the plan being frozen, Cortland employees became eligible to participate in the FNFG plan. The Company accrues contributions due under these plans as earned by employees.

              The Company also provides certain post-retirement benefits, principally health care and group life insurance ("the post-retirement plan"), to employees who meet certain age and service requirements and their beneficiaries and dependents. The expected cost of providing these post-retirement benefits are accrued during an employee's active years of service. Effective January 19, 2001, the Company modified its post-retirement plan so that participation was closed to those employees who did not meet the retirement eligibility by December 31, 2001.

       (l)    Stock-Based Compensation

              The Company maintains various long-term incentive stock benefit plans under which fixed award stock options and restricted stock awards may be granted to certain officers, directors, key employees and other persons providing services to the Company. The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and Financial Accounting Standards Board ("FASB") Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation" in accounting for its fixed award stock options. As such, compensation expense is recorded on the date the options are granted only if the current market price of the underlying stock exceeded the exercise price. Compensation expense equal to the market value of FNFG's stock on the grant date is accrued ratably over the vesting period for shares of restricted stock granted.

                      FIRST NIAGARA FINANCIAL GROUP, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

              Six months ended June 30, 2002 and 2001 (unaudited)
                and years ended December 31, 2001, 2000 and 1999

          SFAS No. 123, "Accounting for Stock-Based Compensation," established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed under SFAS No. 123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above, and has only adopted the disclosure requirements of SFAS No. 123.

      (m) Income Taxes

          Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the periods in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through income tax expense.

      (n) Earnings Per Share

          Basic earnings per share ("EPS") is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company.

      (o) Investment and Fiduciary Services

          Assets held in fiduciary or agency capacity for customers are not included in the accompanying consolidated statements of condition, since such assets are not assets of the Company. Fee income is recognized on the accrual method based on the fair value of assets administered.

      (p) New Accounting Standards

          In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This statement requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. When the liability is initially recorded, the entity capitalizes the asset retirement cost by increasing the carrying amount of the related long-lived asset. The liability is accreted to its present value each period and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss. The provisions of SFAS No. 143 are effective for fiscal years beginning after June 15, 2002 and are not expected to have a material impact on the Company's consolidated financial statements.

                      FIRST NIAGARA FINANCIAL GROUP, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

              Six months ended June 30, 2002 and 2001 (unaudited)
                and years ended December 31, 2001, 2000 and 1999

          In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" and the provisions for the disposal of a segment of a business in APB Opinion No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." This statement requires that long-lived assets to be disposed of by sale be measured at the lower of its carrying amount or fair value less cost to sell, and recognition of impairment losses on long-lived assets to be held if the carrying amount of the long-lived asset is not recoverable from its undiscounted cash flows and exceeds its fair value. Additionally, SFAS No. 144 resolved various implementation issues related to SFAS No. 121. The provisions of SFAS No. 144 were adopted on January 1, 2002 and had no effect on the Company's consolidated financial statements.

          In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections." This statement eliminates SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt" as amended by SFAS No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." As a result, gains and losses from extinguishment of debt can only be classified as extraordinary items if they meet the definition of unusual and infrequent as prescribed in APB Opinion No.
          30. Additionally, SFAS No. 145 amends SFAS No. 13 "Accounting for Leases" to require that lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. SFAS No. 145 addresses a number of additional issues that were not substantive in nature. The provisions of this statement are effective at various dates in 2002 and 2003 and are not expected to have a material impact on the Company's consolidated financial statements.

          In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This statement nullifies Emerging Issues Task Force Issue No. 94-3 "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)" and requires that a liability for costs associated with an exit or disposal activity be recognized when the liability is probable and represents obligations to transfer assets or provide services as a result of past transactions. The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002.

          In October 2002, the FASB issued SFAS No. 147, "Acquisitions of Certain Financial Institutions - an Amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9." This statement removes acquisitions of financial institutions from the scope of both SFAS No. 72 and Interpretation No. 9 and requires that those transactions be accounted for in accordance with SFAS No. 141 "Business Combinations" and No. 142 "Goodwill and Other Intangible Assets." As a result, the requirement in paragraph 5 of SFAS No. 72 to recognize (and subsequently amortize) any excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired as an unidentifiable intangible asset (SFAS No. 72 goodwill) no longer applies to acquisitions within the scope of the Statement. The Company does not currently have any SFAS No. 72 goodwill and as result the adoption is not expected to have a material impact on the Company's consolidated financial statements.

                      FIRST NIAGARA FINANCIAL GROUP, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

              Six months ended June 30, 2002 and 2001 (unaudited)
                and years ended December 31, 2001, 2000 and 1999

       (q)    Use of Estimates

              Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and disclosure of contingent assets and liabilities to prepare these financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

(2)    Acquisitions and Banking Center Sale

       On July 21, 2002, the Company entered into a definitive agreement to acquire all of the common shares outstanding of Finger Lakes Bancorp, Inc. ("FLBC") the holding company of Savings Bank of the Finger Lakes ("SBFL"), which has approximately $387.8 million of assets and seven branch locations. Subsequent to the acquisition, SBFL will be merged into First Niagara. Under the terms of the agreement, the Company will pay $20.00 per share, in an equal combination of cash and stock from the Offering, for all of the outstanding shares and options of FLBC for an aggregate purchase price of approximately $66.4 million. The transaction is expected to be completed in the first quarter of 2003, simultaneously with the Conversion and Offering, and is subject to approval by FLBC stockholders and various regulatory agencies (unaudited).

       On May 14, 2002, Cayuga announced that it entered into a definitive agreement to sell its Lacona Banking Center to Pathfinder Bank. In connection with this transaction, approximately $2.6 million of assets and $26.4 million of deposits will be disposed of (unaudited).

       In January 2002 Warren-Hoffman & Associates, Inc. ("WHA"), First Niagara's wholly owned insurance subsidiary, acquired the customer list of a property and casualty insurance agency located in Western New York. In connection with this purchase, approximately $300 thousand of customer lists was recorded and is being amortized on a straight-line basis over five years (unaudited), based upon management's evaluation of its useful economic life.

       On January 1, 2001, WHA acquired all of the common stock of Allied Claim Services, Inc. ("Allied"), an independent insurance adjusting firm and third party administrator. The transaction was accounted for under the purchase method of accounting and accordingly, $1.3 million of goodwill was recorded and was being amortized on a straight-line basis over ten years until the Company adopted SFAS No. 142 on January 1, 2002.

       On November 3, 2000, FNFG acquired all of the stock of Iroquois Bancorp, Inc. ("Iroquois") and its wholly owned subsidiaries Cayuga Bank, of Auburn, New York and The Homestead Savings FA, of Utica, New York. FNFG paid $33.25 per share in cash for each of the outstanding shares and options of Iroquois' common stock for an aggregate purchase price of approximately $80.2 million. The transaction was accounted for under the purchase method of accounting and accordingly, the excess of the purchase price over the fair value of identifiable assets acquired, less liabilities assumed, was recorded as goodwill. Approximately, $44.1 million of such goodwill was recorded and was being amortized on a straight-line basis over twenty years until the Company adopted SFAS No. 142 on January 1, 2002. Upon closing of the transaction, FNFG merged the branches of Homestead Savings into Cayuga's branch network, which is being operated as a wholly owned subsidiary of FNFG.

                       FIRST NIAGARA FINANCIAL GROUP, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

              Six months ended June 30, 2002 and 2001 (unaudited)
                and years ended December 31, 2001, 2000 and 1999

          On July 7, 2000, FNFG acquired all of the common stock of CNY Financial Corporation ("CNY") and its subsidiary bank, Cortland Savings Bank. FNFG paid $18.75 per share in cash for each of the outstanding shares and options of CNY common stock for an aggregate purchase price of $86.3 million. This acquisition was accounted for as a purchase transaction and accordingly, approximately $16.9 million of goodwill was recorded and was being amortized on a straight-line basis over twenty years until the Company adopted SFAS No. 142 on January 1, 2002. Cortland is being operated as a wholly owned subsidiary of FNFG.

          On May 31, 2000, First Niagara completed the acquisition of all of the common stock of Niagara Investment Advisors, Inc. ("NIA"), an investment advisory services firm. The acquisition was accounted for as a purchase transaction and accordingly, approximately $2.8 million of goodwill was recorded and was being amortized on a straight-line basis over ten years until the Company adopted SFAS No. 142 on January 1, 2002. The acquired company operates as a wholly owned subsidiary of First Niagara.

          On March 24, 2000, FNFG acquired all of the common stock of Albion Banc Corp, Inc. ("Albion"). FNFG paid $15.75 per share in cash resulting in an aggregate purchase price of approximately $11.9 million and merged Albion's subsidiary bank, Albion Federal Savings and Loan Association, and its two branch locations into First Niagara's branch network. The transaction was accounted for as a purchase transaction and accordingly, approximately $7.6 million of goodwill was recorded and was being amortized on a straight-line basis over a period of fifteen years until the Company adopted SFAS No. 142 on January 1, 2002.

                      FIRST NIAGARA FINANCIAL GROUP, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

              Six months ended June 30, 2002 and 2001 (unaudited)
                and years ended December 31, 2001, 2000 and 1999

(3)   Securities Available for Sale

      The amortized cost, gross unrealized gains and losses and approximate fair value of securities available for sale at June 30, 2002 are summarized as follows (in thousands):


                                                        Amortized       Unrealized        Unrealized          Fair
                                                          cost             gains            losses            value
                                                       -----------     -------------    -------------     -------------
                                                                                 (unaudited)
       Debt securities:
         U.S. government agencies                      $   130,097             1,461              (18)          131,540
         Corporate                                          27,733               148             (488)           27,393
         States and political subdivisions                  30,066             1,096              (11)           31,151
         U.S. Treasury                                          15                 1               --                16
                                                       -----------     -------------    -------------     -------------

                                                           187,911             2,706             (517)          190,100
                                                       -----------     -------------    -------------     -------------
       Mortgage-backed securities:
         Collateralized mortgage obligations:
          Federal Home Loan Mortgage Corporation           107,092               683              (78)          107,697
          Government National Mortgage
            Association                                      9,695                47               --             9,742
          Federal National Mortgage Association             49,985               153             (112)           50,026
          Privately issued                                  95,513             1,106             (121)           96,498
                                                       -----------     -------------    -------------     -------------

                                                           262,285             1,989             (311)          263,963
                                                       -----------     -------------    -------------     -------------

        Other mortgage-backed securities:
         Federal Home Loan Mortgage Corporation             39,495             1,335              (34)           40,796
         Government National Mortgage
           Association                                      12,647               595               --            13,242
         Federal National Mortgage Association              15,768               982               --            16,750
                                                       -----------     -------------    -------------     -------------

                                                            67,910             2,912              (34)           70,788
                                                       -----------     -------------    -------------     -------------

                                                           330,195             4,901             (345)          334,751
                                                       -----------     -------------    -------------     -------------
       Asset-backed securities:
         Non-U.S. government agencies                       14,600               434               --            15,034
         U.S. government agencies                            3,867                63               (2)            3,928
                                                       -----------     -------------    -------------     -------------

                                                            18,467               497               (2)           18,962
                                                       -----------     -------------    -------------     -------------

       Equity securities - common stock                      9,194               552           (2,305)            7,441
       Other                                                 4,953                21               --             4,974
                                                       -----------      -------------    -------------     -------------

                                                       $   550,720             8,677           (3,169)          556,228
                                                       ===========     =============    =============     =============

                      FIRST NIAGARA FINANCIAL GROUP, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

              Six months ended June 30, 2002 and 2001 (unaudited)
                and years ended December 31, 2001, 2000 and 1999

The amortized cost, gross unrealized gains and losses and approximate fair value of securities available for sale at December 31, 2001 are summarized as follows (in thousands):

                                                Amortized        Unrealized      Unrealized          Fair
                                                  cost             gains           losses            value
                                              ------------      ------------    ------------      -----------
Debt securities:
  U.S. Treasury                               $   164,992               128               --         165,120
  U.S. government agencies                         79,419             1,647              (50)         81,016
  Corporate                                        27,264               176             (414)         27,026
  States and political subdivisions                26,696               575              (63)         27,208
                                              -----------       -----------     ------------      ----------

                                                  298,371             2,526             (527)        300,370
                                              -----------       -----------     ------------      ----------
Mortgage-backed securities:
  Collateralized mortgage obligations:
    Federal Home Loan Mortgage Corporation        100,646               526             (599)        100,573
     Government National Mortgage
       Association                                  4,927                --             (193)          4,734
     Federal National Mortgage Association         33,482               145             (501)         33,126
     Privately issued                             126,434             1,512             (805)        127,141
                                              -----------       -----------     ------------      ----------

                                                  265,489             2,183           (2,098)        265,574
                                              -----------       -----------     ------------      ----------

  Other mortgage-backed securities:
    Federal Home Loan Mortgage Corporation         37,081             1,258               --          38,339
    Government National Mortgage
       Association                                 16,094               705               --          16,799
    Federal National Mortgage Association          18,213               956               --          19,169
                                              -----------       -----------     ------------      ----------

                                                   71,388             2,919               --          74,307
                                              -----------       -----------     ------------      ----------

                                                  336,877             5,102           (2,098)        339,881
                                              -----------       -----------     ------------      ----------
Asset-backed securities:
  Non-U.S. government agencies                     23,380               735               --          24,115
  U.S. government agencies                          4,682                55               (2)          4,735
                                              -----------       -----------     ------------      ----------

                                                   28,062               790               (2)         28,850
                                              -----------       -----------     ------------      ----------

Equity securities - common stock                   21,530             3,318           (4,523)         20,325
Other                                               4,453                18               --           4,471
                                              -----------       -----------     ------------      ----------

                                              $   689,293            11,754           (7,150)        693,897
                                              ===========       ===========     ============      ==========

                       FIRST NIAGARA FINANCIAL GROUP, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

              Six months ended June 30, 2002 and 2001 (unaudited)
                and years ended December 31, 2001, 2000 and 1999

       The amortized cost, gross unrealized gains and losses and approximate fair value of securities available for sale at December 31, 2000 are summarized as follows (in thousands):

                                                        Amortized       Unrealized        Unrealized          Fair
                                                          cost             gains            losses            value
                                                     -------------     -------------    -------------     -------------
       Debt securities:
         U.S. Treasury                              $     37,970               251               (5)           38,216
         U.S. government agencies                         56,379               585              (36)           56,928
         Corporate                                         8,209                20              (36)            8,193
         States and political subdivisions                23,548               427              (27)           23,948
                                                     -------------     -------------    -------------     -------------

                                                         126,106             1,283             (104)          127,285
                                                     -------------     -------------    -------------     -------------
       Mortgage-backed securities:
         Collateralized mortgage obligations:
           Federal Home Loan Mortgage Corporation          6,670                --             (169)            6,501
           Federal National Mortgage Association          14,164                11             (265)           13,910
           Privately issued                              194,347               166           (4,579)          189,934
                                                     -------------     -------------    -------------     -------------

                                                         215,181               177           (5,013)          210,345
                                                     -------------     -------------    -------------     -------------

         Other mortgage-backed securities:
           Federal Home Loan Mortgage Corporation         48,891               741             (106)           49,526
           Government National Mortgage
              Association                                 22,645               385              (14)           23,016
           Federal National Mortgage Association          18,668               781               (2)           19,447
                                                     -------------     -------------    -------------     -------------

                                                          90,204             1,907             (122)           91,989
                                                     -------------     -------------    -------------     -------------

                                                         305,385             2,084           (5,135)          302,334
                                                     -------------     -------------    -------------     -------------
       Asset-backed securities:
         Non-U.S. government agencies                     35,684               288              (83)           35,889
         U.S. government agencies                          6,099                19               --             6,118
                                                     -------------     -------------    -------------     -------------

                                                          41,783               307              (83)           42,007
                                                     -------------     -------------    -------------     -------------

       Equity securities - common stock                   23,547             6,219           (4,002)           25,764
       Other                                               4,453                --               (9)            4,444
                                                     -------------     -------------    -------------     -------------

                                                   $     501,274             9,893           (9,333)          501,834
                                                     =============     =============    =============     =============

                      FIRST NIAGARA FINANCIAL GROUP, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

              Six months ended June 30, 2002 and 2001 (unaudited)
                and years ended December 31, 2001, 2000 and 1999

       Scheduled contractual maturities of certain investment securities owned by the Company at June 30, 2002 are as follows (in thousands):

                                                 Amortized           Fair
                                                   cost              value
                                              --------------     --------------
                                                         (unaudited)
Debt securities:
     Within one year                          $       31,692             32,024
     After one year through five years               130,620            131,865
     After five years through ten years               10,941             11,576
     After ten years                                  14,658             14,635
                                              --------------     --------------
                                                     187,911            190,100
Mortgage-backed securities                           330,195            334,751
Asset-backed securities                               18,467             18,962
                                              --------------     --------------

                                              $      536,573            543,813
                                              ==============     ==============

       The contractual maturities of mortgage and asset-backed securities available for sale generally exceed ten years. However, the effective lives are expected to be shorter due to anticipated prepayments.

       Scheduled contractual maturities of certain investment securities owned by the Company at December 31, 2001 are as follows (in thousands):

                                                 Amortized            Fair
                                                   cost               value
                                              --------------     --------------
Debt securities:
     Within one year                          $      196,896            197,258
     After one year through five years                79,429             80,942
     After five years through ten years               11,393             11,707
     After ten years                                  10,653             10,463
                                              --------------     --------------
                                                     298,371            300,370
Mortgage-backed securities                           336,877            339,881
Asset-backed securities                               28,062             28,850
                                              --------------     --------------

                                              $      663,310            669,101
                                              ==============     ==============

       Gross realized gains and losses on securities available for sale for the six months ended June 30, 2002 and 2001 and for the years ended December 31, 2001, 2000 and 1999 are summarized as follows (in thousands):

                                      Six months ended
                                          June 30,                 Year ended December 31,
                                 -------------------------  -------------------------------------
                                     2002          2001         2001         2000         1999
                                 -----------   -----------  -----------  -----------  -----------
                                       (unaudited)
Gross realized gains             $     5,176         1,297        2,080        1,295         2,157
Gross realized losses                 (5,108)       (1,507)      (2,163)      (1,634)       (1,679)
                                 -----------   -----------  -----------  -----------  ------------

  Net realized gains (losses)    $        68          (210)         (83)        (339)          478
                                 ===========   ===========  ===========  ===========  ============

                      FIRST NIAGARA FINANCIAL GROUP, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

              Six months ended June 30, 2002 and 2001 (unaudited)
                and years ended December 31, 2001, 2000 and 1999

       At June 30, 2002 and December 31, 2001, $255.4 million (unaudited) and $316.4 million, respectively, of securities were pledged to secure borrowings and lines of credit from the Federal Home Loan Bank and Federal Reserve Bank, repurchase agreements, municipal deposits and interest rate swap agreements.

       At June 30, 2002, no investments in securities of a single non-U.S. Government or government agency issuer exceeded 10% of stockholders' equity (unaudited). At December 31, 2001, the Company had investments in mortgage-backed securities issued by Bank of America Mortgage Securities that exceeded 10% of stockholders' equity. The aggregate book value and fair value of these securities at December 31, 2001 were $30.1 million and $29.8 million, respectively. No other investment in securities of a single non-U.S. Government or government agency issuer exceeded 10% of stockholders' equity at December 31, 2001.

(4)    Loans

       Loans receivable at June 30, 2002 and December 31, 2001 and 2000 consist of the following (in thousands):

                                                                    December 31,
                                              June 30,      ---------------------------
                                                2002            2001           2000
                                            ------------    ------------   ------------
                                            (unaudited)
Real estate:
     One-to four-family                     $    944,268         980,638      1,089,607
     Home equity                                 130,642         114,443        104,254
     Commercial and multi-family                 437,428         392,896        329,427
     Construction:
         Commercial                               76,747          56,394         29,195
         Residential                               5,386           8,108          5,864
                                            ------------    ------------   ------------

         Total real estate loans               1,594,471       1,552,479      1,558,347

Consumer loans                                   178,725         182,126        188,129
Commercial business loans                        154,778         135,621         93,730
                                            ------------    ------------   ------------

         Total loans                           1,927,974       1,870,226      1,840,206

Net deferred costs and unearned discounts          2,365           1,642            714
Allowance for credit losses                      (19,694)        (18,727)       (17,746)
                                            ------------    ------------   ------------


         Total loans, net                   $  1,910,645       1,853,141      1,823,174
                                            ============    ============   ============

       Included in commercial business loans are approximately $28.7 million (unaudited), $18.4 million and $10.7 million of direct financing leases at June 30, 2002 and December 31, 2001 and 2000, respectively. Under direct financing leases, the Company leases equipment to small businesses with terms ranging from two to five years. During the first six months of 2002, approximately $15.8 million (unaudited) of equipment leases were originated by the Company, of which approximately $937 thousand (unaudited) were sold to outside investors. During 2001, approximately $16.5 million of equipment leases were originated by the Company, of which approximately $4.5 million were sold to outside investors. The remainder of the leases originated were retained by the Company.

                      FIRST NIAGARA FINANCIAL GROUP, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

              Six months ended June 30, 2002 and 2001 (unaudited)
                and years ended December 31, 2001, 2000 and 1999

       Non-accrual loans amounted to $11.7 million (unaudited), $11.5 million, $6.5 million and $1.9 million at June 30, 2002 and December 31, 2001, 2000 and 1999, respectively, representing 0.61% (unaudited), 0.61%, 0.35% and 0.19% of total loans, respectively. Interest income that would have been recorded if the loans had been performing in accordance with their original terms amounted to $676 thousand (unaudited), $604 thousand, $273 thousand and $161 thousand for the first six months of 2002 and for the full year 2001, 2000 and 1999, respectively. At June 30, 2002 and December 31, 2001, the balance of impaired loans amounted to $4.4 million (unaudited) and $5.3 million, respectively, and approximately $1.2 million (unaudited) and $1.3 million, respectively, was included within the allowance for credit losses to specifically reserve for losses relating to those loans. Residential real estate owned, net of related allowances of $363 thousand (unaudited), $363 thousand and $428 thousand, at June 30, 2002 and December 31, 2001 and 2000, respectively, was $310 thousand (unaudited), $665 thousand and $757 thousand, respectively.

       Residential mortgage loans held for sale were $3.8 million (unaudited), $3.3 million and $4.9 million at June 30, 2002 and December 31, 2001 and 2000, respectively, and are included in one-to four-family real estate loans. Mortgages serviced for others by the Company amounted to $255.8 million (unaudited), $215.2 million (unaudited), $252.3 million, $190.1 million and $124.6 million at June 30, 2002 and 2001 and December 31, 2001, 2000 and 1999, respectively. For the six months ended June 30, 2002 and 2001, mortgage loans sold amounted to $31.4 million (unaudited) and $45.0 million (unaudited), respectively. Mortgage loans sold amounted to $105.5 million, $56.3 million and $28.5 million for the years ended December 31, 2001, 2000 and 1999, respectively. For the six months ended June 30, 2002 and 2001, gains on the sale of loans amounted to $352 thousand (unaudited) and $509 thousand (unaudited), respectively. Gains on the sale of loans amounted to $1.4 million, $378 thousand and $468 thousand for the years ended December 31, 2001, 2000 and 1999, respectively.

       Changes in the Company's capitalized mortgage servicing assets, classified within other assets in the consolidated statements of condition, for the six months ended June 30, 2002 and 2001 and for the years ended December 31, 2001, 2000 and 1999 are summarized as follows (in thousands):

                                    Six months ended
                                        June 30,                 Year ended December 31,
                                 -----------------------   -----------------------------------
                                    2002         2001          2001        2000        1999
                                 -----------  ----------   -----------  ----------  ----------
                                        (unaudited)
Balance, beginning of period     $    1,265          519          519         122          --

Originations                            276          367          952         417         168
Amortization                           (132)         (92)        (206)        (20)        (46)
                                 ----------   ----------   ----------   ---------   ---------

Balance, end of period           $    1,409          794        1,265         519         122
                                 ==========   ==========   ==========   =========   =========

       The Company had outstanding commitments to originate loans of approximately $69.7 million (unaudited), $81.3 million and $47.6 million at June 30, 2002 and December 31, 2001 and 2000, respectively. These commitments have fixed expiration dates and are at market rates. Interest rates for commitments to fund fixed rate loans ranged from 3.75% to 16.75% at June 30, 2002. These commitments do not necessarily represent future cash requirements since certain of these instruments may expire without being funded. Commitments to sell residential mortgages amounted to $5.5 million (unaudited), $2.6 million and $10.3 million at June 30, 2002 and December 31, 2001 and 2000, respectively.

                      FIRST NIAGARA FINANCIAL GROUP, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

              Six months ended June 30, 2002 and 2001 (unaudited)
                and years ended December 31, 2001, 2000 and 1999

       Unused lines of credit and outstanding letters of credit amounted to $158.0 million (unaudited), $140.5 million and $108.0 million at June 30, 2002 and December 31, 2001 and 2000, respectively. Since the majority of unused lines of credit and outstanding letters of credit expire without being funded, the Company's obligation to fund the above commitment amounts is substantially less than the amounts reported.Changes in the allowance for credit losses for the six months ended June 30, 2002 and 2001 and for the years ended December 31, 2001, 2000 and 1999 are summarized as follows (in thousands):

                                  Six months ended
                                       June 30,            Year ended December 31,
                                 -------------------   ------------------------------
                                   2002       2001       2001       2000       1999
                                 --------   --------   --------   --------   --------
                                     (unaudited)
Balance, beginning of period     $ 18,727     17,746     17,746      9,862      8,010
Provision for credit losses         3,260      1,900      4,160      2,258      2,466
Allowance obtained through
    acquisitions                       --         --         --      6,361         --
Charge-offs                        (2,902)    (1,391)    (4,071)    (1,072)      (735)
Recoveries                            609        318        892        337        121
                                 --------   --------   --------   --------   --------

Balance, end of period           $ 19,694     18,573     18,727     17,746      9,862
                                 ========   ========   ========   ========   ========

       Virtually all of the Company's mortgage and consumer loans are to customers located in Upstate New York. Accordingly, the ultimate collectibility of the Company's loan portfolio is susceptible to changes in market conditions in this market area. Loans due from certain officers and directors of the Company and affiliates amounted to $6.0 million (unaudited), $5.9 million and $4.7 million at June 30, 2002 and December 31, 2001 and 2000, respectively.

(5)    Premises and Equipment

       A summary of premises and equipment at June 30, 2002 and December 31, 2001 and 2000 follows (in thousands):

                                                              December 31,
                                             June 30,   -----------------------
                                               2002        2001         2000
                                           -----------  ----------   ----------
                                           (unaudited)
Land                                       $    3,531        3,531        3,531
Buildings and improvements                     30,876       30,742       29,421
Furniture and equipment                        33,836       31,065       27,698
Property under capital leases                   1,365        1,365        1,365
                                           ----------   ----------   ----------
                                               69,608       66,703       62,015
Accumulated depreciation and amortization     (29,052)     (26,470)     (21,921)
                                           ----------   ----------   ----------

Premises and equipment, net                $   40,556       40,233       40,094
                                           ==========   ==========   ==========

       As of June 30, 2002, the Company owns electronic data processing equipment with a net book value of approximately $2.8 million (unaudited) that consists of a mainframe computer system, a local area network and various other electronic equipment used for data processing.

                      FIRST NIAGARA FINANCIAL GROUP, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

              Six months ended June 30, 2002 and 2001 (unaudited)
                and years ended December 31, 2001, 2000 and 1999

       Future minimum rental commitments for premises and equipment under noncancellable operating leases at June 30, 2002 were $894 thousand in 2002; $1.8 million in 2003; $1.5 million in 2004; $1.4 million in 2005;
       $1.4 million in 2006; $1.3 million in 2007; and $6.5 million in years thereafter through 2021 (unaudited). Future minimum rental commitments for premises and equipment under noncancellable operating leases at December 31, 2001 were $1.7 million in 2002; $1.6 million in 2003; $1.4 million in 2004; $1.3 million in 2005; $1.2 million in 2006; and $6.9 million in years thereafter through 2021.

       Real estate taxes, insurance and maintenance expenses related to these leases are obligations of the Company. For the six months ended June 30, 2002 and 2001 rent expense amounted to $867 thousand (unaudited) and $748 thousand (unaudited), respectively, and was $1.5 million, $1.3 million and $1.1 million for the years ended December 31, 2001, 2000 and 1999, respectively, and is included in occupancy and equipment expense.

(6)    Goodwill and Intangible Assets

       The following is a reconciliation of reported net income and earnings per share to net income and earnings per share adjusted as if SFAS No. 142 had been adopted on January 1, 1999 (in thousands except per share amounts):

                                              Six months ended
                                                  June 30,                 Year ended December 31,
                                          -----------------------   ------------------------------------
                                             2002         2001         2001         2000         1999
                                          ----------   ----------   ----------   ----------   ----------
                                               (unaudited)
Net income:
    As reported                           $   14,457        9,675       21,220       19,519       18,440
    Add back: Goodwill amortization               --        2,368        4,742        2,114          552
                                          ----------   ----------   ----------   ----------   ----------
    Adjusted net income                   $   14,457       12,043       25,962       21,633       18,992
                                          ==========   ==========   ==========   ==========   ==========

Basic earnings per share:
    As reported                           $     0.58         0.39         0.86         0.79         0.69
    Add back: Goodwill amortization               --         0.10         0.19         0.08         0.02
                                          ----------   ----------   ----------   ----------   ----------
    Adjusted basic earnings per share     $     0.58         0.49         1.05         0.87         0.71
                                          ==========   ==========   ==========   ==========   ==========

Diluted earnings per share:
    As reported                           $     0.57         0.39         0.85         0.79         0.69
    Add back: Goodwill amortization               --         0.09         0.19         0.08         0.02
                                          ----------   ----------   ----------   ----------   ----------
    Adjusted diluted earnings per share   $     0.57         0.48         1.04         0.87         0.71
                                          ==========   ==========   ==========   ==========   ==========

       The following tables set forth information regarding the Company's amortizing intangible assets (in thousands):

                                                        December 31,
                                     June 30,    --------------------------
                                       2002         2001           2000
                                   -----------   -----------   ------------
                                   (unaudited)
Customer lists:
   Gross carrying amount           $     9,945         9,645          9,363
   Accumulated amortization             (3,270)       (2,848)        (1,879)
                                   -----------   -----------   ------------

       Net carrying amount         $     6,675         6,797          7,484
                                   ===========   ===========   ============

                      FIRST NIAGARA FINANCIAL GROUP, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

              Six months ended June 30, 2002 and 2001 (unaudited)
                and years ended December 31, 2001, 2000 and 1999

       Estimated intangible asset amortization expense
         for the year ended December 31 (unaudited):
              2002                                     $        844
              2003                                              844
              2004                                              844
              2005                                              844
              2006                                              811

       In January 2002, WHA, First Niagara's wholly owned insurance subsidiary, acquired the customer list of a property and casualty insurance agency located in Western New York. WHA paid $300 thousand (unaudited) for the customer list, which is being amortized over five years based upon management's evaluation of its useful economic life.

       The following table sets forth information regarding the Company's goodwill for the six months ended June 30, 2002 (unaudited) and for the years ended December 31, 2001 and 2000 (in thousands):

                                                              Financial
                                            Banking           services        Consolidated
                                            segment            segment            total
                                        ---------------    --------------    --------------
Balances at January 1, 2000             $            --             4,977             4,977

Acquired                                         71,857             2,782            74,639
Amortization                                     (1,400)             (714)           (2,114)
Contingent earn-out adjustments                      --               (31)              (31)
                                        ---------------    --------------    --------------
Balances at December 31, 2000                    70,457             7,014            77,471

Acquired                                             --             1,279             1,279
Amortization                                     (3,787)             (955)           (4,742)
Purchase accounting adjustment                      205                --               205
                                        ---------------    --------------    --------------
Balances at December 31, 2001                    66,875             7,338            74,213

Contingent earn-out adjustments                      --              (112)             (112)
                                        ---------------    --------------    --------------
Balances at June 30, 2002 (unaudited)   $        66,875             7,226            74,101
                                        ===============    ==============    ==============

       The contingent earn-out adjustments disclosed above relate to the financial services companies acquired in 1999 and 2001, which did not meet the financial targets specified in their respective purchase agreements in order for the previous owners to receive full payment of the contingent purchase price. These amounts were included in the cost of the acquired companies at the date of acquisition as they were determinable at that time and are reversed from goodwill if not ultimately paid in subsequent years.

       The Company has performed the required transitional goodwill impairment test as of January 1, 2002. Based upon the results of this test, the Company has determined that goodwill was not impaired (unaudited).

                      FIRST NIAGARA FINANCIAL GROUP, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

              Six months ended June 30, 2002 and 2001 (unaudited)
                and years ended December 31, 2001, 2000 and 1999

(7)    Other Assets

       A summary of other assets at June 30, 2002 (unaudited) and December 31, 2001 and 2000 follows (in thousands):

                                                             December 31,
                                           June 30,    ------------------------
                                            2002           2001         2000
                                         -----------   -----------  -----------
Cash surrender value of bank-
    owned life insurance                 $    52,651        51,357       44,848
Federal Home Loan Bank stock                  20,761        24,865       24,668
Net deferred tax assets (see note 13)          8,355         9,961       11,665
Accrued interest receivable                   12,866        13,203       13,445
Other receivables and prepaid assets           5,855         3,499        6,947
Other                                         13,985        12,126       10,241
                                         -----------   -----------  -----------
                                         $   114,473       115,011      111,814
                                         ===========   ===========  ===========

(8)    Deposits

       Deposits consist of the following at June 30, 2002 and December 31, 2001 and 2000 (in thousands):

                                                                            December 31,
                                        June 30,          -----------------------------------------------
                                          2002                     2001                     2000
                                 ----------------------   ----------------------   ----------------------
                                              Weighted                 Weighted                 Weighted
                                              average                  average                  average
                                   Balance      rate        Balance      rate        Balance      rate
                                 ----------  ----------   ----------  ----------   ----------  ----------
                                      (unaudited)
Savings accounts                 $  623,412     2.19 %    $  450,762     2.56 %    $  417,643     2.63 %
Certificates maturing:
   Within one year                  642,644     3.55         674,637     4.41         668,094     5.87
   After one year, through two
      years                         181,085     3.64         148,965     4.23         136,219     6.06
   After two years, through
      three years                    23,895     5.02          19,996     5.20          19,652     5.63
   After three years, through
      four years                     16,850     5.10          10,771     5.81          10,304     5.86
   After four years, through
      five years                      4,559     4.35           6,662     5.10           7,433     6.35
   After five years                   2,726     4.89           2,686     5.14           2,847     5.33
                                 ----------               ----------               ----------
                                    871,759     3.65         863,717     4.43         844,549     5.90
                                 ----------               ----------               ----------
Checking accounts:
   Non-interest bearing             123,997       --         109,895       --          86,235       --
   Interest-bearing:
      NOW accounts                  167,317     0.93         157,886     0.94         173,319     0.98
      Money market accounts         345,402     1.88         391,420     2.14         365,836     5.07
                                 ----------               ----------               ----------
                                    636,716                  659,201                  625,390
                                 ----------               ----------               ----------
Mortgagors' payments held in
   escrow                            16,387     2.00          17,150     2.00          18,769     2.00
                                 ----------               ----------               ----------

                                 $2,148,274     2.51 %    $1,990,830     3.01 %    $1,906,351     4.27 %
                                 ==========               ==========               ==========

                      FIRST NIAGARA FINANCIAL GROUP, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

              Six months ended June 30, 2002 and 2001 (unaudited)
                and years ended December 31, 2001, 2000 and 1999

       Interest expense on deposits for the six months ended June 30, 2002 and 2001 and for the years ended December 31, 2001, 2000 and 1999 is summarized as follows (in thousands):

                               Six months ended
                                   June 30,                 Year ended December 31,
                           -----------------------   ------------------------------------
                              2002         2001         2001         2000         1999
                           ----------   ----------   ----------   ----------   ----------
                                 (unaudited)
Certificates of deposit    $   17,655       24,608       47,284       30,593       22,193
Money market accounts           3,687        8,344       14,334       14,848        9,726
Savings accounts                6,580        5,402       10,919        9,380        9,097
NOW accounts                      737          800        1,544        1,190        1,183
Mortgagors' payments
   held in escrow                 130          142          328          261          194
                           ----------   ----------   ----------   ----------   ----------

                           $   28,789       39,296       74,409       56,272       42,393
                           ==========   ==========   ==========   ==========   ==========

       Certificates of deposit issued in amounts over $100 thousand amounted to $170.3 million (unaudited), $172.9 million (unaudited), $157.8 million, $162.4 million and $63.0 million at June 30, 2002 and 2001 and December 31, 2001, 2000 and 1999, respectively. Interest expense thereon approximated $3.4 million (unaudited) and $5.0 million (unaudited) for the six months ended June 30, 2002 and 2001, respectively, and $9.3 million, $4.8 million and $3.3 million in 2001, 2000 and 1999, respectively. The Federal Deposit Insurance Corporation does not insure deposit amounts that are in excess of $100 thousand. Interest rates on certificates of deposit range from 1.88% to 7.13% (unaudited) at June 30, 2002 and from 1.80% to 7.50% at December 31, 2001.

       The carrying value of investment securities pledged as collateral for deposits at June 30, 2002 and December 31, 2001 was $60.4 million (unaudited) and $47.8 million, respectively. The aggregate amount of deposits that have been reclassified as loans at June 30, 2002 and December 31, 2001 due to such deposits being in an over-draft position was $1.2 million (unaudited) and $1.3 million, respectively.

(9)    Other Borrowed Funds

       Information relating to outstanding borrowings at June 30, 2002 and December 31, 2001 and 2000 is summarized as follows (in thousands):

                                                          December 31,
                                          June 30,   ----------------------
                                            2002        2001        2000
                                        -----------  ----------  ----------
                                        (unaudited)
Short-term borrowings:
   FHLB advances                        $    45,861      99,368      95,060
   Reverse repurchase agreements             20,772     105,124      10,743
   Loan payable to First Niagara
      Financial Group, MHC                    6,000       6,000       6,000
   Commercial bank loan                          --       2,500      10,000
                                        -----------  ----------  ----------
                                        $    72,633     212,992     121,803
                                        ===========  ==========  ==========
Long-term borrowings:
   FHLB advances                        $   199,223     216,048     199,816
   Reverse repurchase agreements            135,000     130,000     107,948
                                        -----------  ----------  ----------

                                        $   334,223     346,048     307,764
                                        ===========  ==========  ==========

                      FIRST NIAGARA FINANCIAL GROUP, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

              Six months ended June 30, 2002 and 2001 (unaudited)
                and years ended December 31, 2001, 2000 and 1999

       FHLB advances generally bear fixed interest rates ranging from 1.99% to 7.71% (unaudited) at June 30, 2002 and from 1.85% to 7.71% at December 31, 2001. Reverse repurchase agreements generally bear fixed interest rates ranging from 2.00% to 6.53% (unaudited) at June 30, 2002 and from 1.60% to 6.53% at December 31, 2001. At December 31, 2001, FNFG had a $2.5 million loan with a commercial bank that was repaid on January 28, 2002 and had an interest rate equal to the LIBOR rate plus 150 basis points.

       Interest expense on borrowings for the six months ended June 30, 2002 and 2001 and for the years ended December 31, 2001, 2000 and 1999 is summarized as follows (in thousands):

                                     Six months ended
                                         June 30,                  Year ended December 31,
                                  -----------------------   ------------------------------------
                                     2002         2001         2001         2000         1999
                                  ----------   ----------   ----------   ----------   ----------
                                        (unaudited)
FHLB and FRB advances             $    7,216        8,517       16,514       13,099        9,514
Reverse repurchase agreements          4,058        3,553        7,669        7,253        5,153
Loan payable to First Niagara
   Financial Group, MHC                   78          243          394           90           --
Commercial bank loan                       6          270          366          148           --
                                  ----------   ----------   ----------   ----------   ----------
                                  $   11,358       12,583       24,943       20,590       14,667
                                  ==========   ==========   ==========   ==========   ==========

       The Company has a line of credit with the Federal Home Loan Bank (FHLB) and Federal Reserve Bank (FRB) that provides a secondary funding source for lending, liquidity, and asset/liability management. At June 30, 2002, the FHLB line of credit totaled $717.4 million (unaudited), under which $245.1 million (unaudited) was utilized. The FRB line of credit totaled $7.5 million (unaudited), under which there were no borrowings outstanding as of June 30, 2002 (unaudited). The Company is required to pledge loans or investment securities as collateral for these borrowing facilities. Approximately $269.6 million (unaudited) of residential mortgage and multifamily loans were pledged to secure the amount outstanding under the FHLB line of credit at June 30, 2002. At December 31, 2001, the FHLB line of credit totaled $713.1 million, under which $315.4 million was utilized. The FRB line of credit totaled $10.2 million, under which there were no borrowings outstanding as of December 31, 2001. Approximately $347.1 million of residential mortgage and multifamily loans were pledged to secure the amount outstanding under the FHLB line of credit at December 31, 2001.

       The Company pledged to the FHLB and to broker-dealers, available for sale securities with a carrying value of $186.4 million (unaudited) and $260.2 million as collateral under reverse repurchase agreements at June 30, 2002 and December 31, 2001, respectively. These are treated as financing transactions and the obligations to repurchase are reflected as a liability in the consolidated financial statements. The dollar amount of securities underlying the agreements are included in securities available for sale in the consolidated statements of condition. However, the securities are delivered to the dealer with whom each transaction is executed. The dealers may sell, loan or otherwise dispose of such securities to other parties in the normal course of their business, but agree to resell to the Company the same securities at the maturities of the agreements. The Company also retains the right of substitution of collateral throughout the terms of the agreements. At June 30, 2002 (unaudited) and December 31, 2001, there were no amounts at risk under reverse repurchase agreements with any individual counterparty or group of related counterparties that exceeded 10% of stockholders' equity. The amount at risk is equal to the excess of the carrying value (or market value if greater) of the securities sold under agreements to repurchase over the amount of the repurchase liability.

                      FIRST NIAGARA FINANCIAL GROUP, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

              Six months ended June 30, 2002 and 2001 (unaudited)
                and years ended December 31, 2001, 2000 and 1999

       The aggregate maturities of long-term borrowings at June 30, 2002 and December 31, 2001 are as follows (in thousands):

                                      June 30,        December 31,
                                        2002              2001
                                  ----------------  ----------------
                                    (unaudited)

              2003                $         21,400            48,225
              2004                          42,315            42,315
              2005                          58,878            58,878
              2006                          43,323            33,323
              Thereafter                   168,307           163,307
                                  ----------------  ----------------

                                  $        334,223           346,048
                                  ================  ================

       The current portion of long-term borrowings is included within short-term borrowings and is excluded from the amounts in the above table.

(10)   Capital

       FNFG and each of its banking subsidiaries are subject to various regulatory capital requirements administered by Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, FNFG and each of its banking subsidiaries must meet specific guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

       Quantitative measures, established by regulation to ensure capital adequacy, require FNFG and each of its banking subsidiaries to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets and Tier 1 capital to average assets (leverage ratio), of 8.0%, 4.0% and 3.0%, respectively. As of June 30, 2002 (unaudited) and December 31, 2001, FNFG and each of its banking subsidiaries meet all minimum capital adequacy requirements to which it is subject.

       The most recent notification from the Federal Deposit Insurance Corporation categorized FNFG and each of its banking subsidiaries as well capitalized under the regulatory framework for prompt corrective action. In order to be considered well capitalized FNFG and each of its banking subsidiaries must maintain total and Tier 1 capital to risk-weighted assets and leverage ratios of 10.0%, 6.0% and 5.0%, respectively. Management is unaware of any conditions or events since the latest notifications from federal regulators that have changed the capital adequacy category of FNFG and its banking subsidiaries.

                      FIRST NIAGARA FINANCIAL GROUP, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

              Six months ended June 30, 2002 and 2001 (unaudited)
                and years ended December 31, 2001, 2000 and 1999

       The actual capital amounts and ratios for FNFG and its banking subsidiaries at June 30, 2002 and December 31, 2001 and 2000 are presented in the following tables (in thousands):

                             First Niagara
                               Financial        First
                              Group, Inc.      Niagara     Cayuga     Cortland
                             -------------     -------     ------     --------
June 30, 2002 (unaudited):
Total capital
-------------
  Amount                       $  207,070      133,073     42,086       19,697
  Ratio                            11.25%       10.21%     11.49%       11.45%
  Minimum required             $  147,237      104,239     29,292       13,756

Tier 1 capital
--------------
  Amount                       $  187,376      120,232     37,776       17,547
  Ratio                            10.18%        9.23%     10.32%       10.20%
  Minimum required             $   73,618       52,119     14,646        6,878

Leverage
--------
  Amount                       $  187,376      120,232     37,776       17,547
  Ratio                             6.73%        6.23%      6.25%        7.07%
  Minimum required             $   83,573       57,930     18,123        7,444
                             First Niagara
                               Financial        First
                              Group, Inc.      Niagara     Cayuga     Cortland
                             -------------     -------     ------     --------
December 31, 2001:
Total capital
-------------
  Amount                       $  195,164      126,035     39,592       18,545
  Ratio                            11.36%       10.45%     11.50%       11.29%
  Minimum required             $  137,410       96,459     27,542       13,142

Tier 1 capital
--------------
  Amount                       $  176,437      113,938     35,375       16,491
  Ratio                            10.27%        9.45%     10.28%       10.04%
  Minimum required             $   68,705       48,230     13,771        6,571

Leverage
--------
  Amount                       $  176,437      113,938     35,375       16,491
  Ratio                             6.71%        6.27%      6.21%        6.88%
  Minimum required             $   78,914       54,519     17,086        7,192

                      FIRST NIAGARA FINANCIAL GROUP, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

              Six months ended June 30, 2002 and 2001 (unaudited)
                and years ended December 31, 2001, 2000 and 1999

                            First Niagara
                              Financial        First
                             Group, Inc.      Niagara      Cayuga     Cortland
                            -------------     -------      ------     --------
December 31, 2000:
Total capital
-------------
     Amount                    $178,183        117,965      40,419      15,708
     Ratio                        11.13%         10.93%      11.36%       9.91%
     Minimum required          $128,065         86,374      28,463      12,678

Tier 1 capital
--------------
     Amount                    $159,439        105,173      36,663      13,722
     Ratio                         9.96%          9.74%      10.31%       8.66%
     Minimum required          $ 64,032         43,187      14,231       6,339

Leverage
--------
     Amount                    $159,439        105,173      36,663      13,722
     Ratio                         6.78%          6.15%       6.20%       5.84%
     Minimum required          $ 70,542         51,340      17,746       7,047

       The following is a reconciliation of stockholders' equity under generally accepted accounting principles ("GAAP") to regulatory capital for FNFG and its banking subsidiaries as of the dates indicated (in thousands):

                                                                            December 31,
                                                          June 30,     -----------------------
                                                            2002          2001         2000
                                                        ------------   ----------   ----------
                                                         (unaudited)
First Niagara Financial Group, Inc.
-----------------------------------
GAAP stockholders' equity                               $    272,303      260,617      244,540
Capital Adjustments:
   Goodwill and other intangible assets                      (80,776)     (81,010)     (84,955)
   Unrealized losses on equity securities available
     for sale (net of tax)                                    (1,052)        (722)          --
   Accumulated other comprehensive income                     (3,197)      (2,561)        (336)
   Disallowed portion of mortgage servicing rights              (141)        (126)         (52)
   Minority interest                                             239          239          242
                                                        ------------   ----------   ----------
     Tier I capital                                          187,376      176,437      159,439

   Allowable portion of allowance for credit losses           19,694       18,727       17,746
   45% of unrealized gains on equity securities
     available for sale (net of tax)                              --           --          998
                                                        ------------   ----------   ----------
     Total capital                                      $    207,070      195,164      178,183
                                                        ============   ==========   ==========

                      FIRST NIAGARA FINANCIAL GROUP, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

              Six months ended June 30, 2002 and 2001 (unaudited)
                and years ended December 31, 2001, 2000 and 1999

                                                                                December 31,
                                                            June 30,      -----------------------
                                                              2002           2001         2000
                                                          ------------    ----------   ----------
                                                           (unaudited)
First Niagara
-------------
GAAP stockholders' equity                                 $    145,865       139,414      129,412
Capital Adjustments:
   Goodwill and other intangible assets                        (23,625)      (23,859)     (24,961)
   Unrealized losses on equity securities available
     for sale (net of tax)                                        (826)         (374)          --
   Accumulated other comprehensive income                       (1,112)       (1,182)         721
   Disallowed portion of mortgage servicing rights                (122)         (113)         (52)
   Minority interest                                                52            52           53
                                                          ------------    ----------   ----------
     Tier I capital                                            120,232       113,938      105,173

   Allowable portion of allowance for credit losses             12,841        12,097       11,616
   45% of unrealized gains on equity securities
     available for sale (net of tax)                                --            --        1,176
                                                          ------------    ----------   ----------
     Total capital                                        $    133,073       126,035      117,965
                                                          ============    ==========   ==========
Cayuga
------
GAAP stockholders' equity                                 $     80,659        77,806       80,638
Capital Adjustments:
   Goodwill and other intangible assets                        (41,565)      (41,565)     (43,461)
   Accumulated other comprehensive income                       (1,444)         (996)        (652)
   Disallowed portion of mortgage servicing rights                 (12)           (8)          --
   Minority interest                                               138           138          138
                                                          ------------    ----------   ----------
     Tier I capital                                             37,776        35,375       36,663

   Allowable portion of allowance for credit losses              4,310         4,217        3,756
                                                          ------------    ----------   ----------
     Total capital                                        $     42,086        39,592       40,419
                                                          ============    ==========   ==========

Cortland
--------
GAAP stockholders' equity                                 $     33,955        32,801       31,080
Capital Adjustments:
   Goodwill and other intangible assets                        (15,586)      (15,586)     (16,533)
   Unrealized losses on equity securities available
     for sale (net of tax)                                        (447)         (555)        (338)
   Accumulated other comprehensive income                         (417)         (213)        (538)
   Disallowed portion of mortgage servicing rights                  (7)           (5)          --
   Minority interest                                                49            49           51
                                                          ------------    ----------   ----------
     Tier I capital                                             17,547        16,491       13,722

   Allowable portion of allowance for credit losses              2,150         2,054        1,986
                                                          ------------    ----------   ----------
     Total capital                                        $     19,697        18,545       15,708
                                                          ============    ==========   ==========

                      FIRST NIAGARA FINANCIAL GROUP, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

              Six months ended June 30, 2002 and 2001 (unaudited)
                and years ended December 31, 2001, 2000 and 1999

       During 2000 and 1999, FNFG received authorization from its Board of Directors and bank regulatory agencies to repurchase up to 6,158,010 shares of its common stock outstanding, of which 885,660 shares expired without being purchased. No shares were repurchased under these programs in the first six months of 2002 (unaudited) or for the year ended December 31, 2001. During 2000 and 1999, FNFG purchased 1,098,300 and 3,110,850 shares at an average cost of $9.90 and $10.61 per share, respectively.

       FNFG's ability to pay dividends is primarily dependent upon the ability of its subsidiary banks to pay dividends to FNFG. The payment of dividends by the subsidiary banks is subject to continued compliance with minimum regulatory capital requirements. In addition, regulatory approval is required prior to the subsidiary banks declaring dividends in excess of net income for that year plus net income retained in the preceding two years.

       First Niagara established a liquidation account at the time of conversion to a New York State chartered stock savings bank in an amount equal to its net worth as of the date of the latest consolidated statement of financial condition appearing in the final prospectus. In the event of a complete liquidation of First Niagara, each eligible account holder will be entitled, under New York State Law, to receive a distribution from the liquidation account in an amount equal to their current adjusted account balance for all such depositors then holding qualifying deposits in First Niagara. Accordingly, retained earnings of the Company are deemed to be restricted up to the balances of the liquidation accounts at December 31, 2001 and 2000. The liquidation account is maintained for the benefit of eligible pre-conversion account holders who continue to maintain their accounts at First Niagara after the date of conversion. The liquidation account, which is reduced annually to the extent that eligible account holders have reduced their qualifying deposits as of each anniversary date, totaled $36.0 million at December 31, 2001 and $43.3 million at December 31, 2000. Similarly, Cortland maintains a liquidation account in connection with its reorganization into a New York State chartered stock savings bank. Cortland's liquidation account totaled $9.4 million at December 31, 2001 and $10.9 million at December 31, 2000.

(11)   Derivative and Hedging Activities

       The Company hedges a portion of its Money Market Deposit Accounts ("MMDA") with interest rate swap agreements in order to manage the interest rate risk related to the repricing of those accounts. Under the agreement outstanding as of June 30, 2002, the Company pays an annual fixed rate of 6.04% (unaudited) and receives a floating three-month U.S. Dollar LIBOR rate over a two-year period. This agreement had a notional amount totaling $10.0 million (unaudited) and a remaining life of 5.5 months (unaudited) as of June 30, 2002. Since the swap agreement qualifies as a cash flow hedge under the provisions of SFAS No. 133, the Company recognizes the portion of the change in fair value of the interest rate swap that is considered effective in hedging cash flows as a direct charge or credit to other comprehensive income, net of tax each period.

       Under the agreements outstanding as of December 31, 2001, the Company pays an annual fixed rate ranging from 6.04% to 7.10% and receives a floating three-month U.S. Dollar LIBOR rate over a two-year period. These agreements had a notional amount totaling $20.0 million and a weighted average remaining life of 7.3 months as of December 31, 2001. Since the swap agreements qualify as cash flow hedges under the provisions of SFAS No. 133, on January 1, 2001 a negative fair value adjustment of $95 thousand was recorded in other comprehensive income, net of income taxes of $63 thousand, as a cumulative effect of a change in accounting principle.

                      FIRST NIAGARA FINANCIAL GROUP, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

              Six months ended June 30, 2002 and 2001 (unaudited)
                and years ended December 31, 2001, 2000 and 1999

The following tables illustrate the effect of interest rate swaps on other comprehensive income for the six months ended June 30, 2002 and 2001 and for the year ended December 31, 2001 (in thousands):


                                                 Before-tax        Income        Net-of-tax
                                                   amount          taxes           amount
                                                -------------   -------------   --------------
                                                                 (unaudited)
    Net unrealized losses arising during
     the six months ended June 30, 2002         $        (170)             68             (102)

    Reclassification adjustment for realized
     losses included in net income                        324            (129)             195
                                                -------------   -------------   --------------
    Net gains included in other
        comprehensive income                    $         154             (61)              93
                                                =============   =============   ==============


                                                 Before-tax        Income        Net-of-tax
                                                   amount          taxes           amount
                                                -------------   -------------   --------------
                                                                 (unaudited)
    Net unrealized losses arising during
        the six months ended June 30, 2001      $        (499)            199             (300)

    Reclassification adjustment for realized
        losses included in net income                     240             (96)             144
                                                -------------   -------------   --------------

    Net losses included in other
        comprehensive income                    $        (259)            103             (156)
                                                =============   =============   ==============

                                                 Before-tax        Income        Net-of-tax
                                                   Amount          taxes           amount

                                                -------------   -------------   --------------

    Net unrealized losses arising during 2001   $        (837)            334             (503)

    Reclassification adjustment for realized
        losses included in net income                     652            (260)             392
                                                -------------   -------------   --------------

    Net losses included in other
        comprehensive income                    $        (185)             74             (111)
                                                =============   =============   ==============


                       FIRST NIAGARA FINANCIAL GROUP, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

               Six months ended June 30, 2002 and 2001 (unaudited)
                and years ended December 31, 2001, 2000 and 1999

For the six months ended June 30, 2002, interest expense on deposits was reduced by $117 thousand (unaudited), for the portion of the change in fair value of swaps that was determined to be ineffective. For the six months ended June 30, 2001 (unaudited) and year ended December 31, 2001, interest expense on deposits was increased by $117 thousand for the portion of the change in fair value of swaps that was determined to be ineffective. Amounts included in other comprehensive income relating to the unrealized losses on swaps will be reclassified to interest expense on deposit accounts as interest expense on the hedged MMDA accounts increase or decrease, based upon fluctuations in the U.S. Dollar LIBOR rate. As of June 30, 2002, such reclassifications are expected to amount to approximately $113 thousand over the next twelve months, net of $75 thousand of income taxes. At December 31, 2001, such reclassifications were expected to amount to approximately $206 thousand for the twelve months following that date, net of $137 thousand of income taxes.

During 2000 and 1999, $94 thousand of net interest income and $21 thousand of net interest expense relating to interest rate swaps was reflected in interest expense on the hedged MMDA accounts, respectively. Prior to January 1, 2001 the net interest income or expense on these instruments was recognized in income or expense over the lives of the respective contracts as accrued.

                       FIRST NIAGARA FINANCIAL GROUP, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

               Six months ended June 30, 2002 and 2001 (unaudited)
                and years ended December 31, 2001, 2000 and 1999

(12) Stock Based Compensation

     The Company has a stock option plan pursuant to which options may be granted to officers, directors and key employees. The plan authorizes grants of options to purchase up to 1,390,660 shares of authorized but unissued common stock. Stock options are granted with an exercise price equal to the stock's market value on the date of grant. All options have a 10-year term and generally become fully vested and exercisable over 5 years from the grant date. At June 30, 2002, there were options for 1,234,875 shares (unaudited) outstanding and 17,985 additional shares (unaudited) available for grant under the plan. At December 31, 2001, there were options for 1,252,225 shares outstanding and 47,985 additional shares available for grant under the plan.

     The Company applies APB Opinion No. 25 in accounting for its plan and, accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had the Company determined compensation cost based on fair value at the grant date for the stock options under SFAS No. 123, the Company's net income would have been reduced to the pro forma amounts indicated below. These amounts may not be representative of the effects on reported net income for future years due to changes in market conditions and the number of options outstanding (in thousands except per share amounts):

                                               Six months ended
                                                   June 30,                   Year ended December 31,
                                          -------------------------    --------------------------------------
                                             2002           2001         2001          2000          1999
                                          ----------     ----------    ----------    ----------    ----------
                                               (unaudited)

          Net Income
              As reported                $    14,457          9,675        21,220        19,519        18,440
              Pro forma                       14,182          9,436        20,644        18,906        18,209

          Basic earnings per share
              As reported                $     0.58           0.39          0.86          0.79          0.69
              Pro forma                        0.57           0.38          0.83          0.76          0.68

          Diluted earnings per share
              As reported                $     0.57           0.39          0.85          0.79          0.69
              Pro forma                        0.56           0.38          0.83          0.76          0.68

     The per share weighted-average fair value of stock options granted for the six months ended June 30, 2002 and 2001 and for the years ended December 31, 2001, 2000 and 1999 were $9.06 (unaudited), $4.03 (unaudited), $4.19,
     $2.89 and $4.27 on the date of grant, respectively, using the Black Scholes option-pricing model. The following weighted-average assumptions were utilized: six months ended June 30, 2002 and 2001 and years ended December 31, 2001, 2000 and 1999 expected dividend yield of 1.74% (unaudited), 2.84% (unaudited), 2.79%, 3.13% and 1.86%; risk-free interest rate of 4.75% (unaudited), 5.05% (unaudited), 5.02%, 6.44% and 5.58%; expected life of
     7.5 years for all periods except for the six month period ended June 30, 2002 for which an expected life of 6.5 years (unaudited) was utilized; and expected volatility of 34.13% (unaudited), 32.19% (unaudited), 32.30%, 30.13% and 35.30%, respectively. The Company also deducted 10% in each period to reflect an estimate of the probability of forfeiture prior to vesting.

                      FIRST NIAGARA FINANCIAL GROUP, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

              Six months ended June 30, 2002 and 2001 (unaudited)
                and years ended December 31, 2001, 2000 and 1999

       The following is a summary of stock option activity for the six months ended June 30, 2002 (unaudited) and for the years ended December 31, 2001, 2000 and 1999:

                                                 Number of     Weighted average
                                                  shares        exercise price
                                               -------------   ----------------
        Balance at January 1, 1999                     --      $         --
            Granted                                789,750            10.75
            Exercised                                  --                --
            Forfeited                               (6,500)           10.75
                                               -------------

        Balance at December 31, 1999               783,250            10.75
            Granted                                471,500             9.07
            Exercised                                  --                --
            Forfeited                              (15,600)           10.05
                                               -------------

        Balance at December 31, 2000             1,239,150            10.12
            Granted                                173,375            13.06
            Exercised                              (39,700)           10.22
            Forfeited                             (120,600)           10.23
                                               -------------

        Balance at December 31, 2001             1,252,225            10.51
            Granted                                 30,000            25.35
            Exercised                              (47,350)           10.39
            Forfeited                                   --               --
                                               -------------

        Balance at June 30, 2002 (unaudited)     1,234,875     $      10.88
                                               =============

       The following is a summary of stock options outstanding at June 30, 2002 (unaudited) and December 31, 2001 and 2000:

                                                        Weighted          Weighted                           Weighted
                                                         average          average                            average
                                        Options         exercise         remaining         Options           exercise
           Exercise price             outstanding         price         life (years)     exercisable          price
      --------------------------     --------------    ------------     -------------    -------------     -------------
      June 30, 2002 (unaudited)
      -------------------------
      $9.03 - $12.60                     1,177,375       $10.40             7.48              555,295         $10.39
      $13.80 - $16.86                       27,500       $15.47             9.24                2,000         $13.80
      $25.35                                30,000       $25.35             9.89                   --             --
                                     --------------                                      -------------
                          Total          1,234,875       $10.88             7.58              557,295         $10.40
                                     ==============    ============     =============    =============     =============

      December 31, 2001
      -----------------
      $9.03 - $12.60                     1,224,725       $10.40             7.97              348,500         $10.35
      $13.80 - $16.86                       27,500       $15.47             9.73                   --              --
                                     --------------                                      -------------
                          Total          1,252,225       $10.51             8.01              348,500         $10.35
                                     ==============    ============     =============    =============     =============

      December 31, 2000
      -----------------
      $9.03 - $10.75                     1,239,150       $10.12             8.78              189,590         $10.64
                                     ==============    ============     =============    =============     =============

                       FIRST NIAGARA FINANCIAL GROUP, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

               Six months ended June 30, 2002 and 2001 (unaudited)
                and years ended December 31, 2001, 2000 and 1999

     In 2002, the Board of Directors and stockholders of FNFG adopted a long-term incentive stock benefit plan. This plan authorizes the issuance of up to 834,396 shares (unaudited) of common stock pursuant to grants of stock options, stock appreciation rights, accelerated ownership option rights or stock awards and is effective for 10 years. No long-term incentive stock awards were granted under this plan as of June 30, 2002 (unaudited).

     During 1999, the Company allocated 556,264 shares for issuance under a Restricted Stock Plan. The plan grants shares of FNFG's stock to executive management and members of the Board of Directors. The restricted stock generally becomes fully vested over 5 years from the grant date. Compensation expense equal to the market value of FNFG's stock on the grant date is accrued ratably over the service period for shares granted. At June 30, 2002, there were 198,295 (unaudited) unvested shares outstanding and 184,714 (unaudited) additional shares available for grant under the plan. At December 31, 2001, there were 243,360 unvested shares outstanding and 205,714 additional shares available for grant under the plan. Unearned compensation expense related to granted but unvested restricted stock amounted to $2.2 million (unaudited), $2.2 million and $2.4 million at June 30, 2002 and December 31, 2001 and 2000, respectively. Shares of restricted stock are issued from treasury stock as they vest.

     Shares granted under the Restricted Stock Plan during the six months ended June 30, 2002 and years ended December 31, 2001, 2000 and 1999 totaled 21,000 (unaudited), 51,500, 139,250 and 179,500, respectively, and had a weighted average market value on the date of grant of $21.27 (unaudited), $13.51, $9.06 and $10.75, respectively. Compensation expense related to this plan amounted to $400 thousand (unaudited) and $261 thousand (unaudited) for the six months ended June 30, 2002 and 2001, respectively, and $648 thousand, $663 thousand and $248 thousand for the years ended December 31, 2001, 2000 and 1999, respectively.

(13) Income Taxes

     Total income taxes for the six months ended June 30, 2002 and 2001 and for the years ended December 31, 2001, 2000 and 1999 were allocated as follows (in thousands):

                                         Six months ended
                                             June 30,                 Year ended December 31,
                                      -----------------------     -------------------------------
                                        2002           2001         2001       2000        1999
                                      --------       --------     --------   --------    --------
                                            (unaudited)
           Income from operations     $ 10,169       $  5,831     $ 12,703   $ 10,973    $  9,893
           Stockholders' equity             46         (1,004)      (1,403)     6,404      (9,367)

     First Niagara is subject to special provisions in the New York State tax law that allows it to deduct on its tax return bad debt expenses in excess of those actually incurred based on a specified formula ("excess reserve"). First Niagara is required to repay this excess reserve if it does not maintain a certain percentage of qualified assets (primarily residential mortgages and mortgage-backed securities) to total assets, as prescribed by the tax law. In accordance with accounting guidelines, the Company is required to record a deferred tax liability for the recapture of this excess reserve when it can no longer assert that the test will continue to be passed for the "foreseeable future." As a result of the Company's decision to combine its three banks, First Niagara can no longer make this assertion and accordingly, recorded a $1.8 million (unaudited) deferred income tax liability in the second quarter of 2002. It is anticipated that the tax liability will be repaid over a period of 10 to 15 years through lower bad debt deductions on the Company's tax return.

                       FIRST NIAGARA FINANCIAL GROUP, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

               Six months ended June 30, 2002 and 2001 (unaudited)
                and years ended December 31, 2001, 2000 and 1999

     The components of income taxes attributable to income from operations for the six months ended June 30, 2002 and 2001 and for the years ended December 31, 2001, 2000 and 1999 are as follows (in thousands):

                             Six months ended
                                 June 30,                   Year ended December 31,
                         ------------------------    ---------------------------------------
                            2002          2001         2001           2000          1999
                         ----------    ----------    ----------     ----------    ----------
                                              (unaudited)
         Current:
           Federal       $  8,191         5,316        11,402         10,207         9,430
           State              795           258           472            346           654
                         ----------    ----------    ----------     ----------    ----------
                            8,986         5,574        11,874         10,553        10,084
                         ----------    ----------    ----------     ----------    ----------
         Deferred:
           Federal           (594)          259           809            166          (330)
           State            1,777            (2)           20            254           139
                         ----------    ----------    ----------     ----------    ----------
                            1,183           257           829            420          (191)
                         ----------    ----------    ----------     ----------    ----------

                         $ 10,169         5,831        12,703         10,973         9,893
                         ==========    ==========    ==========     ==========    ==========

     The Company's effective tax rate for the six months ended June 30, 2002 and 2001 and for the years ended December 31, 2001, 2000 and 1999 were 41.3% (unaudited), 37.6% (unaudited), 37.4%, 36.0% and 34.9%, respectively. Income tax expense attributable to income from operations for the six months ended June 30, 2002 and 2001 and for the years ended December 31, 2001, 2000 and 1999 differs from the expected tax expense (computed by applying the Federal corporate tax rate of 35% to income before income taxes) as follows (in thousands):

                                                          Six months ended
                                                              June 30,                     Year ended December 31,
                                                      ------------------------     --------------------------------------
                                                         2002          2001          2001          2000          1999
                                                      ----------    ----------     ----------    ----------    ----------
                                                             (unaudited)
    Expected tax expense                              $  8,619        5,427          11,873        10,672         9,917
    Increase (decrease) attributable to:
         State income taxes, net of Federal
               benefit and deferred state tax              274          163             326           479           564
         New York State bad debt tax expense
               recapture                                 1,784           --              --            --            --
         Bank-owned life
               insurance income                           (468)        (413)           (877)         (724)         (553)
         Municipal interest                               (254)        (235)           (537)         (126)          (41)
         Amortization of goodwill and other
               intangibles                                 150          992           1,936         1,016           523
         Decrease in federal valuation allowance
               for deferred tax assets                      --         (146)           (292)         (542)         (552)
         Other                                              64           43             274           198            35
                                                      ----------    ----------     ----------    ----------    ----------

                                                      $ 10,169        5,831          12,703        10,973         9,893
                                                      ==========    ==========     ==========    ==========    ==========

                      FIRST NIAGARA FINANCIAL GROUP, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

              Six months ended June 30, 2002 and 2001 (unaudited) and six years ended December 31, 2001, 2000 and 1999

       The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at June 30, 2002 and December 31, 2001 and 2000 are presented below (in thousands):

                                                                                            December 31,
                                                                        June 30,      ------------------------
                                                                          2002          2001          2000
                                                                       ----------     ----------    ----------
                                                                      (unaudited)
             Deferred tax assets:
                   Financial reporting allowance for credit losses   $   7,858          7,472         7,081
                   Net purchase discount on acquired companies           1,609          1,705         2,290
                   Deferred compensation                                 2,097          2,081         2,164
                   Post-retirement benefit obligation                    1,439          1,450         1,454
                   Losses on investments in affiliates                     419            418           521
                   Acquired intangibles                                    737            779           863
                   Other                                                   753          1,058           743
                                                                       ----------     ----------    ----------
                               Total gross deferred tax assets          14,912         14,963        15,116
                               Valuation allowance                          --             --          (292)
                                                                       ----------     ----------    ----------

                               Net deferred tax assets                  14,912         14,963        14,824
                                                                       ----------     ----------    ----------
             Deferred tax liabilities:
                   Tax allowance for credit losses, in excess
                         of base year amount                            (2,496)          (820)       (1,155)
                   Unrealized gain on securities available for sale     (2,547)        (2,879)       (1,037)
                   Excess of tax depreciation over financial
                         reporting depreciation                           (647)          (694)         (499)
                   Prepaid pension costs                                  (337)            --          (123)
                   Other                                                  (530)          (609)         (345)
                                                                       ----------     ----------    ----------

                               Total gross deferred tax liabilities     (6,557)        (5,002)       (3,159)
                                                                       ----------     ----------    ----------
                                Net deferred tax asset               $   8,355          9,961        11,665
                                                                       ==========     ==========    ==========

       In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, availability of operating loss carrybacks, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income, the opportunity for net operating loss carrybacks, and projections for future taxable income over the periods which deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences at June 30, 2002.

                      FIRST NIAGARA FINANCIAL GROUP, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

              Six months ended June 30, 2002 and 2001 (unaudited) and six years ended December 31, 2001, 2000 and 1999

(14)   Earnings Per Share

       The computation of basic and diluted earnings per share for the six months ended June 30, 2002 and 2001 and for the years ended December 31, 2001, 2000 and 1999 are as follows (in thousands except per share amounts):

                                                               Six months ended
                                                                   June 30,                      Year ended December 31,
                                                          ---------------------------    ----------------------------------------
                                                             2002            2001           2001           2000          1999
                                                          ------------    -----------    -----------    -----------    ----------
                                                                 (unaudited)

Net income available to common stockholders             $    14,457           9,675         21,220        19,519         18,440
                                                          ============    ===========    ===========    ===========    ==========

Weighted average shares outstanding, basic and diluted:
     Total shares issued                                     29,756          29,756         29,756        29,756         29,756
     Unallocated ESOP shares                                   (873)           (928)          (914)         (968)        (1,020)
     Treasury shares                                         (4,030)         (4,146)        (4,114)       (3,941)        (1,992)
                                                          ------------    -----------    -----------    -----------    ----------

Total basic weighted average shares outstanding              24,853          24,682         24,728        24,847         26,744
                                                          ------------    -----------    -----------    -----------    ----------
    Incremental shares from assumed exercise of
       stock options                                            408             155            220             9             --
    Incremental shares from assumed vesting of
       restricted stock awards                                   86              80             62             2             --
                                                          ------------    -----------    -----------    -----------    ----------

Total diluted weighted average shares outstanding       $    25,347          24,917         25,010        24,858         26,744
                                                          ============    ===========    ===========    ===========    ==========

Basic earnings per share                                $      0.58            0.39           0.86          0.79           0.69
                                                          ============    ===========    ===========    ===========    ==========

Diluted earnings per share                              $      0.57            0.39           0.85          0.79           0.69
                                                          ============    ===========    ===========    ===========    ==========

                      FIRST NIAGARA FINANCIAL GROUP, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

              Six months ended June 30, 2002 and 2001 (unaudited) and six years ended December 31, 2001, 2000 and 1999

 (15)  Benefit Plans

       Pension Plan

       The reconciliation of the change in the projected benefit obligation, the fair value of plan assets and the funded status of the Company's pension plan as of December 31, 2001 and 2000 are as follows (in thousands):

                                                                              2001                 2000
                                                                       -----------------     -----------------
           Change in projected benefit obligation:
               Projected benefit obligation at beginning
                  of year                                            $          8,339                 7,967
               Service cost                                                       676                   408
               Interest cost                                                      739                   621
               Actuarial loss (gain)                                              783                  (357)
               Benefits paid                                                     (299)                 (275)
               Settlements                                                         (9)                  (25)
               Plan amendments                                                  1,645                    --
                                                                       -----------------     -----------------

               Projected benefit obligation at end of year                     11,874                 8,339
                                                                       -----------------     -----------------

           Change in fair value of plan assets:

               Fair value of plan assets at beginning of year                  11,753                10,284
               Actual (loss) gain on plan assets                               (1,682)                1,769
               Benefits paid                                                     (299)                 (275)
               Settlements                                                         (9)                  (25)
                                                                       -----------------     -----------------

               Fair value of plan assets at end of year                         9,763                11,753
                                                                       -----------------     -----------------

               Plan assets (less than) in excess of projected
                  benefit obligation at end of year                            (2,111)                3,414
               Unrecognized actuarial loss (gain)                                 393                (3,249)
               Unrecognized actuarial prior service cost                        1,524                    --
                                                                       -----------------     -----------------

            Prepaid (accrued) pension costs                          $           (194)                  165
                                                                       =================     =================

         Net pension cost for the years 2001, 2000 and 1999 is comprised of the following (in thousands):

                                                             2001              2000            1999
                                                       ---------------   ---------------  ---------------
         Service cost                                $          676               408              413
         Interest cost                                          739               621              554
         Expected return on plan assets                      (1,026)             (862)            (706)
         Amortization of unrecognized gain                     (152)              (76)              --
         Amortization of unrecognized prior service
           liability                                            121                 1                4
                                                       ---------------   ---------------  ---------------

                Net periodic pension cost            $          358                92              265
                                                       ===============   ===============  ===============

                      FIRST NIAGARA FINANCIAL GROUP, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

              Six months ended June 30, 2002 and 2001 (unaudited) and six years ended December 31, 2001, 2000 and 1999


       The principal actuarial assumptions used in 2001, 2000 and 1999 were as follows:

                                                          2001            2000           1999
                                                      -------------   ------------   -------------
         Discount rate                                     7.25%          8.00%          7.75%
         Expected long-term rate of return on
            plan assets                                    9.00%          9.00%          8.00%
         Assumed rate of future
             compensation increase                         4.50%          5.00%          5.50%
                                                      =============   ============  ==============


       The plan assets are in mutual funds consisting primarily of listed stocks and bonds, government securities and cash equivalents. Effective February 1, 2002, the Company froze all benefit accruals and participation in the pension plan. As a result, the Company recognized a one-time pension curtailment credit of approximately $998 thousand (unaudited) in the first six months of 2002 and net periodic pension cost will amount to approximately $204 thousand (unaudited) for the year ended December 31, 2002.

       Other Post-retirement Benefits

       A reconciliation of the change in the benefit obligation and the accrued benefit cost of the Company's post-retirement plan as of December 31, 2001 and 2000 are as follows (in thousands):

                                                                              2001                 2000
                                                                       -----------------     -----------------
        Change in accumulated post-retirement benefit obligation:
                  Accumulated post-retirement benefit
                     obligation at beginning of year                 $          3,256                 1,885
                  Service cost                                                     47                    95
                  Interest cost                                                   208                   140
                  Actuarial loss (gain)                                           924                  (291)
                  Benefits paid                                                  (210)                  (86)
                  Benefit obligation acquired                                      --                 1,513
                  Plan amendments                                                (930)                   --
                  Curtailment credit                                              (11)                   --
                                                                       -----------------     -----------------
           Accumulated post-retirement benefit obligation at
               end of year                                                      3,284                 3,256
                                                                       -----------------     -----------------

           Fair value of plan assets at end of year                                --                    --
                                                                       -----------------     -----------------

                  Post-retirement benefit obligation in excess of
                    plan assets at end of year                                 (3,284)               (3,256)
                  Unrecognized actuarial loss (gain)                              535                  (388)
                  Unrecognized prior service credit                              (884)                   --
                                                                       -----------------     -----------------
           Accrued post-retirement benefit cost
               at end of year                                        $         (3,633)               (3,644)
                                                                       =================     =================

                      FIRST NIAGARA FINANCIAL GROUP, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

              Six months ended June 30, 2002 and 2001 (unaudited)
                and years ended December 31, 2001, 2000 and 1999


       The components of net periodic post-retirement benefit cost for the years ended December 31, 2001, 2000 and 1999 are as follows (in thousands):

                                                     2001         2000         1999
                                                  ---------    ---------    ---------
       Service cost                                $     47          95           126
       Interest cost                                    208         140           126
       Amortization of unrecognized loss (gain)           1         (12)           --
       Amortization of unrecognized prior
        service credit                                  (46)         --            --
       Curtailment credit                               (11)         --            --
                                                   --------    --------      --------
           Total periodic cost                     $    199         223           252
                                                  =========    ========      ========


       The post-retirement benefit obligation was determined using a discount rate of 7.25% for 2001, 8.00% for 2000 and 7.75% for 1999 and an assumed rate of future compensation increases of 4.50% for 2001, 5.00% for 2000 and 4.5% for 1999. The assumed health care cost trend rate used in measuring the accumulated post-retirement benefit obligation was 9.00% for 2002, and gradually decreased to 4.50% in the year 2007 and thereafter, over the projected payout of benefits. The health care cost trend rate assumption can have a significant effect on the amounts reported. If the health care cost trend rate were increased one percent, the accumulated post-retirement benefit obligation as of December 31, 2001 would have increased by 5.6% and the aggregate of service and interest cost would have increased by 2.7%. If the health care cost trend rate were decreased one percent, the accumulated post-retirement benefit obligation as of December 31, 2001 would have decreased by 4.9% and the aggregate of service and interest cost would have decreased by 1.3%.

       Effective January 19, 2001, the Company modified all of its post-retirement health care and life insurance plans. Participation in the plans was closed to those employees who did not meet the retirement eligibility requirements as of December 31, 2001.

       401(k) Plan

       All full-time and part-time employees of the Company that meet certain age and service requirements are eligible to participate in the Company sponsored 401(k) plan. Under the plan, participants may make contributions, in the form of salary reductions, up to the maximum Internal Revenue Code limit. The Company contributes an amount to the plan equal to 100% of the first 2% of employee contributions plus 75% of employee contributions between 3% and 6%. The Company's contribution to these plans amounted to $676 thousand (unaudited), $636 thousand (unaudited), $1.2 million, $524 thousand and $421 thousand for the six months ended June 30, 2002 and 2001 and for the years ended December 31, 2001, 2000 and 1999, respectively.

       Employee Stock Ownership Plan ("ESOP")

       The Company's ESOP plan is accounted for in accordance with Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans." All full-time and part-time employees of the Company that meet certain age and service requirements are eligible to participate. The ESOP holds shares of FNFG common stock that were purchased in the 1998 initial public offering and in the open market. The purchased shares were funded by a loan from FNFG payable in equal quarterly installments over 30 years bearing an interest rate that is adjustable with the prime rate. Loan payments are funded by cash contributions from First Niagara and dividends on FNFG stock held by the ESOP. The loan can be prepaid without penalty. Shares purchased by the ESOP are maintained in a suspense account and held for allocation among the participants. As quarterly

                      FIRST NIAGARA FINANCIAL GROUP, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

              Six months ended June 30, 2002 and 2001 (unaudited)
                and years ended December 31, 2001, 2000 and 1999

       loan payments are made, shares are committed to be released and subsequently allocated to employee accounts at each calendar year end. Compensation expense is recognized in an amount equal to the average market price of the committed to be released shares during the respective quarterly period. Compensation expense of $435 thousand (unaudited), $310 thousand (unaudited), $803 thousand, $494 thousand and $550 thousand was recognized for the six months ended June 30, 2002 and 2001 and the years ended December 31, 2001, 2000 and 1999, respectively, in connection with the 22,911 (unaudited), 27,215 (unaudited), 56,550, 52,727 and 52,908 shares allocated to participants during those respective periods. The fair value of unallocated ESOP shares was $23.8 million (unaudited) at June 30, 2002, $14.8 million at December 31, 2001 and $10.1 million at December 31, 2000.

       Other Plans

       The Company also sponsors various non-qualified compensation plans for officers and employees. Awards are payable if certain earnings and performance objectives are met. Awards under these plans amounted to $1.4 million (unaudited), $971 thousand (unaudited), $2.5 million, $1.3 million and $1.5 million for the six months ended June 30, 2002 and 2001, respectively, and the years ended December 31, 2001, 2000 and 1999, respectively. The Company also maintains supplemental benefit plans for certain executive officers.

(16)   Fair Value of Financial Instruments

       The carrying value and estimated fair value of the Company's financial instruments at June 30, 2002 and December 31, 2001 and 2000 are as follows (in thousands):

                                                          Carrying     Estimated fair
                                                            value           value
                                                          ----------   --------------
               June 30, 2002 (unaudited):
                    Financial assets:
                         Cash and cash equivalents        $  169,545       169,545
                         Securities available for sale       556,228       556,228
                         Loans, net                        1,910,645     1,982,724
                         Other assets                         86,278        86,448
                    Financial liabilities:
                         Deposits                         $2,148,274     2,151,485
                         Borrowings                          406,856       425,732
                         Other liabilities                     2,504         2,504
                         Interest rate swaps                    (189)         (189)

                December 31, 2001:
                    Financial assets:
                         Cash and cash equivalents        $   74,654        74,654
                         Securities available for sale       693,897       693,897
                         Loans, net                        1,853,141     1,915,712
                         Other assets                         89,425        89,534
                    Financial liabilities:
                         Deposits                         $1,990,830     1,996,810
                         Borrowings                          559,040       574,642
                         Other liabilities                     2,957         2,957
                         Interest rate swaps                    (460)         (460)

                      FIRST NIAGARA FINANCIAL GROUP, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

              Six months ended June 30, 2002 and 2001 (unaudited)
                and years ended December 31, 2001, 2000 and 1999


                                                           Carrying      Estimated fair
                                                             value          value
                                                         -----------     --------------
                December 31, 2000:
                    Financial assets:
                         Cash and cash equivalents       $    62,815         62,815
                         Securities available for sale       501,834        501,834
                         Loans, net                        1,823,174      1,821,540
                         Other assets                         82,961         83,058
                    Financial liabilities:
                         Deposits                        $ 1,906,351      1,905,445
                         Borrowings                          429,567        431,201
                         Other liabilities                     3,727          3,727

                    Unrecognized financial instruments:
                         Interest rate swaps             $         -           (158)

       Fair value estimates are based on existing on and off balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in these estimates. Fair value estimates, methods, and assumptions are set forth below for each type of financial instrument.

       Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instruments, including judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

       Cash and Cash Equivalents

       The carrying value approximates the fair value because the instruments have original maturities of thee months or less.

       Securities

       The carrying value and fair value are estimated based on quoted market prices. See note 3 for the amortized cost of securities available for sale.

       Loans

       Residential revolving home equity and personal and commercial open ended lines of credit reprice as the prime rate changes. Therefore, the carrying value of such loans approximates their fair value.

       The fair value of fixed-rate performing loans is calculated by discounting scheduled cash flows through estimated maturity using current origination rates. The estimate of maturity is based on the contractual cash flows adjusted for prepayment estimates based on current economic and lending conditions. Fair value for significant nonaccruing loans is based on carrying value, which does not exceed recent external appraisals of any underlying collateral.

                      FIRST NIAGARA FINANCIAL GROUP, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

              Six months ended June 30, 2002 and 2001 (unaudited)
                and years ended December 31, 2001, 2000 and 1999

       Deposits

       The fair value of deposits with no stated maturity, such as savings, money market, checking, as well as mortgagors' payments held in escrow, is equal to the amount payable on demand. The fair value of certificates of deposit is based on the discounted value of contractual cash flows, using rates currently offered for deposits of similar remaining maturities.

       Borrowings

       The fair value of borrowings is calculated by discounting scheduled cash flows through the estimated maturity using current market rates.

       Other Assets and Liabilities

       The fair value of accrued interest receivable on loans and investments and accrued interest payable on deposits and borrowings approximates the carrying value because all interest is receivable or payable in 90 to 120 days. The fair value of bank-owned life insurance is calculated by discounting scheduled cash flows through the estimated maturity using current market rates. FHLB stock carrying value approximates fair value.

       Interest Rate Swaps

       The fair value of interest rate swaps is calculated by discounting expected future cash flows through maturity using current market rates.

       Commitments

       The fair value of commitments to extend credit, standby letters of credit and financial guarantees are not included in the above table as the carrying value generally approximates fair value. These instruments generate fees that approximate those currently charged to originate similar commitments.

(17)   Segment Information

       Based on the "Management Approach" model as described in the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," the Company has determined it has two business segments, its banking activities and its financial services activities. Financial services activities for the first six months of 2002 and 2001 and the full years of 2001 and 2000 consisted of the results of the Company's insurance products and services, third-party administration services, as well as, fiduciary and investment services subsidiaries, which were organized under one Financial Services Group in 2001. For 1999, financial services activities primarily consisted of insurance products and services and third-party administration services. Banking activities for the first six months of 2002 and 2001 and the full year of 2001 and 2000 consisted of the results of First Niagara, Cortland and Cayuga, excluding financial services activities. For 1999, banking activities primarily consisted of the operations of First Niagara, excluding financial services activities. See note (2) for a description of the various banking and financial services acquisitions that occurred in 2001 and 2000 and the corresponding periods for which the results of operations are included in the Company's consolidated financial statements.

       Transactions between the banking and financial services segments are primarily related to interest income and expense from intercompany deposit accounts, which are eliminated in consolidation and are accounted for under the accrual method of accounting.

                      FIRST NIAGARA FINANCIAL GROUP, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

              Six months ended June 30, 2002 and 2001 (unaudited)
                and years ended December 31, 2001, 2000 and 1999

       Information about the Company's segments at or for the six months ended June 30, 2002 and 2001 and at or for the years ended December 31, 2001, 2000 and 1999 is presented in the following table (in thousands):

                                                           Financial
      At or for the six month                  Banking      services                  Consolidated
      period ended:                           activities   activities   Eliminations     total
                                            -------------  -----------  ------------  ------------

      June 30, 2002 (unaudited)

          Interest income                   $     85,069          55        (55)          85,069
          Interest expense                        40,202          --        (55)          40,147
                                              -----------  ----------  ----------     -----------
               Net interest income                44,867          55          --          44,922
          Provision for credit losses              3,260          --          --           3,260
                                              -----------  ----------  ----------     -----------
               Net interest income after
               provision for credit losses        41,607          55          --          41,662
          Noninterest income                      11,281      12,509        (15)          23,775
          Amortization of intangible
               assets                                 --         422          --             422
          Other noninterest expense               30,818       9,586        (15)          40,389
                                              -----------  ----------  ----------     -----------
               Income before income taxes         22,070       2,556          --          24,626
          Income tax expense                       9,015       1,154          --          10,169
                                              -----------  ----------  ----------     -----------
               Net income                   $     13,055       1,402          --          14,457
                                              ===========  ==========  ==========     ===========

         Total assets                       $  2,851,048      29,794     (8,619)       2,872,223
                                              ===========  ==========  ==========     ===========


      June 30, 2001 (unaudited)

          Interest income                   $     89,714          77        (77)          89,714
          Interest expense                        51,956          --        (77)          51,879
                                              -----------  ----------  ----------     -----------
               Net interest income                37,758          77          --          37,835
          Provision for credit losses              1,900          --          --           1,900
                                              -----------  ----------  ----------     -----------
               Net interest income after
               provision for credit losses        35,858          77          --          35,935
          Noninterest income                       9,703      11,096        (10)          20,789
          Amortization of goodwill and
               other intangibles                   1,890         946          --           2,836
          Other noninterest expense               29,498       8,894        (10)          38,382
                                              -----------  ----------  ----------     -----------
               Income before income taxes         14,173       1,333          --          15,506
          Income tax expense                       4,978         853          --           5,831
                                              -----------  ----------  ----------     -----------

               Net income                   $      9,195         480          --           9,675
                                              ===========  ==========  ==========     ===========

         Total assets                       $  2,633,979      27,843     (5,766)       2,656,056
                                              ===========  ==========  ==========     ===========

                      FIRST NIAGARA FINANCIAL GROUP, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

              Six months ended June 30, 2002 and 2001 (unaudited)
                and years ended December 31, 2001, 2000 and 1999

                                                             Financial
                                                Banking       services                 Consolidated
      At or for the year ended:               activities     activities   Eliminations     total
                                             ------------   ------------  ------------ ------------
      December 31, 2001
          Interest income                    $   178,368         149         (149)        178,368
          Interest expense                        99,501          --         (149)         99,352
                                             ------------   ---------     ---------    -----------
               Net interest income                78,867         149            --         79,016
          Provision for credit losses              4,160          --            --          4,160
                                             ------------   ---------     ---------    -----------
               Net interest income after
               provision for credit losses        74,707         149            --         74,856
          Noninterest income                      20,433      21,662          (23)         42,072
          Amortization of goodwill and
               other intangibles                   3,787       1,924            --          5,711
          Other noninterest expense               59,668      17,649          (23)         77,294
                                             ------------   ---------     ---------    -----------
               Income before income taxes         31,685       2,238            --         33,923
          Income tax expense                      11,148       1,555            --         12,703
                                             ------------   ---------     ---------    -----------

               Net income                    $    20,537         683            --         21,220
                                             ============   =========     =========    ===========

          Total assets                       $ 2,837,552      27,767       (7,373)      2,857,946
                                             ============   =========     =========    ===========


      December 31, 2000
          Interest income                    $   137,040         117         (117)        137,040
          Interest expense                        76,969          10         (117)         76,862
                                             ------------   ---------     ---------    -----------
               Net interest income                60,071         107            --         60,178
          Provision for credit losses              2,258          --            --          2,258
                                             ------------   ---------     ---------    -----------
               Net interest income after
               provision for credit losses        57,813         107            --         57,920
          Noninterest income                      15,101      18,998           (9)         34,090
          Amortization of goodwill and
               other intangibles                   1,401       1,650            --          3,051
          Other noninterest expense               43,716      14,760           (9)         58,467
                                             ------------   ---------     ---------    -----------
               Income before income taxes         27,797       2,695            --         30,492
          Income tax expense                       9,336       1,637            --         10,973
                                             ------------   ---------     ---------    -----------

               Net income                    $    18,461       1,058            --         19,519
                                             ============   =========     =========    ===========

          Total assets                       $ 2,605,507      24,724       (5,545)      2,624,686
                                             ============   =========     =========    ===========

                      FIRST NIAGARA FINANCIAL GROUP, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

              Six months ended June 30, 2002 and 2001 (unaudited)
                and years ended December 31, 2001, 2000 and 1999

                                                           Financial
                                                Banking     services                   Consolidated
      At or for the year ended:               activities   activities    Eliminations      total
                                             -----------   ----------    ------------  ------------
      December 31, 1999

          Interest income                    $   107,870          62          (118)       107,814
          Interest expense                        57,094          84          (118)        57,060
                                             ------------  ----------    -----------   -----------
               Net interest income                50,776         (22)            --        50,754
          Provision for credit losses              2,466          --             --         2,466
                                             ------------  ----------    -----------   -----------
               Net interest income after
               provision for credit losses        48,310         (22)            --        48,288
          Noninterest income                      10,583      17,105             --        27,688
          Amortization of goodwill and
               other intangibles                      --       1,494             --         1,494
          Other noninterest expense               33,124      13,025             --        46,149
                                             ------------  ----------    -----------   -----------
               Income before income taxes         25,769       2,564             --        28,333
          Income tax expense                       8,175       1,718             --         9,893
                                             ------------  ----------    -----------   -----------

               Net income                    $    17,594         846             --        18,440
                                             ============  ==========    ===========   ===========

          Total assets                       $ 1,694,089      19,987        (2,364)     1,711,712
                                             ============  ==========    ===========   ===========

 (18)  Condensed Parent Company Only Financial Statements

       The following condensed statements of condition as of June 30, 2002 and December 31, 2001 and 2000 and the condensed statements of income and cash flows for the six months ended June 30, 2002 and 2001 and for the years ended December 31, 2001, 2000 and 1999 should be read in conjunction with the consolidated financial statements and related notes (in thousands):

                                                                                    December 31,
                                                                  June 30,     ----------------------
                                                                   2002           2001         2000
                                                               ------------    ---------    ---------
       Condensed Statements of Condition                        (unaudited)
             Assets:
                   Cash and cash equivalents                     $  2,403         3,106        1,193
                   Securities available for sale                    1,768         5,094        7,000
                   Loan receivable from ESOP                       12,273        12,511       12,988
                   Investment in subsidiaries                     260,479       250,021      241,129
                   Other assets                                     1,930           578        4,099
                                                                 ---------     ---------   ----------

                         Total assets                            $278,853       271,310      266,409
                                                                 =========     =========   ==========

             Liabilities:
                   Accounts payable and other liabilities        $    550           193          660
                   Short-term borrowings                               --         4,500       15,209
                   Short-term loan payable to related parties       6,000         6,000        6,000
             Stockholders' equity                                 272,303       260,617      244,540
                                                                 ---------     ---------   ----------

                    Total liabilities and stockholders' equity   $278,853       271,310      266,409
                                                                 =========     =========   ==========

                      FIRST NIAGARA FINANCIAL GROUP, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

              Six months ended June 30, 2002 and 2001 (unaudited)
                and years ended December 31, 2001, 2000 and 1999


                                                       Six months ended            Year ended December 31,
                                                           June 30,
                                                     ---------------------   ------------------------------------
                                                       2002         2001       2001          2000        1999
                                                     --------     --------   --------     ---------    ----------
                                                          (unaudited)
Condensed Statements of Income
      Interest income                                $   394          860      1,482        3,538       3,911
      Dividends received from subsidiaries             5,300       10,000     16,000       95,000      10,000
                                                     ---------    ---------  ---------    ---------   ---------
            Interest income                            5,694       10,860     17,482       98,538      13,911
            Interest expense                              90          634        924          415         238
                                                     ---------    ---------  ---------    ---------   ---------
            Net interest income                        5,604       10,226     16,558       98,123      13,673
      Net gain (loss) on securities available
            for sale                                     221           98         98         (422)        (33)
      Noninterest expenses                               911          755      1,674        1,244         781
                                                     ---------    ---------  ---------    ---------   ---------
            Income before income taxes and
                  undisbursed (overdisbursed)
                  income of subsidiaries               4,914        9,569     14,982       96,457      12,859
      Income tax (benefit) expense                      (141)        (159)      (425)         587       1,148
                                                     ---------    ---------  ---------    ---------   ---------
            Income before undisbursed
                  (overdisbursed) income

                  of subsidiaries                      5,055        9,728     15,407       95,870      11,711
      Undisbursed (overdisbursed) income

            of subsidiaries                            9,402          (53)     5,813      (76,351)      6,729
                                                     ---------    ---------  ---------    ---------   ---------

                         Net income                  $14,457        9,675     21,220       19,519      18,440
                                                     =========    =========  =========    =========   =========

                      FIRST NIAGARA FINANCIAL GROUP, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

              Six months ended June 30, 2002 and 2001 (unaudited)
                and years ended December 31, 2001, 2000 and 1999

                                                              Six months ended
                                                                 June 30,               Year ended December 31,
                                                          ----------------------   ---------------------------------
Condensed Statements of Cash Flows                           2002         2001       2001         2000         1999
                                                          ---------    ---------   -------     ---------    --------
                                                                (unaudited)
       Cash flows from operating activities:
           Net income                                      $14,457       9,675     21,220        19,519      18,440
           Adjustments to reconcile net income to
               net cash provided by operating
               activities:
                   Accretion of fees and discounts, net        (14)         (8)       (17)          (18)         (6)
                   (Undisbursed) overdisbursed income
                         of subsidiaries                    (9,402)         53     (5,813)       76,351      (6,729)
                   Net (gain) loss on securities
                     available for sale                       (221)        (98)       (98)          422          33
                   Deferred income taxes                       107         339        678           767         284
                   (Increase) decrease in other assets      (1,494)      1,879      2,711         2,869         889
                   Increase (decrease) in liabilities        1,248        (445)       (60)       (3,468)        190
                                                           ---------   ---------  ---------   -----------   ---------
                         Net cash provided by operating
                              activities                     4,681      11,395     18,621        96,442      13,101
                                                           ---------   ---------  ---------   -----------   ---------

Cash flow from investing activities:
       Proceeds from sales of securities available for
       sale                                                    707         195        195        25,085       3,968
       Purchases of securities available for sale               --          --       (125)         (841)     (5,965)
       Principal payments on securities available for sale   2,945         976      2,353         5,105      10,453
       Acquisitions, net of cash acquired                       --        (322)      (322)     (120,713)         --
       Repayments of ESOP loan receivable                      238         239        477           476         477
                                                           ---------   ---------  ---------   -----------   ---------
                         Net cash provided by (used
                              in) investing activities       3,890       1,088      2,578       (90,888)      8,933
                                                           ---------   ---------  ---------   -----------   ---------

Cash flows from financing activities:
       Purchase of treasury stock                               --          --         --       (10,871)    (31,820)
       (Repayment) proceeds of loans from
           related parties                                      --          --         --        (5,408)     11,408
       (Repayment) proceeds of short-term borrowings        (4,500)     (7,036)   (10,709)       15,209          --
       Proceeds from exercise of stock options                 491          --        406            --          --
       Dividends paid on common stock                       (5,265)     (4,238)    (8,983)       (7,024)     (4,561)
                                                           ---------   ---------  ---------   -----------   ---------

                         Net cash used in financing
                              activities                    (9,274)    (11,274)   (19,286)       (8,094)    (24,973)
                                                           ---------   ---------  ---------   -----------   ---------
                         Net (decrease) increase in
                              cash and cash equivalents       (703)      1,209      1,913        (2,540)     (2,939)
       Cash and cash equivalents at beginning
             of period                                       3,106       1,193      1,193         3,733       6,672
                                                           ---------   ---------  ---------   -----------   ---------

       Cash and cash equivalents at end of period          $ 2,403       2,402      3,106         1,193       3,733
                                                           =========   =========  =========   ===========   =========

                      FIRST NIAGARA FINANCIAL GROUP, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

              Six months ended June 30, 2002 and 2001 (unaudited)
                and years ended December 31, 2001, 2000 and 1999


(19)   Plan of Conversion and Reorganization and Stock Offering

       The Board of Directors of the MHC, FNFG and First Niagara adopted a Plan of Conversion and Reorganization (the "Plan") on July 21, 2002. Pursuant to the Plan, the MHC will convert from the mutual holding company form of organization to the fully public form. The MHC will be merged into First Niagara, and the MHC will no longer exist. Pursuant to the plan, FNFG, which owns 100% of First Niagara, also will be succeeded by a new Delaware corporation with the same name. As part of the Conversion, the ownership interest of the MHC in FNFG will be offered for sale in the offering. The existing publicly held shares of FNFG, which represents the remaining ownership interest in FNFG, will be exchanged for new shares of commons stock of First Niagara Financial Group, the new Delaware corporation. The exchange ratio will ensure that immediately after the Conversion and Offering, the public stockholders of FNFG will own the same aggregate percentage of First Niagara Financial Group common stock that they owned immediately prior to that time. When the Conversion and Offering are completed, all of the capital stock of First Niagara will be owned by First Niagara Financial Group.

       The Plan provides for the establishment, upon the completion of the reorganization, of a special "liquidation account" for the benefit of certain depositors of First Niagara in an amount equal to the greater of the MHC's ownership interest in the retained earnings of FNFG as of the date of its latest balance sheet contained in the prospectus or the retained earnings of First Niagara at the time it reorganized into the MHC in 1998. Following the completion of the reorganization, under the rules of the OTS, First Niagara will not be permitted to pay dividends on its capital stock to First Niagara Financial Group, its sole stockholder, if the Bank's stockholder's equity would be reduced below the amount of the liquidation account.

       The costs of the Conversion and Offering will be deferred and reduce the proceeds from the shares sold in the Offering. If the Conversion and Offering are not completed, all costs will be charged to expense in the period in which the Offering is terminated. As of June 30, 2002 approximately $25 thousand of conversion costs have been incurred.

--------------------------------------------------------------------------------

No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by First Niagara Financial Group, Inc. or First Niagara Bank. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of First Niagara Financial Group, Inc. or First Niagara Bank since any of the dates as of which information is furnished herein or since the date hereof.

                             Up to 47,150,000 Shares
                              (Anticipated Maximum)

                       First Niagara Financial Group, Inc.

                              (Holding Company for
                               First Niagara Bank)

                                  COMMON STOCK
                            par value $0.01 per share

                                   ----------

                                   PROSPECTUS

                                   ----------

                              Ryan Beck & Co., Inc.

                                November 14, 2002

                                   ----------

       These securities are not deposits or accounts and are not federally insured or guaranteed.

                                   ----------

Until December 20, 2002 or 25 days after commencement of the syndicated community offering, if any, whichever is later, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus when acting as underwriters and with respect to their unsold allotments of subscriptions.

--------------------------------------------------------------------------------

PROSPECTUS SUPPLEMENT

                                  INTERESTS IN

                          FIRST NIAGARA FINANCIAL GROUP
                                   401(k) PLAN
                                       AND
                      OFFERING OF UP TO 2,922,976 SHARES OF

                       FIRST NIAGARA FINANCIAL GROUP, INC.
                                  COMMON STOCK

          First Niagara Financial Group, Inc. is providing this prospectus supplement to participants in the First Niagara Financial Group 401(k) Plan (the "Plan"). As a participant in this Plan, you may direct the trustee of the Plan to purchase common stock of First Niagara Financial Group, Inc. in its common stock offering by transferring amounts currently allocated to your account under the Plan to the Employer Stock Fund (other than amounts you presently have invested in the Employer Stock Fund). If you cannot acquire all the common stock you want in the offering due to an oversubscription, the trustee will apply the amounts which were not used to acquire common stock among the funds in which your Plan account is invested in proportion to your current investment allocation percentages for new contributions.

          The prospectus of First Niagara Financial Group, Inc., dated November 14, 2002, which accompanies this prospectus supplement, includes detailed information regarding the offering and the financial condition, results of operations and business of First Niagara Financial Group, Inc. You should read this prospectus supplement, which provides information with respect to the Plan, together with the prospectus.

          For a discussion of risks that you should consider before making an investment decision, see "Risk Factors" beginning on page 23 of the prospectus.

          The interests in the Plan and the offering of the common stock have not been approved or disapproved by the Office of Thrift Supervision, the Securities and Exchange Commission or any other Federal or state agency. Any representation to the contrary is a criminal offense.

          The securities offered in this prospectus supplement are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

          This prospectus supplement may be used only in connection with offers and sales by First Niagara Financial Group, Inc. of interest or shares of common stock pursuant to the Plan. No one may use this prospectus supplement to reoffer or resell interests or shares of common stock acquired through the Plan.

          You should rely only on the information contained in this prospectus supplement and the attached prospectus. First Niagara Financial Group, Inc. and the Plan have not authorized anyone to provide you with information that is different.

          This prospectus supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. Neither the delivery of this prospectus supplement and the prospectus nor any sale of common stock shall under any circumstances imply that there has been no change in the affairs of First Niagara Financial Group, Inc. or any of its subsidiaries or the Plan since the date of this prospectus supplement, or that the information contained in this prospectus supplement or incorporated by reference is correct as of any time after the date of this prospectus supplement.

          The date of this prospectus supplement is November 14, 2002.

                                TABLE OF CONTENTS

THE OFFERING............................................................................   1
   Securities Offered...................................................................   1
   Election to Purchase Common Stock in the Offering: Priorities........................   1
   Value of the Plan Assets.............................................................   3
   Method of Directing Transfer.........................................................   3
   Time for Directing Transfer..........................................................   3
   Irrevocability of Transfer Direction.................................................   3
   Direction to Purchase Common Stock after the Offering................................   3
   Purchase Price of Common Stock.......................................................   4
   Nature of a Participant's Interest in the Common Stock...............................   4
   Voting Rights of Common Stock........................................................   4
DESCRIPTION OF THE PLAN.................................................................   5
   Introduction.........................................................................   5
   Eligibility and Participation........................................................   5
   Contributions Under the Plan.........................................................   5
   Limitations on Contributions.........................................................   6
   Investment of Contributions..........................................................   7
   Performance History..................................................................   8
   Employer Stock Fund..................................................................  16
   Withdrawals and Distributions from the Plan..........................................  17
   Administration of the Plan...........................................................  18
   The Trustee..........................................................................  18
   Plan Administrator...................................................................  18
   Reports to Plan Participants.........................................................  19
   Amendment and Termination............................................................  19
   Merger, Consolidation or Transfer....................................................  19
   Federal Income Tax Consequences......................................................  19
   Additional Employee Retirement Income Security Act ("ERISA") Considerations..........  21
   Securities and Exchange Commission Reporting and Short-Swing Profit Liability........  21
   Financial Information Regarding Plan Assets..........................................  22
LEGAL OPINION...........................................................................  22
Audited Financials Statements........................................................... F-1

                                  THE OFFERING

SECURITIES OFFERED       First Niagara Financial Group, Inc. is offering
                         participants in the First Niagara Financial Group
                         401(k) Plan (the "Plan") the opportunity to use their participation interests to elect to purchase shares of First Niagara Financial Group, Inc.'s common stock through the Plan. At June 30, 2002, there were sufficient funds in the Plan to purchase up to 2,922,976 shares of First Niagara Financial Group, Inc.
                         common stock in the offering. This includes the new shares of First Niagara Financial Group, Inc. which may be received in exchange for all of the shares of First
                         Niagara Financial Group, Inc. common stock presently held in the Plan. The shares of common stock currently held in the Plan will be exchanged for shares of First
                         Niagara Financial Group, Inc. pursuant to an exchange ratio, as is more fully discussed in the "Conversion" section of the prospectus. Only employees of First
                         Niagara Financial Group, Inc. or its subsidiaries may become participants in the Plan. Your investment in the common stock of First Niagara Financial Group, Inc.
                         through the Plan in the offering is subject to the priorities listed below. Information with regard to the Plan is contained in this prospectus supplement and information with regard to the financial condition, results of operations and business of First Niagara
                         Financial Group, Inc. is contained in the attached prospectus. The address of the principal executive office of First Niagara Financial Group, Inc. is 6950
                         South Transit Road, P.O. Box 514, Lockport, New York
                         14095-0514.

ELECTION TO PURCHASE     In connection with the conversion and stock offering,
COMMON STOCK IN THE      you may elect to transfer, by dollar amounts (in
OFFERING: PRIORITIES     increments of $10.00) or by percentages, all or part of
                         your account balances in the Plan (other than the amounts you currently have invested in the Employer
                         Stock Fund) to the Employer Stock Fund, to be used to purchase common stock issued in the offering. The trustee of the Employer Stock Fund will purchase common stock in accordance with your directions. However, such directions are subject to purchase limitations in the plan of conversion of First Niagara Financial Group, MHC.

                         The shares of common stock are being offered in a subscription offering and community offering. In the offering, the purchase priorities are as follows:

                              (1) Depositors of First Niagara Bank with $50 or more as of June 30, 2001, get first priority.
                              (2)  First Niagara Financial Group, Inc.'s
                                   tax-qualified plans, including the employee stock ownership plan and 401(k) plans, get second priority.
                              (3) Depositors of First Niagara Bank with $50 or more on deposit as of September 30, 2002, get third priority.
                              (4)  Depositors of First Niagara Bank as of
                                   November 10, 2002, get fourth priority.
                              (5)  Stockholders of First Niagara Financial Group
                                   on November 15, 2002 get fifth priority.
                              (6)  Members of the public get sixth priority.

                         Depositors of Cortland Savings Bank and Cayuga Bank prior to the merger into First Niagara Bank will be treated as having a deposit account at First Niagara Bank at the dates such accounts were originally opened. As a participant with an account balance in the 401(k) plan, you will be entitled to purchase shares through the 401(k) plan's second priority category. If you elect to transfer a dollar amount from a particular fund and, at the time that the transfer is made, you do not have a sufficient dollar amount in that fund to process your entire election due to market fluctuation, the trustee will withdraw up to 100% of your balance in that fund (rounded down to the nearest $10 increment) and apply only the amount withdrawn to the purchase of stock for your account.

                         No later than the closing date of the subscription offering period, the amount that you elect to transfer from your existing account balances for the purchase of common stock in the offering will be removed from your existing accounts and transferred to the Trustee of the Employer Stock Fund to be invested in Fidelity Institutional Money Market Govt. Fund Cl. I, an interest-bearing money market account, pending the closing of the offering.

                         At the close of the offering, the amount that you have transferred to purchase stock in the offering will be applied to the common stock purchase. Common stock so purchased will be placed in the Employer Stock Fund and allocated to your Plan account. Any earnings on the amount that you elected to apply towards the purchase of stock in the offering will be transferred to the Principal Money Market Separate Account for you to reinvest as you wish.

                         Once the offering is concluded, any amounts that you elected to apply towards the purchase of stock in the offering will again appear as part of your account balance when you access your account via the Internet or by TeleTouch(TM).

                         If you fail to direct the investment of your account balances towards the purchase of any shares in the offering, your account balances will remain in the investment funds of the Plan as previously directed by you.

VALUE OF THE PLAN        As of June 30, 2002, the market value of the assets of
ASSETS                   the Plan was approximately $29,229,765, excluding
                         participant loans. The Plan administrator informed each participant of the value of his or her account balance under the Plan as of June 30, 2002.

METHOD OF DIRECTING      You will receive a special election form, referred to
TRANSFER                 as the Special One-Time Election Form, on which you can
                         elect to transfer all or a portion of your account balance in the Plan to the Employer Stock Fund for the purchase of stock in the offering (other than amounts you currently have invested in such fund). If you wish to use all or part of your account balance in the Plan to purchase common stock issued in the offering (other than amounts you currently have invested in the Employer Stock Fund), you should indicate that decision on the Special One-Time Election Form. If you do not wish to purchase First Niagara Financial Group, Inc.
                         stock in the offering through the Plan, you need not compete the Special One-Time Election Form.

TIME FOR DIRECTING       If you wish to purchase common stock with your Plan
TRANSFER                 account balances, your special Special One-Time
                         Election Form must be received by Julie LaForest, a representative of the Plan Administrator, at the principal office of First Niagara Financial Group, 6950
                         South Transit Road, P.O. Box 514, Lockport, New York
                         14095-0514, no later than Noon on Friday, December 13,
                         2002.

IRREVOCABILITY OF        You may not revoke your special Special One-Time
TRANSFER DIRECTION       Election Form to transfer amounts credited to your
                         account in the Plan to the Employer Stock Fund for the purchase of stock in the offering. You will, however, continue to have the ability to transfer amounts not directed towards the purchase of stock in the offering amongst all of the other investment funds, including the Employer Stock Fund, on a daily basis.

DIRECTION TO PURCHASE    Whether you choose to purchase stock in the offering,
COMMON STOCK             you will be able to purchase stock after the offering
AFTER THE OFFERING       through your investment in the Employer Stock Fund.
                         After the offering, you may direct that a certain percentage of your account balance in the Plan be transferred to the Employer Stock Fund and invested in common stock, or to the other investment funds available under the Plan. After the offering, you may change your investment allocation on a daily basis.
                         Special restrictions may apply to transfers directed to and from the Employer Stock Fund by the participants who are subject to the provisions of section 16(b) of the Securities Exchange Act of 1934, as amended, relating to the purchase and sale of securities by officers, directors and principal shareholders of First
                         Niagara Financial Group, Inc.

PURCHASE PRICE OF        The trustee will use the funds transferred to the
COMMON STOCK             Employer Stock Fund to purchase common stock in the
                         offering, subject to your ability to purchase shares in accordance with the priorities listed on pages 1 and 2 of this prospectus supplement and, except in the event of an oversubscription, as discussed above. The trustee will pay $10.00 per share, which will be the same price paid by all other persons in the offering. No sales commision will be charged for shares purchased in the offering.

                         After the offering, the trustee will acquire common stock in open market transactions at the prevailing price. The trusteee will pay transaction fees, if any, associated with the purchase, sale or transfer of the common stock after the offering.

NATURE OF A              The trustee will hold the common stock, in trust, for
PARTICIPANT'S INTEREST   the participants of the Plan. Shares of common stock
IN THE COMMON STOCK      acquired by the trustee at your direction will be
                         allocated to your account. Therefore, investment decisions of other participants should not affect the earnings allocated to your account.


VOTING RIGHTS OF         The trustee generally will exercise voting rights
COMMON STOCK             attributable to all common stock held by the Employer
                         Stock Fund, as directed by participants with accounts invested in the fund. When stockholders have a right to vote on a matter, you will be allocated voting instruction rights reflecting your proportionate interest in the Employer Stock Fund. The trustee will vote the common stock in the Employer Stock Fund affirmatively or negatively on each matter, in proportion to the voting instructions the trustee receives from participants. In connection with the reorganization of First Niagara Financial Group, Inc., plan participants who had shares of First Niagara
                         Financial Group allocated to their accounts in the Plan on November 15, 2002, will receive a packet of material containing, among other things, a Prospectus, Proxy
                         Statement, Voting Instruction Letter and Voting
                         Authorization Form. The Voting Instruction Letter will provide instructions on completing the Voting
                         Authorization Form so that the trustee can vote the shares attributable to your account in the Special
                         Shareholder Meeting on January 9, 2003.

                         If you are a participant who has voting rights (as discussed above), you must complete the Voting Authorization Form and return it in a postage-prepaid envelope to The Principal Financial Group, the investment manager of Plan, no later than 12:00 Noon on Thursday, December 26, 2002 if you want the trustee to vote in accordance with your voting instructions.

                             DESCRIPTION OF THE PLAN
INTRODUCTION

          First Niagara Financial Group, Inc. adopted a prototype plan effective January 1, 1990, which plan and related adoption agreement were amended, effective January 1997, to include the Employer Stock Fund as an investment alternative. The amendment transformed the plan into an individually designed plan (the "Plan"). The Plan constitutes a profit sharing plan within the meaning of section 401(a) of the Internal Revenue Code (the "Code") and incorporates a cash or deferred feature under section 401(k) of the Code whereby participants can make elective deferral contributions to their accounts. First Niagara Financial Group intends that the Plan, in operation, will comply with the requirements under the Internal Revenue Code and the Employee Retirement Income Security Act ("ERISA"). As a plan subject to ERISA, Federal law provides you with various rights and protections as a Plan participant. However, your benefits under the Plan are not guaranteed and are not required to be guaranteed by the Pension Benefit Guaranty Corporation.

          First Niagara Financial Group may amend the Plan from time to time in the future to ensure continued compliance with all applicable laws.

          Reference to Full Text of Plan. The following portions of this prospectus supplement summarize certain provisions of the Plan. First Niagara Financial Group, Inc. qualifies these summaries in their entirety by the full text of the Plan, which shall have priority. You may obtain copies of the Plan document by sending a request to the Plan administrator of First Niagara Financial Group 401(k) Plan, First Niagara Financial Group, Inc., 6950 South Transit Road, P.O. Box 514, Lockport, New York 14095-0514. You should carefully read the full text of the Plan document and your summary plan description to understand your rights and obligations under the Plan.

ELIGIBILITY AND PARTICIPATION

          You are eligible to become a participant in the Plan on the first day of the month following completion of three months of service with First Niagara Financial Group, Inc. or one of its subsidiaries, provided you have reached age 21 at such time.

          As of June 30, 2002, approximately 1,080 out of 1,133 then eligible participants had elected to participate in the Plan.

CONTRIBUTIONS UNDER THE PLAN

          Elective Deferral Contributions. You are permitted, as a participant in the Plan, to defer up to 100% of your compensation (as defined in the Plan) and to have that amount contributed to the Plan on your behalf. If you are a highly compensated employee, the maximum amount of your compensation that you can defer is 8%. The Internal Revenue Code limits your before-tax contributions to the Plan and similar plans to $11,000 in 2002. This amount may be adjusted annually by law, based on changes in the cost of living.

          You may change your deferral contributions at any time. Changes may be made through TeleTouch(TM) (a toll-free number) and the Internet. Changes will become effective on the first day of the first payroll period which commences after your election.

          Employer Matching Contributions. Effective February 7, 2002, First Niagara Financial Group, Inc. makes employer matching contributions equal to 100% of elective deferral contributions which are not over 2% of compensation, plus 75% of elective deferral contributions which are over 2% but not over 6% of compensation. Matching contributions for a person will not be more than 5% of the person's compensation for the Plan year.

          Discretionary Contributions. Discretionary contributions may be made for each Plan year in an amount determined by the employer.

LIMITATIONS ON CONTRIBUTIONS

          Limitations on Employee Elective Deferral Contributions. For the plan year beginning January 1, 2002, the amount of your elective deferral contributions may not exceed $11,000 per calendar year. This amount is increased in $1,000 increments though 2006 and thereafter may be adjusted periodically by law, based on changes in cost of living. Contributions in excess of this limit are known as excess deferrals. If you defer amounts in excess of this limitation, your gross income for Federal income tax purposes will include the excess in the year of the deferral. In addition, unless the excess deferral is distributed before April 15 of the following year, it will be taxed again in the year distributed. Income on the excess deferral distributed by April 15 of the immediately succeeding year will be treated, for Federal income tax purposes, as earned and received by the participant in the tax year in which the contribution is made.

          If you also participate in the ESOP and annual additions to your accounts in both plans exceed the maximum permissible amount, the Plan administrator will reduce the contributions allocated to you under the Plan first, so that the total annual additions do not exceed the maximum permissible amount. If employer contributions and employee deferral contributions are both made to the Plan in the year that the excess occurs, employer contributions will be reduced before employee deferral contributions.

          Limitation on Plan Contributions for Highly Compensated Employees. The Plan limits the amount of employee deferral contributions a highly compensated employee can make for any year to 8% of compensation, as defined in the Plan. In addition, special provisions of the Internal Revenue Code limit the amount of employee deferral contributions and employer matching contributions that may be made to the Plan in any year on behalf of highly compensated employees, in relation to the amount of employee deferrals contributions and employer matching contributions made by or on behalf of all other employees eligible to participate in the Plan. A highly compensated employee includes any employee who
(1) was a 5% owner of First Niagara Financial Group, Inc. at any time during the current or preceding year, or (2) had compensation for the preceding year of more than $85,000 and, if First Niagara Financial Group, Inc. so elects, was in the top 20% of employees by compensation for the preceding year. The dollar amounts in the foregoing sentence may be adjusted annually to reflect increases in the cost of living. For any year, the percentage of highly compensated employee elective deferral contributions will be limited so that the average actual elective deferral contribution percentage of highly compensated employees does not exceed the average actual elective deferral contribution percentage of non-highly compensated employees by more than the greater of (i) 125% or (ii) 200% but not more than two points. If these limitations are exceeded, the level of after-tax contributions by highly compensated employees will be adjusted.

BENEFITS UNDER THE PLAN

          At all times, you have a fully vested, nonforfeitable interest in your elective deferral contribution account and your rollover contribution account.

          If you became a participant in the Plan on or after January 1, 2001, you will become vested in your matching contributions account and discretionary contribution account according to the following schedule:

         Vesting Service                                      Vesting
          (whole years)                                      Percentage
         ---------------                                     ----------

         Less than 2                                              0%
              2                                                  20%
              3                                                  40%
              4                                                  60%
              5                                                  80%
          6 or more                                             100%

          Matching contributions and discretionary contributions are subject to the vesting percentage. However, if you were a participant in the Plan on December 31, 2000 or if you were a participant in a plan of a participating affiliate that has been merged with the First Niagara Financial Group 401(k) Plan, your vesting schedule is the better of the vesting schedule in this Plan prior to December 31, 2000 or under the plan of the participating affiliate prior to merger, as applicable, or the vesting schedule set forth above.

          If you are an employee on or after the date you reach normal retirement age, your vesting percentage will be 100%. Similarly, the vesting percentage of a participant who is an employee on the date he becomes totally and permanently disabled or dies will be 100%.

INVESTMENT OF CONTRIBUTIONS

          All amounts credited to the Employer Stock Fund under the Plan are held in trust. Bankers Trust Company, N.A. of Des Moines has been appointed by the Board of Directors of First Niagara Financial Group, Inc. to administer the trust.

          The Plan offers the following investment choices for your accounts under the Plan:

          1.   Guaranteed Interest Account 2 Year
          2.   Guaranteed Interest Account 3 Year
          3.   Guaranteed Interest Account 5 Year
          4.   Principal Money Market Separate Account

          5.   Principal Bond & Mortgage Separate Account
          6.   American Century Value Fund - Investor Class
          7.   Fidelity Advisor High Yield Fund - Institutional Class
          8.   Principal Large Cap Stock Index Separate Account
          9.   Principal Stock Emphasis Balanced Separate Account
          10.  Russell LifePoints Aggressive Strategy (D) Separate Account
          11.  Russell LifePoints Balanced Strategy (D) Separate Account
          12.  Russell LifePoints Conservative Strategy (D) Separate Account
          13.  Russell LifePoints Equity Aggressive Strategy (D) Separate
               Account
          14.  Russell LifePoints Moderate Strategy (D) Separate Account
          15.  Strong Opportunity Fund - Investor Class
          16.  T. Rowe Price Spectrum Growth Fund
          17.  Vanguard Growth & Income Fund
          18.  Fidelity Advisor Equity Growth Fund - Institutional Shares
          19.  INVESCO Dynamics Fund - Investor Shares
          20.  Janus Aspen Capital Appreciation Portfolio - Institutional
               Class
          21.  Principal Small Company Blend Separate Account
          22.  Principal Small Company Growth Separate Account
          23.  Principal Medium Company Blend Separate Account
          24.  Principal Medium Company Value Separate Account
          25.  Principal Large Company Blend Separate Account
          26.  Principal Large Company Growth Separate Account
          27.  Principal International Stock Separate Account
          28.  Putnam International Growth A Fund
          29.  Principal Financial Group, Inc. Stock Separate Account
          30.  Employer Stock Fund

          You may elect to have both past contributions and earnings, as well as future contributions to your account invested among the funds listed above. Transfers of past contributions and the earnings thereon do not affect the investment mix of future contributions. You may change your investment directions at any time, either over the telephone by TeleTouch(TM) (a toll-free number) or over the Internet. However, your election to purchase shares in the offering can only be made by completing a Special One-Time Election Form and submitting it to Julie LaForest, a representative of the Plan Administrator, First Niagara Financial Group.

PERFORMANCE HISTORY

          The following table provides performance data with respect to the investment funds available under the Plan:

                                                                                    AVERAGE ANNUAL RETURN FOR THE
                                                                                      PERIOD ENDING 6/30/2002

                                                                                                             10-YEAR
                                                     YEAR-TO-DATE                                            OR SINCE
                                                     RETURN ENDING                                          INCEPTION  INCEPTION
                   ACCOUNT / FUND                      6/30/2002       1-YEAR        3-YEAR        5-YEAR    RETURN       DATE
Guaranteed Interest Account 2 Year /6/,/8/,/9/          2.74%**          3.53%         5.29%        5.21%     5.04%      1/1/1981
Guaranteed Interest Account 3 Year /6/,/8/,/9/          3.27%**          3.89%         5.57%        5.74%     5.69%      1/1/1981
Guaranteed Interest Account 5 Year /6/,/8/,/9/          4.30%**          4.62%         5.75%        5.95%     6.73%      1/1/1981
Principal Money Market Separate Account /5/             0.76%***         2.28%         4.49%        4.76%     4.56%    12/10/1980
Principal Bond & Mortgage Separate Account              3.57%***         7.88%         8.01%        7.38%     7.56%      2/1/1983
American Century Value Inv Fund                        -3.76%***         1.21%         3.99%        8.28%    13.17%*     9/1/1993
Fidelity Advisor High Yield I Fund /4/,/11/           -12.12%***       -12.55%        -7.73%       -1.73%     2.37%*     1/5/1987
Principal Large Cap Stock Index Sep Acct /2/,/7/      -13.32%***       -18.22%        -9.56%        3.26%    11.02%      1/1/1990
Principal Stock Emphasis Balanced Sep Acct             -5.67%***        -8.74%        -3.22%        2.87%     7.34%*    10/1/1993
Russell Life Agg Strategy (D) Sep Acct /10/            -4.96%***        -8.67%        -3.11%          -      -0.23%*    3/24/1998
Russell Life Balanced Strategy (D) Sep Acct /10/       -2.70%***        -4.46%        -0.39%          -       1.68%*    3/24/1998
Russell Life Conservative Strategy (D) Sep Acct /10/    0.95%***         2.79%         4.43%          -       4.56%*    3/24/1998
Russell Life Eqty Agg Strategy (D) Sep Acct /10/       -7.58%***       -13.21%        -6.00%          -      -1.80%*       3/1998
Russell Life Mod Strategy (D) Sep Acct /10/            -0.88%***        -1.22%         1.95%          -       3.11%*    3/24/1998
Strong Opportunity Fund                               -15.81%***       -19.56%        -0.80%        7.56%    13.33%    12/31/1985
T. Rowe Price Spectrum Growth Fund                     -9.40%***       -11.96%        -2.51%        3.95%    10.96%     6/29/1990
Vanguard Growth & Income Fund                         -12.20%***       -17.03%        -7.63%        4.80%    12.04%    12/10/1986
Fidelity Advisor Equity Growth I Fund                 -19.22%***       -26.43%       -10.83%        4.15%    12.21%     11/1/1983
INVESCO Dynamics Fund                                 -24.67%***       -36.05%       -13.83%        2.76%    11.00%     9/15/1967
Janus Aspen Capital Appreciation I Fund                -6.90%***       -15.69%        -7.45%       11.16%    14.30%*     5/1/1997
Principal Sm Co Blend Sep Acct /1/                     -2.51%***        -2.83%         7.05%        5.28%    12.91%      1/1/1991
Principal Sm Co Growth Sep Acct /1/                   -27.60%***       -35.92%       -14.18%       -2.01%     3.60%*     6/1/1995
Principal Med Co Blnd Sep Acct                         -2.60%***        -4.93%         2.97%        6.30%    11.86%      1/1/1991
Principal Med Co Value Sep Acct                         1.86%            0.93%        -0.36%        4.67%    11.01%      1/1/1991
Principal Large Co Blend Sep Acct                     -15.96%          -22.12%       -14.43%       -1.94%     6.59%*     6/1/1195
Principal Large Co Growth Sep Act                     -19.20%          -26.37%       -14.63%       -0.84%     6.99%*     6/1/1995
Principal Intl Stock Sep Acct /3/                      -2.42%***        -9.86%        -7.04%       -1.62%     7.17%     5/20/1987
Putnam International Growth A Fund /3/                 -3.23%***        -9.70%         0.30%        6.34%    11.23%     2/28/1991
Principal Fin Group, Inc. Stock Sep Acct               27.74%             N/A           N/A          N/A     30.63%*   12/10/2001
Employer Stock Fund /12/                               66.55%           82.53%        47.83%         N/A     37.70%      4/1/1998

     *    Average annual rate of return since its inception.

     ** Average annual weighted guaranteed interest rate for new deposits since the start of the year.

     *** Unannualized rate of return (change in value) since the start of the year.

     /1/ This investment option is subject to more fluctuation in value than other investment options with stocks of larger more stable companies.
     /2/ Each index-based investment option is invested in the stocks of the index it tracks. Performance of indexes reflects the unmanaged result for the market segment the selected stocks represent. There is no assurance an index-based investment option will match the performance of the index tracked.
     /3/ This investment option is subject to additional risk due to fluctuating exchange rates, foreign accounting and financial policies, and other economic and political environments.
     /4/ This investment option is subject to greater credit risk associated with high yield bonds.
     /5/ This investment option is not guaranteed by the Federal Deposit Insurance Corporation (FDIC) , or any other government agency.
     /6/ A surrender charge may apply to withdrawals or transfers from an unmatured guaranteed interest account.

     /7/ S&P 500 is a trademark of the McGraw-Hill Companies, Inc. and has been licensed for use by Principal Life Insurance Company and Principal Management Corporation. The product is not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of investing in the product.
     /8/ Interest rates shown for the FIA 1998 Guaranteed Interest Investment for periods prior to July 1, 1998, are those of the Guaranteed Interest Accounts of the FIA plus 0.05%.
     /9/ Results shown for guaranteed accounts are average annual guaranteed interest rates.
     /10/ The Separate Account invests in a mutual fund only. Performance results and investment expenses shown prior to 7/31/01 are of the mutual fund only because the Separate Account was not available. Any present or past investment expenses charged by The Principal would have reduced the illustrated performance results. The mutual fund operating expenses for each Russell LifePoints Fund are reflected in the Total Investment Expense of the Separate Account. However, the operating expenses of the underlying mutual funds in which each LifePoints Fund invests are not reflected in the Total Investment Expense. Based on the asset allocation of the LifePoints Funds outlined in the prospectus dated March 2001, the weighted average operating expenses of the underlying funds are: Conservative Strategy Fund, 0.67%; Moderate Strategy Fund, 0.78%; Balanced Strategy Fund, 0.95%; Aggressive Strategy Fund, 1.08%; Equity Aggressive Strategy Fund, 1.09%. While the operating expenses of the underlying mutual funds are not part of Total Investment Expense, performance results shown for the Separate Account reflect the application of these expenses. For further information on all mutual fund expenses, see the prospectus of the underlying LifePoints Fund. All voting rights associated with ownership of share in the mutual fund are the rights of the Separate Account, not of contract holders investing in the Separate Account.
     /11/ Performance of these Fidelity Advisor Funds prior to July 3, 1995 reflects applicable class T performance data, which includes the then effective class T fees.
     /12/ Assumes all dividends are re-invested and does not take into effect fund expenses which would reduce average annual returns.

The following is a description of each of the Plan's investment funds:

          Guaranteed Interest Account - 2, 3 and 5 Year. The Guaranteed Interest Investment - FIA holds the assets invested in the Guaranteed Interest Account 3 year and Guaranteed Interest Account 5 year. The Guaranteed Interest Investment - FIA holds private-market bonds, commercial mortgages and mortgage-backed securities. All General Account assets, including reserves and assets, back up promises to all General Account customers. The Principal makes the guarantee. The interest guarantees are higher for longer time periods, i.e., 5 years versus 3 or 2 years, due to the increased risks in interest rate changes due to longer term time horizons in holding the investments. A surrender charge may apply to transfers or withdrawals from an unmatured Guaranteed Interest Investment, including transfers or withdrawals due to retirement, termination of employment, disability or death. An investment in the fund is not insured or guaranteed by the FDIC or any other government agency. The Guaranteed Interest Account 2 Year is closed to new investments.

          Principal Money Market Separate Account. The account primarily invests in high quality commercial paper (short-term unsecured corporate loans). The portfolio will have an average maturity of no more than 90 days. An investment in the fund is not insured or guaranteed by the FDIC or any other government agency. It is possible to lose money by investing in the fund.

          Principal Bond & Mortgage Separate Account. The account invests primarily in intermediate-term, fixed-income investments such as public and private corporate bonds, commercial and residential mortgages, asset-backed securities, and U.S. Government and agency-backed securities. Value is added primarily through sector allocation and security selection. An investment in the fund is not insured or guaranteed by the FDIC or any other government agency. It is possible to lose money by investing in the fund.

          American Century Value Fund - Investor Class. American Century Value Fund - Investor Class seeks long-term capital appreciation. Income is secondary. The fund normally invests at least 65% of its assets in U.S. equity securities. Although it may invest in companies of all sizes, the fund's overall characteristics are most similar to those in the mid-cap arena. The fund looks for stocks of companies that they believe are undervalued at the time of purchase. To identify these companies, management looks for companies with earning, cash flows and/or assets that may not be reflected accurately in the companies' stock prices or may be outside the companies' historical ranges. An investment in the fund is not insured or guaranteed by the FDIC or any other government agency. It is possible to lose money by investing in the fund.

          Fidelity Advisor High-Yield Fund - Institutional Class. Fidelity Advisors High-Yield Fund - Institutional Class seeks income and capital appreciation. The fund normally invests at least 65% of its assets in lower quality debt securities, preferred stocks, convertibles, and zero coupon bonds. It may also invest in U.S. Government obligations and foreign securities. The fund may invest up to 35% of its assets in equities. An investment in the fund is not insured or guaranteed by the FDIC or any other government agency. It is possible to lose money by investing in the fund.

          Principal Large Cap Stock Index Separate Account. The account primarily invests in common stocks of those companies listed in the S&P 500 Stock index. An investment in the fund is not insured or guaranteed by the FDIC or any other government agency. It is possible to lose money by investing in the fund.

          Principal Stock Emphasis Balanced Separate Account. The account primarily invests in other separate accounts offered by The Principal. It usually maintains at least 50% of its assets in common stocks. An investment in the fund is not insured or guaranteed by the FDIC or any other government agency. It is possible to lose money by investing in the fund.

          Russell LifePoints Aggressive Strategy (D) Separate Account. Frank Russell LifePoints Aggressive Strategy Fund - Class D seeks long-term capital appreciation and low levels of current income. The fund is a fund of funds and invests in other Frank Russell underlying funds. Each LifePoints fund seeks to achieve its specific investment objective by investing in different combinations of underlying funds. Accordingly, it invests in Frank Russell's Diversified Equity fund, Special Growth fund, Quantitative Equity fund, International Securities fund, Multistrategy Bond fund, Real Estate Securities fund, and Emerging Markets fund. An investment in the fund is not insured or guaranteed by the FDIC or any other government agency. It is possible to lose money by investing in the fund.

          Russell LifePoints Balanced Strategy (D) Separate Account. Frank Russell LifePoints Balanced Strategy Fund - Class D seeks moderate levels of current income and long-term capital appreciation. The fund is a fund of funds and invests in other Frank Russell underlying funds. Each LifePoints fund seeks to achieve its specific investment objective by investing in different combinations of underlying funds. Accordingly, it invests in Frank Russell's Diversified Equity fund, Special Growth fund, Quantitative Equity fund, International Securities fund, Diversified Bond fund, Multistrategy Bond fund, Real Estate Securities fund, and Emerging Markets fund. An investment in the fund is not insured or guaranteed by the FDIC or any other government agency. It is possible to lose money by investing in the fund.

          Russell LifePoints Conservative Strategy (D) Separate Account. Frank Russell LifePoints Conservative Strategy Fund - Class D seeks high levels of current income and, secondarily, capital appreciation. The fund is a fund of funds and invests in other Frank Russell underlying funds. Each LifePoints fund seeks to achieve its specific investment objective by investing in different combinations of underlying funds. Accordingly, it invests in Frank Russell's Diversified Equity fund, Quantitative Equity fund, International Securities fund, Real Estate Securities fund, Short Term Bond fund, and Emerging Markets fund. An investment in the fund is not insured or guaranteed by the FDIC or any other government agency. It is possible to lose money by investing in the fund.

          Russell LifePoints Equity Aggressive Strategy (D) Separate Account. Frank Russell LifePoints Equity Aggressive Strategy Fund - Class D seeks long-term capital appreciation. The fund is a fund of funds and invests in other Frank Russell underlying funds. Each LifePoints fund seeks to achieve its specific investment objective by investing in different combinations of underlying funds. Accordingly, the fund invests in Frank Russell's Diversified Equity fund, Special Growth fund, Quantitative Equity Fund, International Securities fund, Real Estate Securities fund, and the Emerging Markets fund. An investment in the fund is not insured or guaranteed by the FDIC or any other government agency. It is possible to lose money by investing in the fund.

          Russell LifePoints Moderate Strategy (D) Separate Account. Frank Russell LifePoints Moderate Strategy Fund - Class D seeks long-term capital appreciation and high levels of current income. The fund is a fund of funds and invests in other Frank Russell underlying funds. Each LifePoints fund seeks to achieve its specific investment objective by investing in different combinations of underlying funds. Accordingly, it invests in Frank Russell's Diversified Equity fund, Special Growth fund, Quantitative Equity fund, International Securities fund, Short Term Bond fund, Real Estate Securities fund, and Emerging Markets fund. An investment in the fund is not insured or guaranteed by the FDIC or any other government agency. It is possible to lose money by investing in the fund.

          Strong Opportunity Fund - Investor Class. Strong Opportunity Fund - Investor Class seeks capital appreciation. The fund invests primarily in stocks of medium-capitalization companies that the manager believes are underpriced, yet have attractive growth prospects. Analysis is based on a company's "private market value" - the price an investor would be willing to pay for the entire company given its management, financial health, and growth potential. The manager determines a company's private market value based on a fundamental analysis of a company's cash flows, asset valuations, competitive situation, and franchise value. An investment in the fund is not insured or guaranteed by the FDIC or any other government agency. It is possible to lose money by investing in the fund.

          T. Rowe Price Spectrum Growth Fund. T. Rowe Price Spectrum Growth Fund seeks long-term growth of capital and growth of income. Current income is secondary. The fund invests in a diversified group of T. Rowe Price mutual funds that invest mainly in equities, such as traditional growth stocks, small aggressive-growth stocks, growth-and-income stocks, and international securities. It may invest in T. Rowe Price's Blue Chip Growth, Equity-Income Fund, Growth and Income Fund, Growth Stock Fund, International Stock Fund, Mid Cap Value, New Era Fund, New Horizons Fund, and Prime Reserve Fund. The fund's management fee is based on the aggregate fees of the underlying funds. An investment in the fund is not insured or guaranteed by the FDIC or any other government agency. It is possible to lose money by investing in the fund.

          Vanguard Growth & Income Fund. Vanguard Growth and Income Fund seeks a total return greater than that of the S&P 500 index on an annual basis. The fund invests at least 65% of its assets in securities included in the S&P 500 index. It is expected that the aggregate investment characteristics of the fund will be similar to the S&P 500 index in terms of dividend yield, price/earnings ratio, return on equity, and price/book ratio. Stock selection is limited by the characteristics of the index, including the weightings of stocks and industry sectors. Past name: Vanguard Quantitative Portfolio. On August 13, 1998, Vanguard/Trustees' Equity Fund U.S. Portfolio merged into the fund. An investment in the fund is not insured or guaranteed by the FDIC or any other government agency. It is possible to lose money by investing in the fund.

          Fidelity Advisor Equity Growth Fund - Institutional Shares. Fidelity Advisor Equity Growth Fund-Institutional Shares seeks capital appreciation. The fund invests primarily in common and preferred stocks and convertibles of companies with above-average growth characteristics. Generally, it will be invested in the securities of smaller, lesser-known companies. It may also purchase high-yield, high-risk securities. Prior to January 12, 1992, the fund was name Equity Portfolio: Growth. An investment in the fund is not insured or guaranteed by the FDIC or any other government agency. It is possible to lose money by investing in the fund.

          INVESCO Dynamics Fund - Investor Shares. INVESCO Dynamics Fund - Investor Shares seeks capital appreciation. The fund invest primarily in common stocks of mid-sized U.S. companies with market capitalizations between $2 billion and $15 billion at the time of purchase. The core of the fund's portfolio is invested in securities of established companies that are leaders in attractive growth markets with a history of strong returns. The remainder is invested in securities that show accelerating growth, driven by product cycles, favorable industry or sector conditions and other factors that management believes will lead to rapid sales or earnings growth. An investment in the fund is not insured or guaranteed by the FDIC or any other government agency. It is possible to lose money by investing in the fund.

          Janus Aspen Capital Appreciation Portfolio - Institutional Class. Janus Aspen Capital Appreciation Portfolio - Institutional Class seeks long-term growth of capital. The fund invests primarily in common stocks. It may invest in securities of issuers of any size. The fund may also invest in preferred stocks, warrants, convertibles and debt. It may invest in mortgage- and asset-backed securities, step coupon securities. The fund may invest without limit in index/structured securities. An investment in the fund is not insured or guaranteed by the FDIC or any other government agency. It is possible to lose money by investing in the fund.

          Principal Small Company Blend Separate Account. The account primarily invests in stocks of smaller, seasoned companies where management considers potential for long-term growth to be above-average. Management seeks both growth and value-oriented securities. The fund currently owns stocks that on average are issued by small companies--that is, those with market capitalizations of about $1 billion or less. The price/earnings and price/book ratios of stocks in this portfolio are generally comparable to those of the average small-cap stock. An investment in the fund is not insured or guaranteed by the FDIC or any other government agency. It is possible to lose money by investing in the fund.

          Principal Small Company Growth Separate Account. The account primarily invests in small stocks with above-average growth characteristics. Management typically invests in companies that are in the development stage and involve a higher level of investment risk. An investment in the fund is not insured or guaranteed by the FDIC or any other government agency. It is possible to lose money by investing in the fund.

          Principal Medium Company Blend Separate Account. The account primarily invests in stocks of medium-sized companies that management believes have an above-average potential for growth. These companies typically include those that have progressed beyond the development stage and are focused on growing their business. The fund currently owns stocks that on average are issued by medium-sized companies--that is, those with market capitalizations currently between about $1 billion to $8 billion. The price/earnings and price/book ratios of stocks in this portfolio are generally comparable to those of the average mid-cap stock. An investment in the fund is not insured or guaranteed by the FDIC or any other government agency. It is possible to lose money by investing in the fund.

          Principal Medium Company Value Separate Account. The account invests primarily in medium-sized stocks that management believes to be undervalued in the marketplace. Investments typically include stocks with below-average price/earnings ratios and above/average dividend yields. The fund currently owns stocks that on average are issued by medium-sized companies--that is, those with market capitalizations currently between about $13.83 billion and $85.18 billion. The stocks in the portfolio trade at lower price/earnings and price/book ratios relative to those of other mid-cap stocks. An investment in the fund is not insured or guaranteed by the FDIC or any other government agency. It is possible to lose money by investing in the fund. This fund is closed to new investments.

          Principal Large Company Blend Separate Account. The account primarily invests in larger stocks that management believes offer above-average potential for growth of capital, earnings and dividends. Management seeks both growth and value oriented securities. The fund currently owns stocks that on average are issued by large companies, that is, those with market capitalizations that are currently in excess of about $85.18 billion. The price/earnings and price/book ratios of stocks in this portfolio are comparable to those of the average large-cap stock. An investment in the fund is not insured or guaranteed by the FDIC or any other government agency. It is possible to lose money by investing in the fund. This fund is closed to new investments.

          Principal Large Company Growth Separate Account. The account primarily invests in larger companies that management believes have an above-average potential for earnings growth. It typically invests in seasoned companies with competitive advantages. The fund currently owns stocks that on average are issued by large companies--that is, those with market capitalization currently in excess of about $85.18 billion. The stocks in the portfolio typically trade at higher price/earnings and price/book ratios relative to other large-cap stocks. An investment in the fund is not insured or guaranteed by the FDIC or any other government agency. It is possible to lose money by investing in the fund. This fund is closed to new investments.

          Principal International Stock Separate Account. The account primarily invest in common stocks of corporations located outside the United States. To determine geographical allocation, management evaluates the economic, social and political factors of each market. The account typically remains fully invested in foreign stocks through all market cycles. An investment in the fund is not insured or guaranteed by the FDIC or any other government agency. It is possible to lose money by investing in the fund.

          Putnam International Growth A Fund. Putnam International Growth Fund - Class A seeks capital appreciation. The fund normally invests at lest 65% of assets in equity securities of companies located outside of the United States. It may invest in companies of any size that it judges to be in a strong growth trend or that it believes to be undervalued. The fund may invest in both developed and emerging markets. Class A shares have front loads; B shares have deferred loads, higher 12b-1 fees, and conversion features; M shares have lower front loads and higher 12b-1 fees than A shares; Y shares are for qualified investors. Past name: Putnam Overseas Growth Fund. An investment in the fund is not insured or guaranteed by the FDIC or any other government agency. It is possible to lose money by investing in the fund.

          Principal Financial Group, Inc. Stock Separate Account. Principal Financial Group offers a wide array of financial products and services, including retirement and investment services, life and health insurance, and mortgage banking. The largest chunk of its earnings comes from retirement services, where it is an industry leader in providing 401(k) plans to small and medium-size businesses. Principal's tiny international business is poised to grow as other countries overhaul their retirement systems. The company demutualized in a successful initial public offering in October 2001. The Principal Financial Group, Inc. Stock Separate Account is a pooled Separate Account. It is invested primarily in the stock of Principal Financial Group, Inc. To provide liquidity, cash or cash equivalents may comprise up to 3% of the assets maintained in the Separate Account. This investment option may experience greater volatility and should not be directly compared to investment options that have a more diversified investment mix. It is not intended to service as a complete investment program by itself. An investment in the fund is not insured or guaranteed by the FDIC or any other government agency. It is possible to lose money by investing in the fund. This fund is closed to new investments.

          Employer Stock Fund. The Employer Stock Fund consists primarily of investments in common stock of First Niagara Financial Group, Inc. First Niagara Financial Group, Inc., a Delaware corporation, is a the majority-owned subsidiary of First Niagara Financial Group, MHC, a federally chartered mutual holding company. Following the offering, First Niagara Financial Group, Inc., a Delaware corporation, will be 100% owned by its public shareholders, including First Niagara Financial Group, Inc.'s tax-qualified plans. Shares of First Niagara Financial Group, Inc. which were held in the Employer Stock Fund prior to the conversion and common stock offering will be converted into shares of common stock of First Niagara Financial Group, Inc., in accordance with the exchange ratio. The trustee will use all amounts reallocated to the Employer Stock Fund in the special election to acquire shares in the conversion and common stock offering. After the offering, the trustee will, to the extent practicable, use all amounts held by it in the Employer Stock Fund, including cash dividends paid on common stock held in the Employer Stock Fund, to purchase shares of common stock of First Niagara Financial Group, Inc. It is expected that all purchases will be made at prevailing market prices. Under certain circumstances, the trustee may be required to limit the daily volume of shares purchased. Pending investment in common stock, amounts allocated towards the purchase of shares in the offering will be held in the Employer Stock Fund in an interest-bearing account. In the event of an oversubscription, any earnings that result therefrom will be reinvested among the other funds of the Plan in accordance with your then existing investment election (in proportion to your investment direction allocation percentages).

          The historical performance of the Employer Stock Fund is set forth on page 9. Performance of the Employer Stock Fund will be dependent upon a number of factors, including the financial condition and profitability of First Niagara Financial Group, Inc. and its subsidiaries and market conditions for the common stock generally. An investment in the fund is not insured or guaranteed by the FDIC or any other government agency. It is possible to lose money by investing in the fund.

   For a discussion of material risks, you should consider the "Risk Factors"
                beginning on page 23 of the attached prospectus.

WITHDRAWALS AND DISTRIBUTIONS FROM THE PLAN

          Federal law requires the Plan to impose substantial restrictions on your right to withdraw amounts held for your benefit under the Plan prior to your termination of employment with First Niagara Financial Group, Inc. or a participating subsidiary. A Federal tax penalty equal to 10% of the withdrawal, over and above the normal Federal and state income tax, may also be imposed on withdrawals made prior to your attainment of age 59 1/2, regardless of whether the withdrawals occur during your employment with First Niagara Financial Group, Inc. or a participating subsidiary or after termination of employment.

          Withdrawals Prior to Termination of Employment. You may withdraw your employee elective deferral contributions (not including earnings), vested employer contributions and rollover contributions prior to termination of employment in the event of financial hardship, subject to the hardship distribution rules under the Plan. These requirements insure that you have a true financial need before you make a withdrawal.

          You may receive a loan from the Plan not to exceed the lesser of (a) or (b): (a) $50,000, reduced by the highest outstanding loan balance of loans during the one-year period ending on the day before the new loan is made; (b) the greater of (i) or (ii), reduced by (iii): (i) one-half of your vested account; (ii) $10,000; (iii) any outstanding loan balance on the date the new loan is made. Each loan will bear a reasonable fixed rate of interest determined by the loan administrator.

          Distribution Upon Retirement or Disability. Unless an optional form of benefit has been elected, the automatic form of benefit payable to a participant who retires, incurs a disability, or otherwise terminates employment shall be a qualified joint and survivor annuity. In the case of a participant who dies before the annuity starting date, the automatic form of benefit to such participant's beneficiary will be a qualified pre-retirement survivor annuity if the participant is married and a lump sum payment if the participant is unmarried. The optional forms of retirement benefit are the following: a straight life annuity; single life annuities with certain periods of five, ten or fifteen years; a single life annuity with installment refund; survivorship life annuities with installment refund and survivor percentages of 50, 66 2/3, or 100; fixed period annuities for any period of whole months which is not less than 60 and does not exceed the life expectancy of the participant and the named beneficiary where the life expectancy is not recalculated; a full flexibility option, or a single sum payment. Benefit payments ordinarily commence as soon as practicable following termination of service upon (i) retirement on or after attainment of normal retirement age; (ii) retirement due to disability; or (iii) death of the participant. With respect of a 5% owner, benefit payments must commence in no event later than April 1 following the calendar year in which the participant attains age 70 1/2.

          Distribution Upon Death. The automatic form of death benefit for a participant who dies before his annuity starting date will be a qualified preretirement survivor annuity for a participant who has a spouse to whom he has been continuously married throughout the one-year period ending on the date of his death or a single-sum payment to the participant's beneficiary for a participant who does not have a spouse who is entitled to a qualified preretirement survivor annuity. Optional forms for death benefits are a single-sum payment and any annuity that is an optional form of retirement benefit. However, the full flexibility option is not available if the beneficiary is not the spouse of the deceased participant.

          Distribution Upon Termination for Any Other Reason. If your vested account has never exceeded $5,000, your entire vested account will be distributed in a single sum, at the earliest of your retirement date, your death, or the date you cease to be an employee for any other reason. If your vested account exceeds $5,000, you may elect, but are not required, to receive a distribution after you cease to be an employee. Your election will be subject to your spouse's consent as provided in the Plan. If you do not elect distribution upon termination, the distribution of your benefit will be a retirement benefit and will be distributed according to the provisions on distribution of benefits upon retirement.

          Commencement of Benefits. The payment of your benefits will generally commence within 60 days of the close of the Plan year in which the latest of the following events occurs: (i) attainment of your normal retirement age; (ii) tenth anniversary of the year in which you commenced participation in the Plan; or (iii) your termination of employment.

          Nonalienation of benefits. Except for Federal income tax withholding or a qualified domestic relations order, your benefits payable under the Plan cannot be alienated. Examples of alienation include transferring your benefits voluntarily and a creditor placing a lien on your benefits. Any attempt to alienate your benefits, whether voluntary or involuntary, shall be void.

ADMINISTRATION OF THE PLAN

THE TRUSTEE

          The trustee of the Plan is First Niagara Financial Group, Inc. and the trustee of the Employer Stock Fund under the Plan is Bankers Trust Company, N.A., of Des Moines, Iowa. The trustee receives, holds and invests the contributions to the Plan in trust and distributes them to you and your beneficiaries in accordance with the terms of the Plan and the directions of the Plan administrator. The trustee is responsible for investment of the assets of the trust. The trustee of the Employer Stock Fund holds the common stock invested in the Employer Stock Fund.

PLAN ADMINISTRATOR

          The Plan is administered by the Plan administrator. First Niagara Financial Group, Inc. is the Plan administrator and has designated Kathleen P. Monti, Executive Vice President and Chief Administrative Officer, to supervise its responsibilities as such. The address and telephone number of the Plan administrator is c/o First Niagara Financial Group, Inc., Attention: Kathleen P. Monti, Executive Vice President and Chief Administrative Officer, 6950 South Transit Road, Lockport, New York 14095-0514, telephone number (716) 625-7500. The Plan administrator is responsible for the administration of the Plan, interpretation of the provisions of the Plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the Plan, maintenance of Plan records, books of account and all other data necessary for the proper administration of the Plan, preparation and filing of all returns and reports relating to the Plan which are required to be filed and for all disclosures required to be made to participants, beneficiaries and others. First Niagara Financial Group, Inc. has contracted with Principal Financial Group to act as recordkeeper and third-party administrator of the Plan.

REPORTS TO PLAN PARTICIPANTS

          The Plan administrator or its designee, Principal Financial Group, will furnish you a statement at least semi-annually showing the balance in your account as of the end of that period, the amount of contributions allocated to your account for that period, and any adjustments to your account to reflect earnings or losses.

AMENDMENT AND TERMINATION

          It is the intention of First Niagara Financial Group, Inc. to continue the Plan indefinitely. Nevertheless, First Niagara Financial Group, Inc. may terminate the Plan at any time. If the Plan is terminated in whole or in part, then regardless of other provisions in the Plan, you will have a fully vested interest in your accounts. First Niagara Financial Group, Inc. reserves the right to make any amendment or amendments to the Plan which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries; provided, however, that First Niagara Financial Group, Inc. may make any amendment it determines necessary or desirable, with or without retroactive effect, to comply with the Employee Retirement Income Security Act.

MERGER, CONSOLIDATION OR TRANSFER

          In the event of the merger or consolidation of the Plan with another Plan, or the transfer of the trust assets to another plan, the Plan requires that you would, if either the Plan or the other plan terminates, receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit you would have been entitled to receive immediately before the merger, consolidation or transfer if the Plan had then terminated.

FEDERAL INCOME TAX CONSEQUENCES

          The following is a brief summary of the material Federal income tax aspects of the Plan. You should not rely on this summary as a complete or definitive description of the material Federal income tax consequences relating to the Plan. Statutory provisions change, as do their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the Federal income tax laws. Please consult your tax advisor with respect to any distribution from the Plan and transactions involving the Plan.

          As a "tax-qualified retirement plan," the Internal Revenue Code affords the Plan special tax treatment, including:

          (1) the sponsoring employer is allowed an immediate tax deduction for the amount contributed to the Plan each year;

          (2) participants pay no current income tax on amounts contributed by the employer on their behalf; and

          (3) earnings of the Plan are tax-deferred, thereby permitting the tax-free accumulation of income and gains on investments.

          Lump-Sum Distribution. A distribution from the Plan to a participant or the beneficiary of a participant will qualify as a lump-sum distribution if it is made within one taxable year, on account of the participant's death, disability or separation from service, or after the participant attains age 59 1/2; and consists of the balance credited to participants under the Plan and all other profit sharing plans, if any, maintained by First Niagara Financial Group, Inc. or any of its subsidiaries. The portion of any lump-sum distribution required to be included in your taxable income for Federal income tax purposes consists of the entire amount of the lump-sum distribution, less the amount of after-tax contributions, if any, you have made to this Plan and any other profit sharing plans maintained by First Niagara Financial Group, Inc. or any of its subsidiaries, which is included in the distribution.

          First Niagara Financial Group, Inc. Common Stock Included in Lump-Sum Distribution. If a lump-sum distribution includes First Niagara Financial Group, Inc. common stock, the distribution generally will be taxed in the manner described above, except that the total taxable amount may be reduced by the amount of any net unrealized appreciation with respect to First Niagara Financial Group, Inc. common stock; that is, the excess of the value of First Niagara Financial Group, Inc. common stock at the time of the distribution over its cost or other basis of the securities to the trust. The tax basis of First Niagara Financial Group, Inc. common stock, for purposes of computing gain or loss on its subsequent sale, equals the value of First Niagara Financial Group, Inc. common stock at the time of distribution, less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of First Niagara Financial Group, Inc. common stock, to the extent of the amount of net unrealized appreciation at the time of distribution, will constitute long-term capital gain, regardless of the holding period of First Niagara Financial Group, Inc. common stock. Any gain on a subsequent sale or other taxable disposition of First Niagara Financial Group, Inc. common stock, in excess of the amount of net unrealized appreciation at the time of distribution, will be considered long-term capital gain. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of the distribution, to the extent allowed by regulations to be issued by the Internal Revenue Service.

          Distributions: Rollovers and Direct Transfers to Another Qualified Plan or to an IRA. You may roll over virtually all distributions from the Plan to another qualified plan or to an individual retirement account in accordance with the terms of the other plan or account.

ADDITIONAL EMPLOYEE RETIREMENT INCOME SECURITY ACT ("ERISA") CONSIDERATIONS

          As noted above, the Plan is subject to certain provisions of ERISA, including special provisions relating to control over the Plan's assets by participants and beneficiaries. The Plan's feature that allows you to direct the investment of your account balances is intended to satisfy the requirements of section 404(c) of ERISA relating to control over plan assets by a participant or beneficiary. The effect of this is two-fold. First, you will not be deemed a "fiduciary" because of your exercise of investment discretion. Second, no person who otherwise is a fiduciary, such as the Plan administrator or the Plan's trustee is liable under the fiduciary responsibility provision of ERISA for any loss which results from your exercise of control over the assets in your Plan account.

          Because you will be entitled to invest all or a portion of your account balance in the Plan in First Niagara Financial Group, Inc. common stock, the regulations under section 404(c) of the ERISA require that the Plan establish procedures that ensure the confidentiality of your decision to purchase, hold, or sell employer securities, except to the extent that disclosure of such information is necessary to comply with Federal or state laws not preempted by ERISA. These regulations also require that your exercise of voting and similar rights with respect to the common stock be conducted in a way that ensures the confidentiality of your exercise of these rights.

SECURITIES AND EXCHANGE COMMISSION REPORTING AND SHORT-SWING PROFIT LIABILITY

          Section 16 of the Securities Exchange Act of 1934 imposes reporting and liability requirements on officers, directors, and persons beneficially owning more than 10% of public companies such as First Niagara Financial Group, Inc. Section 16(a) of the Securities Exchange Act of 1934 requires the filing of reports of beneficial ownership. Within 10 days of becoming an officer, director or person beneficially owning more than 10% of the shares of First Niagara Financial Group, Inc., a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission. Changes in beneficial ownership, such as purchases, sales and gifts generally must be reported periodically, either on a Form 4 within two business days after the date on which a transaction is executed, or annually on a Form 5 within 45 days after the close of First Niagara Financial Group, Inc.'s fiscal year. Discretionary transactions in connection with employee benefit plans, such as intra-plan transfers or previously invested assets or a cash-out from such a plan are excepted from this requirement, but only if the insider does not determine the date of the transaction. If the exception applies, discretionary transactions must be reported on a Form 4 filed within two business days from the date the reporting person receives notice of the transaction, so long as the notification date is not later than the third business day following the transaction. Transactions under tax-qualified plans, other than discretionary transactions remain exempt from Section 16(a) reporting.

          In addition to the reporting requirements described above, section 16(b) of the Securities Exchange Act of 1934 provides for the recovery by First Niagara Financial Group, Inc. of profits realized by an officer, director or any person beneficially owning more than 10% of First Niagara Financial Group, Inc.'s common stock resulting from non-exempt purchases and sales of First Niagara Financial Group, Inc. common stock within any six-month period.

          The Securities and Exchange Commission has adopted rules that provide exemptions from the profit recovery provisions of section 16(b) for all transactions in employer securities within an employee benefit plan, provided certain requirements are met. These requirements generally involve restrictions upon the timing of elections to acquire or dispose of employer securities for the accounts of section 16(b) persons.

          Except for distributions of common stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, persons affected by section 16(b) are required to hold shares of common stock distributed from the Plan for six months following such distribution and are prohibited from directing additional purchases of units within the Employer Stock Fund for six months after receiving such a distribution.

FINANCIAL INFORMATION REGARDING PLAN ASSETS

          Audited financial information representing the Statement of Net Assets Available for Plan Benefits at December 31, 2001 and 2000, and Statement of Changes in Net Assets Available for Plan Benefits for the years ended December 31, 2001 and 2000 are attached to this prospectus supplement.

                                  LEGAL OPINION

          The validity of the issuance of the common stock will be passed upon by Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., which firm acted as special counsel to First Niagara Financial Group, Inc. in connection with First Niagara Financial Group, Inc.'s stock offering.

                       FIRST NIAGARA Financial Group, Inc.
                                   401(k) PLAN

                    (Formerly First Niagara Bank 401(k) Plan)

                        Financial Statements and Schedule

                           December 31, 2001 and 2000

                  (With Independent Auditors' Report Thereon)

                       FIRST NIAGARA Financial Group, Inc.
                                   401(k) PLAN
                    (Formerly First Niagara Bank 401(k) Plan)

                                      Index

                                                                                              Page

Independent Auditors' Report                                                                    1

Statements of Net Assets Available for Plan Benefits as of December 31, 2001 and 2000           2

Statements of Changes in Net Assets Available for Plan Benefits for the years ended
    December 31, 2001 and 2000                                                                  3

Notes to Financial Statements                                                                   4

Schedule

1    Schedule H, Line 4i - Assets Held at End of Year                                           9

                          Independent Auditors' Report

The Compensation Committee of
 First Niagara Financial Group, Inc.:

We have audited the accompanying statements of net assets available for plan benefits of First Niagara Financial Group, Inc. 401(k) Plan (the Plan) as of December 31, 2001 and 2000, and the related statements of changes in net assets available for plan benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of First Niagara Financial Group, Inc. 401(k) Plan as of December 31, 2001 and 2000, and the changes in net assets available for plan benefits for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. Supplemental Schedule H, Line 4i - Assets Held at End of Year is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

                                         /s/ KPMG LLP

June 12, 2002

                       FIRST NIAGARA FINANCIAL GROUP, INC.
                                   401(k) PLAN
                    (Formerly First Niagara Bank 401(k) Plan)
              Statements of Net Assets Available for Plan Benefits
                           December 31, 2001 and 2000

                                                              2001          2000
                                                          -----------   -----------
Investments:
     Group annuity contract with insurance company        $20,430,961     6,866,331
     Mutual funds                                           3,974,881            --
     First Niagara Financial Group, Inc. common stock       4,242,463     2,501,140
     Participant loans                                        342,872            --
                                                          -----------   -----------
                 Total investments                         28,991,177     9,367,471
Contribution receivable:
     Employer                                                      --            78
                                                          -----------   -----------
                 Net assets available for plan benefits   $28,991,177     9,367,549
                                                          ===========   ===========

See accompanying notes to financial statements.

                       FIRST NIAGARA FINANCIAL GROUP, INC.
                                   401(k) PLAN
                    (Formerly First Niagara Bank 401(k) Plan)
         Statements of Changes in Net Assets Available for Plan Benefits
                     Years ended December 31, 2001 and 2000

                                                                         2001            2000
                                                                     ------------    ------------
Contributions:
     Employer                                                        $  1,172,618         337,879
     Employee                                                           2,354,644       1,009,321
                                                                     ------------    ------------
                                                                        3,527,262       1,347,200
                                                                     ------------    ------------
Investment income:
     Interest and dividends                                               201,863         130,333
     Net appreciation (depreciation) in fair value of investments,
        including realized gains and losses on sales                      814,513        (147,937)
     Proceeds from demutualization of Principal (note 3)                  244,404              --
                                                                     ------------    ------------
                                                                        1,260,780         (17,604)
                                                                     ------------    ------------
                 Total contributions and investment income              4,788,042       1,329,596
Transfer in from Albion Federal Savings and Loan Association
     401(k) Plan (note 1)                                                      --         897,034
Transfer in from Warren Hoffman and Associates, Inc.
     401(k) Profit Sharing Plan (note 1)                                7,511,989              --
Transfer in from Iroquois Bancorp, Inc.
     401(k) Savings Plan (note 1)                                       8,947,846              --
Distributions to participants                                          (1,544,454)     (1,017,691)
Administrative expenses                                                   (79,795)        (21,299)
                                                                     ------------    ------------
                 Net increase                                          19,623,628       1,187,640
Net assets available for plan benefits:
     Beginning of year                                                  9,367,549       8,179,909
                                                                     ------------    ------------
     End of year                                                     $ 28,991,177       9,367,549
                                                                     ============    ============

See accompanying notes to financial statements.

                      FIRST NIAGARA FINANCIAL GROUP, INC.
                                  401(k) PLAN
                   (Formerly First Niagara Bank 401(k) Plan)
                         Notes to Financial Statements
                           December 31, 2001 and 2000

(1)  Description of Plan

     The following description of the First Niagara Financial Group, Inc. 401(k) Plan (the Plan) is provided for general information purposes only. Participants should refer to the Summary Plan Description for more complete information.

     (a) General

         The Plan is a defined contribution plan covering all employees of First Niagara Financial Group, Inc. (FNFG). On March 24, 2000 FNFG acquired Albion Bank Corp., Inc. On April 20, 2000 the assets of the Albion Federal Savings and Loan Association 401(k) Plan were transferred into the Plan. On November 3, 2000, FNFG acquired Iroquois Bancorp, Inc. On July 20, 2001, the assets of the Iroquois Bancorp, Inc. 401(k) Savings Plan were transferred into the Plan. On April 13, 2001, the assets of the Warren Hoffman and Associates, Inc. 401(k) Profit Sharing Plan were transferred into the Plan. Warren Hoffman and Associates, Inc. is a subsidiary of First Niagara Bank (a subsidiary of FNFG). The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

     (b) Eligibility

         Employees are eligible to participate in the Plan when they reach age 21 and have completed 3 months of service.

     (c) Contributions

         Participants may make contributions to the Plan in the form of salary reductions of up to 15% of their total compensation. The Bank makes matching contributions of 75% in 2001 and 50% in 2000 of employee contributions, up to a maximum of 6% of the employee's total compensation. Participant contributions are limited by the maximum allowable contribution under the Internal Revenue Code.

     (d) Participants' Accounts

         Each participant's account is credited with contributions and a pro rata share of investment income.

     (e) Vesting

         Effective January 1, 2001, the plan was changed whereby new participants become vested in employer contributions based on a percentage that increases each year from the beginning of year two over a period of six years when the vesting percentage is 100%.

     (f) Distributions

         Participants or their beneficiaries are entitled to their vested account balance upon death, retirement, or termination of employment, payable in a single sum or in an annuity.

                                        4                            (Continued)

                      FIRST NIAGARA FINANCIAL GROUP, INC.
                                  401(k) PLAN
                   (Formerly First Niagara Bank 401(k) Plan)
                         Notes to Financial Statements
                           December 31, 2001 and 2000


     (g) Participant Loans

         Participants may borrow a portion of their account balance, with a minimum loan provision of $1,000.

     (h) Administrative Expenses

         Costs of administering the Plan, except recordkeeping expenses, are borne by the FNFG.

(2)  Summary of Significant Accounting Policies

     (a) Basis of Presentation

         The accompanying financial statements have been prepared on the accrual basis of accounting.

     (b) Investments

         The Guaranteed Interest Account is carried at fair value, which approximates contract value (original investment plus accrued interest). Investments in the pooled separate accounts of the Principal Mutual Life Insurance Company (Principal) carried at fair value based on the fair values of the underlying assets. Investments in common stock and mutual funds are valued based on quoted market prices. Investment income includes unrealized appreciation or depreciation in the value of the investments. Investment transactions are recorded on the trade date.

     (c) Use of Estimates

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions that affect the reported amounts of net assets available for plan benefits and changes therein. Actual results could differ from those estimates.

(3)  Investments

     Contributions to the Plan are invested under a group annuity contract with Principal, mutual funds, or FNFG common stock. Plan participants may allocate their funds among one or more of the following investment accounts:

       Group Annuity Contract with Principal:

         . Guaranteed Interest Account - A general investment account comprised of guaranteed interest contracts yielding a specified rate of interest maturing at various dates through December 31, 2005.

         . Money Market - A pooled separate account comprised of commercial paper, U.S. government and agency securities, and other short-term interest-bearing securities.

         . Bond and Mortgage - A pooled separate account comprised of intermediate-term commercial mortgages and mortgage-backed securities.

                                        5                            (Continued)

                      FIRST NIAGARA FINANCIAL GROUP, INC.
                                  401(k) PLAN
                   (Formerly First Niagara Bank 401(k) Plan)
                         Notes to Financial Statements
                           December 31, 2001 and 2000


         . Large Cap Stock Index - A pooled separate account comprised of the stocks included in the Standard and Poor's 500 Stock Index.

         . Medium Company Value and Medium Company Blend - Pooled separate accounts comprised of common stocks of medium sized companies.

         . Stock Emphasis Balanced - A pooled separate account comprised of investments in other pooled separate accounts offered by the Principal whose assets are comprised of stocks, bonds, convertibles, and cash. The fund strategy is to maintain at least 50% of its assets in common stocks.

         . Small Company Blend Account - A pooled separate account comprised of equity securities of small to medium capitalized domestic companies.

         . International Stock - A pooled separate account comprised of common stocks of companies located outside the United States, mainly in Europe and Asia.

         . Large Company Blend - A pooled separate account comprised of equity securities of large capitalized domestic companies.

         . Large Company Growth - A pooled separate account comprised of companies in rapidly expanding industries or multinational companies with a high percentage of sales coming from foreign markets.

         . Small Company Growth - A pooled separate account comprised of stocks at the lower end of the market capitalization range.

     Mutual Funds:

         . Fidelity Advisor Equity Growth - Comprised of common and preferred stocks and convertibles of companies with above average growth characteristics.

         . Fidelity Advisor High Yield - Comprised of lower quality debt securities, preferred stocks, convertibles, and zero coupon bonds.

         . Strong Opportunity Fund - Comprised of equities and nonconvertible corporate and government intermediate to long-term debt securities.

         . Vanguard Growth and Income - Comprised mainly of assets in the S&P 500, with the remaining invested in companies with characteristics similar to S&P 500 companies.

         . INVESCO Dynamics Fund - Comprised of the common stocks of domestic companies, invested for the short-term.

         . Putnam International Growth Fund - Comprised mainly of equity securities of foreign companies.

                                        6                            (Continued)

                      FIRST NIAGARA FINANCIAL GROUP, INC.
                                  401(k) PLAN
                   (Formerly First Niagara Bank 401(k) Plan)
                         Notes to Financial Statements
                           December 31, 2001 and 2000

On March 31, 2001, Principal adopted a plan to convert Principal Mutual Holding Company to a stock company, a process known as demutualization. In a demutualization, membership interests of eligible policy/contract holders, such as the First Niagara Financial Group 401(k) Plan, are exchanged for compensation, which may be in the form of stock, cash, or policy/contract enhancements. As a result of the demutualization process, the First Niagara Financial Group 401(k) Plan was credited with demutualization compensation in the form of the Principal Financial Group, Inc. Stock Separate Account. Proceeds from the demutualization have been credited to participants accounts on a pro rata basis based on individual account values held in Principal accounts as of the effective date of the demutualization (October 26, 2001). Upon demutualization, the Plan received 24,440.35 units of Principal Financial Group Inc. Stock Separate Account. The Principal Financial Group, Inc. Stock Separate account was established and will only include the compensation from the demutualization. New contributions or transfer contributions cannot be made into this account.

Net appreciation (depreciation) in fair value of investments for the years ended December 31, 2001 and 2000 are as follows:

                                                           2001                   2000
                                                   --------------------   --------------------
Group annuity contract with Insurance Company      $          (363,285)              (269,593)
Mutual Funds                                                  (237,974)                    --
FNFG common stock                                            1,415,772                121,656
                                                   --------------------   --------------------
               Total                               $           814,513               (147,937)
                                                   ====================   ====================

Individual investments that comprise 5% or more of the Plan's net assets available for plan benefits at December 31, 2001 and 2000 are as follows:

                                                2001
                                        --------------------
     Guaranteed Interest Account        $         2,588,252
     Large Cap Stock Index Account                3,427,381
     Large Company Blend                          2,393,381
     Money Market Account                         7,041,516
     Bond Mortgage Account                        1,551,238
     FNFG common stock                            4,242,463

                                                  2000
                                        --------------------

     Guaranteed Interest Account        $         1,325,091
     Large Cap Stock Index Account                2,014,029
     Large Company Blend                          2,082,227
     Small Company Blend                            738,423
     FNFG common stock                            2,501,140


                                        7                            (Continued)

                      FIRST NIAGARA FINANCIAL GROUP, INC.
                                  401(k) PLAN
                   (Formerly First Niagara Bank 401(k) Plan)
                         Notes to Financial Statements
                           December 31, 2001 and 2000

(4)  Federal Income Taxes

     The Plan has received a favorable determination letter as to its tax-exempt qualified status from the Internal Revenue Service dated July 24, 1998 covering the Plan as amended through January 27, 1998. The Plan was restated during 2001, effective January 1, 1997 and has an application for a determination letter pending with the IRS. The restatement of the Plan was made to reflect recent law changes, as well as modifying certain provisions of the Plan, including eligibility, vesting, and loans to participants. The Plan Sponsor does not believe that the restatement will adversely affect the tax status of the Plan. The Plan's management has represented that the Plan has been operated in accordance with its terms. Accordingly, there is no provision for income taxes in these financial statements due to the applicable exemptions under Sections 401 and 501 of the Internal Revenue Code.

(5)  Plan Termination

     Although it has not expressed any intent to do so, FNFG has the right to discontinue its matching contribution at any time or to terminate the Plan subject to the provisions of ERISA. In the event of a termination of the Plan, participants will be entitled to the entire amount of their account at the date of such termination.

(6)  Subsequent Amendments

     The Plan was amended effective January 1, 2002 to adopt the Good Faith Compliance Amendment for the Economic Growth and Tax Relief Reconciliation Act of 2001 (EGTRRA). The Plan was also amended effective with the February 7, 2002 pay period to change the employer matching contributions to an amount equal to 100% of the first 2% of elective deferral contributions and 75% over the next 3% to 6% of elective deferral contributions. Elective deferral contributions over 6% will not be matched.

                                                                     Schedule 1

                       FIRST NIAGARA FINANCIAL GROUP, INC.
                                   401(k) PLAN

                    (Formerly First Niagara Bank 401(k) Plan)
                Schedule H, Line 4i - Assets Held at End of Year
                               December 31, 2001

                                                                                                               Current
                  Identity of issue                                       Description                           value
-------------------------------------------------------   --------------------------------------------    ------------------
Group annuity contract with Principal
     Mutual Life Insurance Company:*
        Guaranteed Interest Account                       Guaranteed interest contracts
                                                             maturing at various dates through
                                                             December 31, 2005                            $    2,588,252

        Money Market Account                              Pooled separate account investing
                                                             in money market instruments                       7,041,516

        Bond and Mortgage Account                         Pooled separate account investing
                                                             in fixed income securities                        1,551,238

        Large Cap Stock Index Account                     Pooled separate account investing
                                                             in corporate stocks                               3,427,381

        Large Company Blend                               Pooled separate account investing
                                                             in corporate stocks of large
                                                             capitalized companies                             2,393,381

        Small Company Blend Account                       Pooled separate account investing
                                                             in corporate stocks of small to
                                                             medium capitalized companies                        923,754

        Medium Company Value                              Pooled separate account investing
                                                             in common stocks of medium
                                                             sized companies                                     145,067

        Stock Emphasis Balanced                           Pooled separate account investing
                                                             in other pooled accounts                             94,747

        Large Company Growth                              Pooled separate account investing
                                                             in stocks of rapidly expanding
                                                             industries or multinational
                                                             companies                                           341,939

        Medium Company Blend                              Pooled separate account investing
                                                             in common stocks of medium
                                                             sized companies                                     459,968

        Small Company Growth                              Pooled separate account investing
                                                             in stocks at lower end of market
                                                             capitalization range                                635,320

        International Stock                               Pooled separate account investing
                                                             in stocks of non-United States
                                                             companies                                           518,476

                                                                     (Continued)

                                                                      Schedule 1

                       FIRST NIAGARA FINANCIAL GROUP, INC.
                                   401(k) PLAN
                    (Formerly First Niagara Bank 401(k) Plan)
                Schedule H, Line 4i - Assets Held at End of Year
                               December 31, 2001

                                                                                                             Current
                  Identity of issue                                       Description                         value
-------------------------------------------------------   --------------------------------------------    --------------
        Principal Financial Group Inc. Stock              Pooled separate account investing
           Separate Account*                                 in the stock of Principal Financial
                                                             Group                                        $      309,922
Mutual Funds:
        Fidelity Advisor High Yield                       Mutual fund                                            131,614
        Strong Opportunity Fund                           Mutual fund                                            682,770
        Vanguard Growth and Income                        Mutual fund                                            894,113
        Fidelity Advisor Equity Growth                    Mutual fund                                            792,424
        INVESCO Dynamics Fund                             Mutual fund                                            673,546
        Putnam International Growth Fund                  Mutual fund                                            800,414
First Niagara Financial Group, Inc.*                      Common stock (252,078 shares)                        4,242,463
Participant Loans                                         Loans to plan participants                             342,872
                                                                                                          --------------
                                                                                                          $   28,991,177
                                                                                                          ==============

*Person named is a party-in-interest.

See accompanying notes to financial statements.

          Prospectus Supplement

                                  Interests in

                              CORTLAND SAVINGS BANK
                               401(k) SAVINGS PLAN
                             IN RSI RETIREMENT TRUST
                                       and
                       Offering of Up to 222,350 Shares of

                       FIRST NIAGARA FINANCIAL GROUP, INC.
                                  Common Stock

          In connection with the conversion of First Niagara Financial Group, MHC, First Niagara Financial Group, Inc. is allowing participants in the Cortland Savings Bank 401(k) Savings Plan in RSI Retirement Trust (the "Plan") to invest all or a portion of their accounts in the common stock of First Niagara Financial Group, Inc. Based upon the value of the Plan assets as of June 30, 2002, the trustee of the Plan could purchase up to 222,350 shares of the common stock, assuming a purchase price of $10.00 per share. This prospectus supplement relates to the initial election of Plan participants to direct the trust of the Plan to invest all or a portion of their Plan accounts in the First Niagara Financial Group, Inc. stock fund (the "Employer Stock Fund") at the time of the conversion.

          The prospectus of First Niagara Financial Group, Inc., dated November 14, 2002, which accompanies this prospectus supplement, includes detailed information regarding the offering and the financial condition, results of operations and business of First Niagara Financial Group, Inc. You should read this prospectus supplement, which provides information with respect to the Plan, together with the prospectus.

                                   ----------

          For a discussion of risks that you should consider before making an investment decision, see "Risk Factors" beginning on page 23 of the prospectus.

          The interests in the Plan and the offering of the common stock have not been approved or disapproved by the Office of Thrift Supervision, the Securities and Exchange Commission or any other Federal or state agency. Any representation to the contrary is a criminal offense.

          The securities offered in this prospectus supplement are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other Government agency.

          This prospectus supplement may be used only in connection with offers and sales by First Niagara Financial Group, Inc. of interests or shares of common stock pursuant to the Plan. No one may use this prospectus supplement to reoffer or resell interests or shares of common stock acquired through the Plan.

          You should rely only on the information contained in this prospectus supplement and the attached prospectus. Neither First Niagara Financial Group, Inc. nor the Plan have authorized anyone to provide you with information that is different.

          This prospectus supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. Neither the delivery of this prospectus supplement and the prospectus nor any sale of common stock shall under any circumstances imply that there has been no change in the affairs of First Niagara Financial Group, Inc., any of its subsidiaries or the Plan since the date of this prospectus supplement, or that the information contained in this prospectus supplement or incorporated by reference is correct as of any time after the date of this prospectus supplement.

          The date of this prospectus supplement is November 14, 2002.

                                TABLE OF CONTENTS

THE OFFERING.........................................................................       i
   Securities Offered................................................................       i
   Election to Purchase Common Stock in the Offering: Priorities.....................       i
   Value of the Plan Assets..........................................................      ii
   Method of Directing Transfer......................................................      ii
   Time for Directing Transfer.......................................................     iii
   Irrevocability of Transfer Direction..............................................     iii
   Direction to Purchase Common Stock after the Offering.............................     iii
   Purchase Price of Common Stock....................................................     iii
   Nature of a Participant's Interest in the Common Stock............................      iv
   Voting Rights of Common Stock.....................................................      iv
DESCRIPTION OF THE PLAN..............................................................       1
   Introduction......................................................................       1
   Eligibility and Participation.....................................................       1
   Contributions Under the Plan......................................................       2
   Benefits under the Plan...........................................................       2
   Investment of Contributions.......................................................       2
   Performance History...............................................................       5
   Investment in Common Stock of First Niagara Financial Group, Inc..................       5
   Withdrawals and Distributions from the Plan.......................................       6
   Administration of the Plan........................................................       7
   The Trustee.......................................................................       7
   Plan Administrator................................................................       7
   Reports to Plan Participants......................................................       8
   Amendment and Termination.........................................................       8
   Merger, Consolidation or Transfer.................................................       8
   Federal Income Tax Consequences...................................................       8
   Additional Employee Retirement Income Security Act ("ERISA") Considerations.......      10
   Securities and Exchange Commission Reporting and Short-Swing Profit Liability.....      10
   Financial Information Regarding Plan Assets.......................................      11
LEGAL OPINION........................................................................      11
Statement of Net Assets Available for Plan Benefits..................................      12
Statement of Changes In Net Assets Available For Plan Benefits.......................      13

                                  THE OFFERING

SECURITIES OFFERED       First Niagara Financial Group, Inc. is offering
                         participation interests in the Cortland Savings Bank
                         401(k) Savings Plan in RSI Retirement Trust (the
                         "Plan"). The participation interests represent indirect ownership of First Niagara Financial Group, Inc.'s common stock through the Plan. Assuming a purchase price of $10.00 per share, the Plan may acquire up to 223,350 of First Niagara Financial Group, Inc. common stock in the offering. Your investment in the common stock of First Niagara Financial Group, Inc. through the Plan in the offering is subject to the priorities listed below. Information with regard to the Plan is contained in this prospectus supplement and information with regard to the financial condition, results of operations and business of First Niagara Financial
                         Group, Inc. is contained in the attached prospectus.
                         The address of the principal executive office of First
                         Niagara Financial Group, Inc. is 6950 South Transit
                         Road, P.O. Box 514, Lockport, New York 14095-0514.

ELECTION TO PURCHASE     In connection with the conversion and stock offering,
COMMON STOCK IN THE      you may elect to transfer, in increments of $10.00, all
OFFERING: PRIORITIES     or part of your account balances in the Plan to the
                         Employer Stock Fund, to be used to purchase common stock issued in the offering. The trustee of the Employer Stock Fund will purchase common stock in accordance with your directions. However, such directions are subject to purchase limitation in the plan of conversion of First Niagara Financial Group, MHC.

                         The shares of common stock are being offered in a subscription offering and community offering. In the offering, the purchase priorities are as follows:

                              (1) Depositors of First Niagara Bank with $50 or more as of June 30, 2001, get first priority.
                              (2) First Niagara Financial Group's tax-qualified plans, including the employee stock ownership plan and 401(k) plans get second priority.
                              (3) Depositors of First Niagara Bank with $50 or more on deposit as of September 30, 2002, get third priority.
                              (4)  Depositors of First Niagara Bank as of
                                   November 10, 2002, get fourth priority.
                              (5)  Stockholders of First Niagara Financial Group
                                   on November 15, 2002 get fifth priority.
                              (6)  Members of the public get sixth priority.

                         Depositors of Cortland Savings Bank and Cayuga Bank prior to the merger into First Niagara Bank will be treated as having a deposit account at First Niagara Bank at the dates such accounts were originally opened. If you elect to transfer a dollar amount from a particular fund and, at the time that the transfer is made, you do not have a sufficient dollar amount in that fund to process your entire election due to market fluctuation, the trustee will withdraw up to 100% of your balance in that fund (rounded down to the nearest $10 increment) and apply only the amount withdrawn to the purchase of stock for your account.

                         No later than the closing date of the subscription offering period, the amount that you elect to transfer from your existing account balances for the purchase of common stock in the offering will be removed from your existing accounts and transferred to an interest-bearing account, pending the closing of the offering. At the close of the offering, the amount that you have transferred to purchase stock in the offering will be applied to the common stock purchase. Common stock so purchased will be placed in the Employer Stock Fund and allocated to your Plan account. Any earnings on the amount that you elected to apply towards the purchase of stock in the offering will be transferred to the Short-Term Investment Fund for you to reinvest as you wish.

                         If you fail to direct the investment of your account balances towards the purchase of any shares in the offering, your account balances will remain in the investment funds of the Plan as previously directed by you.

VALUE OF THE PLAN        As of June 30, 2002, the market value of the assets of
ASSETS                   the Plan was approximately $2,223,508. The Plan
                         administrator informed each participant of the value of his or her account balance under the Plan as of June
                         30, 2002.

METHOD OF DIRECTING      You will receive a special election form, referred to
TRANSFER                 as the Special One-Time Election Form, on which you can
                         elect to transfer all or a portion of your account balance in the Plan to the Employer Stock Fund for the purchase of stock in the offering. If you wish to use all or part of your account balance in the Plan to purchase common stock issued in the offering, you should indicate that decision on the Special One-Time
                         Election Form. If you do not wish to purchase First
                         Niagara Financial Group, Inc. common stock in the offering through the Plan, you need not complete the Special One-Time Election Form.

TIME FOR DIRECTING       If you wish to purchase common stock of First Niagara
TRANSFER                 Financial Group, Inc. with your Plan account balances,
                         your Special One-Time Election Form must be received by Julie LaForest, a representative of the Plan
                         Administrator, at the principal office of First Niagara
                         Financial Group, Inc., 6950 South Transit Road, P.O.
                         Box 514, Lockport, New York 14095-0514, no later than
                         Noon on Friday, December 13, 2002.

IRREVOCABILITY OF        You may not revoke your special one-time election to
TRANSFER DIRECTION       transfer amounts credited to your account in the Plan
                         to the Employer Stock Fund for the purchase of stock in the offering. You will, however, continue to have the ability to transfer amounts not directed towards the purchase of stock in the offering amongst all of the other investment funds in accordance with existing procedures.

DIRECTION TO PURCHASE    Whether you choose to purchase stock in the offering,
COMMON STOCK AFTER THE   you will be able to purchase stock after the offering
OFFERING                 through your investment in the Employer Stock Fund.
                         After the offering, you may direct that a certain percentage of your account balance in the Plan be transferred to the Employer Stock Fund and invested in common stock, or to the other investment funds available under the Plan. After the offering, the trustee of the Plan will acquire common stock in open market transactions at the prevailing price. After the offering, you may change your investment allocation at any time in accordance with existing procedures.
                         Special restrictions may apply to transfers directed to and from the Employer Stock Fund by the participants who are subject to the provisions of section 16(b) of the Securities Exchange Act of 1934, as amended, relating to the purchase and sale of securities by officers, directors and principal shareholders of First
                         Niagara Financial Group, Inc.

PURCHASE PRICE OF        The trustee will use the funds transferred to the
COMMON STOCK             Employer Stock Fund to purchase common stock in the
                         offering, subject to your ability to purchase shares in accordance with the priorities listed on page i of this prospectus supplement and, except in the event of an oversubscription, as discussed above. The trustee will pay $10.00 per share, which will be the same price paid by all other persons in the offering. No sales commission will be charged for shares purchased in the offering.
                         After the offering, the trustee will acquire common stock in open market transactions at the prevailing price. The trustee will pay transaction fees, if any, associated with the purchase, sale or transfer of the common stock after the offering.

NATURE OF A              The trustee will hold the common stock, in trust, for
PARTICIPANT'S INTEREST   the participants of the Plan. Shares of common stock
IN THE COMMON STOCK      acquired by the trustee at your direction will be
                         allocated to your account. Therefore, investment decisions of other participants should not affect the earnings allocated to your account.

VOTING RIGHTS OF         The Plan provides that you may direct the trustee as to
COMMON STOCK             how the trustee should vote any shares of First Niagara
                         Financial Group, Inc. common stock held by the Employer
                         Stock Fund and credited to your account. Shares for which no voting instruction are provided will be voted in the same percentages as those for which voting instructions are received. However, if you affirmatively elect to abstain from a vote and the voting authorization form that you return to the trustee indicates that you abstain from voting on a matter, the trustee will not vote your shares on that matter.

                             DESCRIPTION OF THE PLAN

INTRODUCTION

          Cortland Savings Bank adopted the Cortland Savings Bank 401(k) Savings Plan in Retirement System for Savings Institutions (the "Prior Plan") effective June 1, 1986. The Prior Plan was amended and restated in its entirety effective as of January 1, 1987. The Plan was again amended and restated, effective as of January 1, 1997. The amended and restated plan is known as the Cortland Savings Bank 401(k) Savings Plan in RSI Retirement Trust as Amended and Restated effective January 1, 1997, Including Provisions Effective Through January 1, 2001 (the "Plan"). The Plan has been frozen, effective December 31, 2000. As of such date, an eligible employee or participant is no longer permitted to commence or recommence participation in the Plan and establish a compensation reduction agreement. In addition, all future before-tax contributions, matching contributions, rollover contributions and special contributions have ceased as of that date.

          The Plan constitutes a profit sharing plan within the meaning of section 401(a) of the Internal Revenue Code ("Code") and incorporates a cash or deferred feature under section 401(k) of the Code.

          The Plan, in operation, is intended to comply with the requirements under the Internal Revenue Code and the Employee Retirement Income Security Act ("ERISA"). As a plan subject to ERISA, Federal law provides you with various rights and protections as a plan participant. However, your benefits under the Plan are not guaranteed and are not required to be guaranteed by the Pension Benefit Guaranty Corporation.

          Reference to Full Text of Plan. The following portions of this prospectus supplement summarize certain provisions of the Plan. First Niagara Financial Group, Inc. qualifies these summaries in their entirety by the full text of the Plan, which shall have priority. You may obtain copies of the Plan document by sending a request to the Plan administrator of Cortland Savings Bank 401(k) Savings Plan in RSI Retirement Trust, First Niagara Financial Group, Inc., 6950 South Transit Road, P.O. Box 514, Lockport, New York 14095-0514. You should carefully read the full text of the Plan document and your summary plan description to understand your rights and obligations under the Plan.

ELIGIBILITY AND PARTICIPATION

          Prior to December 31, 2000, you were eligible to become a participant in the Plan upon completion of a period of service of one year, provided you had reached age 21 at such time and were a salaried employee. Any employee who was a participant in the Prior Plan immediately prior to the Plan's restatement date continued to be a participant on the restatement date. No employee became an eligible employee and no eligible employee became a participant in the Plan on or after December 31, 2000.

          As of June 30, 2002, approximately 52 persons continued to have account balances in the Plan and were participants in the Plan.

CONTRIBUTIONS UNDER THE PLAN

          On and after December 31, 2000, no further contributions have been made under the Plan.

BENEFITS UNDER THE PLAN

          At all times, you have a fully vested, nonforfeitable interest in your before-tax contribution account and your rollover contribution account. You become fully vested in your employer matching contribution account upon the earlier of your (i) normal retirement age or (ii) termination of employment by reason of death, disability or reaching your retirement date. If you are not fully vested under the preceding sentence, you become vested in your employer matching contribution account in accordance with the following schedule:

          Period of Service                      Vested Percentage
          -----------------                      -----------------
          Less than 1 year                              0%
          1 year but less than 2 years                 20%
          2 years but less than 3 years                40%
          3 years but less than 4 years                60%
          4 years but less than 5 years                80%
          5 or more years                             100%

          For purposes of determining your vested percentage of your employer matching contribution account, all periods of service will be included except periods of service prior to your attainment of age 18.

INVESTMENT OF CONTRIBUTIONS

          All amounts credited to your accounts under the Plan are held in trust. RSI Retirement Trust has been appointed by the Board of Directors of First Niagara Financial Group, Inc. to administer the trust.

          As of June 30, 2002, the Plan offers the following investment choices for your accounts under the Plan:

          1.   Core Equity Fund.
          2.   Emerging Growth Equity Fund.
          3.   International Equity Fund.
          4.   Value Equity Fund.
          5.   Intermediate Term Fund.
          6.   Actively Managed Bond Fund.
          7.   Short-Term Investment Fund.

          The Plan has been amended to permit you to invest in common stock of First Niagara Financial Group, Inc. by the Employer Stock Fund.

The following is a description of each of the Plan's investment funds:

          RSI Retirement Trust Core Equity Fund. This fund seeks capital appreciation over the long term by investing in stocks of a broadly diversified group of high-quality, medium-to-large sized companies with attractive earnings potential and valuations. The fund is appropriate for investors with a long-term investment horizon. Stocks require a long investment period because their higher historical returns relative to other types of investments have been accompanied by greater price fluctuations. An investment in the fund is not insured or guaranteed by the FDIC or any other Government agency. It is possible to lose money by investing in the fund.

          RSI Retirement Trust Emerging Growth Equity Fund. This fund seeks capital appreciation by investing in quality growth stocks of small, relatively new companies that demonstrate higher than average potential for earnings growth. The fund is appropriate for investors with a long-term investment horizon who are willing to accept greater short-term changes in value for the potential of a higher long-term return. Small company equities require a longer investment period because their higher historical returns relative to equities of larger companies have been accompanied by greater price fluctuations. An investment in the fund is not insured or guaranteed by the FDIC or any other Government agency. It is possible to lose money by investing in the fund.

          RSI Retirement Trust International Equity Fund. This fund seeks capital appreciation by investing primarily in stocks of companies that are headquartered in foreign countries. The fund is appropriate for investors with a long-term investment horizon. There are special risks associated with an investment in this fund, including fluctuations on exchange rates and political uncertainty. An investment in the fund is not insured or guaranteed by the FDIC or any other Government agency. It is possible to lose money by investing in the fund.

          RSI Retirement Trust Value Equity Fund. The fund seeks capital appreciation over the long term by investing in stocks of a broadly diversified group of financially strong, medium-to-large companies with below market price-to-earnings ratios. The fund is appropriate for investors with a long-term investment horizon. Stocks require a long investment period because their higher historical returns relative to other types of investments have been accompanied by greater price fluctuations.

          Intermediate-Term Bond Fund. This fund seeks to achieve its objective by realizing a high level of current income, with consideration also given to safety of principal through investment in fixed-income securities either maturing within ten years or having an expected average life of under ten years. The fund is managed within an average portfolio maturity between 2 1/2 to 5 years and an average modified duration between 2 1/2 to 4 years. Investment emphasis is placed upon securing a stable rate of return through investment in a diversified portfolio of debt securities. An investment in the fund is not insured or guaranteed by the FDIC or any other Government agency. An investment in the fund is not insured or guaranteed by the FDIC or any other Government agency. It is possible to lose money by investing in the fund.

          RSI Retirement Trust Actively Managed Bond Fund. This fund seeks principal appreciation and income return over time by investing in high-quality fixed income securities. The fund is appropriate for investors whose goals include greater stability of principal or higher current income than can be expected from investing only in common stocks. Historically, the price of bonds has fluctuated less than the price of common stocks. An investment in the fund is not insured or guaranteed by the FDIC or any other Government agency. It is possible to lose money by investing in the fund.

          Short-Term Investment Fund. This fund purchases only instruments which are callable on demand or with a remaining maturity of one year or less, except debt obligations issued or guaranteed by the United States Government or its agencies or instrumentalities, which may have a remaining maturity of up to 2 years. The fund will maintain a dollar weighted average portfolio maturity of twelve months or less. The fund may invest in obligations issued by or guaranteed by the United States Government, its agencies or instrumentalities, bank obligations issued by United States banks and foreign banks, commercial paper and master demand notes issued by U.S. corporations, and bonds, debentures or notes issued by U.S. corporations. The fund may invest up to 10% of its total assets in securities of foreign issuers. An investment in the fund is not insured or guaranteed by the FDIC or any other Government agency. It is possible to lose money by investing in the fund.

          You may elect to have past contributions and earnings invested among the funds listed above. You may change your investment directions at any time. Changes in investment directions or transfers of existing investment account balances from one fund to another may be made through the Internet via www.rsgroup.com or by telephone through the Retirement System Group Information Center, as more fully discussed in your Summary Plan Description for the Plan. You may also redirect the investment of your investment accounts such that a percentage of any one or more investment accounts may be transferred to any one or more other investment accounts either by filing a notice at least ten days prior to the effective date of such change or by telephone or other electronic medium.

          PERFORMANCE HISTORY

The following table provides performance data with respect to the investment funds available under the Plan:

                                              NET INVESTMENT PERFORMANCE RESULTS FOR PERIODS ENDED
                                                          JUNE 30, 2002/1/ ANNUALIZED
                                            --------------------------------------------------------     INCEPTION     INVESTMENT
                                   QTR.     1 YEAR      3 YEARS     5 YEARS     10 YEARS    15 YEARS        DATE       OBJECTIVE
                                   ----     ------      -------     -------     --------    --------     ---------     ----------
INVESTMENT OPTIONS

Core Equity Fund..............   -16.96%    -22.28%     -13.11%       0.39%       9.79%      9.08%       12/31/1982    Growth

Emerging Growth Equity Fund...   -18.60%    -29.03%      -5.24%      -0.60%      11.78%      9.35%       12/31/1982    Growth

International Equity Fund.....    -2.49%     -9.80%      -4.74%      -1.70%       4.99%      3.83%       05/01/1984    Growth

                                                                                                                       Growth &
Value Equity Fund.............   -11.09%    -13.11%      -0.87%       8.20%      13.11%                  12/31/82      Income

                                                                                                                       Income &
Intermediate-Term Fund........     4.62%      9.89%       8.54%       7.95%       7.41%      8.00%       12/31/1982    Growth

Actively Managed Bond Fund....     2.31%      5.97%       6.72%       6.25%       6.01%      7.16%       12/31/1982    Income

                                                                                                                       Cap.
Short-Term Investment Fund....     0.73%      2.30%       4.46%       4.58%       4.26%      5.17%       12/31/1982    Preservation

  /1/ The performance results are net of management fees and all related investment expenses.

          INVESTMENT IN COMMON STOCK OF FIRST NIAGARA FINANCIAL GROUP, INC.

               In connection with the second-step conversion of First Niagara Financial Group, Inc., the Plan now offers the Employer Stock Fund as an additional choice to these investment options. The Employer Stock Fund invests primarily in the common stock of First Niagara Financial Group, Inc., the holding company of Cortland Savings Bank. In connection with the conversion, you may direct the trustee to invest up to 100% of your Plan account in the Employer Stock Fund as a one-time special election. Subsequent to the conversion, you may also elect to transfer into the Employer Stock Fund all or a portion of your accounts currently invested in other funds under the Plan.

               After the conversion, the trustee of the Plan will, to the extent practicable, use all amounts held by it in the Employer Stock Fund, including cash dividends paid on the common stock held in the fund, to purchase additional shares of common stock of First Niagara Financial Group, Inc.

               Performance of the Employer Stock Fund depends on a number of factors, including the financial condition and profitability of First Niagara Financial Group, Inc. and market conditions for First Niagara Financial Group, Inc. common stock.

               Investments in the Employer Stock Fund involve special risks common to investments in the common stock of First Niagara Financial Group, Inc. An investment in the fund is not insured or guaranteed by the FDIC or any other Government agency. It is possible to lose money by investing in the fund.

                     For a discussion of material risks, you should
                       consider the "Risk Factors" beginning on
                         page 23 of the attached prospectus.

          WITHDRAWALS AND DISTRIBUTIONS FROM THE PLAN

               Federal law requires the Plan to impose substantial restrictions on your right to withdraw amounts held for your benefit under the Plan prior to your termination of employment with First Niagara Financial Group, Inc. or its subsidiary. A Federal tax penalty equal to 10% of the withdrawal, over and above the normal Federal and state income tax, may also be imposed on withdrawals made prior to your attainment of age 59 1/2, regardless of whether the withdrawals occur during your employment with First Niagara Financial Group, Inc. or its subsidiary or after termination of employment.

               Non-Hardship Withdrawals. Once you have attained age 59 1/2 you may withdraw all or a portion of the net value of your before-tax contribution account upon 10 days prior written notice. Commencing January 1, 1999, upon 10 days written notice, you or any other employee who solely maintains a rollover contribution account and who has attained age 59 1/2 may withdraw all or any portion of your accounts in the following order of priority:

               (i)      your before-tax contribution account;
               (ii)     your rollover contribution account; and
               (iii)    your matching employer contribution account.

               Non-hardship withdrawals may not be made more frequently than twice a year. Withdrawals may be made from these accounts subject to priorities set forth in the Plan.

               Hardship Distributions. In case of financial hardship (as defined in the Plan) you may apply in writing for a hardship distribution. Hardship distributions may be made not more than twice a year by a distribution of all or a portion of your (i) before-tax contributions,
          (ii) earnings on before-tax contributions which accrued prior to January 1, 1989, and (iii) vested interest in the net value of your matching contribution account. Commencing January 1, 1999, hardship distributions may also be made by a distribution of all or a portion of the net value of your rollover contribution account. You may not receive a hardship distribution until you have withdrawn the maximum amount of non-hardship distribution for which you are eligible.

               Distribution Upon Normal or Postponed Retirement. Upon your normal or postponed retirement (as defined under the Plan) and if the value of your Plan account is $5,000 or less, your benefits will be paid to you in the form of a single cash payment following your termination of employment. If you also have amounts invested in the Employer Stock Fund, such benefits may also be paid to you in cash and/or in common stock of First Niagara Financial Group, Inc. If your Plan accounts exceed $5,000, you may elect to receive your benefits in a single lump sum or in installments. You may decide the duration of your payment period, up to a maximum of 20 years, provided the payment period selected does not exceed your life expectancy or that of you and your beneficiary. If you fail to elect, your benefit will be distributed in a lump sum. Alternatively, your benefit may be transferred to another qualified employee benefit plan or individual retirement account if eligible for rollover.

               Distribution Upon Early Retirement or Disability. In the event of termination of service due to early retirement or disability, your benefits will be paid to you at the time you would have reached your normal retirement date, in the forms available to you at that time (as discussed above). Alternatively, you may also elect to receive your benefit payment as soon as administratively possible, in either a lump sum payment, or over a period of up to 20 years. You may also rollover your account to an individual retirement account or another qualified plan.

               Distribution Upon Termination for Reasons Other than Retirement or Disability. In the event of termination of service for reasons other than retirement or disability, your benefits will be paid in the standard forms of payment unless you elect one of the available optional forms of payment. Alternatively, your benefit may be transferred to another qualified employee benefit plan or individual retirement account if it is eligible for rollover distribution.

               Distribution Upon Death. If you die before receiving the value of your Plan account, your benefits will be paid to your surviving spouse or properly designated beneficiary.

               Distributions from the Employer Stock Fund. Distributions from the Employer Stock Fund will be made in cash unless you elect to receive your distribution wholly or partially in shares.

          ADMINISTRATION OF THE PLAN

          THE TRUSTEE

               The trustee of the Plan is RSI Retirement Trust, however, the shares of First Niagara Financial Group, Inc. will be held by RS Group Trust Co. The trustee receives, holds and invests the contributions to the Plan in trust and distributes them to you and your beneficiaries in accordance with the terms of the Plan and the directions of the Plan administrator. The trustee is responsible for investment of the assets of the trust.

          PLAN ADMINISTRATOR

               The Plan is administered by the Plan administrator. First Niagara Financial Group, Inc. is the Plan administrator and has designated Kathleen P. Monti, Executive Vice President and Chief Administrative Officer, to supervise its responsibilities as such. The address and telephone number of the Plan administrator is c/o First Niagara Financial Group, Inc., Attention: Kathleen P. Monti, Executive Vice President and Chief Administrative Officer, 6950 South Transit Road, Lockport, New York 14095-0514, telephone number (716) 625-7500. The Plan administrator is responsible for the administration of the Plan, interpretation of the provisions of the Plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the Plan, maintenance of Plan records, books of account and all other data necessary for the proper administration of the Plan, preparation and filing of all returns and reports relating to the Plan which are required to be filed and for all disclosures required to be made to participants, beneficiaries and others. First Niagara Financial Group, Inc. has contracted with RSI Retirement Trust to act as recordkeeper and third-party administrator of the Plan.

          REPORTS TO PLAN PARTICIPANTS

               The Plan administrator will furnish you a statement at least quarterly showing the balance in your account as of the end of that period, the amount of contributions allocated to your account for that period, and any adjustments to your account to reflect earnings or losses.

          AMENDMENT AND TERMINATION

               First Niagara Financial Group, Inc. may terminate the Plan at any time. If the Plan is terminated in whole or in part, then regardless of other provisions in the Plan, you will have a fully vested interest in your account. First Niagara Financial Group, Inc. reserves the right to make any amendment or amendments to the Plan which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries.

          MERGER, CONSOLIDATION OR TRANSFER

               In the event of the merger or consolidation of the Plan with another Plan, or the transfer of the trust assets to another plan, the Plan requires that you would, if either the Plan or the other plan terminates, receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit you would have been entitled to receive immediately before the merger, consolidation or transfer if the Plan had then terminated. First Niagara Financial Group, Inc. intends to merge this Plan with the First Niagara Financial Group 401(k) Plan following the receipt of a favorable determination letter on the restatement of the First Niagara Financial Group 401(k) Plan. First Niagara Financial Group, Inc. anticipates that the merger of the two plans will occur early in 2003.

          FEDERAL INCOME TAX CONSEQUENCES

               The following is a brief summary of the material Federal income tax aspects of the Plan. You should not rely on this summary as a complete or definitive description of the material Federal income tax consequences relating to the Plan. Statutory provisions change, as do their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the Federal income tax laws. Please consult your tax advisor with respect to any distribution from the Plan and transactions involving the Plan.

               As a "tax-qualified retirement plan," the Internal Revenue Code affords the Plan special tax treatment, including:

               (1) the sponsoring employer is allowed an immediate tax deduction for the amount contributed to the Plan each year;

               (2) participants pay no current income tax on amounts contributed by the employer on their behalf; and

               (3) earnings of the Plan are tax-deferred, thereby permitting the tax-free accumulation of income and gains on investments.

               Lump-Sum Distribution. A distribution from the Plan to a participant or the beneficiary of a participant will qualify as a lump-sum distribution if it is made within one taxable year, on account of the participant's death, disability or separation from service, or after the participant attains age 59 1/2; and consists of the balance credited to participants under the Plan and all other profit sharing plans, if any, maintained by First Niagara Financial Group, Inc.. The portion of any lump-sum distribution required to be included in your taxable income for Federal income tax purposes consists of the entire amount of the lump-sum distribution, less the amount of after-tax contributions, if any, you have made to this Plan and any other profit sharing plans maintained by First Niagara Financial Group, Inc., which is included in the distribution.

               First Niagara Financial Group, Inc. Common Stock Included in Lump-Sum Distribution. If a lump-sum distribution includes First Niagara Financial Group, Inc. common stock, the distribution generally will be taxed in the manner described above, except that the total taxable amount may be reduced by the amount of any net unrealized appreciation with respect to First Niagara Financial Group, Inc. common stock; that is, the excess of the value of First Niagara Financial Group, Inc. common stock at the time of the distribution over its cost or other basis of the securities to the trust. The tax basis of First Niagara Financial Group, Inc. common stock, for purposes of computing gain or loss on its subsequent sale, equals the value of First Niagara Financial Group, Inc. common stock at the time of distribution, less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of First Niagara Financial Group, Inc. common stock, to the extent of the amount of net unrealized appreciation at the time of distribution, will constitute long-term capital gain, regardless of the holding period of First Niagara Financial Group, Inc. common stock. Any gain on a subsequent sale or other taxable disposition of First Niagara Financial Group, Inc. common stock, in excess of the amount of net unrealized appreciation at the time of distribution, will be considered long-term capital gain. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of the distribution, to the extent allowed by regulations to be issued by the Internal Revenue Service.

               Distributions: Rollovers and Direct Transfers to Another Qualified Plan or to an IRA. You may roll over virtually all distributions from the Plan to another qualified plan or to an individual retirement account in accordance with the terms of the other plan or account.

          ADDITIONAL EMPLOYEE RETIREMENT INCOME SECURITY ACT ("ERISA") CONSIDERATIONS

               As noted above, the Plan is subject to certain provisions of ERISA, including special provisions relating to control over the Plan's assets by participants and beneficiaries. The Plan's feature that allows you to direct the investment of your account balances is intended to satisfy the requirements of section 404(c) of ERISA relating to control over plan assets by a participant or beneficiary. The effect of this is two-fold. First, you will not be deemed a "fiduciary" because of your exercise of investment discretion. Second, no person who otherwise is a fiduciary, such as the Plan administrator or the Plan's trustee is liable under the fiduciary responsibility provision of ERISA for any loss which results from your exercise of control over the assets in your Plan account.

               Because you will be entitled to invest all or a portion of your account balance in the Plan in First Niagara Financial Group, Inc. common stock, the regulations under section 404(c) of the ERISA require that the Plan establish procedures that ensure the confidentiality of your decision to purchase, hold, or sell employer securities, except to the extent that disclosure of such information is necessary to comply with Federal or state laws not preempted by ERISA. These regulations also require that your exercise of voting and similar rights with respect to the common stock be conducted in a way that ensures the confidentiality of your exercise of these rights.

          SECURITIES AND EXCHANGE COMMISSION REPORTING AND SHORT-SWING PROFIT LIABILITY

               Section 16 of the Securities Exchange Act of 1934 imposes reporting and liability requirements on officers, directors, and persons beneficially owning more than 10% of public companies such as First Niagara Financial Group, Inc. Section 16(a) of the Securities Exchange Act of 1934 requires the filing of reports of beneficial ownership. Within 10 days of becoming an officer, director or person beneficially owning more than 10% of the shares of First Niagara Financial Group, Inc., a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission. Changes in beneficial ownership, such as purchases, sales and gifts generally must be reported periodically, either on a Form 4 within 2 business days after the date on which a transactions is executed, or annually on a Form 5 within 45 days after the close of First Niagara Financial Group, Inc.'s fiscal year. Discretionary transactions in connection with employee benefit plans, such as intra-plan transfers of previously invested assets or a cash-out from such a plan are excepted from this requirement, but only if the insider does not determine the date of the transaction. If the exception applies, discretionary transactions must be reported on a Form 4 filed within two business days from the date the reporting person receives notice of the transaction, so long as the notification date is not later than the third business day following the transaction. Transactions under tax-qualified plans, other than discretionary transactions remain exempt from Section 16(a) reporting.

               In addition to the reporting requirements described above, section 16(b) of the Securities Exchange Act of 1934 provides for the recovery by First Niagara Financial Group, Inc. of profits realized by an officer, director or any person beneficially owning more than 10% of First Niagara Financial Group, Inc.'s common stock resulting from non-exempt purchases and sales of First Niagara Financial Group, Inc. common stock within any six-month period.

          The Securities and Exchange Commission has adopted rules that provide exemptions from the profit recovery provisions of section 16(b) for all transactions in employer securities within an employee benefit plan, provided certain requirements are met. These requirements generally involve restrictions upon the timing of elections to acquire or dispose of employer securities for the accounts of section 16(b) persons.

               Except for distributions of common stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, persons affected by section 16(b) are required to hold shares of common stock distributed from the Plan for six months following such distribution and are prohibited from directing additional purchases of units within the Employer Stock Fund for six months after receiving such a distribution.

          FINANCIAL INFORMATION REGARDING PLAN ASSETS

               Financial information representing a statement of net assets available for Plan benefits and statement of changes in net assets available for Plan benefits and at December 31, 2001, are attached to this prospectus supplement.

                                  LEGAL OPINION

               The validity of the issuance of the common stock will be passed upon by Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., which firm acted as special counsel to First Niagara Financial Group, Inc. in connection with First Niagara Financial Group, Inc.'s stock offering.

                              CORTLAND SAVINGS BANK
                               401(k) SAVINGS PLAN

               STATEMENT OF NET ASSETS AVAILABLE FOR PLAN BENEFITS

                                          December 31, 2001
                                   ------------------------------
                                    Beginning             End
                                     of Year            of Year

Assets

Investments                        $ 3,092,789        $ 2,510,084

Liabilities                        $         0        $         0
                                   -----------        -----------

Net Assets Available for
 Plan Benefits                     $ 3,092,789        $ 2,510,084

                              CORTLAND SAVINGS BANK
                               401(k) SAVINGS PLAN

         STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS

                                December 31, 2001
                                -----------------

Investment Income                  $

Investment Expense                 $

Net Investment Income              $  (192,048)

Contributions                      $
                                   -----------

          Total Additions          $  (192,048)

Benefits paid:
Withdrawals                        $  (390,657)
                                   -----------

         Increase in Net Assets    $  (582,705)

Net Assets Available for Plan
 Benefits: Beginning of Year       $ 3,092,789
                                   -----------

          End of Year              $ 2,510,084